Exhibit 10.1
EXECUTION VERSION

TERM LOAN CREDIT AGREEMENT
dated
as of June 30, 2020,
by and among
NEENAH, INC.,
as Borrower,
CERTAIN SUBSIDIARIES OF NEENAH, INC.,
as Guarantors,
EACH OF THE FINANCIAL INSTITUTIONS WHICH IS
A SIGNATORY HERETO OR
WHICH MAY FROM TIME TO TIME
BECOME A PARTY HERETO,
as Lenders,
JPMORGAN CHASE BANK, N.A.,
as Administrative Agent,

JPMORGAN CHASE BANK, N.A.,
BMO CAPITAL MARKETS CORP. and
GOLDMAN SACHS BANK USA,
as Joint Lead Arrangers and Joint Bookrunners
BMO CAPITAL MARKETS CORP. and
GOLDMAN SACHS BANK USA
as Syndication Agents
BANK OF AMERICA, N.A.,
as Documentation Agent

vii

TABLE OF CONTENTS
Page No.

Article I Definitions	1

Section 1.01	Defined Terms 1

Section 1.02	Classification of Loans and Borrowings 52

Section 1.03	Terms Generally 52

Section 1.04	Accounting Terms; GAAP 53

Section 1.05	Status of Obligations 53

Section 1.06	Calculations 54

Section 1.07	Limited Conditionality Transaction 54

Section 1.08	Cashless Rollovers 54

Section 1.09	Interest Rates; LIBOR Notifications 55

Section 1.10	Divisions 55

Section 1.11	Pro Forma Calculations 55

Article II The Credits	56

Section 2.01	Term Loans 56

Section 2.02	Procedure for Term Loan Borrowing 56

Section 2.03	Repayment of Term Loans; Evidence of Debt 57

Section 2.04	[Reserved] 57

Section 2.05	[Reserved] 57

Section 2.06	[Reserved] 57

Section 2.07	[Reserved] 57

Section 2.08	Fees, etc 57

Section 2.09	[Reserved] 57

Section 2.10	Optional Prepayments 57

Section 2.11	Mandatory Prepayments 58

Section 2.12	Conversion and Continuation Options 61

Section 2.13	Limitations on Eurodollar Tranches 62

Section 2.14	Interest Rates and Payment Dates 62

Section 2.15	Computation of Interest and Fees 62

Section 2.16	Alternate Rate of Interest 63

Section 2.17	Pro Rata Treatment and Payments 64

Section 2.18	Requirements of Law 66

Section 2.19	Taxes 67

Section 2.20	Break Funding 71

Section 2.21	Change of Lending Office 72

Section 2.22	Replacement of Lenders 72

Section 2.23	[Reserved] 73

Section 2.24	Incremental Facilities 73

Section 2.25	Loan Repurchases 75

Section 2.26	Loan Modification Offers 76

Section 2.27	Refinancing Facilities 78

Article III Representations and Warranties	80

Section 3.01	Organization; Powers 80

Section 3.02	Authorization; Enforceability 80

Section 3.03	Governmental Approvals; No Conflicts 80

Section 3.04	Financial Condition; No Material Adverse Change 80

Section 3.05	Properties 81

Section 3.06	Litigation and Environmental Matters 81

Section 3.07	Compliance with Laws and Agreements; No Default 82

Section 3.08	Investment Company Status 82

Section 3.09	Taxes 82

Section 3.10	ERISA; Foreign Pension Plans 82

Section 3.11	Disclosure 83

Section 3.12	Solvency 83

Section 3.13	Insurance 84

Section 3.14	Capitalization and Subsidiaries 84

Section 3.15	Security Interest in Collateral 84

Section 3.16	Employment Matters 85

Section 3.17	Federal Reserve Regulations 85

Section 3.18	Use of Proceeds 85

Section 3.19	Common Enterprise 85

Section 3.20	[Reserved] 86

Section 3.21	Status of Collateral 86

Section 3.22	Transactions with Related Parties 86

Section 3.23	[Reserved] 86

Section 3.24	[Reserved] 86

Section 3.25	Anti-Corruption Laws and Sanctions 86

Section 3.26	Affected Financial Institutions 87

Article IV Conditions	87

Section 4.01	Effective Date 87

Section 4.02	Each Extension of Credit 90

Article V Affirmative Covenants	90

Section 5.01	Businesses and Properties 90

Section 5.02	Taxes and Other Obligations 91

Section 5.03	Financial Statements and Information 92

Section 5.04	Inspections; Books and Records 92

Section 5.05	Further Assurances 93

Section 5.06	Books and Records 94

Section 5.07	Insurance 94

Section 5.08	ERISA 96

Section 5.09	Use of Proceeds 96

Section 5.10	Additional Guarantors; Joinder Agreements 97

Section 5.11	Notice of Events 99

Section 5.12	Environmental Matters 99

Section 5.13	End of Fiscal Year 100

Section 5.14	Pay Obligations and Perform Other Covenants 100

Section 5.15	[Reserved] 100

Section 5.16	[Reserved] 100

Section 5.17	Material Agreements 100

Section 5.18	[Reserved] 100

Section 5.19	Maintenance of Ratings 100

Section 5.20	[Reserved] 101

Section 5.21	Post Closing Deliveries 101

Article VI Negative Covenants	101

Section 6.01	Indebtedness 101

Section 6.02	Liens 105

Section 6.03	Contingent Liabilities 108

Section 6.04	Mergers, Consolidations and Dispositions and Acquisitions of Assets 109

Section 6.05	Nature of Business 112

Section 6.06	Transactions with Related Parties 112

Section 6.07	Investments, Loans 112

Section 6.08	ERISA Compliance 114

Section 6.09	Trade Credit Extensions 114

Section 6.10	Change in Accounting Method 114

Section 6.11	Redemption, Dividends, Equity Interests Issuance, Distributions and Payments 115

Section 6.12	[Reserved] 117

Section 6.13	[Reserved] 117

Section 6.14	Sale and Lease-Back Transactions 117

Section 6.15	Change of Name or Place of Business 117

Section 6.16	Restrictive Agreements 117

Section 6.17	Tax Classification 118

Section 6.18	[Reserved] 118

Section 6.19	Organizational Documents; Tax Sharing Agreements 118

Section 6.20	ABL Documents 118

Article VII Events of Default	118

Section 7.01	Events of Default Without Automatic Acceleration 118

Section 7.02	Events of Default With Automatic Acceleration 120

Section 7.03	Application of Proceeds 122

Article VIII The Administrative Agent	122

Section 8.01	Appointment; Authorization and Action 122

Section 8.02	Rights as a Lender 125

Section 8.03	Duties and Obligations 125

Section 8.04	Reliance 126

Section 8.05	Actions through Sub-Agents 126

Section 8.06	Resignation 127

Section 8.07	Non-Reliance 128

Section 8.08	Other Agency Titles 128

Section 8.09	Not Partners or Co-Venturers; Administrative Agent as Representative of the Secured Parties 128

Section 8.10	Flood Laws 131

Section 8.11	Posting of Communications 131

Section 8.12	Credit Bidding 132

Section 8.13	Certain ERISA Matters 133

Section 8.14	Appointment of Hong Kong Collateral Agent as Security Trustee 135

Section 8.15	Non-Hong Kong Company 137

Article IX Miscellaneous	138

Section 9.01	Notices 138

Section 9.02	Waivers; Amendments 139

Section 9.03	Expenses; Indemnity; Damage Waiver 143

Section 9.04	Successors and Assigns 145

Section 9.05	Survival 150

Section 9.06	Counterparts; Integration; Effectiveness; Electronic Execution 151

Section 9.07	Severability 152

Section 9.08	Right of Setoff 152

Section 9.09	Governing Law; Jurisdiction; Consent to Service of Process 152

Section 9.10	WAIVER OF JURY TRIAL 153

Section 9.11	Headings 154

Section 9.12	Confidentiality 154

Section 9.13	Several Obligations; Nonreliance; Violation of Law 155

Section 9.14	USA PATRIOT Act 155

Section 9.15	Disclosure 155

Section 9.16	Appointment for Perfection 156

Section 9.17	Interest Rate Limitation 156

Section 9.18	No Advisory or Fiduciary Responsibility 156

Section 9.19	[Reserved] 157

Section 9.20	Acknowledgement and Consent to Bail-In of Affected Financial Institutions 157

Section 9.21	Marketing Consent 157

Section 9.22	Intercreditor Agreement 158

Article X Loan Guaranty	159

Section 10.01	Guaranty 159

Section 10.02	Guaranty of Payment 159

Section 10.03	No Discharge or Diminishment of Loan Guaranty 159

Section 10.04	Defenses Waived 160

Section 10.05	Rights of Subrogation 160

Section 10.06	Reinstatement; Stay of Acceleration 161

Section 10.07	Information 161

Section 10.08	Termination 161

Section 10.09	Taxes 161

Section 10.10	Maximum Liability 161

Section 10.11	Contribution 162

Section 10.12	Liability Cumulative 163

Article XI Subordination of Intercompany Indebtedness	163

Section 11.01	Subordination of Intercompany Indebtedness 163

EXHIBITS

Exhibit A	- Form of Assignment and Assumption

Exhibit B	- [Reserved]

Exhibit C	- Form of Compliance Certificate

Exhibit D	- Form of Joinder Agreement

Exhibit E-1	- U.S. Tax Certificate (For Non-U.S. Lenders that are not Partnerships for U.S. Federal Income Tax Purposes)

Exhibit E-2	- U.S. Tax Certificate (For Foreign Participants that are not Partnerships for U.S. Federal Income Tax Purposes)

Exhibit E-3	- U.S. Tax Certificate (For Foreign Participants that are Partnerships for U.S. Federal Income Tax Purposes)

Exhibit E-4	- U.S. Tax Certificate (For Non-U.S. Lenders that are Partnerships for U.S. Federal Income Tax Purposes)

Exhibit F	- [Reserved]

Exhibit G	- Form of Perfection Certificate

Exhibit H-1	- Incremental Term Loan Activation Notice

Exhibit H-2	- New Lender Supplement

Exhibit I	- Auction Procedures

Exhibit J	- Form of Borrowing Request

SCHEDULES
Commitment Schedule

Schedule 1.01B	- Initial Mortgaged Property and Material Leasehold Property

Schedule 3.06	- Disclosed Matters

Schedule 3.09	- Taxes

Schedule 3.13	- Insurance

Schedule 3.14	- Capitalization and Subsidiaries

Schedule 5.21	- Post-Closing Actions

Schedule 6.01	- Existing Indebtedness

Schedule 6.02	- Existing Liens

Schedule 6.06	- Permitted Affiliate Transactions

Schedule 6.13	- Specified Factoring Arrangements

TERM LOAN CREDIT AGREEMENT
THIS TERM LOAN CREDIT AGREEMENT dated as of June 30, 2020 (as it may be amended, restated, supplemented or otherwise modified from time to time, this “Agreement”) among NEENAH, INC., a Delaware corporation formerly known as Neenah Paper, Inc. (the “Borrower”), the other Loan Parties (as defined below) party hereto, the Lenders (as defined below) party hereto and JPMORGAN CHASE BANK, N.A., as Administrative Agent.
W I T N E S S E T H:
FOR AND IN CONSIDERATION of the mutual covenants and agreements hereinafter set forth, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I

Definitions
Section 1.01    Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABL Administrative Agent” means JPMorgan Chase Bank, N.A., as administrative agent under the ABL Loan Documents, and its successors and assigns in such capacity.
“ABL Collateral Documents” means the collective reference to the Collateral Documents (as defined in the ABL Credit Agreement), the Mortgages (as defined in the ABL Credit Agreement) and all other security documents delivered to the ABL Administrative Agent granting a Lien on any property of any Person to secure the obligations and liabilities of any ABL Loan Party under any ABL Loan Document.
“ABL Commitments” means the “Commitments” as defined in the ABL Credit Agreement.
“ABL Credit Agreement” means the Fourth Amended and Restated Credit Agreement, dated as of December 10, 2018, among Borrower and certain of its subsidiaries, as domestic borrowers, Neenah Services GmbH & Co. KG and certain of its subsidiaries, as German borrowers, certain other subsidiaries of Borrower, as guarantors, the lenders and agents party thereto and the ABL Administrative Agent.
“ABL Loan Documents” means collectively (a) the ABL Credit Agreement, (b) the ABL Collateral Documents, (c) the Intercreditor Agreement, (d) any promissory note evidencing ABL Loans and (e) any amendment, waiver, supplement or other modification to any of the documents described in clauses (a) through (d).
“ABL Loan Party” means the “Loan Parties” as defined in the ABL Credit Agreement.
“ABL Loans” means loans outstanding under the ABL Credit Agreement.
“ABL Non-Loan Parties” means subsidiaries of the Borrower which are not ABL Loan Parties.
“ABL Obligations Payment Date” has the meaning set forth in the Intercreditor Agreement.
“ABL Priority Collateral” has the meaning set forth in the Intercreditor Agreement.
“ABL Representative” has the meaning set forth in the Intercreditor Agreement.

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bear interest at a rate determined by reference to the Alternate Base Rate.
“Accepting Lenders” has the meaning set forth in Section 2.26(a).
“Acquisition” means any transaction, or any series of related transactions, consummated on or after the Effective Date, by which any Loan Party (a) acquires any going business or all or substantially all of the assets of any Person, whether through purchase of assets, merger, amalgamation or otherwise or (b) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the Equity Interests of a Person which has ordinary voting power for the election of directors or other similar management personnel of a Person (other than Equity Interests having such power only by reason of the happening of a contingency) or a majority of the outstanding Equity Interests of a Person.
“Additional Mortgaged Property” shall have the meaning specified for such term in Section 5.05(b).
“Adjusted LIBO Rate” means, with respect to any Eurocurrency Borrowing for any Interest Period or for any ABR Borrowing, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.
“Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent, security trustee and collateral agent for the Secured Parties hereunder or, as applicable, such branches or affiliates of JPMorgan Chase Bank, N.A. as it shall from time to time designate for the purpose of performing its obligations hereunder in such capacity.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
“Affected Facility” has the meaning set forth in Section 2.26(a).
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. Without limiting the generality of the foregoing, control of the right to vote of ten percent (10%) or more of all voting securities of a Person or beneficial ownership of ten percent (10%) of the outstanding equity interests in such Person shall be deemed to be control for purposes of compliance with the provisions of Section 6.06 hereof.
“AIM Nonwovens” means AIM Nonwovens and Interiors Private Limited, an Indian private company with limited liability previously trading as AIM Filtertech Private Limited, an Indian private company with limited liability in which German Borrower B owns a minority equity interest as of the Effective Date.
“Allocable Amount” has the meaning set forth in Section 10.11.
“ALTA” means the American Land Title Association.
“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1% and (c) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that, for the purpose of this definition, the Adjusted LIBO Rate for any day shall be based on the LIBO Screen Rate (or if the LIBO Screen Rate is not available for such one month Interest

Period, the Interpolated Rate) at approximately 11:00 a.m. London time on such day. Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.16 hereof (for the avoidance of doubt, only until any amendment has become effective pursuant to Section 2.16(b)), then the Alternate Base Rate shall be the greater of clause (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Alternate Base Rate shall be less than 2.0%, such rate shall be deemed to be 2.0% for purposes of this Agreement.
“Ancillary Document” has the meaning assigned to such term in Section 9.06(b).
“Annual Audited Financial Statements” means the annual financial statements of the Borrower and its Subsidiaries, including all notes thereto, which statements shall include, on a Consolidated basis, a balance sheet as of the end of such fiscal year and a statement of operations, a retained earnings statement and a statement of cash flows for such fiscal year, all setting forth in comparative form the corresponding figures from the previous fiscal year and accompanied by a report and opinion of independent certified public accountants with Deloitte & Touche LLP or an accounting firm of national standing reasonably acceptable to the Administrative Agent, which report shall not contain any qualification (and be without comment as to the accountants’ opinion whether such Person is a “going concern” or can continue to be a “going concern”), except that such report may contain qualification with respect to new accounting principles mandated by the Financial Accounting Standards Board (or its successor organization), and shall state that such financial statements, in the opinion of such accountants, present fairly, in all material respects, the financial position of such Person as of the date thereof and the results of its operations and cash flows for the period covered thereby in conformity with GAAP.
“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower and its Subsidiaries from time to time concerning or relating to money laundering, bribery or corruption.
“Applicable Parties” has the meaning assigned to such term in Section 8.11(c).
“Applicable Rate” means, for any day, (i) with respect to Initial Term Loans constituting ABR Loans, 3.00% per annum and (ii) with respect to any Initial Term Loans constituting Eurocurrency Loans, 4.00% per annum.
“Approved Fund” has the meaning assigned to such term in Section 9.04.
“Asset Sale” means any Disposition of property or series of related Dispositions of property, of (a) any shares of Equity Interests of a Group Member (other than directors’ qualifying shares), or (b) any other Property of any Group Member outside of the ordinary course of business of such Group Member, other than, in the case of clause (a) or (b) above, (i) any Disposition by a Subsidiary to the Borrower or by the Borrower or a Subsidiary to a Wholly Owned Subsidiary; (ii) any disposition of inventory in the ordinary course of business; (iii) any disposition that constitutes an Investment permitted under Section 6.07, or a payment permitted under Section 6.11; and (iv) any Disposition effected in compliance with Section 6.04(1), (2) or (3).
“Assignment and Assumption” means an assignment and assumption agreement entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent and, if the Borrower’s consent is required for the related assignment, the Borrower (such approval not to be unreasonably withheld or delayed).

“Auction Manager” has the meaning set forth in Section 2.25(a).
“Auction Notice” means an auction notice given by the Borrower in accordance with the Auction Procedures with respect to an Auction Purchase Offer.
“Auction Procedures” means the auction procedures with respect to Auction Purchase Offers set forth in Exhibit I hereto.
“Auction Purchase Offer” means an offer by the Borrower to purchase Term Loans of one or more Facilities pursuant to modified Dutch auctions conducted in accordance with the Auction Procedures and otherwise in accordance with Section 2.25.
“Available Amount” means at any time, the excess if any, of:
(a)the sum (without duplication) of:
(i)$15,000,000,
(ii)an amount equal to 100% of Retained Excess Cash Flow;
(iii)the Net Cash Proceeds (not otherwise applied to any other use or transaction) received after the Effective Date and on or prior to such date from any issuance of Qualified Equity Interests by the Borrower (other than any such issuance to a Group Member);
(iv)the Net Cash Proceeds of Indebtedness and Disqualified Equity Interests of the Borrower, in each case incurred or issued after the Effective Date, which have been exchanged or converted into Qualified Equity Interests;
(v)the Net Cash Proceeds of Dispositions of Investments made using the Available Amount on or after the Effective Date; provided that such Net Cash Proceeds added pursuant to this clause (v), together with amounts added pursuant to clause (vi) below, shall be no greater than the portion of the Available Amount used to make such Investment;
(vi)returns, profits, distributions and similar amounts received in cash or Permitted Investment Securities on Investments made using the Available Amount; provided that amounts added pursuant to this clause (vi), together with amounts added pursuant to clause (v) above, shall be no greater than the portion of the Available Amount used to make such Investment;
(vii)the Net Cash Proceeds of Dispositions of Joint Ventures; provided that the Net Cash Proceeds added pursuant to this clause (vii), together with amounts added pursuant to clause (viii) below, shall be no greater than the Investments of the Borrower or any of its Subsidiaries in such Joint Venture made using the Available Amount;
(viii)the aggregate amount received after the Effective Date and on or prior to such date by the Borrower or any Subsidiary in cash from any dividend or other distribution by a Joint Venture (except to the extent increasing Net Income); provided that the amount added pursuant to this clause (viii), together with amounts added pursuant to clause (vii) above, shall be no greater than the amount of the Investments of the Borrower or any of its Subsidiaries in such Joint Venture made using the Available Amount; and
(ix)the aggregate amount of the Declined Amounts (calculated from the Effective Date); minus
(b)the sum of all Cash Dividends paid on or after the Effective Date and prior to such time in reliance on Section 6.11(b)(vi), plus all redemptions and payments made on after the Effective Date and prior to such time in reliance on Section 6.11(e)(iii), plus all Investments made on or after the Effective Date and prior to such time in reliance on Section 6.07(t), in each case utilizing the Available Amount or portions thereof in effect on the date of any such Cash Dividend, redemption, payment or Investment.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.
“Bankruptcy Event” means, with respect to any Person, when such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, interim receiver, monitor, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business, appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, unless such ownership interest results in or provides such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permits such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.
“Bankruptcy Plan” has the meaning assigned to such term in Section 9.04(f)(iii).
“Base Incremental Amount” means as of any date, an amount equal to (a) $125,000,000 less (b) the aggregate principal amount of Incremental Term Loans and Incremental Equivalent Debt established prior to such date in reliance on the Base Incremental Amount.
“Benchmark Replacement” means the sum of: (a) the alternate benchmark rate (which may be a SOFR-Based Rate) that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body and/or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to the LIBO Rate for U.S. dollar-denominated syndicated credit facilities and (b) the Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined would be less than 1.0%, the Benchmark Replacement will be deemed to be 1.0% for the purposes of this Agreement; provided further that any such Benchmark Replacement shall be administratively feasible as determined by the Administrative Agent in its sole discretion.
“Benchmark Replacement Adjustment” means the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the LIBO Rate with the applicable unadjusted Benchmark Replacement by the Relevant Governmental Body and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the LIBO Rate with the applicable unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities at such time (for the avoidance of doubt, such Benchmark Replacement Adjustment shall not be in the form of a reduction to the Applicable Rate).

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest and other administrative matters) that the Administrative Agent decides in its reasonable discretion may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement).
“Benchmark Replacement Date” means the earlier to occur of the following events with respect to the LIBO Rate:
(1)in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the LIBO Screen Rate permanently or indefinitely ceases to provide the LIBO Screen Rate; or
(2)in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.
“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the LIBO Rate:
(3)a public statement or publication of information by or on behalf of the administrator of the LIBO Screen Rate announcing that such administrator has ceased or will cease to provide the LIBO Screen Rate, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the LIBO Screen Rate;
(4)a public statement or publication of information by the regulatory supervisor for the administrator of the LIBO Screen Rate, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for the LIBO Screen Rate, a resolution authority with jurisdiction over the administrator for the LIBO Screen Rate or a court or an entity with similar insolvency or resolution authority over the administrator for the LIBO Screen Rate, in each case which states that the administrator of the LIBO Screen Rate has ceased or will cease to provide the LIBO Screen Rate permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the LIBO Screen Rate; and/or
(5)a public statement or publication of information by the regulatory supervisor for the administrator of the LIBO Screen Rate announcing that the LIBO Screen Rate is no longer representative.
“Benchmark Transition Start Date” means (a) in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication) and (b) in the case of an Early Opt-in Election, the date specified by the Administrative Agent or the Required Lenders, as applicable, by notice to the Borrower, the Administrative Agent (in the case of such notice by the Required Lenders) and the Lenders.
“Benchmark Unavailability Period” means, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the LIBO Rate and solely to the extent that the LIBO Rate has not been replaced with a Benchmark Replacement, the period (x) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the LIBO

Rate for all purposes hereunder in accordance with Section 2.16 and (y) ending at the time that a Benchmark Replacement has replaced the LIBO Rate for all purposes hereunder pursuant to Section 2.16.
“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies, and (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“Benefitted Lender” has the meaning assigned to such term in Section 2.17(c).
“Board” means the Board of Governors of the Federal Reserve System of the U.S.
“Borrower” has the meaning assigned to such term in the preamble hereto.
“Borrowing” means Loans of the same Facility and Type, made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect.
“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.02 substantially in the form of Exhibit J attached hereto.
“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that when used in connection with a Eurocurrency Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in U.S. Dollars in the London interbank market.
“Capital Expenditures” means, with respect to any Person for any period, all capital expenditures of such Person, on a Consolidated basis, for such period (including without limitation, the aggregate amount of Capital Lease Obligations incurred during such period), determined in accordance with GAAP, consistently applied.
“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal Property, or a combination thereof, which obligations (prior to January 1, 2019) are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP. From and after January 1, 2019, “Capital Lease Obligations” shall include, without duplication, the obligations of any Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal Property, or a combination thereof, which obligations effectively transfer control of the underlying asset and represents an in-substance financed purchase of an asset, and the amount of such obligations are required to be classified and accounted for as “finance leases” on the balance sheet of such Person, in accordance with GAAP, including, without limitation, Accounting Standards Codification 842 and related accounting rules and regulations, as such may be amended or re-codified from time to time. In each case the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP. For avoidance of doubt, the term “Capital Lease Obligations” does not include any obligations of a Person under any operating leases entered into in the ordinary course of business that do not effectively transfer control of the underlying asset and do not represent an in-substance financed purchase of an asset under GAAP, including, without limitation, Accounting Standards

Codification 842 and related accounting rules and regulations, as such may be amended or re-codified from time to time, notwithstanding that GAAP and such accounting rules and regulations, such as Accounting Standards Codification 842, may require that such obligations be recognized on the balance sheet of such Person as a lease liability (along with the related right-of-use asset).
“Cash Dividends” means, with respect to any Person for any period, all cash dividend or cash distribution payments actually made on any Equity Interests of such Person (other than any Stock Repurchase) for such period.
“CFC” means a “controlled foreign corporation” under Section 957 of the Code.
“CFC Holding Company” means a Domestic Subsidiary (a) with no material assets or business activities other than the ownership of Equity Interests in one or more CFCs or other CFC Holding Companies, and Indebtedness of the Borrower or one or more CFCs or other CFC Holding Companies, and (b) does not incur, and is not otherwise liable for, any Indebtedness other than (i) Indebtedness constituting intercompany Indebtedness permitted under this Agreement and (ii) guaranties of Indebtedness of one or more CFCs or CFC Holding Companies. For avoidance of doubt, as of the Effective Date, Neenah Paper International Holding Company, LLC and Neenah Paper International, LLC are CFC Holding Companies for all purposes.
“Change of Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof), of Equity Interests representing more than 30% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower; (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (i) nominated or approved by the board of directors of the Borrower nor (ii) appointed by directors so nominated or approved; (c) the Borrower shall cease to have beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of 100% of the aggregate voting power of the Equity Interests of each other Loan Party, free and clear of all Liens (other than any Liens granted under the Loan Documents and Liens permitted under Section 6.02), except to the extent resulting from a transaction specifically permitted under Section 6.04; (d)(i) any Loan Party consolidates or amalgamates with or merges into another entity or conveys, transfers or leases all or substantially all of its Property and assets to another Person except in a transaction specifically permitted under Section 6.04, or (ii) any entity consolidates or amalgamates with or merges into any Loan Party in a transaction pursuant to which the outstanding voting Equity Interests of such Loan Party is reclassified or changed into or exchanged for cash, securities or other Property, other than any such transaction described in this clause (ii) in which either (A) in the case of any such transaction involving the Borrower, no Person or group (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934) has, directly or indirectly, acquired beneficial ownership of more than 30% of the aggregate outstanding ordinary voting Equity Interests of the Borrower, or (B) in the case of any such transaction involving a Loan Party other than the Borrower, the Borrower has beneficial ownership, directly or indirectly, of 100% of the aggregate voting power of all Equity Interests of the resulting, surviving or transferee entity; or (e) any “change of control” (or any similar term) as set forth in the ABL Credit Agreement or any definitive documentation governing any Permitted Ratio Indebtedness or Incremental Equivalent Debt (triggering a default or mandatory prepayment, which default or mandatory prepayment has not been waived in writing).
“Change in Law” means the occurrence after the date of this Agreement or, with respect to any Lender, such later date on which such Lender becomes a party to this Agreement) of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) compliance by any Lender (or, for purposes of Section 2.18(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline, requirement or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement (or, with respect to any Lender, such later date on which such Lender becomes a party to this Agreement); provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith or in the implementation thereof, or any European equivalent regulation (such as the European Market and Infrastructure Regulation) and (y) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.
“Charges” has the meaning assigned to such term in Section 9.17.
“Chase” means JPMorgan Chase Bank, N.A., a national banking association, in its individual capacity, and its successors.
“Code” means the Internal Revenue Code of 1986, as amended.
“Collateral” means any and all Property of a Loan Party subject to a Lien created by the Collateral Documents and any and all other Property of any Loan Party, now existing or hereafter acquired, that may at any time be subject to a Lien in favor of the Administrative Agent, on behalf of itself and the Lenders and other Secured Parties, to secure the Secured Obligations; provided that “Collateral” shall not include any Excluded Assets.
“Collateral Documents” means that certain Security Agreement (Personal Property) dated as of the date hereof among the Loan Parties and the Administrative Agent, that certain Pledge Agreement dated as of the date hereof among the Loan Parties signatory thereto and the Administrative Agent, all Mortgages, debentures, deeds to secure debt, chattel mortgages, Intellectual Property security agreements, tri-party agreements, guarantees, subordination agreements, intercreditor agreements, reaffirmation agreements, powers of attorney, consents, assignments of income, standby agreements, and any other pledge agreement, security agreement, instrument or other collateral agreement that is entered into by any Loan Party in favor of the Administrative Agent, securing the Secured Obligations, including any Hong Kong Share Charge and the Dutch Share Charge, in each case, in Proper Form and entered into pursuant to the terms of this Agreement or any other Loan Document (including Section 5.10), as any of them may from time to time be amended, modified, restated or supplemented.
“Commitment” means, with respect to each Lender, such Lender’s Initial Term Loan Commitment (as set forth in the Commitment Schedule), Incremental Term Loan Commitment or any combination thereof (as the context requires). The initial amount of each Lender’s Commitment is set forth on the Commitment Schedule, or in the Assignment and Assumption or other documentation contemplated hereby pursuant to which such Lender shall have assumed its Commitment, as applicable.
“Commitment Schedule” means the Schedule attached hereto identified as such.
“Communications” has the meaning assigned to such term in Section 8.11(c).
“Competitor” means any Person that is a bona fide direct competitor of the Borrower or any Subsidiary in the same industry or a substantially similar industry which offers a substantially similar product or service as the Borrower or any Subsidiary.
“Compliance Certificate” means a certificate substantially in the form of Exhibit C attached hereto.

“Compounded SOFR” means the compounded average of SOFRs for the applicable Corresponding Tenor, with the rate, or methodology for this rate, and conventions for this rate (which may include compounding in arrears with a lookback and/or suspension period as a mechanism to determine the interest amount payable prior to the end of each Interest Period) being established by the Administrative Agent in accordance with:
(6)the rate, or methodology for this rate, and conventions for this rate selected or recommended by the Relevant Governmental Body for determining compounded SOFR; provided that:
(7)if, and to the extent that, the Administrative Agent determines that Compounded SOFR cannot be determined in accordance with clause (1) above, then the rate, or methodology for this rate, and conventions for this rate that the Administrative Agent determines in its reasonable discretion are substantially consistent with any evolving or then-prevailing market convention for determining compounded SOFR for U.S. Dollar-denominated syndicated credit facilities at such time;
provided, further, that if the Administrative Agent decides that any such rate, methodology or convention determined in accordance with clause (1) or clause (2) is not administratively feasible for the Administrative Agent, then Compounded SOFR will be deemed unable to be determined for purposes of the definition of “Benchmark Replacement.”
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes, or branch profits Taxes.
“Consolidated” means, for any Person, as applied to any financial or accounting term, such term determined on a Consolidated basis in accordance with GAAP (except as otherwise required herein) for such Person and all Subsidiaries thereof.
“Contingent Obligation” means, as to any Person (the “guarantor”), any obligation of such guarantor guaranteeing the payment or performance of any Indebtedness, leases, dividends or other obligations (collectively “primary obligations”) of any other Person (the “primary obligor”), whether directly or indirectly, including without limitation any obligation of such guarantor (a) to purchase any such primary obligation or other Property constituting direct or indirect security therefor, (b) assume or contingently agree to become or be secondarily liable in respect of any such primary obligation, (c) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital for the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (d) to purchase Property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (e) otherwise to assure or hold harmless the owner of such primary obligation against loss in respect thereof; provided, however, that the term “Contingent Obligation” shall not include endorsements of checks or other negotiable instruments in the ordinary course of business.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Copyrights” shall have the meaning specified for such term in the definition of Intellectual Property.
“Corresponding Debt” shall have the meaning specified for such term in Section 8.09(d).
“Corresponding Tenor” with respect to a Benchmark Replacement means a tenor (including overnight) having approximately the same length (disregarding business day adjustment) as the applicable tenor for the applicable Interest Period with respect to the LIBO Rate.

“Credit Party” means the Administrative Agent or any Lender.
“Current Assets” means at any date, all amounts (other than cash and Permitted Investment Securities) that would, in conformity with GAAP, be reflected in “total current assets” (or any like caption) on a Consolidated balance sheet of the Borrower and its Subsidiaries at such date.
“Current Liabilities” means at any date, all amounts that would, in conformity with GAAP, be reflected in “total current liabilities” (or any like caption) on a Consolidated balance sheet of the Borrower and its Subsidiaries at such date, but excluding (a) the current portion of any Funded Indebtedness of the Borrower and its Subsidiaries and (b) without duplication of clause (a) above, all Indebtedness consisting of ABL Loans to the extent otherwise included therein.
“Debtor Relief Laws” means the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally including any proceeding under corporate law or other law of any jurisdiction whereby a corporation seeks a stay or a compromise of the claims of its creditors against it and each of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Chapter 32 of the Laws of Hong Kong), Companies (Winding Up) Rules (Chapter 32H of the Laws of Hong Kong), and Bankruptcy Ordinance (Chapter 6 of the Laws of Hong Kong), each as now and hereafter in effect, any successors to such statutes and any other applicable insolvency or other similar law of any jurisdiction.
“Declined Amount” has the meaning set forth in Section 2.11(e).
“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default; provided that no Default shall be deemed to exist hereunder if, solely as a result of currency fluctuations, any monetary limitation which is expressed in U.S. Dollars and is contained in Article VI or Article VII (or in any defined term used therein) shall be exceeded.
“Disclosed Matters” means the actions, suits, proceedings and environmental matters disclosed in Schedule 3.06.
“Discontinued Operations” means, as of any day, operations of any Loan Party or any of its Subsidiaries which have been discontinued, and which, as of such day, have been fully terminated, disposed of or liquidated.
“Disposition” means the sale, transfer, lease, license, abandonment, lapse or other disposition (including pursuant to a merger resulting in the subject Property no longer being owned by the Borrower or its Subsidiaries, and whether effected pursuant to a Division or otherwise) of any Property.
“Disqualified Equity Interests” means with respect to any Person, any Equity Interests of such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, either mandatorily or at the option of the holder thereof), or upon the happening of any event or condition:
(c)matures or is mandatorily redeemable (other than solely for Equity Interests of such Person that does not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests) whether pursuant to a sinking fund obligation or otherwise;
(d)is convertible or exchangeable, either mandatorily or at the option of the holder thereof, for Indebtedness or Equity Interests (other than solely for Equity Interests of such Person that does not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests); or

(e)is redeemable (other than solely for Equity Interests of such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests) or is required to be repurchased by the Borrower or any Subsidiary, in whole or in part, at the option of the holder thereof;
in each case, on or prior to the date that is 91 days after the Latest Maturity Date (determined as of the date of issuance thereof or, in the case of any such Equity Interests outstanding on the Effective Date, the Effective Date); provided, however, that (i) Equity Interests of any Person that would not constitute Disqualified Equity Interests but for terms thereof giving holders thereof the right to require such Person to redeem or purchase such Equity Interests upon the occurrence of an “asset sale” or a “change of control” (or similar event, however denominated) shall not constitute Disqualified Equity Interests if any such requirement becomes operative only after repayment in full of all the Loans and all other Obligations that are accrued and payable and (ii) Equity Interests of any Person that is issued to any employee or to any plan for the benefit of employees or by any such plan to such employees shall not constitute Disqualified Equity Interests solely because it may be required to be repurchased by such Person or any of its subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.
“Disqualified Institution” means, as of any date, (a) those institutions designated as “Disqualified Institutions” in writing from the Borrower to the Administrative Agent on or prior to the Effective Date or any Competitor which has been designated by the Borrower as a “Disqualified Institution” by written notice to the Administrative Agent in accordance with Section 9.01(a) (which such notice shall specify such Person by exact legal name) and the Lenders (including by posting such notice to the Platform) and (b) any Affiliate (other than any Person described in subclause (iii) below) of any Person described in clause (a) that is (x) designated by the Borrower as specified in clause (a) or (y) clearly identifiable as an Affiliate of such Person solely on the basis of the similarity of its name; provided, that (i) no designation of a Person as a “Disqualified Institution” pursuant hereto shall be effective until three (3) Business Days following the receipt of such written notice by the Administrative Agent and the Lenders, (ii) “Disqualified Institutions” shall exclude any Person that the Borrower has designated as no longer being a “Disqualified Institution” by written notice delivered to the Administrative Agent from time to time and (iii) any bona fide debt fund or investment vehicle that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business which is managed, sponsored or advised by any Person Controlling, Controlled by or under common Control with such Person or its Controlling owner shall be deemed not to be a Disqualified Institution solely by reason of clause (b).
“Dividing Person” has the meaning given to such term in the definition of “Division”.
“Division” means the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.
“Division Successor” means any Person that, upon the consummation of a Division of a Dividing Person, holds all or any portion of the assets, liabilities and/or obligations previously held by such Dividing Person immediately prior to the consummation of such Division. A Dividing Person which retains any of its assets, liabilities and/or obligations after a Division shall be deemed a Division Successor upon the occurrence of such Division.
“Document” has the meaning assigned to such term in the applicable Collateral Documents.
“Documentation Agent” means Bank of America, N.A. in its capacity as documentation agent for the credit facility evidenced by this Agreement.

“Domestic Subsidiary” means a Subsidiary organized under the laws of a jurisdiction located in the U.S.
“DQ List” has the meaning assigned to such term in the definition of “Ineligible Institution” hereof.
“Dutch Share Charge” means, collectively, that certain pledge agreement, by and among the Borrower as pledgor, the Administrative Agent (or its designee) as pledgee and the other parties party thereto, which is governed by the laws of the Netherlands, in form and substance reasonably satisfactory to the Administrative Agent and entered into pursuant to the terms of this Agreement or any other Loan Document (including any such agreement entered into pursuant to Section 5.10), as any of the same may from time to time be amended, modified, restated or supplemented.
“Early Opt-in Election” means the occurrence of:
(8)(i) a determination by the Administrative Agent or (ii) a notification by the Required Lenders to the Administrative Agent (with a copy to the Borrower) that the Required Lenders have determined that U.S. dollar-denominated syndicated credit facilities being executed at such time, or that include language similar to that contained in Section 2.16 are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace the LIBO Rate, and
(9)(i) the election by the Administrative Agent or (ii) the election by the Required Lenders to declare that an Early Opt-in Election has occurred and the provision, as applicable, by the Administrative Agent of written notice of such election to the Borrower and the Lenders or by the Required Lenders of written notice of such election to the Administrative Agent.
“EAV Distributions” means, with regard to the German ABL Borrowers, cash distribution payments made on the Equity Interests of such German ABL Borrower on account of the dissolution and distribution of free capital reserves, profit reserves or retained earnings, and cash payments on account of profit distributions under the German EAV.
“EBITDA” means, with respect to any Person for any period, the sum of (a) Net Income, (b) Interest Expense, (c) depreciation and amortization expense (excluding depreciation and amortization applicable to Discontinued Operations as of such period), (d) federal, state and local income or franchise taxes, in each case whether foreign or domestic, (e) non-cash expenses related to stock based compensation, (f) any non-recurring fees, cash charges and other cash expenses paid or incurred in connection with any merger, consolidation or acquisition permitted under Section 6.04, in an aggregate amount not to exceed $5,000,000, (g) any non-cash deductions, expenses or charges attributable to purchase accounting adjustments and any step-ups with respect to re-valuing assets and liabilities in connection with any Acquisition permitted pursuant to Section 6.04, (h) business optimization expenses and other restructuring or integration charges or reserves actually paid or incurred by such Person (which, for the avoidance of doubt, shall include the effect of inventory optimization programs, facility closure, facility consolidations, retention, severance, systems establishment costs and contract termination costs); provided that the aggregate amount of such expenses, charges and reserves, together with the aggregate amount of operating expense reductions and other operating improvements, synergies or cost savings added pursuant to this clause (h) together with any amounts added pursuant to clause (i) below shall not exceed in the aggregate 10.0% of EBITDA for such period (prior to giving effect to the addbacks pursuant to this clause (h)) and (i) the amount of “run rate” cost savings, operating expense reductions, restructuring charges and expenses and cost saving synergies projected by the Borrower in good faith to be realized, as a result of actions taken or expected to be taken, within 12 months of the end of such period (calculated on a pro forma basis as though such cost savings, operating expense reductions, restructuring charges and expenses and cost saving synergies had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions; provided that (1) such cost savings, operating expense reductions, restructuring charges and expense and cost saving synergies are reasonably identifiable and factually supportable and are acceptable to the Administrative Agent in its discretion, (2) no cost savings, operating expense reductions, restructuring charges and expenses and cost saving synergies may be added pursuant to this clause (i) to the extent duplicative of any expenses or charges relating thereto that are either excluded in computing Net Income or included (i.e., added back) in computing EBITDA for such period, (3) such adjustments may be incremental to (but not duplicative of) pro forma adjustments made pursuant to this Agreement and (4) the aggregate amount of cost savings, operating expense reductions and cost saving synergies added pursuant to this clause (i) together with any amounts added pursuant to clause (h) above shall not exceed in the aggregate 10.0% of EBITDA for such period (prior to giving effect to the addbacks pursuant to this clause (i)).
“ECF Percentage” means 50%; provided, that (a) the ECF Percentage shall be reduced to 25% if the Secured Leverage Ratio as of the last day of the relevant fiscal year is less than or equal to 2.50 to 1.00 but greater than 1.50 to 1.00 and (b) the ECF Percentage shall be reduced to 0% if the Secured Leverage Ratio as of the last day of the relevant fiscal year is less than or equal to 1.50 to 1.00.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country that is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).
“Effective Date Refinancing” has the meaning assigned to such term in Section 4.01(o).
“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.
“Electronic System” means any electronic system, including e mail, e-fax, Intralinks®, ClearPar®, Debt Domain, SyndTrak, and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent or any other Person, providing for access to data protected by passcodes or other security system.
“Enterprise Transformative Event” means any merger, acquisition, Investment, dissolution, liquidation, consolidation or Disposition that is either (a) not permitted by the terms of this Agreement immediately prior to the consummation of such transaction or (b) if permitted by the terms of this Agreement immediately prior to the consummation of such transaction, would not provide the Borrower and its Subsidiaries with adequate flexibility under this Agreement for the continuation and/or expansion of their combined operations following such consummation (as determined by the Borrower acting in good faith).
“Environmental Claim” means any third party (including any Governmental Authority) action, lawsuit, claim or proceeding (including claims or proceedings at common law) which seeks to impose or alleges any liability for (a) pollution or contamination by, or Releases or threatened Releases of, Hazardous Substances into the air, surface water, ground water or land or the clean-up, abatement, removal, remediation or monitoring of such pollution, contamination or Hazardous Substances; (b) generation, recycling, reclamation, handling, treatment, storage, disposal or transportation of Hazardous Substances; (c) exposure to Hazardous Substances; (d) the safety or health of employees or other Persons in connection with any of the activities specified in any other subclause of this definition; or (e) the manufacture, processing, distribution in commerce, presence or use of Hazardous Substances. An “Environmental Claim” includes a common law action, as well as a proceeding to issue, modify or terminate an Environmental Permit to the extent that such a proceeding attempts to redress violations of the applicable permit, license, or regulation as alleged by any Governmental Authority.
“Environmental Laws” means all requirements imposed by any law (including The Resource Conservation and Recovery Act, The Comprehensive Environmental Response, Compensation, and Liability Act, the Clean Water Act, the Clean Air Act, and any state analogues of any of the foregoing), rule, regulation, or order of any Governmental Authority now or hereafter in effect that relate to (a) pollution, protection or clean-up of the air, surface water, ground water or land; (b) solid, liquid or gaseous waste or Hazardous Substance generation, recycling, reclamation, Release, threatened Release, treatment, storage, disposal or transportation; (c) exposure of Persons or property to Hazardous Substances; (d) the manufacture, presence, processing, distribution in commerce, use, discharge, releases, threatened releases, or emissions of Hazardous Substances into the environment; (e) the storage of any Hazardous Substances; or (f) occupational health and safety.
“Environmental Liabilities” mean all liabilities arising from any Environmental Claim, Environmental Permit or Requirements of Environmental Law, at law or in equity, and whether based on negligence, strict liability or otherwise, including: remedial, removal, response, abatement, restoration (including natural resources), investigative, or monitoring liabilities, personal injury and damage to property, natural resources or injuries to persons, and any other related costs, expenses, losses, damages, penalties, fines, liabilities and obligations, and all costs and expenses necessary to cause the issuance, reissuance or renewal of any Environmental Permit reasonably necessary for the conduct of any material aspect of the business of any Loan Party or any of its Subsidiaries, including attorney’s fees and court costs. Environmental Liability shall mean any one of them.
“Environmental Permit” means any permit, license, approval or other authorization under any applicable law, regulation and other requirement of any Governmental Authority relating to pollution or protection of health or the environment, including laws, regulations or other requirements relating to emissions, discharges, Releases or threatened Releases of pollutants, contaminants, Hazardous Substances or toxic materials or wastes into ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, recycling, presence, use, treatment, storage, disposal, transport, or handling of wastes, pollutants, contaminants or Hazardous Substances.
“Equipment” has the meaning assigned to such term in the applicable Collateral Documents.
“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the failure to satisfy the “minimum funding standard” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived, with respect to any Plan; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal of the Borrower or any ERISA Affiliate from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition upon the Borrower or any ERISA Affiliate of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
“Euro” means the single currency of the Participating Member States.
“Eurocurrency”, when used in reference to a Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bears interest at a rate determined by reference to the Adjusted LIBO Rate.
“Events of Default” means the events described in Section 7.01 and Section 7.02.
“Excess Cash Flow” means for any Excess Cash Flow Period of the Borrower, calculated on a Consolidated basis with respect to the Borrower and its Subsidiaries, the excess, if any, of:
(f)the sum, without duplication, of (i) Net Income for such fiscal year, (ii) the amount of all non-cash charges (including depreciation and amortization) deducted in arriving at such Net Income, (iii) decreases in Working Capital for such fiscal year, (iv) the aggregate net amount of non-cash loss on the Disposition of property by the Group Members during such fiscal year (other than sales of inventory in the ordinary course of business), to the extent deducted in arriving at such Net Income, (v) cash gains in respect of Swap Agreement obligations during such period to the extent not included in arriving at Net Income and (vi) non-cash expense related to pension and other post-employment benefits to the extent deducted in arriving at Net Income, over
(g)the sum, without duplication, of
(i)the amount of all non-cash income included in arriving at such Net Income,
(ii)without duplication of amounts deducted from Excess Cash Flow in prior periods, the aggregate amount actually paid by the Group Members in cash during such fiscal year on account of Capital Expenditures (excluding the principal amount of Indebtedness (other than extensions of credit under the ABL Credit Agreement or any other revolving credit or similar facility) incurred in connection with such expenditures and any such expenditures financed with the proceeds of any Reinvestment Deferred Amount or the proceeds of any issuance of Equity Interests of the Borrower),
(iii)without duplication of amounts deducted from Excess Cash Flow in prior periods, the aggregate amount of Cash Dividends paid by the Borrower in cash during such fiscal year permitted pursuant to Section 6.11(b)(iv) (excluding the principal amount of Indebtedness (other than extensions of credit under the ABL Credit Agreement or any other revolving credit agreement) incurred in connection with such Cash Dividends and any dividends made with proceeds of any issuance of Equity Interests of the Borrower),

(iv)the aggregate amount of all voluntary prepayments of Funded Indebtedness (other than (A) the Term Loans, (B) ABL Loans, (C) any other revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereof and (D) other Pari Passu Secured Indebtedness) of the Group Members made during such fiscal year (excluding any such prepayments financed with the Available Amount or the proceeds of any issuance of Equity Interests of the Borrower or the issuance of any Indebtedness (other than extensions of credit under the ABL Credit Agreement or any other revolving credit agreement)),
(v)the aggregate amount of all regularly scheduled principal payments of Funded Indebtedness (including the Term Loans) of the Group Members made during such fiscal year (other than in respect of the ABL Loans, any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder and voluntary prepayments of the Term Loans (including repurchases pursuant to Section 2.25) and other Pari Passu Secured Indebtedness),
(vi)increases in Working Capital for such fiscal year,
(vii)the aggregate net amount of non-cash gain on the Disposition of property by the Group Members during such fiscal year (other than sales of inventory in the ordinary course of business), to the extent included in arriving at such Net Income,
(viii)to the extent not otherwise deducted from Net Income, Taxes paid in cash during such fiscal year,
(ix)to the extent not otherwise deducted from Net Income, interest expense and any cash payments in respect of premium, make-whole or penalty payments in respect of Indebtedness of the Group Members for such year,
(x)without duplication of amounts deducted from Excess Cash Flow in prior periods, the aggregate amount of cash consideration paid by the Group Members during such fiscal year to make Acquisitions permitted by Section 6.04 and Investments permitted by Section 6.07 (excluding any such Acquisitions or other Investments (1) financed with the proceeds of any Reinvestment Deferred Amount, the Available Amount or the proceeds or any issuance of Equity Interests of the Borrower or the issuance of any Indebtedness (other than extensions of credit under the ABL Credit Agreement or any other revolving credit agreement) or (2) that constitute intercompany Investments),
(xi)cash charges included in clauses (a) through (h) of the definition of “Net Income,”
(xii)without duplication of amounts deducted from Excess Cash Flow in prior periods and, at the option of the Borrower, the aggregate cash consideration (x) required to be paid by the Group Members pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such period relating to permitted Acquisitions or other Investments anticipated to be consummated that are permitted pursuant to Section 6.04 and Section 6.07 (other than any intercompany Investments) and (y) expected to be paid in connection with planned Capital Expenditures of the Group Members (the “Planned Expenditures”), in each case during the period of four consecutive fiscal quarters of the Borrower following the end of the applicable fiscal year for which Excess Cash Flow is being calculated (except to the extent financed with the proceeds of Indebtedness (other than extensions of credit under the ABL Credit Agreement or any other revolving credit agreement), any Reinvestment Deferred Amount, the proceeds of any issuance of Equity Interests of the Borrower or utilizing the Available Amount); provided that to the extent the aggregate amount of cash actually utilized to finance such permitted Acquisitions, Investments or Capital Expenditures during such period of four consecutive fiscal quarters is less than the Contract Consideration and the Planned Expenditures, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such period of four consecutive fiscal quarters,
(xiii)cash expenditures in respect of Swap Agreement obligations during such period to the extent not deducted in arriving at such Net Income,
(xiv)any payment of cash to be amortized or expensed over a future period and recorded as a long-term asset (so long as any such amortization or expense in such future period is added back to

Excess Cash Flow in such future period) (excluding the principal amount of Indebtedness (other than extensions of credit under the ABL Credit Agreement or any other revolving credit agreement) incurred in connection with such payment and any such payment financed with the proceeds of any Reinvestment Deferred Amount, the Available Amount or the proceeds of any issuance of Equity Interests of the Borrower), and
(xv)cash pension and other post-employment contributions or payments to the extent not deducted in arriving at such Net Income.
“Excess Cash Flow Application Date” has the meaning set forth in Section 2.11(c).
“Excess Cash Flow Period” means each fiscal year of the Borrower, commencing with the fiscal year ending December 31, 2021.
“Excluded Assets” means (a) any lease, license, contract, document, instrument or agreement to which any Loan Party is a party, to the extent that the creation of a Lien on such assets would, under the express terms of such lease, license, contract, document, instrument or agreement, result in a breach of the terms of, or constitute a default under, such lease license, contract, document, instrument or agreement (other than to the extent that any such term (i) has been waived (without any obligation on the Loan Parties to obtain such waiver) or (ii) would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408, 9-409 or other applicable provisions of the UCC of any relevant jurisdiction or any other applicable law; provided that, immediately upon the ineffectiveness, lapse or termination of any such express term, such assets shall automatically cease to constitute “Excluded Assets”, (b) any Property that is subject to a purchase money Lien or a capital lease permitted under the Loan Documents if the agreement pursuant to which such Lien is granted (or in the document providing for such capital lease) prohibits or requires the consent of any Person other than the Borrower and/or its Affiliates which has not been obtained (without any obligation on the Loan Parties to obtain such consent) as a condition to the creation of any other Lien on such Property, (c) any leasehold interests in real Property and improvements and Fixtures thereon, (d) [reserved], (e) Equity Interests in any Person that is not a Wholly-Owned Subsidiary of a Loan Party, (f) payroll accounts, trust accounts, employee benefit accounts and zero balance disbursement accounts (that are not collection accounts), (g) any “intent-to-use” application for registration of a Trademark filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, prior to the filing of a “Statement of Use” pursuant to Section 1(d) of the Lanham Act of an “Amendment to Allege Use” pursuant to Section 1(c) of the Lanham Act with respect thereto, solely to the extent, if any, that and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of any registration that issues from such intent-to-use application under applicable federal law, (h) any vessels, motor vehicles or other assets subject to certificates of title if the value of which on an individual or an aggregate basis is less than $1,000,000, (i) any Equity Interests in or assets of (i) a direct or indirect Foreign Subsidiary of the Borrower or a CFC Holding Company, except that Excluded Assets shall not include 65% of the outstanding voting Equity Interests and 100% of any non-voting Equity Interests of each first-tier CFC or CFC Holding Company or (ii) a direct or indirect Domestic Subsidiary of a CFC; and (j) any other Property, to the extent the granting of a Lien therein is prohibited by any Requirements of Law (other than to the extent that such prohibition would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408, 9-409 or other applicable provisions of the UCC of any relevant jurisdiction or any other applicable law; provided that, immediately upon the ineffectiveness, lapse or termination of any such prohibitions, such assets shall automatically cease to constitute “Excluded Assets”); provided that (x) “Excluded Assets” shall not include any right to receive proceeds from the sale or other disposition of any Excluded Asset or any proceeds, products, substitutions or replacements of Excluded Assets (unless such proceeds, products, substitutions or replacements would otherwise constitute Excluded Assets).
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, being a resident for the purposes of or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, with respect to any Loan incurred by or on behalf of any Loan Party, U.S. Federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.22) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.19, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan or Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.19(f) and (d) any U.S. Federal withholding Taxes imposed under FATCA.
“Facility” means each of (a) the Initial Term Commitments and the Initial Term Loans made thereunder (the “Initial Term Facility”) and (b) the Incremental Term Loans of any Series (each, an “Incremental Term Facility”), it being understood that each Series shall be a separate Facility. Additional Facilities may be established pursuant to Section 2.26 and/or Section 2.27.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.
“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions (as determined in such manner as shall be set forth on the Federal Reserve Bank of New York’s Website from time to time) and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate, provided that, if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.
“Federal Reserve Bank of New York’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.
“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower or such other director of the Borrower which fulfills such a role.
“FinCo” means Neenah Paper International Finance Company B.V., a company formed under the laws of the Netherlands, all of whose issued and outstanding Equity Interests are owned by the Borrower or another Loan Party.
“Fixtures” has the meaning assigned to such term in the applicable Collateral Documents.
“Flood Laws” has the meaning assigned to such term in Section 8.10.
“Foreign Pension Plan” means any pension plan, pension undertaking, supplemental pension, retirement savings or other retirement income plan, obligation or arrangement or any kind that is not subject to U.S. law and that is established, maintained or contributed to by any Loan Party or any of its Subsidiaries or

Affiliates in respect of which any Loan Party or any of its Subsidiaries has any liability, obligation or contingent liability.
“Foreign Subsidiary” means any Subsidiary which is not a Domestic Subsidiary, and any CFC Holding Company.
“Funded Indebtedness” means, as of any date for the Group Members on a Consolidated basis and without duplication, all Indebtedness of the types set forth in clauses (a) through (e) of the definition thereof and all guarantees of the Group Members in respect of any of the foregoing types of Indebtedness.
“GAAP” means, subject to Section 1.04, United States generally accepted accounting principles as in effect as of the date of determination thereof.
“German ABL Borrowers” means the “German Borrowers” under and as defined in the ABL Credit Agreement.
“German ABL Loan Parties” means the “German Loan Parties” under and as defined in the ABL Credit Agreement.
“German Borrower A” means Neenah Services GmbH & Co. KG, a limited partnership organized under the laws of Germany.
“German Borrower B” means Neenah Gessner GmbH, a limited liability company organized under the laws of Germany.
“German EAV” means the Gessner EAV, the Neenah Germany EAV or each one of them (as the case may be).
“German GAAP” means generally accepted accounting principles pursuant to the German Commercial Code (Handelsgesetzbuch - HGB).
“Germany” means the Federal Republic of Germany.
“Gessner EAV” means that certain (a) profit and loss pooling agreement (Ergebnisabführungsvertrag) between German Borrower B as dependent pooling entity and the German Borrower A as dominant entity dated October 31, 2003, as amended by agreement of December 8, 2009 and/or (b) domination agreement (Beherrschungsvertrag) between German Borrower B as dependent entity and the German Borrower A as dominant entity dated March 21, 2006, as amended by agreement of December 8, 2009, each as further amended from time to time.
“Governmental Authority” means the government of the U.S., Germany, any other nation or any political subdivision thereof, whether state, provincial, territorial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity (including any European supranational body) exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, including the European Central Bank and the Council of Ministers of the European Union.
“Group Members” means the collective reference to the Borrower and its Subsidiaries.
“Guaranteed Obligations” has the meaning assigned to such term in Section 10.01.

“Guarantors” means, collectively, each Domestic Subsidiary (other than a CFC Holding Company) that is a Wholly-Owned Subsidiary and is or becomes a party hereto as a Guarantor and to the Collateral Documents pursuant to Section 5.10, and “Guarantor” means each of them individually.
“Guarantor Payment” has the meaning set forth in Section 10.11.
“Guaranty” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guaranty shall not include endorsements for collection or deposit in the ordinary course of business.
“Hazardous Substances” means any hazardous or toxic waste, substance or product or material defined as or regulated as “hazardous” or “toxic” from time to time by any Environmental Law, including solid waste (as defined under The Resource Conservation and Recovery Act or its regulations, as amended from time to time), petroleum and any constituent thereof, and any radioactive materials and waste; provided, however, the words “Hazardous Substance” shall not mean or include any such Hazardous Substance used, generated, manufactured, stored, disposed of or otherwise handled in normal quantities in the ordinary course of business in compliance with all applicable Environmental Laws, or such that may be naturally occurring in any ambient air, surface water, ground water, land surface or subsurface strata.
“Hong Kong” shall mean the Hong Kong Special Administrative Region of the People’s Republic of China.
“Hong Kong Collateral Agent” has the meaning assigned to such term in the applicable Hong Kong Share Charge.
“Hong Kong Insolvency” means (a) any Hong Kong Relevant Entity is or is presumed or deemed to be unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness; (b) the value of the assets of any Hong Kong Relevant Entity is less than its liabilities (taking into account contingent and prospective liabilities) or (c) a moratorium is declared in respect of any indebtedness of any Hong Kong Relevant Entity.
“Hong Kong Insolvency Event” means an event which amounts to a Hong Kong Insolvency, including any corporate action, legal proceedings or other procedure or step is taken in relation to: (a) the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration, provisional supervision or reorganization (by way of voluntary agreement, scheme of arrangement or otherwise) of any Hong Kong Relevant Entity; (b) a composition or arrangement with any creditor of any Hong Kong Relevant Entity, or any assignment for the benefit of creditors generally of any Hong Kong Relevant Entity or class of such creditors; (c) the appointment of a liquidator, receiver, administrator, administrative receiver, compulsory manager, provisional supervisor or other similar officer in respect of any Hong Kong Relevant Entity or any of its assets; or (d) enforcement of any Lien over any assets of any Hong Kong Relevant Entity, or any analogous procedure or step is taken in any jurisdiction.

“Hong Kong Relevant Entity” means, Neenah HK or any Loan Party capable of becoming subject of insolvency proceedings under Companies (Winding Up and Miscellaneous Provisions) Ordinance (Chapter 32 of the Laws of Hong Kong).
“Hong Kong Share Charge” means, a pledge agreement by and between the Borrower as chargor, and the Hong Kong Collateral Agent as collateral agent, which is governed by the laws of Hong Kong, in form and substance reasonably satisfactory to the Administrative Agent and entered into pursuant to the terms of this Agreement or any other Loan Document (including any such agreement entered into pursuant to Section 5.10), as any of them may from time to time be amended, modified, restated or supplemented.
“IKB Loan” means the loan made to German Borrower B in the maximum principal amount of €9,000,000 pursuant to that certain IKB Loan Agreement, dated January 22, 2013, among German Borrower B, as borrower, German Borrower A, as guarantor, and IKB Deutsche Industriebank AG, as lender, as amended by agreement dated on or before December 15, 2014.
“IKB Loan (RTO)” means the loan made to German Borrower B in the maximum principal amount of €5,000,000 pursuant to a loan agreement executed among German Borrower B, as borrower, German Borrower A, as guarantor, if applicable, and IKB Deutsche Industriebank AG or another German financial institution, as lender, on April 27, 2018 and May 7, 2018.
“Impacted Interest Period” has the meaning assigned to such term in the definition of “LIBO Rate”.
“Incremental Equivalent Debt” means any Indebtedness incurred by a Loan Party in the form of one or more series of secured or unsecured bonds, debentures, notes or similar instruments or term loans; provided that (a) if such Indebtedness is secured, (i) such Indebtedness shall be secured by the Collateral (x) in the case of bonds, debentures, notes or similar instruments, on a pari passu or junior basis to the Obligations, and (y) in the case of loans, on a junior basis to the Obligations (but, in each case, without regard to the control of remedies) and shall not be secured by any property or assets of any Group Member other than the Collateral and (ii) a representative, trustee, collateral agent, security agent or similar Person acting on behalf of the holders of such Indebtedness shall have become party to an intercreditor agreement reasonably satisfactory to the Administrative Agent, (b) such Indebtedness does not mature earlier than the date that is 91 days after the Latest Maturity Date then in effect at the time of incurrence thereof (or no earlier than the Latest Maturity Date if such Indebtedness is secured on pari passu basis to the Obligations) and has a weighted average life to maturity no shorter than the Facility of Term Loans with the Latest Maturity Date in effect at the time of incurrence of such Indebtedness, (c) such Indebtedness contains covenants, events of default and other terms that are customary for similar Indebtedness in light of then-prevailing market conditions (it being understood and agreed that such Indebtedness shall include financial maintenance covenants only to the extent any such financial maintenance covenant is (i) applicable only to periods after the Latest Maturity Date then in effect at the time of incurrence thereof or (ii) included in or added to the Loan Documents for the benefit of the Lenders) and, when taken as a whole (other than interest rates, rate floors, fees and optional prepayment or redemption terms), are not more favorable to the lenders or investors providing such Incremental Equivalent Debt, as the case may be, than those set forth in the Loan Documents are with respect to the Lenders (other than covenants or other provisions applicable only to periods after the Latest Maturity Date then in effect at the time of incurrence thereof); provided that a certificate of a Responsible Officer delivered to the Administrative Agent at least five Business Days prior to the incurrence of such Indebtedness or the modification, refinancing, refunding, renewal or extension thereof (or such shorter period of time as may reasonably be agreed by the Administrative Agent), together with a reasonably detailed description of the material terms and conditions of such resulting Indebtedness or drafts of the material definitive documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirements shall be conclusive, (d) such Indebtedness does not provide for any amortization, mandatory prepayment, redemption or repurchase (other than upon a change of control, fundamental change, customary asset sale or event of loss mandatory offers to purchase and customary acceleration rights after an event of default and, for the avoidance of doubt, rights to convert or exchange into Equity Interests of the Borrower in the case of convertible or exchangeable Indebtedness) prior to the date that is 91 days after the Latest Maturity Date then in effect at the time of incurrence thereof and (e) such Indebtedness is not guaranteed by any Person other than Loan Parties.
“Incremental Limited Conditionality Term Facility” means an Incremental Term Facility incurred to finance a Limited Conditionality Transaction.
“Incremental Term Facility” has the meaning set forth in the definition of “Facility”.
“Incremental Term Lenders” means a Lender with an Incremental Term Loan Commitment or an outstanding Incremental Term Loan.
“Incremental Term Loan Activation Notice” means a notice substantially in the form of Exhibit H-1 or in such other form as is reasonably acceptable to the Administrative Agent; provided that if such Incremental Term Loan Activation Notice is to effect amendments to this Agreement or the other Loan Documents as contemplated by Section 2.24(d), the Administrative Agent shall, in each case, have executed such Incremental Term Loan Activation Notice.
“Incremental Term Loan Effective Date” means any Business Day designated as such in an Incremental Term Loan Activation Notice.
“Incremental Term Loan Commitment” means, with respect to any Lender, the commitment, if any, of such Lender, established pursuant to an Incremental Term Loan Activation Notice and Section 2.24, to make Incremental Term Loans of any Series hereunder, expressed as an amount representing the maximum principal amount of the Incremental Term Loans of such Series to be made by such Lender.
“Incremental Term Loan Maturity Date” means with respect to the Incremental Term Loans to be made pursuant to any Incremental Term Loan Activation Notice, the maturity date specified in such Incremental Term Loan Activation Notice, which date shall not be earlier than the Latest Maturity Date.
“Incremental Term Loans” means any term loans made pursuant to Section 2.24(a).
“Indebtedness” means, as to any Person, without duplication: (a) all indebtedness of such Person for borrowed money; (b) any other indebtedness which is evidenced by a bond, debenture or similar instrument or upon which interest charges are traditionally paid; (c) all Capital Lease Obligations of such Person; (d) all obligations of such Person for the deferred purchase price of Property or services (except current trade accounts payable arising in the ordinary course of business and current accrued expenses, not the result of borrowing, arising in the ordinary course of business); (e) all reimbursement obligations of such Person in respect of outstanding letters of credit, acceptances and similar obligations created for the account of such Person; (f) all indebtedness, liabilities, and obligations secured by any Lien on any Property owned by such Person even though such Person has not assumed or has not otherwise become liable for the payment of any such indebtedness, liabilities or obligations secured by such Lien, but only to the extent of the value of the Property subject to such Lien (or, if less, the amount of the underlying indebtedness, liability or obligation); (g) net liabilities of such Person in respect of Swap Agreement obligations (calculated on a basis satisfactory to the Administrative Agent and in accordance with accepted practice); (h) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person; (i) all obligations of such Person to pay rent or other amounts under any Synthetic Lease; (j) all Indebtedness of another entity to the extent such Person is liable therefor (including any partnership in which such Person is a general partner and including any unlimited liability corporation) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor; (k) all Contingent Obligations of such Person with respect to Indebtedness of others; and (l) the liquidation value of all redeemable preferred Disqualified Equity Interests of such Person; provided, that such term shall not mean or include (i) any Indebtedness in respect of which monies sufficient to pay and discharge the same in full (either on the expressed date of maturity thereof or on such earlier date as such Indebtedness may be duly called for redemption and payment) shall be deposited with a depository, agency or trustee acceptable to the Administrative Agent in trust for the payment thereof, or (ii) any operating leases entered into in the ordinary course of business (to the extent such operating leases do not constitute Capital Lease Obligations or Synthetic Leases). For avoidance of doubt, the definition of “Indebtedness” expressly excludes any obligations of a Person under a lease of (or other arrangement conveying the right to use) real or personal Property, or a combination thereof, which are not required to be classified and accounted for as “finance lease obligations” on the balance sheet of such Person in accordance with GAAP, including, without limitation, Accounting Standards Codification 842 and related accounting rules and regulations, as such may be amended or re-codified from time to time, notwithstanding that GAAP and such accounting rules and regulations (including Accounting Standards Codification 842) may require such operating lease obligations to be recognized on the balance sheet of such Person as a lease liability (along with the related right-of-use asset). Notwithstanding anything to the contrary in this definition, by virtue of the Effective Date Refinancing, the Senior Notes shall not be deemed to be outstanding for any purposes under this Agreement.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made or required to be made by, or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in the foregoing clause (a), Other Taxes.
“Indemnitee” has the meaning assigned to such term in Section 9.03(b).
“Ineligible Institution” has the meaning assigned to such term in Section 9.04(b).
“Information” has the meaning assigned to such term in Section 9.12.
“Initial Mortgaged Property” shall mean the owned real property listed on Schedule 1.01B.
“Initial Term Facility” shall have the meaning specified for such term in the definition of “Facility”.
“Initial Term Lender” means each Lender that holds an Initial Term Loan.
“Initial Term Loans” has the meaning set forth in Section 2.01.
“Initial Term Percentage” means, as to any Initial Term Lender, the percentage which the aggregate amount of such Lender’s Initial Term Loan Commitment then outstanding constitutes of the aggregate amount of the Initial Term Loan Commitments then outstanding.
“Insolvency Event” has the meaning assigned to such term in Article XI.
“Intellectual Property” means all U.S. and foreign (a) patents, patent applications, patent disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof (“Patents”), (b) trademarks, service marks, trade names, domain names, logos, slogans, trade dress, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing (“Trademarks”), (c) copyrights and copyrightable subject matter (“Copyrights”), (d) rights of publicity, (e) moral rights and rights of attribution and integrity, (f) computer programs (whether in source code, object code, or other form), databases, compilations and data, technology supporting the foregoing, and all documentation, including user manuals and training materials, related to any of the foregoing, (g) trade secrets and all confidential information, know-how, inventions, proprietary processes, formulae, models, and methodologies, (h) all rights in the foregoing and in other similar intangible assets, (i) all applications and registrations for the foregoing, and (j) all rights and remedies against infringement, misappropriation, or other violation thereof.
“Inter-Company Loans” means collectively, (a) the inter-company loans made from time to time by the Borrower to NP International Holdco to finance, by means of loans described in clauses (b), (c) and (d), the 2006 Acquisition of Neenah Germany, the substantially contemporaneous payment of the purchase price for any Permitted Offshore Acquisitions and the non-acquisition-related activities of NP International HoldCo and any of its direct or indirect subsidiaries from time to time; provided that such inter-company loans are permitted under Section 6.07; (b) [reserved]; (c) the inter-company loans made from time to time to NP International by the holder (as of the Effective Date, Neenah HK, as the indirect assignee of the original holder, FinCo) of the NP International Note, to finance the 2006 Acquisition of Neenah Germany, the substantially contemporaneous payment of the purchase price for any Permitted Offshore Acquisitions and the activities of NP International and any of its direct or indirect subsidiaries, to the extent permitted under this Agreement; (d) the inter-company loans made from time to time by NP International HoldCo to NP International and/or any of NP International HoldCo’s direct or indirect subsidiaries, to finance the substantially contemporaneous payment of the purchase price for any Permitted Offshore Acquisitions by NP International or any of its direct or indirect subsidiaries, and the activities of NP International and any of its subsidiaries, to the extent permitted under this Agreement; (e) inter-company loans made from time to time by NP International to the Borrower, not to exceed $22,000,000 at any one time outstanding, to finance all or a part of the purchase price for anticipated Acquisitions by the Borrower (either directly, or indirectly through any Subsidiary that is a Loan Party), to the extent permitted under this Agreement, or for other corporate purposes not prohibited under this Agreement; provided that, in the case of inter-company loans made pursuant to this clause (e), (i) such inter-company loans shall be unsecured Subordinated Indebtedness of the Borrower and (ii) repayment of such inter-company loans shall be made only to the extent permitted by Section 6.11(f); (f) an unsecured subordinated intercompany loan made by NP International to the Borrower on December 18, 2014 not to exceed $50,000,000 at any time outstanding to finance the growth of the Loan Parties’ filtration business to the extent permitted under this Agreement; (g) any unsecured subordinated inter-company loans made from time to time by a Loan Party, directly or indirectly, to any German ABL Borrower, in order to enable the German Borrower Excess Utilization (as defined in the ABL Credit Agreement) of such German ABL Borrower to be eliminated; (h) inter-company loans made from time to time by a German ABL Borrower to another German ABL Borrower, in order to enable the German Borrower Excess Utilization (as defined in the ABL Credit Agreement) of the latter German ABL Borrower to be eliminated; (i) inter-company loans under any German cash pooling system operated between some or all of the German ABL Borrowers in the manner as in effect on the date hereof; (j) inter-company loans based on book entries into virtual offset-accounts operated between the German ABL Loan Parties and reflecting transactions between such German ABL Loan Parties, or virtual offset accounts between a German ABL Loan Party and Neenah Gessner Unterstützungskasse GmbH or Leiss-GmbH & Co. KG reflecting transactions not otherwise prohibited hereunder; and (k) unsecured loans or equity investments (or any combination thereof) by Neenah Northeast, LLC (f/k/a FiberMark North America, LLC f/k/a FiberMark North America, Inc., as successor by merger to ASP FiberMark Acquisition Co.) to Neenah International UK Limited, a company formed under the laws of England and Wales (f/k/a ASP FiberMark UK Limited), not to exceed $10,000,000 at any one time outstanding, and any refinancing thereof in an amount not exceeding $10,000,000 at any time outstanding.
“Intercompany Indebtedness” has the meaning assigned to such term in Article XI.
“Intercreditor Agreement” means that certain ABL/Term Loan Intercreditor Agreement, dated as of the Effective Date, among the Borrower, each other Loan Party from time to time party thereto , the

Administrative Agent, as the Term Loan Representative, the ABL Administrative Agent, as ABL Representative and the other parties from time to time party thereto, and any similar agreement satisfactory to the Administrative Agent executed in connection with any Refinancing Indebtedness thereof so long as the holders of such Refinancing Indebtedness (or the applicable ABL Representative on their behalf) shall have agreed to be bound by the terms of the Intercreditor Agreement, in each case as the same may be amended, restated, supplemented, replaced or otherwise modified from time to time.
“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.12.
“Interest Expense” means, with respect to any Person for any period, the interest expense of such Person, on a Consolidated basis, during such period determined in accordance with GAAP, consistently applied, and shall in any event include, without limitation, (a) the amortization or write-off of debt discounts, (b) the amortization of all debt issuance costs, commissions and other fees payable in connection with the incurrence of Indebtedness to the extent included in interest expense, and (c) the portion of payments under Capital Lease Obligations allocable to interest expense.
“Interest Payment Date” means (a) with respect to any ABR Loan, the first Business Day of each calendar month and the Maturity Date and (b) with respect to any Eurocurrency Loan, the last Business Day of the Interest Period applicable to the Borrowing of which such Loan is a part and the Maturity Date.
“Interest Period” means with respect to any Eurocurrency Borrowing, the period commencing on the date of such Eurocurrency Borrowing and ending on the numerically corresponding day in the calendar month that is one, two or three months thereafter, as the Borrower may elect; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurocurrency Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) no Interest Period shall end later than the Maturity Date, and (c) interest shall accrue from and including the first day of an Interest Period to, but excluding, the last day of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, thereafter, shall be the effective date of the most recent conversion or continuation of such Borrowing.
“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the applicable LIBO Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the applicable LIBO Screen Rate for the longest period (for which the LIBO Screen Rate is available for U.S. Dollars) that is shorter than the Impacted Interest Period and (b) the applicable LIBO Screen Rate for the shortest period (for which the LIBO Screen Rate is available for U.S. Dollars) that exceeds the Impacted Interest Period, in each case, at approximately 11:00 a.m., London time, two (2) Business Days (or for Sterling on the same Business Day as the Impacted Interest Period) prior to the commencement of such Impacted Interest Period.
“Investment” means the purchase or other Acquisition of any securities or Indebtedness of, or the making of any loan, advance, extension of credit or capital contribution to (or the transfer of Property having the effect of any of the foregoing), or the incurring of any Contingent Obligation in respect of the Indebtedness of, any Person (in each case other than accounts receivable arising in the ordinary course of business).
“IRS” means the United States Internal Revenue Service.

“Joinder Agreement” means any agreement in substantially the form of Exhibit D and/or such other joinder form reasonably acceptable to the Administrative Agent and the Borrower, in each case executed by a Subsidiary of a Loan Party from time to time in accordance with Section 5.10 hereof, pursuant to which such Subsidiary joins in the execution and delivery of (a) this Agreement or a Guaranty, or (b) any other Loan Document.
“Joint Venture” means a joint venture, partnership or other similar arrangement entered into by the Borrower or any Subsidiary, whether in corporate, partnership or other legal form; provided that in no event shall any Subsidiary be considered to be a Joint Venture.
“JPMCB Parties” has the meaning assigned to such term in Section 9.21.
“Latest Maturity Date” means at any date of determination, the latest scheduled maturity date applicable to any Loan hereunder at such time, including in respect of any Incremental Term Facility.
“Lead Arrangers” means each of JPMorgan Chase Bank, N.A., BMO Capital Markets Corp. and Goldman Sachs Bank USA in its capacity as joint lead arranger and joint bookrunner for the credit facility evidenced by this Agreement.
“Lenders” means the Persons listed on the Commitment Schedule and any other Person that shall have become a Lender hereunder by becoming a party hereto pursuant to an Assignment and Assumption or otherwise, other than any such Person that ceases to be a Lender hereunder pursuant to an Assignment and Assumption or otherwise.
“LIBO Rate” means, with respect to any Eurocurrency Borrowing and for any applicable Interest Period, the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other Person that takes over the administration of such rate) for U.S. Dollars for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen; provided that, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion (the “LIBO Screen Rate”) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period; provided that, if any LIBO Screen Rate shall be less than 1.0%, such rate shall be deemed to be 1.0% for purposes of this Agreement; provided further that, if the LIBO Screen Rate shall not be available at such time for a period equal in length to such Interest Period (an “Impacted Interest Period”), with respect U.S. Dollars, then the LIBO Rate shall be the Interpolated Rate at such time, subject to Section 2.15 in the event that the Administrative Agent shall conclude that it shall not be possible to determine such Interpolated Rate (which conclusion shall be conclusive and binding absent manifest error); provided that, if any Interpolated Rate shall be less than 1.0%, such rate shall be deemed to be 1.0% for purposes of this Agreement. Notwithstanding the above, to the extent that “LIBO Rate” or “Adjusted LIBO Rate” is used in connection with an ABR Borrowing, such rate shall be determined as modified by the definition of Alternate Base Rate.
“LIBO Screen Rate” has the meaning assigned to such term in the definition of “LIBO Rate”.
“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge, assignment by way of security or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement or extended retention of title agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Limited Conditionality Transaction” has the meaning assigned to such term in Section 1.07.
“Loan Documents” means, collectively, this Agreement, each Joinder Agreement, any promissory notes issued pursuant to this Agreement, the Collateral Documents, the Loan Guaranty, the Intercreditor Agreement and all other agreements, instruments, documents and certificates executed and delivered by a Loan Party to, or in favor of, the Administrative Agent or any Lender pursuant to the transactions contemplated hereby. Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to this Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.
“Loan Guaranty” means Article X.
“Loan Modification Agreement” means a Loan Modification Agreement, in form and substance reasonably satisfactory to the Administrative Agent and the Borrower, among the Borrower, the Administrative Agent and one or more Accepting Lenders, effecting one or more Permitted Amendments and such other amendments hereto and to the other Loan Documents as are contemplated by Section 2.26.
“Loan Modification Offer” has the meaning set forth in Section 2.26(a).
“Loan Parties” means, collectively, the Borrower and the Guarantors.
“Loans” means the loans made by the Lenders pursuant to this Agreement, and shall include each Loan extended pursuant to Section 2.26.
“Majority Facility Lenders” means with respect to any Facility, the holders of more than 50% of the aggregate unpaid principal amount of the Term Loans outstanding under such Facility.
“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations, financial or other condition of the Loan Parties and their Subsidiaries taken as a whole, (b) the ability of the Loan Parties, taken as a whole, to perform their obligations under the Loan Documents, (c) the validity or enforceability of this Agreement or any other Loan Document or the rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder, or (d) the validity or enforceability of the Administrative Agent’s Lien on any material portion of the Collateral or the priority of such Lien.
“Material Leasehold Property” means (a) the leasehold properties listed on Schedule 1.01B and (b) a leasehold property of material value as Collateral or of material importance to the operations of the Loan Parties.
“Maturity Date” means June 30, 2027.
“Maximum Incremental Amount” means an amount represented by Incremental Term Loans to be established pursuant to Section 2.24 that would not, immediately after giving effect to the establishment thereof (excluding from Unrestricted Cash in making such pro forma calculation the Net Cash Proceeds of such Incremental Term Loans), cause the Secured Leverage Ratio, calculated on a pro forma basis as of the date of incurrence of such Indebtedness, to exceed 2.00 to 1.00; provided that with respect to Incremental Equivalent Debt established pursuant to Section 6.01(t), in lieu of the Secured Leverage Ratio test applicable to Incremental Term Loans, such test with respect to Incremental Equivalent Debt (which in each case shall be calculated excluding from Unrestricted Cash in making such pro forma calculation the Net Cash Proceeds of such Incremental Equivalent Debt) shall instead be: (1) in the case of such Indebtedness secured on a pari passu basis with the Liens securing the Term Loans, a Secured Leverage Ratio not to exceed 2.00 to 1.00, (2) in the case of such Indebtedness secured on a junior basis to the Liens securing the Term Loans, a Secured Leverage Ratio not to exceed 2.50 to 1.00 or (3) in the case of such unsecured Indebtedness, a Total Leverage Ratio not to exceed 2.50 to 1.00.
“Maximum Liability” has the meaning set forth in Section 10.10.
“Maximum Rate” has the meaning assigned to such term in Section 9.17.
“Minimum Extension Condition” has the meaning set forth in Section 2.26(a).
“Moody’s” means Moody’s Investors Service, Inc.
“Mortgage” means each mortgage, deed of trust, deed of hypothec, land charge or other agreement which conveys or evidences a Lien in favor of the Administrative Agent, for the benefit of the Administrative Agent and the Secured Parties, on real Property of a Loan Party, including any amendment, restatement, modification or supplement thereto.
“Mortgaged Property” means an Initial Mortgaged Property or an Additional Mortgaged Property, as the case may be.
“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA that is subject to ERISA.
“Neenah Canada” means Neenah Paper Company of Canada, an unlimited liability company formed under the laws of Nova Scotia, Canada and an indirect Subsidiary of the Borrower.
“Neenah Germany” means Neenah Germany GmbH (formerly known as FiberMark Beteiligungs GmbH) and Neenah Services GmbH & Co. KG. (formerly known as FiberMark Services GmbH & Co. KG.), collectively.
“Neenah Germany EAV” means that certain domination agreement (Beherrschungsvertrag) between Neenah Germany GmbH as dependent entity and the German Borrower A as dominant entity dated on or about December 12, 2014, as amended from time to time.
“Neenah HK” means Neenah Hong Kong, Limited, a company organized under the laws of Hong Kong and a Wholly-Owned Subsidiary of the Borrower.
“Net Cash Proceeds” means (a) in connection with any Disposition or any Recovery Event, the proceeds thereof in the form of cash and Permitted Investment Securities (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received), net of the direct costs relating to such Disposition or Recovery Event including attorneys’ fees, accountants’ fees, investment banking fees, sales commissions, amounts required to be applied to the repayment of Indebtedness (other than the Loans, any Pari Passu Secured Indebtedness or any junior Lien Indebtedness) secured by a Lien expressly permitted hereunder on any asset that is the subject of such Disposition or Recovery Event and other customary fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and any (i) reasonable reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP; provided that upon release of any such reserve, the amount released shall be considered Net Cash Proceeds and (ii) any reasonable reserve or payment with respect to any liabilities associated with such asset or assets and retained by the Borrower after such sale or other disposition thereof, including, severance costs, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction; provided that upon release of any such reserve, the amount released shall be considered Net Cash Proceeds and (b) in connection with any issuance or sale of Equity Interests by the Borrower or any incurrence of Indebtedness, the cash proceeds received from such issuance or incurrence, net of all taxes paid or reasonably estimated to be payable as a result thereof and fees, including attorneys’ fees, investment banking fees and discounts, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.
“Net Income” means, with respect to any Person for any period, net income of such Person for the applicable calculation period determined in accordance with GAAP; provided, that there shall not be included in such calculation of net income (without duplication) (a) any extraordinary gains or losses (including in connection with the sale or write-up of assets), (b) any nonrecurring gains or losses, (c) any gains or losses from Dispositions of Property or assets, other than Dispositions of inventory and equipment in the ordinary course of business, and the tax consequences thereof, (d) the net income or loss of any other Person that is not a Subsidiary of such Person for whom net income is being calculated (or is accounted for by such Person by the equity method of accounting), (e) the net income (or loss) of any other Person acquired by, or merged with, such Person for whom net income is being calculated or any of its Subsidiaries for any period prior to the date of such Acquisition, (f) the net income of any Subsidiary of such Person for whom net income is being calculated to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of such net income is not at the time permitted by operation of the terms of its charter, certificate of incorporation or formation or other constituent document or any agreement or instrument or Requirements of Law applicable to such Subsidiary, all as determined in accordance with GAAP, (g) any non-cash non-recurring impairment charges with respect to a writedown of the carrying amount of the Consolidated assets of the Loan Parties acquired after the Effective Date (either through direct asset purchase or as part of the Acquisition of all or substantially all of the Equity Interests of another Person) based on the impairment of such assets, pursuant to the provisions of Section 6.04 and any benefits (including tax benefits) resulting from such writedown, and (h) any non-cash compensation expense realized for grants of performance shares, stock options or other rights to officers, directors and employees, provided that such shares, options or other rights can be redeemed at the option of the holder only for capital stock of such Person.
“New Lender” shall have the meaning specified in Section 2.24(b).
“New Lender Supplement” shall have the meaning specified in Section 2.24(b).
“Non-Consenting Lender” shall have the meaning assigned to such term in Section 9.02(d).
“Non-Loan Party” shall mean a Subsidiary that is not a Loan Party.
“Non-U.S. Lender” shall mean a Lender that is not U.S. Person.
“NP International” means Neenah Paper International, LLC, a Delaware limited liability company and a Wholly-Owned Subsidiary of NP International HoldCo.
“NP International HoldCo” means Neenah Paper International Holding Company, LLC, a Delaware limited liability company and a Wholly-Owned Subsidiary of the Borrower.
“NP International Lease” means any lease hereafter entered into by NP International to occupy a portion of the real Property constituting the Borrower’s corporate headquarters, whether by assignment and assumption, or by direct lease with the landlord, which lease will be on terms substantially consistent with the terms of the Borrower’s lease for the portion of the space leased by NP International.

“NP International Note” means that certain promissory note, dated as of October 7, 2006, by NP International initially payable to the order of FinCo, which evidences the Inter-Company Loans described in clause (c) of the definition of Inter-Company Loans, as such promissory note has been amended, and as it may be amended, restated or replaced from time to time as permitted under the terms of this Agreement.
“NP International Services Agreement” means that certain Management Services Agreement referred to in Schedule 6.06, as the same may be amended, extended, renewed, restated or replaced from time to time to the extent not prohibited by this Agreement, pursuant to which, among other things, NP International provides certain human resources services and sales and marketing technical support to some or all of the Loan Parties.
“NYFRB” means the Federal Reserve Bank of New York.
“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided further that if any of the aforesaid rates as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Obligated Party” has the meaning assigned to such term in Section 10.02.
“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations and indebtedness (including interest and fees accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), including Parallel Debt, of any of the Loan Parties to any of the Lenders, the Administrative Agent or any indemnified party, individually or collectively, existing on the Effective Date or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, in each case, arising by contract, operation of law or otherwise, arising or incurred under this Agreement or any of the other Loan Documents or in respect of any of the Loans made or reimbursement or other obligations incurred or other instruments at any time evidencing any thereof.
“Obligor” has the meaning assigned to such term in Article XI.
“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.
“Organizational Documents” means, with respect to a corporation, the certificate of incorporation, articles of incorporation and bylaws of such corporation; with respect to a limited partnership, the limited partnership agreement and certificate of limited partnership of such limited partnership; with respect to a joint venture, the joint venture agreement establishing such joint venture; with respect to a limited liability company, the articles of organization or certificate of formation and regulations or limited liability company agreement of such limited liability company; with respect to an unlimited liability company, the memorandum of association and articles of association and the certificate of incorporation of such company; and with respect to a trust, the instrument establishing such trust; in each case including any and all modifications thereof as of the date of the Loan Document referring to such Organizational Document and any and all future modifications thereof.
“Original Facility” has the meaning set forth in Section 2.27(a).
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than a connection arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced, any Loan Document, or sold or assigned an interest in any Loan or any Loan Document).
“Other Debt Declined Amount” has the meaning set forth in Section 2.11(b).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.22).
“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Eurocurrency borrowings by U.S.-managed banking offices of depository institutions (as such composite rate shall be determined by the NYFRB as set forth on the Federal Reserve Bank of New York’s Website) and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.
“Parallel Debt” has the meaning assigned to such term in Section 8.09(d).
“Pari Passu Secured Indebtedness” means Term Loan Refinancing Indebtedness and Incremental Equivalent Debt (and any Refinancing Indebtedness in respect of the foregoing), in each case that is secured by Liens on the Collateral that are pari passu to the Liens on Collateral securing the Term Loans.
“Participant” has the meaning assigned to such term in Section 9.04(c).
“Participant Register” has the meaning assigned to such term in Section 9.04(c).
“Participating Member State” means any member state of the European Union that has the Euro as its lawful currency in accordance with legislation of the European Union relating to economic and monetary union.
“Patents” shall have the meaning specified for such term in the definition of “Intellectual Property.”
“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
“Perfection Certificate” means a certificate in the form of Exhibit G attached hereto or any other form approved by the Administrative Agent, completed and supplemented with the schedules and attachments contemplated thereby, and duly executed by each Loan Party on the date hereof.
“Permitted ABL Amount” means an amount equal to the greater of (a) $400,000,000 and (b) the sum of (i) 85% (or in the case of investment grade receivables, 90%) of “eligible receivables” of the ABL Loan Parties (which shall be determined in accordance with the then-existing market eligibility criteria applicable to secured asset-based loans in the United States) and (ii) 75% of the net orderly liquidation value of “eligible inventory” of the ABL Loan Parties (which shall be determined in accordance with the then-existing market eligibility criteria applicable to secured asset-based loans in the United States).
“Permitted Affiliate Transactions” means any of the following: (a) transactions between Loan Parties; (b) transactions between Non-Loan Parties; (c) transactions between Loan Parties and Non-Loan Parties consistent with past practices and made in the ordinary course of business; (d) customary directors’ fees, customary directors’ indemnifications and similar arrangements for officers and directors of the Loan Parties and the Non-Loan Parties entered into in the ordinary course of business, together with any payments made under any such indemnification arrangements; provided, that any of the foregoing owed to directors and officers of the Non-Loan Parties are only payable and paid by the Non-Loan Parties; (e) (i) customary and reasonable loans, advances and reimbursements to officers, directors and employees of the Loan Parties and Non-Loan Parties for travel, entertainment, moving and other relocation expenses, in each case made in the ordinary course of business, and (ii) with regard to the German ABL Loan Parties, customary loans to employees; provided, that any of the foregoing owed to officers, directors and employees of the Non-Loan Parties are only payable and paid by the Non-Loan Parties; (f) the incurrence of inter-company Indebtedness permitted pursuant to Section 6.01(f) and Section 6.01(p) hereof and Contingent Obligations permitted pursuant to Section 6.01(g) hereof; (g) employment agreements and arrangements entered into with directors, officers and employees of the Loan Parties or the Non-Loan Parties in the ordinary course of business; provided, that any obligations under any of the foregoing owed to directors, officers and employees of the Non-Loan Parties are only obligations of the Non-Loan Parties and are only paid by the Non-Loan Parties; and (h) other transactions, contracts or agreements existing on the Effective Date (including the NP International Services Agreement) and which are set forth on Schedule 6.06 attached hereto, together with any renewals and extensions of such existing transactions, contracts or agreements, so long as such renewals and extensions are upon terms and conditions substantially identical to the terms and conditions set forth in such existing transactions, contracts and agreements (or otherwise no less favorable to the Loan Parties, as applicable), and such other transactions, contracts or agreements with respect to the Non-Loan Parties entered into after the Effective Date, which either (A) contain terms and conditions substantially similar to those transactions, contracts and agreements listed on Schedule 6.06 attached hereto or (B) are transactions, contracts or agreements customarily entered into by public companies for the provision of administrative services to their related companies (including, without limitation, legal, accounting, treasury, tax, human resources, billing and collection, accounts payable, risk management, compliance and other similar administrative services). Where any costs, expenses, fees or other payments to directors, officers or employees described herein are required to be made by, or to be obligations solely of, Non-Loan Parties, such amounts may be either paid directly by the Non-Loan Parties, or paid by any Loan Party and reimbursed in cash by Non-Loan Parties in the ordinary course of business which, in any event, shall not be longer than 90 days after such payment is made. In the event such costs, expenses, fees or other payments relate both to the Loan Parties and to one or more Non-Loan Parties, the Borrower shall be entitled to make a reasonable, good faith allocation of such amounts as between the affected Loan Parties, on the one hand, and the affected Non-Loan Parties on the other.
“Permitted Amendment” means an amendment to this Agreement and/or the other Loan Documents, effected in connection with a Loan Modification Offer pursuant to Section 2.26, providing for an extension of the scheduled maturity date and/or amortization applicable to the Loans of the Accepting Lenders of a relevant Facility and, in connection therewith, which may also provide for (a)(i) a change in the Applicable Rate with respect to the Loans of the Accepting Lenders subject to such Permitted Amendment and/or (ii) a change in the fees payable to, or the inclusion of new fees to be payable to, the Accepting Lenders in respect of such Loans, (b) changes to any prepayment premiums with respect to the applicable Loans of a relevant Facility, (c) such amendments to this Agreement and the other Loan Documents as shall be appropriate, in the reasonable judgment of the Administrative Agent, to provide the rights and benefits of this Agreement and other Loan Documents to each new Facility of Loans and/or commitments resulting therefrom and (d) additional amendments to the terms of this Agreement and/or the other Loan Documents applicable to the applicable Loans of the Accepting Lenders that are less favorable to such Accepting Lenders than the terms of this Agreement and/or the other Loan Documents, as applicable, prior to giving effect to such Permitted Amendments and that are reasonably acceptable to the Administrative Agent.
“Permitted Investment Securities” means each of the following (and, solely in the case of the Loan Parties, to the extent the same is pledged as additional Collateral hereunder and is, subject to the Intercreditor

Agreement, subject to a first priority perfected Lien in favor of the Administrative Agent for the ratable benefit of the Secured Parties):
(h)readily marketable, direct obligations of the United States, the U.K., any member of the European Union or any agency or wholly-owned corporation thereof which are backed by the full faith and credit of the United States, the U.K. or European Union, as applicable, maturing within one (1) year after the date of acquisition thereof;
(i)certificates of deposit, commercial paper (if rated no lower than A-1 by S&P or P-1 by Moody’s) or other short-term direct obligations, maturing not more than six months after the date of acquisition, issued by Chase or any other financial institution having capital and surplus in excess of $5,000,000,000;
(j)money market mutual funds that have aggregate assets of at least $5,000,000,000;
(k)instruments equivalent to those referred to in clauses (a) through (c) above denominated in a foreign currency and commonly used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Subsidiary organized in such jurisdiction; and
(l)other Investments mutually agreed to in writing by the Borrower and the Administrative Agent.
“Permitted Offshore Acquisitions” means any Acquisition by the Borrower or NP International HoldCo after the Effective Date, either directly or indirectly through one of more of its subsidiaries that are Foreign Subsidiaries, of all or a substantial part of the assets of any Person, or of the Equity Interests or similar interests in any Person, that is permitted under the provisions of Section 6.04 of this Agreement.
“Permitted Ratio Indebtedness” means Indebtedness of the Borrower or any of its Subsidiaries incurred created or assumed after the Effective Date that (a) is either unsecured or secured by the Collateral on a junior lien basis (with respect to both the primary obligors and any Guarantees thereof by any Group Member, without duplication) and, if secured, is subject to a customary intercreditor agreement reasonably satisfactory to the Administrative Agent and Borrower, (b) does not mature earlier than the date that is 91 days after the Latest Maturity Date then in effect at the time of incurrence thereof and has a weighted average life to maturity no shorter than the Facility of Term Loans with the Latest Maturity Date in effect at the time of incurrence of such Indebtedness, (c) does not provide for any amortization, mandatory prepayment, redemption or repurchase (other than upon a change of control, fundamental change, customary asset sale or event of loss mandatory offers to purchase and customary acceleration rights after an event of default and, for the avoidance of doubt, rights to convert or exchange into Equity Interests of the Borrower in the case of convertible or exchangeable Indebtedness) prior to the date that is 91 days after the Latest Maturity Date then in effect at the time of incurrence thereof, (d) contains covenants, events of default, guarantees and other terms that are customary for similar Indebtedness in light of then-prevailing market conditions (it being understood and agreed that such Indebtedness shall not include any financial maintenance covenants other than any such financial maintenance covenant applicable only to periods after the Latest Maturity Date then in effect at the time of incurrence thereof); provided that a certificate of a Responsible Officer delivered to the Administrative Agent at least five Business Days prior to the incurrence of such Indebtedness or the modification, refinancing, refunding, renewal or extension thereof (or such shorter period of time as may reasonably be agreed by the Administrative Agent), together with a reasonably detailed description of the material terms and conditions of such resulting Indebtedness or drafts of the material definitive documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirements shall be conclusive, and (e) is not guaranteed by any Person other than on an unsecured or junior lien secured basis by Group Members.
“Person” means any natural person, firm, corporation, limited liability company, trust, joint venture, association, company, unlimited liability company, partnership, Governmental Authority or other entity (whether or not having separate legal personality).

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
“Plan Asset Regulations” means 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.
“Platform” means ClearPar®, Debt Domain, Intralinks, SyndTrak or a substantially similar Electronic System chosen by the Administrative Agent.
“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in the most current Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.
“Prohibited Transaction” means any non-exempt transaction set forth in Section 406 of ERISA or Section 4975 of the Code.
“Proper Form” means in form and substance satisfactory to the Administrative Agent as of the time of delivery and execution.
“Property” means any interest in any kind of property or asset, whether real, personal or mixed, tangible or intangible.
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Purchasing Borrower Party” means any of the Borrower or any other Loan Party.
“Qualified Equity Interests” means Equity Interests of the Borrower other than Disqualified Equity Interests.
“Quarterly Unaudited Financial Statements” means the financial statements of the Borrower and its Subsidiaries, including all notes thereto, which statements shall include (a) a balance sheet as of the end of the respective fiscal quarter, as applicable, (b) a statement of operations for such respective fiscal quarter, as applicable, and for the fiscal year to date, subject to normal year-end adjustments, all setting forth in comparative form the corresponding figures for the corresponding period of the preceding fiscal year and (c) a statement of cash flows for the fiscal year to date, subject to normal year-end adjustments, setting forth in comparative form the corresponding figures in the corresponding period of the preceding fiscal year, all prepared in reasonable detail and in accordance with GAAP and certified by a Financial Officer of the Borrower as fairly and accurately presenting in all material respects the financial condition and results of operations of the Loan Parties and their Subsidiaries, on a Consolidated basis, at the dates and for the periods indicated therein, subject to normal year-end adjustments.
“Real Property Asset” means, at any time of determination, any fee ownership or leasehold interest of any Loan Party in or to any real Property.

“Recipient” means (a) the Administrative Agent and (b) any Lender, or any of the foregoing or any combination thereof (as the context requires).
“Recovery Event” means any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of any Group Member (other than assets that constitute ABL Priority Collateral).
“Refinancing Facility Agreement” means an amendment to this Agreement, in form and substance reasonably satisfactory to the Administrative Agent and the Borrower, among the Borrower and, if applicable, the Administrative Agent and one or more Refinancing Term Lenders, establishing Refinancing Term Loan Commitments and Refinancing Term Loans and effecting such other amendments hereto and to the other Loan Documents as are contemplated by Section 2.27.
“Refinancing Term Lender” has the meaning set forth in Section 2.27(a).
“Refinancing Term Loan Commitments” has the meaning set forth in Section 2.27(a).
“Refinancing Term Loans” has the meaning set forth in Section 2.27(a).
“Refinancing Indebtedness” means any Indebtedness of the Loan Parties or any of their Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, redeem, defease or refund, other Indebtedness of such Person, provided, that:
(m)the principal amount of such Refinancing Indebtedness does not exceed the sum of (i) the then outstanding principal amount of the Indebtedness so extended, refinanced, renewed, replaced, redeemed, defeased or refunded, (ii) the amount of any prepayment or redemption premium or fee payable to the holders of the Indebtedness so extended, refinanced, renewed, replaced, redeemed, defeased or refunded, (iii) the amount of accrued but unpaid interest on the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded and (iv) the reasonable and customary transactional costs and expenses incurred by the Loan Parties in connection with incurring such Refinancing Indebtedness;
(n)the interest rate or rates to accrue under such Refinancing Indebtedness do not exceed the market interest rate or rates as of the time of the issuance or incurrence of such Refinancing Indebtedness then accruing on the Indebtedness so extended, refinanced, renewed, replaced, redeemed, defeased or refunded;
(o)such extension, refinancing, renewal, replacement defeasance or refunding does not result in a shortening of the average weighted maturity of the Indebtedness so extended, refinanced, renewed, replaced, redeemed, defeased or refunded (and, with respect to Indebtedness permitted pursuant to Section 6.01(s), such extension, refinancing, renewal, replacement, redemption, defeasance or refunding does not result in any principal amount owing with respect of such Refinancing Indebtedness becoming due earlier than the date that is 90 days following the Latest Maturity Date then in effect);
(p)the subordination provisions (with respect to any Subordinated Indebtedness) and collateral security provisions (or absence thereof) of such Refinancing Indebtedness are in each case, as determined by the Administrative Agent in its sole discretion, substantially the same as, or more favorable to the applicable Loan Party and/or Subsidiary as those in the Indebtedness so extended, refinanced, renewed, replaced, redeemed, defeased or refunded;
(q)the covenants, defaults, remedies and other terms of such Refinancing Indebtedness are in each case, as determined by the Administrative Agent in its sole discretion, substantially the same as, or not materially less favorable to the applicable Loan Party and/or Subsidiary as those in the Indebtedness so extended, refinanced, renewed, replaced, redeemed, defeased or refunded; and

(r)no Default or Event of Default has occurred and is continuing or would result from the issuance or origination of such Refinancing Indebtedness.
“Register” has the meaning assigned to such term in Section 9.04.
“Regulated Lender Entity” has the meaning assigned to such term in Section 5.05(b).
“Regulation D” means Regulation D of the Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.
“Regulation T” means Regulation T of the Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.
“Regulation U” means Regulation U of the Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.
“Regulation X” means Regulation X of the Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.
“Reinvestment Deferred Amount” means, with respect to any Asset Sale or Recovery Event, the aggregate Net Cash Proceeds received by any Group Member in connection therewith that are not applied to prepay the Term Loans pursuant to Section 2.11(b) as a result of the Borrower’s determination to reinvest such Net Cash Proceeds in the business of the Borrower or any of its Subsidiaries.
“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, general partners, partners, members, trustees, managers, administrators, representatives, agents and advisors of such Person and such Person’s Affiliates.
“Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, disposing or dumping of any substance into the environment.
“Relevant Governmental Body” means the Federal Reserve Board and/or the NYFRB, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB or, in each case, any successor thereto.
“Repricing Transaction” means (a) any prepayment of Initial Term Loans with the proceeds of a substantially concurrent incurrence of Indebtedness by any Loan Party (other than any such incurrence in connection with an Enterprise Transformative Event or Change of Control), the primary purpose of which results in the all-in yield, on the date of such prepayment, being lower than the all-in yield on the Initial Term Loans (with the all-in yield calculated by the Administrative Agent in accordance with standard market practice, taking into account, in each case, any interest rate floors, the Applicable Rate hereunder and the interest rate spreads under such Indebtedness, and any original issue discount and upfront fees applicable to or payable in respect of the Initial Term Loans and such Indebtedness with the original issue discount and upfront fees being equated to interest rate assuming a four-year life to maturity of such Indebtedness (but excluding arrangement, structuring, underwriting, commitment, amendment or other fees regardless of whether paid in whole or in part to any or all lenders of such Indebtedness and any other fees that are not paid generally to all lenders of such Indebtedness)) and (b) any amendment, amendment and restatement or other modification to this Agreement that reduces the all-in yield (calculated as set forth in clause (a) above) of the Initial Term Loans (other than any such amendment, amendment and restatement or other modification effected in connection with an Enterprise Transformative Event or Change of Control).

“Required Lenders” means, at any time, Lenders having more than 50% of the aggregate unpaid principal amount of the Term Loans outstanding at such time.
“Requirements of Law” means, with respect to any Person, (a) the charter, articles or certificate of organization or incorporation and bylaws, constitutional documents, articles of association, memorandum of association or other organizational or governing documents of such Person and (b) any statute, law (including common law), treaty, rule, regulation, code, ordinance, order, decree, writ, judgment, injunction or determination of any arbitrator or court or other Governmental Authority (including Environmental Laws and Anti-Corruption Laws), in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.
“Requirements of Environmental Law” means all requirements imposed by any Environmental Law. Requirement of Environmental Law shall mean any one of them.
“Responsible Officer” means, with respect to any Person, the president, chief financial officer, treasurer, controller, or general counsel of such Person.
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Retained Excess Cash Flow” means, at any date of determination, an amount equal to the aggregate cumulative sum of the Retained Percentage of Excess Cash Flow for the Excess Cash Flow Periods ended on or prior to such date.
“Retained Percentage” means, with respect to any Excess Cash Flow Period, (a) 100% minus (b) the ECF Percentage with respect to such Excess Cash Flow Period.
“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business.
“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any comprehensive Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea and Syria).
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, or by the United Nations Security Council, the European Union or any European Union member state, Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country, (c) any Person owned or controlled (in each case only to the extent that the Sanctions imposed by the relevant sanctioning body or Governmental Authority would apply) by any such Person or Persons described in the foregoing clauses (a) or (b), or (d) any Person otherwise the subject of any Sanctions.
“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State or (b) the United Nations Security Council, the European Union, any European Union member state or Her Majesty’s Treasury of the U.K. or other relevant sanctions authority.
“SEC” means the Securities and Exchange Commission of the U.S.
“Secured Funded Indebtedness” means, as of any date for the Group Members on a Consolidated basis and without duplication, all secured Indebtedness of the types set forth in clauses (a) through (e) of the definition thereof and all guarantees of the Group Members in respect of any of the foregoing types of Indebtedness.

“Secured Leverage Ratio” means, with respect to the Group Members on a Consolidated basis, for the four (4) most recent consecutive fiscal quarters of the Borrower ending on or prior to the date of determination and for which financial statements shall have been delivered to the Administrative Agent, the ratio of (a)(i) Secured Funded Indebtedness outstanding on the last day of such period minus (ii) the aggregate Unrestricted Cash of the Group Members on such date to (b) EBITDA for such period.
“Secured Obligations” means all Obligations.
“Secured Parties” means (a) the Administrative Agent, (b) the Lenders, (c) the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document and each other Person to whom Obligations are owed, and (d) the successors and assigns of each of the foregoing.
“Senior Notes” means the 5.25% senior notes of the Borrower due 2021, issued pursuant to the Senior Note Indenture.
“Senior Note Indenture” means the Indenture, dated as of May 23, 2013, among the Borrower, the Subsidiaries of the Borrower party thereto, and The Bank of New York Mellon Trust Company, N.A., as Trustee.
“Series” shall have the meaning provided in Section 2.24(a).
“SOFR” with respect to any day means the secured overnight financing rate published for such day by the NYFRB, as the administrator of the benchmark (or a successor administrator), on the Federal Reserve Bank of New York’s Website.
“SOFR-Based Rate” means SOFR, Compounded SOFR or Term SOFR.
“Specified Dutch Entities” means Neenah Coldenhove Holding B.V. (formerly known as W.A. Sanders Coldenhove Holding B.V.) and its Subsidiaries, which are direct or indirect Subsidiaries of Neenah Global Holdings B.V., a direct Subsidiary of the Borrower.
“Specified Factoring Arrangements” means the arrangements set forth in Schedule 6.13.
“Specified German Equipment Indebtedness” has the meaning assigned to such term in Section 6.01(c).
“Specified Transaction” means, with respect to any period, any permitted Acquisition, Investment, Disposition, incurrence, assumption or prepayment, repayment, retirement, redemption, satisfaction, discharge or defeasance of Indebtedness (including the incurrence of any Incremental Term Loans, Permitted Ratio Indebtedness or Incremental Equivalent Debt), dividend, share repurchase or any other event that by the terms of this Agreement requires “pro forma compliance” (or words to similar effect) with a test or covenant hereunder or requires such test or covenant to be calculated on a “pro forma basis” (or words to similar effect).
“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve, liquid asset, fees or similar requirements (including any marginal, special, emergency or supplemental reserves or other requirements) established by any central bank, monetary authority, the Board, the Financial Conduct Authority, the Prudential Regulation Authority, the European Central Bank or other Governmental Authority for any category of deposits or liabilities customarily used to fund loans in U.S. Dollars, expressed in the case of each such requirement as a decimal. Such reserve, liquid asset, fees or similar requirements shall include those imposed pursuant to Regulation D of the Board. Eurocurrency Loans shall be deemed to be subject to such reserve, liquid asset, fee or similar requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under any applicable law, rule or regulation, including Regulation D of the Board or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve, liquid asset or similar requirement.
“Stock Repurchases” means, with respect to any period, all cash purchases by the Borrower of its common stock made during such period.
“Subordinated Indebtedness” means, with respect to any Loan Party or any of their Subsidiaries, Indebtedness subordinated in right of payment to such Loan Party’s or such Subsidiary’s monetary Secured Obligations on terms satisfactory to and approved in writing by the Administrative Agent, so long as all other terms thereof (including without limitation, regularly scheduled payments and financial and negative covenants) are satisfactory to and approved in writing by the Administrative Agent.
“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s Consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.
“Subsidiary” means any direct or indirect subsidiary of the Borrower or a Loan Party, as applicable.
“Swap Agreement” means any agreement with respect to any swap, forward, spot, future, credit default or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that, no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or its Subsidiaries shall be a Swap Agreement.
“Syndication Agent” means Bank of America, N.A. in its capacity as syndication agent for the credit facility evidenced by this Agreement.
“Synthetic Lease” means any lease of (or other arrangement conveying the right to use) real or personal Property, or a combination thereof, which lease or other arrangement is required or is permitted to be classified and accounted for as an operating lease under GAAP but which is intended by the parties thereto for tax, bankruptcy, regulatory, commercial law, real estate law and all other purposes as a financing arrangement.
“Tangible Assets” means, as of any date of determination, the sum of the amounts that would appear on a Consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as the total assets of the Borrower and its Subsidiaries, excluding goodwill, patents, trade names, trademarks, copyrights, franchises, experimental expense, organization expense and any other assets properly classified as intangible assets in accordance with GAAP, determined in accordance with GAAP.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan Refinancing Indebtedness” has the meaning specified in Section 6.01(a).
“Term Loans” means the collective reference to the Initial Term Loans and any Incremental Term Loans (including as the maturity thereof may be extended pursuant to Section 2.26).
“Term SOFR” means the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.
“Title Company” means First American Title Insurance Company or one or more other title insurance companies reasonably satisfactory to the Administrative Agent.
“Total Leverage Ratio” means, with respect to the Group Members on a Consolidated basis, for the four (4) most recent consecutive fiscal quarters of the Borrower ending on or prior to the date of determination and for which financial statements shall have been delivered to the Administrative Agent, the ratio of (a)(i) Funded Indebtedness outstanding on the last day of such period minus (ii) the aggregate Unrestricted Cash of the Group Members on such date to (b) EBITDA for such period.
“Transactions” means, collectively, the execution, delivery and performance by the Loan Parties of this Agreement and the other Loan Documents, the borrowing of Loans and other credit extensions and the use of the proceeds thereof, including using such proceeds for the Effective Date Refinancing.
“Trade Date” shall have the meaning specified in Section 9.04(f).
“Trademarks” shall have the meaning specified for such term in the definition of “Intellectual Property.”
“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or Alternate Base Rate.
“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the issue of perfection of security interests.
“U.K.” means, collectively, the United Kingdom of Great Britain and Northern Ireland.
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any Person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unliquidated Obligations” means, at any time, any Secured Obligations (or portion thereof) that are contingent in nature or unliquidated at such time, including any Secured Obligation that is: (a) an obligation to reimburse a bank for drawings not yet made under a letter of credit issued by it; (b) any other obligation (including any guarantee) that is contingent in nature at such time; or (c) an obligation to provide collateral to secure any of the foregoing types of obligations.

“Unrestricted Cash” means unrestricted cash and Permitted Investment Securities owned by any Group Member and not controlled by or subject to any Lien or other preferential arrangement in favor of any creditor (other than (x) Liens created under the Security Documents or the ABL Security Documents or the security documents governing other indebtedness permitted to be incurred and secured on a pari passu or junior basis by the Collateral pursuant to this Agreement and (y) customary rights of setoff and similar items related to the account where such funds are located).
“U.S.” or “United States” means the United States of America.
“U.S. Dollars”, “USD” or “$” refers to lawful money of the U.S.
“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.
“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.19(f).
“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.
“Voluntary Prepayment Amount” means as of any date, an amount equal to (a) the sum of the aggregate principal amount of all optional prepayments of Term Loans made after the Effective Date and prior to such date (excluding prepayments made with the proceeds of long-term Indebtedness) less (b) the aggregate principal amount of Incremental Term Loans and Incremental Equivalent Debt established prior to such date in reliance on the Voluntary Prepayment Amount.
“Wholly-Owned” means, as to a Subsidiary of any Person, a Subsidiary of such Person, all of the Equity Interests of which (other than (a) director’s qualifying shares and (b) shares issued to foreign nationals to the extent required by applicable law) are owned by such Person or another Wholly-Owned Subsidiary of such Person.
“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
“Working Capital” means at any date, the excess of Current Assets on such date over Current Liabilities on such date.
“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that Person or any other Person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
Section 1.02    Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “Eurocurrency Loan”). Borrowings also may be classified and referred to by Type (e.g., a “Eurocurrency Borrowing”).

Section 1.03    Terms Generally.

(s)The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply) and all judgments, orders and decrees of all Governmental Authorities. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (ii) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (iii) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignments set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (iv) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (v) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (vi) any reference in any definition to the phrase “at any time” or “for any period” shall refer to the same time or period for all calculations or determinations within such definition, and (vii) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
(t)Any reference herein to a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a Division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a Division or allocation), as if it were a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale or transfer, or similar term, as applicable, to, of or with a separate Person. Notwithstanding anything to the contrary in this Agreement, any Division of a limited liability company shall constitute a separate Person hereunder, and each resulting Division of any limited liability company that, prior to such Division, is a Subsidiary, the Borrower, a Guarantor, a Joint Venture or any other like term shall remain a Subsidiary, the Borrower, a Guarantor, a Joint Venture, or other like term, respectively, after giving effect to such Division, and any resulting Divisions of such Persons shall remain subject to the same restrictions applicable to the pre-Division predecessor of such Divisions.
Section 1.04Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if after the date hereof there occurs any change in GAAP or in the application thereof on the operation of any provision hereof (whether such change was announced prior to, on or after the Effective Date) and the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of such change in GAAP or in the application thereof (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith, and the Borrower, the Administrative Agent and the Required Lenders agree to negotiate such modification in good faith as soon as practical as reasonably requested by the Borrower or the Administrative Agent in order to preserve the original intent of such provision in light of such change in GAAP. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Financial Accounting Standards Board Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein, and (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Financial Accounting Standards Board Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.
Section 1.05Status of Obligations. In the event that the Borrower or any other Loan Party shall at any time issue or have outstanding any Subordinated Indebtedness, the Borrower shall take or cause such other Loan Party to take all such actions as shall be necessary to cause the Secured Obligations to constitute senior indebtedness (however denominated) in respect of such Subordinated Indebtedness and to enable the Administrative Agent and the Lenders to have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Indebtedness. Without limiting the foregoing, the Secured Obligations are hereby designated as “senior indebtedness” and as “designated senior indebtedness” and words of similar import under and in respect of any indenture or other agreement or instrument under which such Subordinated Indebtedness is outstanding and are further given all such other designations as shall be required under the terms of any such Subordinated Indebtedness in order that the Lenders may have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Indebtedness.
Section 1.06Calculations. Unless the Borrower elects otherwise, each Incremental Term Facility (or Incremental Equivalent Debt) shall be deemed incurred first under the Maximum Incremental Amount to the extent permitted (and calculated prior to giving effect to any substantially simultaneous incurrence of any Indebtedness based on a basket or exception that is not based on a financial ratio, including the Base Incremental Amount and the Voluntary Prepayment Amount), with any balance incurred under the Base Incremental Amount or the Voluntary Prepayment Amount.
Section 1.07Limited Conditionality Transaction. Notwithstanding anything to the contrary herein (including in connection with any calculation made on a pro forma basis), to the extent that the terms of this Agreement require (a) compliance with any financial ratio or test, (b) the absence of a Default or Event of Default (or any type of Default or Event of Default), (c) compliance with availability under any basket, and/or (d) the making of any representation or warranty, in each case, as a condition to the consummation of any Limited Conditionality Transaction (and any transaction relating thereto (other than, for the avoidance of doubt, the making of any Borrowing)), the determination of whether the relevant condition is satisfied may be made, at the election of the Borrower, at the time of (or on the basis of the financial statements for the most recently ended fiscal quarter for which financial statements are available at the time of) either (x) the execution of the definitive agreement or irrevocable notice with respect to such Limited Conditionality Transaction or (y) the consummation of such Limited Conditionality Transaction, in each case, after giving effect to the relevant Limited Conditionality Transaction (and any transaction relating thereto) on a pro forma basis; provided that (i) any Indebtedness to be incurred in connection with a Limited Conditionality Transaction in reliance on a test determined pursuant to clause (x) above shall be deemed outstanding for all purposes hereunder at all times from the date of execution of the definitive agreement with respect to the applicable Limited Conditionality Transaction through the consummation or abandonment of such Limited Conditionality Transaction notwithstanding that such Indebtedness has not in fact been incurred, (ii) in any such Limited

Conditionality Transaction, there shall be no Event of Default of the type described in Section 7.01(a), Section 7.01(b) or Section 7.02 at the consummation of such Limited Conditionality Transaction and (iii) the consummation of any such Limited Conditionality Transaction shall occur not more than one hundred twenty (120) days after the execution of the definitive agreement with respect to such Acquisition (as such deadline may be extended by the Administrative Agent in its reasonable discretion). For the purposes hereof, “Limited Conditionality Transaction” means any Acquisition permitted pursuant to Section 6.04 by any Loan Party so long as the consummation of which is not conditioned on the availability of, or on obtaining, third party financing.
Section 1.08Cashless Rollovers. Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, to the extent that any Lender extends the maturity date of, or replaces, renews or refinances, any of its then-existing Loans with incremental loans or Loans extended pursuant to Section 2.26, in each case, to the extent such extension, replacement, renewal or refinancing is effected by means of a “cashless roll” by such Lender, such extension, replacement, renewal or refinancing shall be deemed to comply with any requirement hereunder or any other Loan Document that such payment be made “in U.S. Dollars”, “in immediately available funds”, “in Cash” or any other similar requirement.
Section 1.09Interest Rates; LIBOR Notifications.  The interest rate on a Loan denominated in U.S. Dollars may be derived from an interest rate benchmark that is, or may in the future become, the subject of regulatory reform. Regulators have signaled the need to use alternative benchmark reference rates for some of these interest rate benchmarks and, as a result, such interest rate benchmarks may cease to comply with applicable laws and regulations, may be permanently discontinued, and/or the basis on which they are calculated may change.  The interest rate on Eurocurrency Loans is determined by reference to the LIBO Rate, which is derived from the London interbank offered rate.  The London interbank offered rate is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market.  In July 2017, the U.K. Financial Conduct Authority announced that, after the end of 2021, it would no longer persuade or compel contributing banks to make rate submissions to the ICE Benchmark Administration Limited for purposes of the Ice Benchmark Administration Limited (or any successor thereto) setting the London interbank offered rate. As a result, it is possible that commencing in 2022, the London interbank offered rate may no longer be available or may no longer be deemed an appropriate reference rate upon which to determine the interest rate on Eurodollar Loans.  In light of this eventuality, public and private sector industry initiatives are currently underway to identify new or alternative reference rates to be used in place of the London interbank offered rate.  Upon the occurrence of a Benchmark Transition Event or an Early Opt-In Election, Section 2.16(b) provides a mechanism for determining an alternative rate of interest.  The Administrative Agent will promptly notify the Borrower, pursuant to Section 2.16(b), of any change to the reference rate upon which the interest rate on Eurocurrency Loans is based.  However, the Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the London interbank offered rate or other rates in the definition of “LIBO Rate” or with respect to any alternative or successor rate thereto, or replacement rate thereof (including, without limitation, any such alternative, successor or replacement rate implemented pursuant to Section 2.16(b), whether upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, and (ii) the implementation of any Benchmark Replacement Conforming Changes pursuant to Section 2.16(c), including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate, will be similar to, or produce the same value or economic equivalence of, the LIBO Rate or have the same volume or liquidity as did the London interbank offered rate prior to its discontinuance or unavailability.
Section 1.10Divisions. For all purposes under the Loan Documents, in connection with any Division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.
Section 1.11Pro Forma Calculations. For purposes of calculating any financial ratio or test (including Tangible Assets or EBITDA), Specified Transactions that have been made (i) during the applicable period of the four (4) most recent consecutive fiscal quarters of the Borrower or (ii) subsequent to such period and prior to or simultaneously with the event for which the calculation of any such ratio is made shall be calculated on a pro forma basis assuming that all such Specified Transactions (and any increase or decrease in EBITDA and the component financial definitions used therein attributable to any Specified Transaction) had occurred on the first day of the applicable period (or, in the case of Tangible Assets, or Unrestricted Cash, Indebtedness and similar balance sheet items, on the last day of the applicable period). If, since the beginning of any applicable four (4) fiscal quarter period of the Borrower, any Person that subsequently became a Subsidiary or was merged, amalgamated or consolidated with or into the Borrower or any Subsidiary since the beginning of such shall have made any Specified Transaction that would have required adjustment pursuant to this Section 1.11, then such financial ratio or test (including Tangible Assets and EBITDA) shall be calculated to give pro forma effect thereto in accordance with this Section 1.11.

ArticleII
The Credits
Section 2.01Term Loans. Subject to the terms and conditions hereof, each Initial Term Lender severally (and not jointly) agrees to make term loans denominated in U.S. Dollars (the “Initial Term Loans”) on the Effective Date to the Borrower in an amount equal to the amount of its Initial Term Commitment. The Term Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Section 2.12.
Section 2.02Procedure for Term Loan Borrowing. To borrow Initial Term Loans on the Effective Date, the Borrower shall give the Administrative Agent irrevocable notice by submitting a Borrowing Request (which Borrowing Request must be received by the Administrative Agent prior to 12:00 Noon, New York City time, (a) three Business Days prior to the requested borrowing date, in the case of Eurodollar Loans, or (b) one Business Day prior to the requested borrowing date, in the case of ABR Loans), specifying (i) the amount and Type of Initial Term Loans to be borrowed, and (ii) in the case of Eurodollar Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Period therefor. Each borrowing under the Commitments shall be in an amount equal to (x) in the case of ABR Loans, $1,000,000 or a whole multiple thereof and (y) in the case of Eurodollar Loans, $5,000,000, or a whole multiple of $1,000,000 in excess thereof. Upon receipt of any Borrowing Request from the Borrower, the Administrative Agent shall promptly notify each applicable Lender thereof. Each Lender will make the amount of its applicable Commitment available to the Administrative Agent for the account of the Borrower prior to 12:00 Noon, New York City time, on the borrowing date in respect of such Commitments requested by the Borrower in funds immediately available to the Administrative Agent. The Commitments shall automatically terminate upon the making of the Initial Term Loans on the Effective Date and at any event shall terminate at 5:00 p.m. New York City time on the Effective Date.
Section 2.03Repayment of Term Loans; Evidence of Debt.
a.The Borrower shall repay the Initial Term Loans on the last day of each March, June, September and December, beginning with September 30, 2020 and ending with the last such day to occur prior to the Maturity Date, in an aggregate principal amount for each such date (as such amount shall be adjusted pursuant to Section 2.17(b) hereof) equal to the aggregate principal amount of the Initial Term Loans outstanding on the Effective Date multiplied by 0.25%.

b.The Incremental Term Loans of each Incremental Term Lender shall mature in consecutive installments (which shall be no more frequent than quarterly) as specified in the Incremental Term Loan Activation Notice pursuant to which such Incremental Term Loans were made (as such amount shall be adjusted pursuant to Section 2.17(b)).
c.To the extent not previously paid (i) all Initial Term Loans shall be repaid on the Maturity Date and (ii) all Incremental Term Loans shall be repaid on the Incremental Term Loan Maturity Date applicable thereto.
d.Any Lender may request that Loans made by it to the Borrower be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the Lender and its registered assigns and in a form approved by the Administrative Agent and the Borrower. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the payee and its registered assigns.
Section 2.04[Reserved].
Section 2.05[Reserved].
Section 2.06[Reserved].
Section 2.07[Reserved].
Section 2.08Fees, etc. The Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates as set forth in any fee agreements with the Administrative Agent and to perform any other obligations contained therein.
Section 2.09[Reserved]
Section 2.10.Optional Prepayments. (a) The Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty (subject to Section 2.10(b)), upon irrevocable notice delivered to the Administrative Agent no later than 12:00 Noon, New York City time, three Business Days prior thereto, in the case of Eurodollar Loans, and no later than 12:00 Noon, New York City time, one Business Day prior thereto, in the case of ABR Loans, which notice shall specify the date and amount of prepayment and whether the prepayment is of Eurodollar Loans or ABR Loans; provided, that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.20. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to such date on the amount prepaid. Partial prepayments of Term Loans shall be in an aggregate principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof. All optional prepayments of Term Loans in accordance with this Section 2.10 shall be applied as directed by the Borrower.
b.All (i) prepayments of Initial Term Loans pursuant to Section 2.10(a) or Section 2.11(a) effected on or prior to the twelve-month anniversary of the Effective Date with the proceeds of a Repricing Transaction and (ii) amendments, amendments and restatements or other modifications of this Agreement on or prior to the twelve-month anniversary of the Effective Date constituting Repricing Transactions shall, in each case, be accompanied by a fee payable to the Initial Term Lenders in an amount equal to 1.00% of the aggregate principal amount of the Initial Term Loans so prepaid, in the case of a transaction described in clause (i) of this paragraph, or 1.00% of the aggregate principal amount of Initial Term Loans affected by such amendment, amendment and restatement or other modification (including any such Initial Term Loans assigned in connection with the replacement of a Lender not consenting thereto), in the case of a transaction described in clause (ii) of this paragraph. Such fee shall be paid by the Borrower to the Administrative Agent, for the account of the Lenders in respect of the Initial Term Loans, on the date of such prepayment.
Section 2.11.Mandatory Prepayments. (a) If any Indebtedness shall be incurred by any Group Member (excluding any Indebtedness permitted in accordance with Section 6.01), an amount equal to 100% of the Net

Cash Proceeds thereof shall be applied on the date of such incurrence toward the prepayment of the Term Loans as set forth in Section 2.11(d); provided that prepayments pursuant to this Section 2.11(a) shall be accompanied by any fees payable with respect thereto pursuant to Section 2.10(b).
b.If on any date any Group Member shall receive Net Cash Proceeds from any Asset Sale or Recovery Event in excess of $10,000,000 individually or in any series of related transactions or $20,000,000 in the aggregate in any fiscal year, such Net Cash Proceeds shall be applied within ten (10) Business Days after such date, toward the prepayment of Term Loans in an amount equal to such Net Cash Proceeds as set forth in Section 2.11(d); provided, that, notwithstanding the foregoing, the Borrower may reinvest the Net Cash Proceeds in assets used in or useful to the business of any Group Member within (i) 12 months following the receipt of such Net Cash Proceeds or (ii) 18 months following the receipt of such Net Cash Proceeds in the event that any Group Member shall have entered into a binding commitment within 12 months following the receipt of such Net Cash Proceeds to reinvest such Net Cash Proceeds in the business of a Group Member (it being understood that if any portion of such Net Cash Proceeds are no longer intended to be reinvested or are not reinvested within such 12- or 18-month period, as applicable, such Net Cash Proceeds shall be applied on the fifth (5th) Business Day after the Borrower reasonably determines that such Net Cash Proceeds are no longer intended to be or are not reinvested within such 12- or 18-month period, as applicable, toward the prepayment of the Terms Loans as set forth in Section 2.11(d) (it being understood and agreed that pending the reinvestment of such Net Cash Proceeds, such Net Cash Proceeds shall be held by the applicable Group Member and available for use for any purpose not expressly prohibited by this Agreement, and for general working capital purposes); provided further that, notwithstanding the foregoing, such Net Cash Proceeds may be applied towards the prepayment or purchase of Pari Passu Secured Indebtedness to the extent the documentation governing such Indebtedness requires such a prepayment or purchase with Net Cash Proceeds from any Asset Sale or Recovery Event, in each case in an amount not to exceed the product of (x) the amount of such Net Cash Proceeds and (y) a fraction, the numerator of which is the outstanding principal amount of such other Indebtedness and the denominator of which is the aggregate outstanding principal amount of Term Loans and all such other Indebtedness (provided that, in the event that the applicable Group Member makes an offer to the holders of such Pari Passu Secured Indebtedness to prepay or purchase such Pari Passu Secured Indebtedness in an amount permitted under this Section 2.11(b), to the extent that such offer is declined by holders of such Pari Passu Secured Indebtedness (the declined amount, the “Other Debt Declined Amount”) and the Borrower has not reinvested such Net Cash Proceeds as contemplated by this Section 2.11(b), the Borrower shall be required to prepay Term Loans in an amount equal to such Other Debt Declined Amount as if the Other Debt Declined Amount were Net Cash Proceeds received on the final date by which such declining holders were required to give notice of their Other Debt Declined Amount).
c.If, for any Excess Cash Flow Period, there shall be Excess Cash Flow, the Borrower shall, on the relevant Excess Cash Flow Application Date, apply toward the prepayment of the Term Loans as set forth in Section 2.11(d) in an amount equal to the excess of (x) the ECF Percentage of such Excess Cash Flow over (y) solely to the extent not funded with the proceeds of long-term Indebtedness, the aggregate amount of all optional prepayments of Term Loans made during such Excess Cash Flow Period, or, without duplication across periods, after such Excess Cash Flow Period and prior to the relevant Excess Cash Flow Application Date, is due pursuant to Section 2.10, prepayments of ABL Loans to the extent accompanied by a permanent reduction of the ABL Commitments and any other voluntary prepayment of Pari Passu Secured Indebtedness, plus the aggregate amount of all Loan purchases made during such Excess Cash Flow Period pursuant to Section 2.25 (provided that the aggregate amount of any such purchase shall be the amount of the Borrower’s cash payment in respect of such purchase). Each such prepayment shall be made on a date (an “Excess Cash Flow Application Date”) no later than five Business Days after the earlier of (i) the date on which the financial statements of the Borrower referred to in Section 5.03(a), for the Excess Cash Flow Period with respect to which such prepayment is made, are required to be delivered to the Lenders and (ii) the date such financial statements are actually delivered.
d.Amounts to be applied in connection with prepayments made pursuant to this Section 2.11 shall be applied to the prepayment of the Term Loans in accordance with Section 2.17(b). The application of any prepayment pursuant to this Section 2.11 shall be made first, to ABR Loans and, second, to Eurodollar Loans. Each prepayment of the Loans under this Section 2.11 shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid.
e.With respect to any prepayment pursuant to Sections 2.11(b) or (c) of Initial Term Loans and, unless otherwise specified in the applicable Incremental Term Loan Activation Notice, other Term Loans, any Term Lender, at its option, may elect not to accept such prepayment. The Borrower shall notify the Administrative Agent of any event giving rise to a prepayment under this Section 2.11 at least three Business Days prior to the date of such prepayment. Each such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the amount of such prepayment that is required to be made under this Section 2.11. Any Lender may decline to accept all (but not less than all) of its share of any such prepayment (the “Declined Amount”) by providing written notice to the Administrative Agent no later than two Business Days after the date of such Lender’s receipt of notice from the Administrative Agent regarding such prepayment. If the Lender does not give a notice to the Administrative Agent on or prior to such second Business Day informing the Administrative Agent that it declines to accept the applicable prepayment, then such Lender will be deemed to have accepted such prepayment. Such Lender’s Declined Amount may be retained by the Borrower and shall increase the Declined Amount as provided in the definition thereof.
f.Notwithstanding any other provisions of this Section 2.11, to the extent any or all of the Net Cash Proceeds of any Asset Sale by a Foreign Subsidiary, the Net Cash Proceeds of any Recovery Event received by a Foreign Subsidiary or Excess Cash Flow attributable to Foreign Subsidiaries, are prohibited or delayed by any applicable local law (including provisions on capital impairment and/or liquidity impairment restrictions, financial assistance, corporate benefit restrictions on upstreaming of cash intra group and the fiduciary and statutory duties and the duty of care of the directors of such Foreign Subsidiary) from being repatriated or passed on to or used for the benefit of the Borrower or any applicable Domestic Subsidiary or if the Borrower has determined in good faith that repatriation of any such amount to the Borrower or any applicable Domestic Subsidiary would have adverse tax consequences (including acceleration of the point in time when such earnings would otherwise be taxed) with respect to such amount, the portion of such Net Cash Proceeds or Excess Cash Flow so affected will not be required to be applied to prepay the Term Loans at the times provided in this Section 2.11 but may be retained by the applicable Foreign Subsidiary (which may include by way of cash pooling among Foreign Subsidiaries) so long, but only so long, as the applicable local law will not permit repatriation or the passing on to or otherwise using for the benefit of the Borrower or the applicable Domestic Subsidiary, or the Borrower believes in good faith that such adverse tax consequence would result, and once such repatriation of any of such affected Net Cash Proceeds or Excess Cash Flow is permitted under the applicable local law or the Borrower determines in good faith such repatriation would no longer have such adverse tax consequences, such repatriation will be promptly effected and such repatriated Net Cash Proceeds or Excess Cash Flow will be promptly (and in any event not later than five Business Days after such repatriation) applied (net of additional taxes payable or reasonably estimated to be payable as a result thereof) to the prepayment of the Term Loans pursuant to this Section 2.11 (provided that no such prepayment of the Term Loans pursuant to this Section 2.11 shall be required in the case of any such Net Cash Proceeds or Excess Cash Flow the repatriation of which the Borrower believes in good faith would result in adverse tax consequences, if on or before the date on which such Net Cash Proceeds so retained would otherwise have been required to be applied to reinvestments or prepayments (after giving effect to the reinvestment period therefor) (or such Excess Cash Flow would have been so required if it were Net Cash Proceeds), the Borrower applies an amount equal to the amount of such Net Cash Proceeds or Excess Cash Flow to such reinvestments or prepayments as if such Net Cash Proceeds or Excess Cash Flow had been received by the Borrower rather than such Foreign Subsidiary, less the amount of additional taxes that would have been payable or reserved against if such Net Cash Proceeds or Excess Cash

Flow had been repatriated (or, if less, the Net Cash Proceeds or Excess Cash Flow that would be calculated if received by such Foreign Subsidiary). With respect to the repatriation of Excess Cash Flow, in no event will any Non-Loan Party be required to repatriate more than the ECF Percentage of Excess Cash Flow attributable to them.
g.Notwithstanding any of the other provisions of this Section 2.11, so long as no Event of Default shall have occurred and be continuing, if any prepayment of Eurodollar Loans is required to be made under this Section 2.11, prior to the last day of the Interest Period therefor, in lieu of making any payment pursuant to this Section 2.11 in respect of any such Eurodollar Loans prior to the last day of the Interest Period therefor, the Borrower may, in its sole discretion, deposit an amount sufficient to make any such prepayment otherwise required to be made thereunder together with accrued interest to the last day of such Interest Period into a blocked account at the Administrative Agent until the last day of such Interest Period, at which time the Administrative Agent shall be authorized (without any further action by or notice to or from the Borrower or any other Loan Party) to apply such amount to the prepayment of such Loans in accordance with this Section 2.11. Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent shall also be authorized (without any further action by or notice to or from the Borrower or any other Loan Party) to apply such amount to the prepayment of the outstanding Loans in accordance with the relevant provisions of this Section 2.11. Such deposit shall be deemed to be a prepayment of such Loans by the Borrower for all purposes under this Agreement.
Section 2.12.Conversion and Continuation Options. (a) The Borrower may elect from time to time to convert Eurodollar Loans to ABR Loans by giving the Administrative Agent prior irrevocable notice of such election by submitting an Interest Election Request no later than 12:00 Noon, New York City time, on the Business Day preceding the proposed conversion date, provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto. The Borrower may elect from time to time to convert ABR Loans to Eurodollar Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 12:00 Noon, New York City time, on the third Business Day preceding the proposed conversion date (which Interest Election Request shall specify the length of the initial Interest Period therefor), provided that no ABR Loan under a particular Facility may be converted into a Eurodollar Loan when any Event of Default has occurred and is continuing and the Administrative Agent or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such conversions. Upon receipt of any such Interest Election Request the Administrative Agent shall promptly notify each relevant Lender thereof.
b.Any Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving irrevocable notice by submitting an Interest Election Request to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.01, of the length of the next Interest Period to be applicable to such Loans, provided that no Eurodollar Loan under a particular Facility may be continued as such (i) when any Event of Default has occurred and is continuing and the Administrative Agent has or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such continuations or (ii) if an Event of Default pursuant to Section 7.01(a), (b) or 7.02 is in existence, and provided, further, that if the Borrower shall fail to give any required Interest Election Request as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period. Upon receipt of any such Interest Election Request the Administrative Agent shall promptly notify each relevant Lender thereof.
Section 2.13.Limitations on Eurodollar Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Eurodollar Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to

$5,000,000 or a whole multiple of $1,000,000 in excess thereof and (b) no more than 5 Eurodollar Tranches shall be outstanding at any one time.
Section 2.14.Interest Rates and Payment Dates. Subject to Section 2.16,
a.Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Adjusted LIBO Rate determined for such day plus the Applicable Rate.
b.Each ABR Loan shall bear interest for each day at a rate per annum equal to the Alternate Base Rate plus the Applicable Rate.
c.(i) If all or a portion of the principal amount of any Loan shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section 2.14 plus 2%, and (ii) if all or a portion of any interest payable on any Loan or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to ABR Loans under the relevant Facility plus 2% (or, in the case of any such other amounts that do not relate to a particular Facility, the rate then applicable to ABR Loans under the Initial Term Facility plus 2%), in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (as well after as before judgment).
d.Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this Section 2.14 shall be payable from time to time on demand.
Section 2.15.Computation of Interest and Fees.
a.Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to ABR Loans the rate of interest on which is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed (including the first day, but excluding the last day; provided that if a Loan is repaid on the same day on which it is made, one day’s interest shall be paid on such Loan). The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of an Adjusted LIBO Rate.
b.Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.14(a).
Section 2.16.Alternate Rate of Interest.
a.Subject to clauses (b), (c), (d) and (e) of this Section 2.16, if prior to the commencement of any Interest Period for a Eurodollar Borrowing:
i.the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable (including because the LIBO Screen Rate is not available or published on a current basis), for a Loan for such Interest Period, or
ii.the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for a Loan for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period, then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone, telecopy or electronic mail as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (A) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar

Borrowing shall be ineffective and (B) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.
b.Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, the Administrative Agent and the Borrower may amend this Agreement to replace the LIBO Rate with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all Lenders and the Borrower, so long as the Administrative Agent has not received, by such time, written notice of objection to such proposed amendment from Lenders comprising the Required Lenders; provided that, with respect to any proposed amendment containing any SOFR-Based Rate, the Lenders shall be entitled to object only to the Benchmark Replacement Adjustment contained therein. Any such amendment with respect to an Early Opt-in Election will become effective on the date that Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders accept such amendment. No replacement of LIBO Rate with a Benchmark Replacement will occur prior to the applicable Benchmark Transition Start Date.
c.In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.
d.The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes and (iv) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or Lenders pursuant to this Section 2.16, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 2.16.
e.Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurocurrency Borrowing shall be ineffective and (ii) if any Borrowing Request requests a Eurocurrency Borrowing, such Borrowing shall be made as an ABR Borrowing.
Section 2.17.Pro Rata Treatment and Payments.
a.The borrowing by the Borrower from the Initial Term Lenders hereunder shall be made pro rata according to the Initial Term Percentages of the Initial Term Lenders.
b.With respect to any Facility, each payment (including each prepayment under this Agreement) by the Borrower on account of principal of and interest on the Term Loans of such Facility shall be made pro rata according to the respective outstanding principal amounts of the Term Loans of such Facility then held by the Lenders (except as otherwise provided in Section 2.11(e)). The amount of each principal prepayment of the Term Loans pursuant to Section 2.11 shall be applied to reduce the Initial Term Loans and Incremental Term Loans on a pro rata basis based upon the respective then remaining principal amounts thereof (unless any Incremental Term Lenders have agreed to less than pro rata prepayments) and shall be applied within each Facility to the then remaining installments thereof as directed by the Borrower (or if not so directed, to the then remaining installments thereof in direct order of maturity). Amounts repaid (including amounts pursuant to Section 2.11) and prepaid on account of the Term Loans may not be reborrowed.
c.Except to the extent that this Agreement or a court order expressly provides for payments to be allocated to a particular Lender or to the Lenders under a particular Facility, if any Lender (a “Benefitted

Lender”) shall receive any payment of all or part of the Obligations owing to it (other than in connection with an assignment made pursuant to Section 9.04), or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 7.02, or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.
d.All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 2:00 P.M., New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, in U.S. Dollars and in immediately available funds. The Administrative Agent shall distribute such payments to each relevant Lender promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.
e.Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the date of such Borrowing, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon, at a rate equal to the greater of (i) the NYFRB Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days after such borrowing date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans under the relevant Facility, on demand, from the Borrower.
f.Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average NYFRB Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.
g.If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.17(e), 2.17(f) or 2.19(e), then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender for the benefit of the Administrative Agent to satisfy such Lender’s obligations to it under such Sections until all such unsatisfied obligations are fully paid, and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under any such Section, in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.
h.Notwithstanding anything to the contrary contained in this Agreement, upon the occurrence and during the continuance of an Event of Default, the proceeds of any sale of, or other realization upon, all or any part of the Collateral shall be applied in accordance with Section 4.1 of the Intercreditor Agreement to the extent applicable.
Section 2.18.Requirements of Law.
a.If any Change in Law:
i.shall subject the Administrative Agent or any Lender to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;
ii.shall impose, modify or hold applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit (or participations therein) by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Adjusted LIBO Rate; or
iii.shall impose on such Lender any other condition (other than Taxes);
and the result of any of the foregoing is to increase the cost to the Administrative Agent or such Lender, by an amount that the Administrative Agent or such Lender deems to be material, of making, converting into, continuing or maintaining Loans, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay the Administrative Agent or such Lender, upon its demand, any additional amounts necessary to compensate the Administrative Agent or such Lender for such increased cost or reduced amount receivable. If the Administrative Agent or any Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.
b.If any Lender shall have determined that the adoption of or any Change in Law regarding capital or liquidity requirements or in the interpretation, administration, implementation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital or liquidity requirements (whether or not having the force of law) from any Governmental Authority made subsequent to the Effective Date shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such Change in Law (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy or liquidity) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction.
c.A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. Notwithstanding anything to the contrary in this Section, the Borrower shall not be required to compensate a Lender pursuant to this Section for any amounts incurred more than six months prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such six-month period shall be extended to include the period of such retroactive effect. The obligations of the Borrower pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
d.Notwithstanding any other provision of this Section 2.18 to the contrary, no Lender shall be entitled to receive any compensation pursuant to this Section 2.18 unless it shall be the general policy or practice of such Lender to seek compensation from other similarly situated borrowers in the U.S. syndicated loan market with respect to its similarly affected loans under agreements with such borrowers having provisions similar to this Section 2.18.
Section 2.19.Taxes.
a.Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that, after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.19), the amounts received with respect to this agreement equal the sum which would have been received had no such deduction or withholding been made.
b.The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for, Other Taxes.
c.As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.19, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
d.Without duplication of payments made pursuant to Section 2.19(a) above, the Loan Parties shall jointly and severally indemnify each Credit Party, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.19) payable or paid by such Credit Party or required to be withheld or deducted from a payment to such Credit Party and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
e.Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for any such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so) and (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c) relating to the maintenance of a Participant Register, in either case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to setoff and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).
f.
i.Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative

Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.19(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
ii.Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,
A.any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
B.any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:
1.in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
2.executed copies of IRS Form W-8ECI;
3.in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit E-1 to the effect that such Non-U.S. Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E; or
4.to the extent a Non-U.S. Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-2 or Exhibit E-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Non-U.S. Lender is a partnership and one or more direct or indirect partners of such Non-U.S. Lender are claiming the portfolio interest exemption, such Non-U.S. Lender may provide a U.S. Tax Compliance

Certificate substantially in the form of Exhibit E-4 on behalf of each such direct and indirect partner;
C.any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and
D.if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the Effective Date.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.
g.If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.19 (including by the payment of additional amounts pursuant to this Section 2.19), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 2.19 shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
h.Each party’s obligations under this Section 2.19 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under the Loan Documents.

i.For purposes of this Section 2.19, the term “applicable law” includes FATCA.
2.20.Break Funding. The Borrower agrees to indemnify each Lender for, and to hold each Lender harmless from, any loss or expense that such Lender sustains or incurs as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment of or conversion from Eurodollar Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Rate included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. A certificate as to any amounts payable pursuant to this Section submitted to the Borrower by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder for nine months.
2.21.Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.18 or 2.19(a) with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event or to assign and delegate its rights and obligations hereunder to another of its offices, branches or Affiliates with the object of avoiding the consequences of such event; provided, that such designation or assignment is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending offices to suffer no material economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 2.18 or 2.19(a).
2.22.Replacement of Lenders. The Borrower shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Section 2.18 or 2.19(a) or (b) does not consent to any proposed amendment, supplement, modification, consent or waiver of any provision of this Agreement or any other Loan Document that requires the consent of each of the Lenders or each of the Lenders affected thereby (so long as the consent of the Required Lenders has been obtained), with a replacement financial institution; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) prior to any such replacement, such Lender shall have taken no action under Section 2.21 so as to eliminate the continued need for payment of amounts owing pursuant to Section 2.18 or 2.19(a), (iv) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (v) the Borrower shall be liable to such replaced Lender under Section 2.20 if any Eurodollar Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (vi) the replacement financial institution shall be reasonably satisfactory to the Administrative Agent, (vii) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 9.04 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein), (viii) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Section 2.18 or 2.19(a), as the case may be, and (ix) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender. Each party hereto agrees that an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the

Borrower, the Administrative Agent and the assignee (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an approved Platform as to which the Administrative Agent and such parties are participants), and that the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to and be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender, provided that any such documents shall be without recourse to or warranty by the parties thereto.
2.23.[Reserved].
2.24.Incremental Facilities.
a.The Borrower and any one or more Lenders (including New Lenders) may from time to time agree that such Lenders shall make, obtain or increase the amount of their Incremental Term Loans (which may be effected by increasing the amount of any then existing Facility) by executing and delivering to the Administrative Agent an Incremental Term Loan Activation Notice specifying (v) the amount of such Incremental Term Loans, (w) the applicable Incremental Term Loan Effective Date (which shall be a date not less than 10 Business Days after the date on which such notice is delivered to the Administrative Agent (or such earlier date as shall be agreed by the Administrative Agent)), (x) the applicable Incremental Term Loan Maturity Date, (y) the amortization schedule for such Incremental Term Loans and (z) the Applicable Rate for such Incremental Term Loans; provided, that (i) the aggregate amount of all Incremental Term Loans established on any date, together with the aggregate amount of Incremental Equivalent Debt incurred on such date, shall not exceed the sum of (x) an amount equal to the Base Incremental Amount on such date, (y) an additional amount equal to the Voluntary Prepayment Amount on such date and (z) an additional amount subject to the Maximum Incremental Amount as of such date, (ii) each Incremental Term Facility shall be in a minimum aggregate principal amount of $10,000,000, unless otherwise agreed by the Administrative Agent in its reasonable discretion, (iii) the Incremental Term Loans in respect of any Incremental Term Facility and all obligations in respect thereof shall be Obligations under this Agreement and the other Loan Documents that are (A) guaranteed on a pari passu basis with all of the other Obligations under this Agreement and the other Loan Documents and (B) secured by the Collateral (and no other property) and the Liens on the Collateral securing such Incremental Term Loans and all other obligations in respect thereof shall be pari passu with the Liens on the Collateral securing all of the other Obligations under this Agreement and the other Loan Documents, (iv) the Incremental Term Loans in respect of any Incremental Term Facility will be entitled to mandatory prepayments on the same basis as the Initial Term Loans unless the applicable Incremental Term Loan Activation Notice specifies a lesser treatment, (v) such Incremental Term Loans shall have a final maturity no earlier than the Latest Maturity Date (determined immediately prior to incurrence of such Incremental Term Loans), (vi) the weighted average life to maturity of such Incremental Term Facility shall be no shorter than that of any existing Term Loans (except if required in order to make such Incremental Term Loans fungible with any outstanding Term Loans), (vii) the all-in-yield (whether in the form of interest rate margins, original issue discount, upfront fees or interest rate floors, but excluding arrangement, structuring, underwriting, commitment or amendment fees regardless of whether paid in whole or in part to any or all lenders of such Indebtedness and any other fees that are not paid generally to all lenders of such Indebtedness) and (subject to clauses (v) and (vi) above) amortization schedule applicable to such Incremental Term Facility shall be determined by the Borrower and the Lenders providing such Incremental Term Facility, provided that, in the event that the all-in-yield for any Incremental Term Facility (calculated as provided above) shall be more than 50 basis points higher than the corresponding all-in-yield for any then existing Initial Term Loans as determined by the Administrative Agent in accordance with standard market practices (after giving effect to interest rate margins, original issue discount, upfront fees or interest rate floors, but excluding arrangement, structuring, underwriting, commitment or amendment fees regardless of whether paid in whole or in part to any or all lenders of such Indebtedness and any other fees that are not paid generally to all lenders of such Indebtedness), then the all-in-yield with respect to the outstanding Initial Term Loans shall be increased to the amount necessary so that the difference between the all-in-yield with respect to the Incremental Term Facility and the all-in-yield on the outstanding Initial Term Loans is equal to 50 basis points and (viii) to the extent that (subject to clauses (iv) through (vii) above) the terms of any Incremental Term Facility are not consistent with the terms of the Initial Term Facility, they shall be reasonably satisfactory to the Administrative Agent. No Lender shall have any obligation to participate in any increase described in this paragraph unless it agrees to do so in its sole discretion. Any Incremental Term Loan Commitments established pursuant to an Incremental Term Loan Activation Notice that have identical terms and conditions, and any Incremental Term Loans made thereunder, shall be designated as a separate series (each a “Series”) of Incremental Term Loan Commitments and Incremental Term Loans for all purposes of this Agreement.
b.Any additional bank, financial institution or other entity which, with the consent of the Borrower and the Administrative Agent (which consent shall not be unreasonably withheld), elects to become a “Lender” under this Agreement in connection with any transaction described in Section 2.24(a) shall execute a New Lender Supplement (each, a “New Lender Supplement”), substantially in the form of Exhibit H-2, whereupon such bank, financial institution or other entity (a “New Lender”) shall become a Lender for all purposes and to the same extent as if originally a party hereto and shall be bound by and entitled to the benefits of this Agreement.
c.[Reserved].
d.Each Incremental Term Loan Activation Notice may, without the consent of any Lender (other than the applicable Incremental Term Lenders) effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to give effect to the provisions of this Section 2.24 (including any modifications that are favorable to any existing Loans so that they are “fungible” with the applicable Incremental Term Loans). This Section shall supersede any provision of Section 9.02 to the contrary.
e.It shall be a condition precedent to the availability of any Incremental Term Loans that (i) no Default or Event of Default (giving effect to the provisions of Section 1.07, in the case of any Incremental Limited Conditionality Term Facility) shall have occurred and be continuing immediately prior to and immediately after giving effect to the making of such Incremental Term Loans, (ii) the representations and warranties set forth in each Loan Document (giving effect to the provisions of Section 1.07, in the case of any Incremental Limited Conditionality Term Facility) shall be true and correct in all material respects (or, if qualified by materiality, in all respects) on and as of the Incremental Term Loan Effective Date immediately prior to and immediately after giving effect to the making of such Incremental Term Loans, except to the extent expressly made as of an earlier date, in which case they shall be so true and correct in all material respects (or, if qualified by materiality, in all respects) as of such earlier date and (iii) the Borrower shall have delivered such legal opinions, board resolutions, secretary’s certificate, officer’s certificate and other documents as shall be reasonably requested by the Administrative Agent in connection with any Incremental Term Facility.
2.25.Loan Repurchases.
a.Subject to the terms and conditions set forth or referred to below, a Purchasing Borrower Party may from time to time, in its discretion, conduct modified Dutch auctions to make Auction Purchase Offers, each such Auction Purchase Offer to be managed by an investment bank of recognized standing selected by the Borrower following consultation with the Administrative Agent (in such capacity, the “Auction Manager”) and to be conducted in accordance with the procedures, terms and conditions set forth in this Section 2.25 and the Auction Procedures, in each case, so long as the following conditions are satisfied:
i.no Default or Event of Default shall have occurred and be continuing at the time of purchase of any Term Loans or on the date of the delivery of each Auction Notice;

ii.the assigning Lender and the Purchasing Borrower Party shall execute and deliver to the Administrative Agent an Assignment and Assumption;
iii.the maximum principal amount (calculated on the face amount thereof) of Term Loans that the Purchasing Borrower Party offers to purchase in any Auction Purchase Offer shall be no less than $10,000,000 (unless another amount is agreed to by the Administrative Agent in its reasonable discretion);
iv.any Term Loans assigned to any Purchasing Borrower Party shall be automatically and permanently cancelled upon the effectiveness of such assignment and will thereafter no longer be outstanding for any purpose hereunder, and such Term Loans may not be resold (it being understood and agreed that any gains or losses by any Purchasing Borrower Party upon purchase or acquisition and cancellation of such Term Loans shall not be taken into account in the calculation of Excess Cash Flow, Net Income or EBITDA);
v.no more than one Auction Purchase Offer with respect to any Facility may be ongoing at any one time and no more than four Auction Purchase Offers (regardless of Facility) may be made in any one year;
vi.at the time of each purchase of Term Loans through an Auction Purchase Offer, the Borrower shall have delivered to the Auction Manager a certificate of a Responsible Officer certifying as to compliance with the preceding clause (i);
vii.no Purchasing Borrower Party may use the proceeds, directly or indirectly, from ABL Loans to purchase any Term Loans; and
viii.each Auction Purchase Offer shall be made to all Lenders of the applicable Facility subject to such Auction Purchase Offer.
b.A Purchasing Borrower Party must terminate any Auction Purchase Offer if it fails to satisfy one or more of the conditions set forth above which are required to be met at the time which otherwise would have been the time of purchase of Term Loans pursuant to such Auction Purchase Offer. If a Purchasing Borrower Party commences any Auction Purchase Offer (and all relevant requirements set forth above which are required to be satisfied at the time of the commencement of such Auction Purchase Offer have in fact been satisfied), and if at such time of commencement the Purchasing Borrower Party reasonably believes that all required conditions set forth above which are required to be satisfied at the time of the consummation of such Auction Purchase Offer shall be satisfied, then the Purchasing Borrower Party shall have no liability to any Lender for any termination of such Auction Purchase Offer as a result of the failure to satisfy one or more of the conditions set forth above which are required to be met at the time which otherwise would have been the time of consummation of such Auction Purchase Offer, and any such failure shall not result in any Default or Event of Default hereunder. With respect to all purchases of Term Loans of any Facility made by a Purchasing Borrower Party pursuant to this Section 2.25, the Purchasing Borrower Party shall pay on the settlement date of each such purchase all accrued and unpaid interest (except to the extent otherwise set forth in the relevant offering documents), if any, on the purchased Term Loans of the applicable Facility up to the settlement date of such purchase.
The Administrative Agent and the Lenders hereby consent to the Auction Purchase Offers and the other transactions effected pursuant to and in accordance with the terms of this Section 2.25 (provided that no Lender shall have an obligation to participate in any such Auction Purchase Offer). For the avoidance of doubt, it is understood and agreed that the provisions of Section 2.17 will not apply to the purchases of Term Loans pursuant to and in accordance with the provisions of this Section 2.25. The Auction Manager acting in its capacity as such hereunder shall be entitled to the benefits of the provisions of Article VIII and Article IX to the same extent as if each reference therein to the “Administrative Agent” were a reference to the Auction Manager, and the Administrative Agent shall cooperate with the Auction Manager as reasonably requested by the Auction Manager in order to enable it to perform its responsibilities and duties in connection with each Auction Purchase Offer.

2.26.Loan Modification Offers.
a.The Borrower may on one or more occasions after the Effective Date, by written notice to the Administrative Agent, make one or more offers (each, a “Loan Modification Offer”) to all (and not fewer than all) the Lenders of one or more Facilities (each Facility subject to such a Loan Modification Offer, an “Affected Facility”) to make one or more Permitted Amendments pursuant to procedures reasonably specified by the Administrative Agent and reasonably acceptable to the Borrower. Such notice shall set forth (i) the terms and conditions of the requested Loan Modification Offer and (ii) the date on which such Loan Modification Offer is requested to become effective. Permitted Amendments shall become effective only with respect to the Loans of the Lenders of the Affected Facility that accept the applicable Loan Modification Offer (such Lenders, the “Accepting Lenders”) and, in the case of any Accepting Lender, only with respect to such Lender’s Loans and Commitments of such Affected Facility as to which such Lender’s acceptance has been made. With respect to all Permitted Amendments consummated by the Borrower pursuant to this Section 2.26, (i) such Permitted Amendments shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 2.11 and (ii) any Loan Modification Offer, unless contemplating a scheduled maturity date already in effect with respect to any Loans hereunder pursuant to a previously consummated Permitted Amendment, must be in a minimum amount of $10,000,000 (or such lesser amount as may be approved by the Administrative Agent in its reasonable discretion); provided that the Borrower may at its election specify as a condition (a “Minimum Extension Condition”) to consummating any such Permitted Amendment that a minimum amount (to be determined and specified in the relevant Loan Modification Offer in the Borrower’s sole discretion and which may be waived by the Borrower) of Loans of any or all Affected Facilities be extended. If the aggregate principal amount of Loans of any Affected Facility in respect of which Lenders shall have accepted the relevant Loan Modification Offer shall exceed the maximum aggregate principal amount of Loans of such Affected Facility offered to be extended by the Borrower pursuant to such Loan Modification Offer, then the Loans of such Lenders shall be extended ratably up to such maximum amount based on the relative principal amounts (but not to exceed actual holdings of record) with respect to which such Lenders have accepted such Loan Modification Offer.
b.A Permitted Amendment shall be effected pursuant to a Loan Modification Agreement executed and delivered by the Borrower, each Accepting Lender and the Administrative Agent; provided that no Permitted Amendment shall become effective unless (i) on the date of effectiveness thereof, the representations and warranties of each Loan Party set forth in the Loan Documents (other than Section 3.07 hereof with respect to the absence of Default) shall be true and correct in all material respects (or if qualified by materiality, in all respects), in each case on and as of such date, except in the case of any such representation and warranty expressly made as of an earlier date, in which case such representation and warranty shall be so true and correct on and as of such earlier date, (ii) the Borrower shall have delivered, or agreed to deliver by a date following the effectiveness of such Permitted Amendment reasonably acceptable to the Administrative Agent, to the Administrative Agent such legal opinions, board resolutions, secretary’s certificates, officer’s certificates and other documents (including reaffirmation agreements, supplements and/or amendments to Mortgage or other Collateral Documents, in each case to the extent applicable) as shall reasonably be requested by the Administrative Agent in connection therewith and (iii) any applicable Minimum Extension Condition shall be satisfied (unless waived by the Borrower). The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Loan Modification Agreement. Each Loan Modification Agreement may, without the consent of any Lender other than the applicable Accepting Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to give effect to the provisions of this Section 2.26, including any amendments necessary to treat the applicable Loans of the Accepting Lenders as a new Facility of loans hereunder (and the Lenders hereby irrevocably authorize the Administrative Agent to enter into any such amendments); provided that (i) all prepayments of Loans (i.e., both extended and non-extended) shall continue to be made on a ratable basis among all Lenders, based on the relative amounts of their Loans unless a Permitted Amendment provides for lesser treatment of the Loans of the Accepting Lenders, until the repayment of the non-extended Loans. The Administrative Agent and the Lenders hereby acknowledge that in respect of payments on non-extended Loans on the scheduled maturity date in respect thereof the pro rata payment requirements contained elsewhere in this Agreement are not intended to apply to the transactions effected pursuant to this Section 2.26. This Section 2.26 shall supersede any provisions in Section 2.17 or Section 9.02 to the contrary.
2.27.Refinancing Facilities.
a.The Borrower may, on one or more occasions after the Effective Date, by written notice to the Administrative Agent, request the establishment hereunder of one or more additional Facilities of term loan commitments (the “Refinancing Term Loan Commitments”) pursuant to which each Person providing such a commitment (a “Refinancing Term Lender”) will make term loans to the Borrower as specified in such written notice (the “Refinancing Term Loans”); provided that (i) each Refinancing Term Lender shall be a Person who is otherwise eligible to be assigned Loans pursuant to Section 9.04 and (ii) if the consent of the Administrative Agent would be required for an assignment of Loans to such Refinancing Term Lender, the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld.
b.The Refinancing Term Loan Commitments shall be effected pursuant to one or more Refinancing Facility Agreements executed and delivered by the Borrower, each Refinancing Term Lender providing such Refinancing Term Loan Commitments and the Administrative Agent; provided that no Refinancing Term Loan Commitments shall become effective unless (i) no Event of Default shall have occurred and be continuing on the date of effectiveness thereof, (ii) on the date of effectiveness thereof, the representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects (or if qualified by materiality, in all respects), in each case on and as of such date, except in the case of any such representation and warranty expressly made as of an earlier date, in which case such representation and warranty shall be so true and correct in all material respects (or, if qualified by materiality, in all respects) on and as of such earlier date, (iii) the Borrower shall have delivered to the Administrative Agent, or agreed to deliver by a date following the effectiveness of such Refinancing Facility Agreement, such legal opinions, board resolutions, secretary’s certificates, officer’s certificates and other documents (including reaffirmation agreements, supplements and/or amendments to Mortgages or other Collateral Documents, in each case to the extent applicable) as shall reasonably be requested by the Administrative Agent in connection therewith and (iv) substantially concurrently with the effectiveness thereof, the Borrower shall obtain Refinancing Term Loans thereunder and shall repay or prepay then outstanding Term Loans of one or more Facilities in an aggregate principal amount equal to the aggregate amount of such Refinancing Term Loan Commitments (less the aggregate amount of accrued and unpaid interest with respect to such outstanding Term Loans and any reasonable fees, premium and expenses relating to such refinancing). The Borrower shall determine the amount of such prepayments allocated to each Facility of outstanding Term Loans, and any such prepayment of Term Loans of any Facility shall be applied to reduce the subsequent scheduled repayments of Term Loans of such Facility to be made pursuant to Section 2.03 as directed by the Borrower.
c.The Refinancing Facility Agreement shall set forth, with respect to the Refinancing Term Loan Commitments established thereby and the Refinancing Term Loans to be made thereunder, to the extent applicable, the following terms thereof: (i) the designation of such Refinancing Term Loan Commitments and Refinancing Term Loans as a new “Facility” for all purposes hereof (provided that with the consent of the Administrative Agent, any Refinancing Term Loan Commitments and Refinancing Term Loans may be treated as a single “Facility” with any then-outstanding existing Commitments or Loans), (ii) the stated termination and maturity dates applicable to such Refinancing Term Loan Commitments or Refinancing Term Loans; provided that (A) such stated termination and maturity dates shall not be earlier than the Maturity Date applicable to the Facility of Term Loans so refinanced and (B) any Refinancing Term Loans shall not have a weighted average life to maturity shorter than the Facility of Term Loans so refinanced, (iii) any amortization applicable thereto and the effect thereon of any prepayment of such Refinancing Term Loans, (iv) the interest rate or rates applicable to such Refinancing Term Loans, (v) the fees applicable to such Refinancing Term Loan Commitments or Refinancing Term Loans, (vi) any original issue discount applicable thereto, (vii) the initial Interest Period or Interest Periods applicable to such Refinancing Term Loans, (viii) any voluntary or mandatory prepayment requirements applicable to such Refinancing Term Loans and any restrictions on the voluntary or mandatory prepayments of such Refinancing Term Loans; provided that such prepayment requirements (x) may provide that such Refinancing Term Loans may participate in any mandatory prepayment on a pro rata basis with any Facility of existing Term Loans, but may not provide for prepayment requirements that are more favorable to the Lenders holding such Refinancing Term Loans than to the Lenders holding any other Facility of Term Loans) and (y) no Refinancing Term Loans may be voluntarily prepaid for so long as there are Loans outstanding under the Facility from which such Refinancing Term Loans were refinanced (such Facility, the “Original Facility”) unless such payment is made on a ratable basis among the Lenders holding such Refinancing Term Loans and the Lenders under the Original Facility, based on the relative amounts of the Loans under such Facilities and (ix) whether the Refinancing Term Loans are secured or guaranteed; provided that, any Refinancing Term Loans (1) if secured, shall be (A) if applicable, subject to a customary intercreditor agreement reasonably satisfactory to the Administrative Agent and Borrower and (B) secured only by any assets that constitute Collateral and (2) if guaranteed, shall not be guaranteed by any entities other than the Guarantors. Except as contemplated by the preceding sentence, the terms of the Refinancing Term Loan Commitments and Refinancing Term Loans of a Facility shall be as agreed with the Refinancing Term Lender so long as such terms are either (x) taken as a whole, not materially more favorable to the lenders providing the Refinancing Term Loan Commitments as the terms of the Initial Term Loan Commitments and the Initial Term Loans (except for covenants or other provisions applicable only to periods after the Latest Maturity Date at the time such Refinancing Term Loan Commitments are incurred) or (y) reflect market terms and conditions at the time of incurrence or issuance, as reasonably determined by the Borrower in good faith. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Facility Agreement. Each Refinancing Facility Agreement may, without the consent of any Lender other than the applicable Refinancing Term Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to give effect to the provisions of this Section 2.27, including any amendments necessary to treat the applicable Refinancing Term Loan Commitments and Refinancing Term Loans as a new Facility of commitments and/or loans hereunder (and the Lenders hereby irrevocably authorize the Administrative Agent to enter into any such amendments). This Section 2.27 shall supersede any provisions in Section 2.17 or Section 9.02 to the contrary.

ArticleIII

Representations and Warranties

Each Loan Party represents and warrants to the Lenders that:
3.01.Organization; Powers. The Loan Parties and each of their Subsidiaries are duly organized, validly existing and in good standing (to the extent such concept is applicable in the relevant jurisdiction) under the laws of the jurisdiction of its organization, have all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, are qualified to do business, and are in good standing (to the extent such concept is applicable), in every other jurisdiction where such qualification is required.
3.02.Authorization; Enforceability. The Transactions are within each Loan Party’s organizational powers and have been duly authorized by all necessary organizational actions and, if required, actions by equity holders. Each Loan Document to which each Loan Party is a party has been duly executed and delivered by such Loan Party and constitutes a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law, and requirements of reasonableness, good faith and fair dealing.
3.03.Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except for filings necessary to perfect Liens created pursuant to the Loan Documents, (b) will not violate any Requirements of Law applicable to any Loan Party or any of its Subsidiaries, (c) will not violate or result in a default in any material respects under any material indenture, material agreement or other material instrument, including, without limitation, the ABL Credit Agreement, binding upon any Loan Party or any of its Subsidiaries or the assets of any Loan Party or any of its Subsidiaries, or give rise to a right thereunder to require any material payment to be made by any Loan Party or any of its Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any asset of any Loan Party or any of its Subsidiaries, except Liens created pursuant to the Loan Documents and the ABL Loan Documents, and except, in the case of clauses (a) and (b) above, where such breach or the failure to take such action, could not reasonably be expected to result in a Material Adverse Effect.
3.04.Financial Condition; No Material Adverse Change.
a.The Borrower has heretofore furnished to the Lenders its Consolidated balance sheet and statements of income, stockholders equity and cash flows (i) as of and for the fiscal year ended December 31, 2019, reported on by Deloitte & Touche LLP, independent public accountants, and (ii) as of and for each fiscal quarter ending on or prior to March 31, 2020, certified by a Financial Officer of the Borrower. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its Consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.
b.The Borrower has heretofore furnished to the Administrative Agent projected income statements, balance sheets and cash flows of the Loan Parties and their Subsidiaries, on a Consolidated basis, such projections disclosing all material assumptions made by the Loan Parties in formulating such projections on an annual basis for fiscal years 2020 through 2025. The projections are based upon estimates and assumptions which the Loan Parties believe are reasonable in light of the conditions which existed as of the time the projections were made, have been prepared on the basis of the material assumptions stated therein and reflect as of the date of this Agreement and the Effective Date an estimate believed reasonable by the Loan Parties as to the results of operations and other information projected therein.
c.Since December 31, 2019, no event, change or condition has occurred that has had, or could reasonably be expected to have, a Material Adverse Effect.
3.05.Properties. (a) Each of the Borrower and its Subsidiaries has defensible title to, or valid leasehold interests or licensed interests in, all its real and personal Property material to the businesses of the Borrower and its Subsidiaries taken as a whole, except for minor defects in title that do not interfere with their ability to conduct such businesses or to utilize such properties for their intended purposes.
a.Each of the Borrower and its Subsidiaries owns, or is licensed to use, all material trademarks, tradenames, copyrights and patents necessary for the operation of the business of the Borrower and its Subsidiaries, taken as a whole, and to the knowledge of the Borrower the use thereof by the Borrower and its Subsidiaries does not infringe upon, the rights of any other Person, except for any such infringements that could not reasonably be expected to result in a Material Adverse Effect.
b.No Loan Party is in default in any material respect under any lease with respect to any Material Leasehold Property, and to the knowledge of any Loan Party, no other party thereto is in default under any such lease.
3.06.Litigation and Environmental Matters. (a) No actions, suits or proceedings by or before any arbitrator or Governmental Authority are pending or, to the knowledge of any Loan Party, threatened against or affecting any Loan Party or any Subsidiary (i) except as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve this Agreement or the Transactions.
b.Except for the Disclosed Matters (i) no Loan Party or any of its Subsidiaries has received written notice of any claim with respect to any Environmental Liability in excess of $5,000,000 or knows of any basis for it to be subject to any Environmental Liability in excess of $5,000,000, in each case with respect to which there is a reasonable possibility of an adverse determination and (ii) no Loan Party or any of its Subsidiaries (A) has failed to comply with any applicable Environmental Law which is reasonably expected to result in any Environmental Liability in excess of $5,000,000 or to obtain, maintain or comply with any permit, license or other approval required under any applicable Environmental Law which is reasonably expected to result in any Environmental Liability in excess of $5,000,000, or (B) has become subject to any Environmental Liability in excess of $5,000,000.
c.Since the Effective Date, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in a Material Adverse Effect.
3.07.Compliance with Laws and Agreements; No Default. Except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, each of the Loan Parties and its Subsidiaries is in compliance with (i) all Requirements of Law applicable to it or its Property and (ii) all indentures, material agreements and other material instruments, including, without limitation, the ABL Credit Agreement, binding upon it or its Property. No Default has occurred and is continuing.
3.08.Investment Company Status. No Loan Party or any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.
3.09.Taxes. Each of the Loan Parties and its Subsidiaries has timely filed or caused to be timely filed (except for extensions duly obtained) Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) as disclosed in Schedule 3.09, (b) those for which extensions have been obtained and (c) Taxes that are being contested in good faith by appropriate proceedings and for which such Loan Party or such Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP. No federal income tax returns of any Loan Party has been audited by the IRS, the determination under which could reasonably be expected to have a Material Adverse Effect. No Loan Party, as of the Effective Date, has requested or been granted any extension of time to file any federal tax return. No Loan Party or any of its Subsidiaries has, as of the Effective Date, requested or been granted any extension of time to file any state, provincial, local or foreign tax return, other than extensions with respect to tax liabilities where such Loan Party’s or such Subsidiary’s failure to pay such tax liabilities would not have a Material Adverse Effect. Except for any tax sharing agreement entered into and delivered to the Administrative Agent pursuant to the terms hereof, no Loan Party is a party to, or has any material obligation under, any tax sharing arrangement with any Person.
3.10.ERISA; Foreign Pension Plans.
a.ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.
b.Foreign Pension Plans. Except as could not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect: (i) all employer and employee contributions (including insurance premiums) required from any Group Member or any of its Affiliates by applicable law or by the terms of any Foreign Pension Plan (including any policy held thereunder) have been made, or, if applicable, accrued in accordance with normal accounting practices; (ii) each Foreign Pension Plan that is required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities; and (iii) each such Foreign Pension Plan is in compliance (A) with all material provisions of applicable law and all material applicable regulations and regulatory requirements (whether discretionary or otherwise) with respect to such Foreign Pension Plan and (B) with the terms of such Foreign Pension Plan.

3.11.Disclosure. (a) The information furnished by or on behalf of any Loan Party in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) (excluding any forecasts, protections or estimates contained in such information), taken as a whole, and after giving effect to any updates provided, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, in light of the circumstances when made, not misleading; provided, however, it is understood that financial statements only contain such disclosures as are required by GAAP. All forecasts, projections or estimates that are part of such information (including those delivered subsequent to the Effective Date) have been prepared in good faith based upon assumptions believed to be reasonable at the time made (it being understood and agreed that financial projections are not a guarantee of financial performance and actual results may differ from financial projections and such differences may be material).
b.As of the Effective Date, to the best knowledge of the Borrower, the information included in the Beneficial Ownership Certification provided on or prior to the Effective Date to any Lender in connection with this Agreement is true and correct in all respects.
3.12.Solvency. Immediately after the consummation of the Transactions to occur on the Effective Date:
a.The value of the assets of each Loan Party (including contribution rights from other Loan Parties), based on a fair valuation thereof (calculated on a going-concern basis), is not less than the amount that will be required to be paid on or in respect of the probable liability on the existing debts and other liabilities (including contingent liabilities) of such Loan Party, as they are expected to become absolute and mature. The value of the assets of each of the Subsidiaries of the Loan Parties (including contribution rights from other Loan Parties), based on a fair valuation thereof (calculated on a going-concern basis), is not less than the amount that will be required to be paid on or in respect of the probable liability on the existing debts and other liabilities (including contingent liabilities) of each such Subsidiary, as they are expected to become absolute and mature.
b.The assets of each Loan Party do not constitute unreasonably small capital for such Loan Party to carry out its business as now conducted and as proposed to be conducted including the capital needs of such Loan Party, taking into account (i) the nature of the business conducted by such Loan Party, (ii) the particular capital requirements of the business conducted by such Loan Party, (iii) the anticipated nature of the business to be conducted by such Loan Party in the future, and (iv) the projected capital requirements and capital availability of such current and anticipated business. The assets of each of the Subsidiaries of each Loan Party do not constitute unreasonably small capital for such Subsidiary to carry out its business as now conducted and as proposed to be conducted, including the capital needs of each such Subsidiary, taking into account (A) the nature of the business conducted by such Subsidiary, (B) the particular capital requirements of the business conducted by such Subsidiary, (C) the anticipated nature of the business to be conducted by such Subsidiary in the future, and (D) the projected capital requirements and capital availability of such current and anticipated business.
c.No Loan Party, nor any of its Subsidiaries, intends to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be received by each such Loan Party and Subsidiary and the timing and amounts to be payable on or in respect of debt of each such Loan Party and Subsidiary, as applicable). The cash flow of each such Loan Party and Subsidiary, after taking into account all anticipated uses of the cash of each such Loan Party and Subsidiary, should at all times be sufficient to pay all such amounts on or in respect of debt of each such Loan Party and Subsidiary when such amounts are anticipated to be required to be paid.
d.The Loan Parties do not believe that final judgments against any of them or any of their Subsidiaries in actions for money damages presently pending, if any, will be rendered at a time when, or in an amount such that, the applicable Loan Party or Subsidiary will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum reasonable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered). The cash flow of each such Loan Party and Subsidiary, as applicable, after taking into account all other anticipated uses of the cash of each such Loan Party and Subsidiary, as applicable (including the payments on or in respect of debt referred to in clause (c) of Section 3.12), should at all times be sufficient to pay all such judgments promptly in accordance with their terms (taking into account the maximum reasonable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered).
e.With respect to Neenah HK, no Hong Kong Insolvency Event has occurred with respect to it.
3.13.Insurance. Schedule 3.13 sets forth a description of all insurance maintained by or on behalf of the Loan Parties and their Subsidiaries as of the Effective Date. The Borrower maintains, and has caused each of its Subsidiaries to maintain, with financially sound and reputable insurance companies, insurance on all their real and personal Property in such amounts, subject to such deductibles and self-insurance retentions and covering such properties and risks as are adequate and customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.
3.14.Capitalization and Subsidiaries. As of the Effective Date, Schedule 3.14 sets forth (a) a correct and complete list of the name and relationship to the Borrower of each of its Subsidiaries, (b) a true and complete listing of each class of each Loan Party’s (other than the Borrower’s) and its Subsidiaries’ issued and outstanding Equity Interests, all of which Equity Interests are owned beneficially and of record by the Persons identified on Schedule 3.14, and (c) the type of entity of the Borrower and each of its Subsidiaries.
3.15.Security Interest in Collateral. The provisions of this Agreement and the other Loan Documents create legal and valid Liens on all of the Collateral in favor of the Administrative Agent, for the benefit of the Secured Parties, and, subject to certain filings, notices and recording contemplated by the Collateral Documents previously made or to be made on or about the Effective Date (or, with respect to any Person that becomes a Loan Party after the Effective Date, on or about such later date on which such Person becomes a Loan Party), such Liens constitute perfected and continuing Liens on the Collateral in the manner required by the Collateral Documents, securing the Secured Obligations (or designated portion thereof), enforceable against the applicable Loan Party and all third parties, and having priority over all other Liens on the Collateral except (a) Liens permitted under Section 6.02 that are not required to be junior in priority, to the extent any such Liens would have priority over the Liens in favor of the Administrative Agent pursuant to any applicable law or agreement (including, for the avoidance of doubt, the Intercreditor Agreement) and (b) Liens perfected only by control or possession (including possession of, or notation of a Lien on, any certificate of title) to the extent the Administrative Agent has not obtained or does not maintain control or possession of such Collateral (or has not noted such Lien on any certificate of title).
3.16.Employment Matters. As of the Effective Date, there are no strikes, lockouts or slowdowns against any Loan Party or any of its Subsidiaries pending or, to the knowledge of any Loan Party, threatened, that, in the aggregate, could reasonably be expected to result in a Material Adverse Effect. The hours worked by and payments made to employees of the Loan Parties and their Subsidiaries have not been in violation of the Fair Labor Standards Act or any other Requirements of Law dealing with such matters, in a manner that, in the aggregate, could reasonably be expected to result in a Material Adverse Effect. All payments due from any Loan Party or any of its Subsidiaries, or for which any claim may be made against any Loan Party or any of its Subsidiaries, on account of wages, vacation pay and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of the Loan Party or such Subsidiary, except those that could not reasonably be expected to have a Material Adverse Effect.
3.17.Federal Reserve Regulations. No part of the proceeds of any Loan has been used or will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulation T, Regulation U and Regulation X. The Borrower is not engaged nor will it engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board), or extending credit for the purpose of purchasing or carrying margin stock.
3.18.Use of Proceeds. The proceeds of the Loans have been used and will be used, whether directly or indirectly, as set forth in Section 5.09.
3.19.Common Enterprise. The successful operation and condition of each of the Loan Parties is dependent on the continued successful performance of the functions of the group of the Loan Parties as a whole and the successful operation of each of the Loan Parties is dependent on the successful performance and operation of each other Loan Party. Each Loan Party expects to derive benefit either in its separate capacity or as a member of the group of companies, directly or indirectly, from (i) successful operations of each of the other Loan Parties and (ii) the credit extended by the Lenders to the Borrower hereunder. Each Loan Party has determined that execution, delivery, and performance of this Agreement and any other Loan Documents to be executed by such Loan Party is within its purpose, in furtherance of its direct and/or indirect business interests, will be of direct and indirect benefit to such Loan Party or the Loan Parties taken as a group, and is in its or the group’s best interest.
3.20.[Reserved].
3.21.Status of Collateral. Each Loan Party is and shall be the sole owner, free and clear of all Liens except in favor of the Administrative Agent or otherwise permitted under Section 6.02 hereunder, of and fully authorized to sell, transfer, pledge and/or grant a security interest in all of the Collateral (other than Excluded Assets) owned by such Loan Party.
3.22.Transactions with Related Parties. Any and all transactions, contracts, licenses, or other agreements existing on the date of this Agreement and the Effective Date which have been entered into by and among any Loan Party and any Affiliate, officer, or director of any Loan Party (other than Permitted Affiliate Transactions), have been entered into and made upon terms and conditions not less favorable to the applicable Loan Parties than those terms which could have been obtained from wholly independent and unrelated sources.
3.23.[Reserved].
3.24.[Reserved].
3.25.Anti-Corruption Laws and Sanctions. Each Loan Party has implemented and maintains in effect policies and procedures designed to ensure compliance by such Loan Party, its Subsidiaries and their respective directors, officers and employees with Anti-Corruption Laws and applicable Sanctions, and such Loan Party, its Subsidiaries and their respective officers and employees and, to the knowledge of such Loan Party, its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects and are not knowingly engaged in any activity that would reasonably be expected to result in any Loan Party being designated as a Sanctioned Person. None of (a) any Loan Party, any Subsidiary or, to the knowledge of the Loan Parties and the Subsidiaries, any of their respective directors, officers or employees, or (b) to the knowledge of the Loan Parties, any agent of the Loan Parties or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. None of the Transactions or any other transaction contemplated by this Agreement or any other Loan Document will violate Anti-Corruption Laws or applicable Sanctions. The Loan Parties do not make any representation or warranty under this Section 3.25 in relation to economic or financial sanctions or trade embargos imposed, administered or enforced from time to time by any Governmental Authority, including the U.S. government, including those administered by OFAC or the U.S. Department of State and/or any other agency of the U.S. government, or any of the foregoing administered by any international organization, if and to the extent this representation and warranty would expose any of the Group Members to any infringement of or liability under EU Regulation (EC) 2271/96, as amended by Council Regulation (EC) No. 807/2003 of 14 April 2003, or section 7 of the German Foreign Trade Regulation (Außenwirtschaftsverordnung), as amended from time to time, or any similar anti-boycott statute, it being understood that the foregoing limitation does not otherwise affect or impair any representation or warranty made by any of the Loan Parties in favor of any Credit Party or any rights of such other Credit Parties.
3.26.Affected Financial Institutions. No Loan Party is an Affected Financial Institution.

ArticleIV
Conditions
4.01.Effective Date. The obligations of the Lenders to make the Initial Term Loans hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):
a.Credit Agreement and Other Loan Documents. The Administrative Agent (or its counsel) shall have received (i) from each party hereto a counterpart of this Agreement signed on behalf of such party (which, subject to Section 9.06(b), may include any Electronic Signatures transmitted by telecopy, emailed pdf or any other electronic means that reproduces an image of an actual executed signature page), (ii) a counterpart of each other Loan Document signed on behalf of each party thereto (which, subject to Section 9.06(b), may include any Electronic Signatures transmitted by telecopy, emailed pdf or any other electronic means that reproduces an image of an actual executed signature page) and (iii) such other certificates, documents, instruments and agreements as the Administrative Agent shall reasonably request in connection with the transactions contemplated by this Agreement and the other Loan Documents, including any promissory notes requested by a Lender pursuant to Section 2.03(d) payable to each such requesting Lender and written opinions of the U.S. counsel of the Loan Parties, as the Administrative Agent may request, addressed to the Administrative Agent and the Lenders (together with any other real estate related opinions separately described herein), all in form and substance satisfactory to the Administrative Agent, the Lead Arrangers and their counsel.
b.Financial Statements and Projections. The Administrative Agent shall have received (i) audited Consolidated financial statements of the Borrower and its Subsidiaries for the 2019 fiscal year, (ii) unaudited interim Consolidated financial statements of the Borrower and its Subsidiaries for each fiscal quarter ended after the date of the latest applicable financial statements delivered pursuant to clause (i) of this paragraph as to which such financial statements are available, and such financial statements shall not reflect any material adverse change in the Consolidated financial condition of Borrower and its Subsidiaries, as reflected in the audited, Consolidated financial statements described in clause (i) of this paragraph and (iii) annual projections for fiscal years 2020 through 2025.
c.Closing Certificates; Certified Certificate of Incorporation; Good Standing Certificates. The Administrative Agent shall have received (i) a certificate of each Loan Party, dated the Effective Date and executed by its Secretary or Assistant Secretary, which shall (A) certify the resolutions of its Board of Directors, shareholder(s), members or other body authorizing the execution, delivery and performance of the Loan Documents to which it is a party, (B) identify by name and title and bear the signatures of the Financial Officers, to the extent available, and any other officers of such Loan Party authorized to sign the Loan Documents to which it is a party, and (C) contain appropriate attachments, including the certificate or articles of incorporation or organization (or similar document) of each Loan Party certified by the relevant authority of the jurisdiction of organization of such Loan Party (to the extent available in the jurisdiction) and a true and correct copy of its by-laws or operating, management or partnership agreement (or similar document) and (ii) a good standing certificate (where relevant) for each Loan Party from its jurisdiction of organization or the substantive equivalent, if any, available in the jurisdiction of organization for each Loan Party from the appropriate governmental officer in such jurisdiction.
d.No Default Certificate. The Administrative Agent shall have received a certificate, signed by a Financial Officer of the Borrower, dated as of the Effective Date, (i) stating that no Default has occurred and is continuing, (ii) stating that the representations and warranties contained in Article III are true and correct in all material respects as of such date (or, with respect to any representation or warranty which by its terms is made as of a specified date, is true and correct in all material respects only as of such specified date or, with respect to any representation or warranty which is subject to any materiality qualifier, is true and correct in all respects), (iii) certifying that the conditions set forth in Sections 4.01(m) and (n) have been satisfied and (iv) certifying any other factual matters as may be reasonably requested by the Administrative Agent.
e.Fees. The Lenders, the Administrative Agent and the Lead Arrangers shall have received all fees required to be paid, and all expenses for which invoices have been presented on or before the Effective Date (including the reasonable fees and expenses of legal counsel), on or before the Effective Date.
f.Lien Searches. The Administrative Agent shall have received the results of a recent lien search in each jurisdiction (where applicable) reasonably requested by the Administrative Agent and such search shall reveal no Liens on any of the assets of the Loan Parties except for Liens permitted by Section 6.02 or discharged on or prior to the Effective Date pursuant to a pay-off letter or other documentation satisfactory to the Administrative Agent.
g.Solvency. The Administrative Agent shall have received a solvency certificate or certification from a Financial Officer of the Borrower, on behalf of itself and each of the other Loan Parties.
h.Pledged Equity Interests; Stock Powers; Pledged Notes. The Administrative Agent shall have received (i) the certificates representing Equity Interests pledged pursuant to any Collateral Document, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof, to the extent applicable, and (ii) each promissory note (if any) required to be delivered to the Administrative Agent pursuant to any Collateral Documents) endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.
i.Filings, Registrations and Recordings. Each document (including any Uniform Commercial Code financing statement and Intellectual Property security agreement) required by the Collateral Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of itself, the Lenders and the other Secured Parties, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 6.02) with the priority required in the Intercreditor Agreement, shall be in proper form for filing, registration or recordation.
j.Insurance. The Administrative Agent shall have received (to the extent not previously provided by the Loan Parties) evidence of insurance coverage and endorsement to policies in form, scope and substance reasonably satisfactory to the Administrative Agent and otherwise in compliance with the terms of the Collateral Documents.
k.USA PATRIOT Act, Etc. (i) The Administrative Agent and the Lenders shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, for each Loan Party, and (ii) to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least five (5) days prior to the Effective Date, any Lender that has requested, in a written notice to the Borrower at least ten (10) days prior to the Effective Date (or such shorter period as may be acceptable to the Borrower), a Beneficial Ownership Certification in relation to the Borrower shall have received such Beneficial Ownership Certification (provided that, upon the execution and delivery by such Lender of its signature page to this Agreement, the condition set forth in this clause (ii) shall be deemed to be satisfied).
l.Perfection Certificate. The Administrative Agent shall have received a Perfection Certificate, dated the Effective Date, substantially in the form of Exhibit G hereto, duly executed by each Loan Party.
m.Government and Third Party Consents and Approvals. The Administrative Agent shall have received fully executed copies of all consents and approvals, if any, required to be obtained from any Governmental Authority or other Person in connection with the Transactions (including member and shareholder approvals, if any), each of which shall have been obtained on satisfactory terms and shall be in full force and effect.
n.No Legal Prohibition; No Injunction. The Transactions shall not be prohibited by any Requirements of Law. No injunction, litigation, arbitration or similar proceeding shall be pending which calls into question the validity or the enforceability this Agreement or any other Loan Document.

o.Senior Notes Refinancing. Substantially concurrently with the Effective Date, the Borrower shall have delivered to the trustee for the Senior Notes irrevocable instructions to give notice to the holders of the Senior Notes of the redemption thereof in full, and shall deposit with the trustee using proceeds of the Initial Term Loans an amount sufficient to cause the obligations in respect of the Senior Note Indenture to be satisfied and discharged in full (subject to the survival of any provisions thereof which, by their express terms, survive such satisfaction and discharge) and any guarantees in respect thereof terminated (the “Effective Date Refinancing”).
Without limiting the generality of the provisions of Article VIII, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or be satisfied with, each document or other matter required under this Section 4.01 to be consented to or approved by or be acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the Effective Date specifying its objection thereto. All documents executed or submitted pursuant to this Section 4.01 by and on behalf of the Borrower shall be in form and substance reasonably satisfactory to the Administrative Agent and its counsel. The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02).
4.02.Each Extension of Credit. The obligation of each Lender to make a Loan on the occasion of any Borrowing (subject to Section 2.24) is subject to the satisfaction of the following conditions:
a.The representations and warranties of the Loan Parties set forth in this Agreement shall be true and correct in all material respects with the same effect as though made on and as of the date of such Borrowing (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date, and that any representation or warranty which is subject to any materiality qualifier shall be required to be true and correct in all respects).
b.At the time of and immediately after giving effect to such Borrowing, no Default or Event of Default shall have occurred and be continuing.
c.Each Borrowing shall constitute a representation and warranty by each Loan Party on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section. If requested by the Administrative Agent, it shall have received a certificate executed by the Financial Officer or other Responsible Officer of the Borrower as to compliance with paragraphs (a) and (b) of this Section.
ArticleV
Affirmative Covenants

The Borrower covenants and agrees with the Administrative Agent and the Lenders that prior to the termination of this Agreement, the Borrower will, and will cause each of its Subsidiaries to, perform and observe each and all of the following covenants:
5.01.Businesses and Properties. At all times: (a) do or cause to be done all things reasonably necessary to obtain, preserve, renew and keep in full force and effect the rights, licenses, permits, franchises, and Intellectual Property material to the conduct of its businesses; (b) maintain and operate such businesses in the same general manner in which they are presently conducted and operated, with such changes as such Group Member deems prudent or as otherwise permitted by this Agreement; (c) comply in all material respects with all material Requirements of Law applicable to such businesses and the operation thereof, whether now in effect or hereafter enacted (including without limitation, all material Requirements of Law relating to public and employee health and safety and all Environmental Laws); (d) maintain in effect and enforce policies and procedures designed to ensure compliance by such Group

Member, and its respective directors, officers and employees with Anti-Corruption Laws and applicable Sanctions in all material respects and (e) maintain, preserve and protect all Property material to the conduct of such businesses and keep such Property in good repair, working order and condition, and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto reasonably necessary in order that the business carried on in connection therewith may be properly conducted at all times. Notwithstanding the foregoing provisions of this Section 5.01, the Group Members shall not be required to comply with the requirements of clauses (a), (b) or (e) of this Section 5.01 with respect to any Properties (whether or not Mortgaged Properties) (i) at which operations shall have been permanently discontinued and (ii) to the extent the Board of Directors of the Borrower shall have determined that the preservation and maintenance of such Properties and the rights, licenses and permits related to such Properties, as applicable, are no longer desirable in the conduct of the business of the Group Members, taken as a whole, and that the loss thereof is not adverse in any material respect to the Lenders, or that the preservation or maintenance thereof is not necessary in connection with any transaction permitted under the Loan Documents. With respect to any Properties at which operations are permanently discontinued, the Group Members will take customary and prudent steps to secure such Properties from unauthorized Persons and to make or cause to be made repairs and replacements necessary to prevent the development of hazardous safety conditions at such Properties. The Group Members do not covenant and agree to clause (d) of this Section 5.01 in relation to economic or financial sanctions or trade embargos imposed, administered or enforced from time to time by any Governmental Authority, including the U.S. government, including those administered by OFAC or the U.S. Department of State and/or any other agency of the U.S. government, or any of the foregoing administered by any international organization, if and to the extent the application would expose any of the Group Members to any infringement of or liability under EU Regulation (EC) 2271/96, as amended by Council Regulation (EC) No. 807/2003 of 14 April 2003, or section 7 of the German Foreign Trade Regulation (Außenwirtschaftsverordnung), as amended from time to time, or any similar anti-boycott statute, it being understood that the foregoing limitation does not otherwise affect or impair any covenant or agreement made by any of the Loan Parties in favor of any Credit Party or any rights of such other Credit Parties.
5.02.Taxes and Other Obligations. Pay and discharge promptly when due all material Taxes imposed upon it or upon its income or profits or in respect of its Property before the same shall become delinquent or in default, as well as all lawful claims for labor, materials and supplies or otherwise, which, if unpaid, might give rise to Liens upon such Property or any part thereof (except as otherwise permitted by Section 6.02 hereof), unless being diligently contested in good faith by appropriate proceedings and as to which adequate reserves in an amount not less than the aggregate amount secured by such Liens have been established in accordance with GAAP; provided, however, that such contested amounts giving rise to such Liens shall be immediately paid upon commencement of any procedure or proceeding to foreclose any of such Liens unless the same shall be validly stayed by a court of competent jurisdiction or a surety bond, which is satisfactory in all respects to the Administrative Agent, is delivered to the Administrative Agent for the ratable benefit of the Lenders in an amount no less than such contested amounts.
5.03.Financial Statements and Information. Furnish to the Administrative Agent (and the Administrative Agent will thereafter furnish a copy to Lenders of) each of the following, which may be furnished via electronic means acceptable to the Administrative Agent:
a.as soon as available and in any event within ninety (90) days after the end of each fiscal year of the Borrower, Annual Audited Financial Statements of the Borrower and its Subsidiaries;
b.as soon as available and in any event within forty-five (45) days after the end of each fiscal quarter (that is not also the end of a fiscal year) of the Borrower, Quarterly Unaudited Financial Statements of the Borrower and its Subsidiaries;

c.concurrently with the financial statements provided for in Section 5.03(a) and Section 5.03(b) hereof, (i) a Compliance Certificate, signed by a Financial Officer of the Borrower setting forth, among other things, in the case of a Compliance Certificate delivered in connection with Section 5.03(a), commencing with the financial statements for the fiscal year ended December 31, 2021, a calculation of Excess Cash Flow and (ii) a written certificate in Proper Form, identifying each Subsidiary which is otherwise required by the provisions of Section 5.10 hereof to become a Loan Party at the request of the Administrative Agent, but which has not yet done so as of the date of such certificate, and providing an explanation of the reasons why each such Subsidiary is not a Loan Party, signed by a Financial Officer of the Borrower;
d.as soon as available and in any event within five (5) Business Days after the date of issuance thereof (if any such management letter is ever issued), any management letter prepared by the independent public accountants who reported on the financial statements provided for in Section 5.03(a) above, with respect to the internal audit and financial controls of the Group Members;
e.[reserved];
f.(i) such other information relating to the financial condition, operations, material changes in ownership of Equity Interests to the extent such change would result in a change to the list of beneficial owners identified in any Beneficial Ownership Certification delivered to the Administrative Agent or any Lender and business affairs of the Group Members as from time to time may be reasonably requested by the Administrative Agent and (ii) information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and the Beneficial Ownership Regulation; and
g.promptly upon receipt thereof, all information related to the termination or invalidation of any German EAV, whether by reason of a voluntary termination thereof, the invalidation thereof by a ruling of a court of competent jurisdiction or otherwise.
5.04.Inspections; Books and Records.
a.Upon reasonable notice (which may be telephonic notice), at all reasonable times during (so long as no Default or Event of Default has occurred and is continuing) regular business hours and as often as the Administrative Agent may reasonably request, permit any authorized representative designated by the Administrative Agent, including, without limitation any consultant engaged by the Administrative Agent, together with any authorized representatives of any Lender desiring to accompany the Administrative Agent, to visit and inspect the Properties and records of the Loan Parties and their Subsidiaries and to make copies of, and extracts from, such records and permit any authorized representative designated by the Administrative Agent (together with any accompanying representatives of any Lender) to discuss the affairs, finances and condition of the Loan Parties and their Subsidiaries with the appropriate Financial Officer and such other officers of the Loan Parties as the Loan Parties shall deem appropriate and the Loan Parties’ independent public accountants, as applicable.
b.The Administrative Agent and any consultant of the Administrative Agent shall each have the right to examine (and any authorized representatives of any Lender shall have the right to accompany the Administrative Agent during any such examination), as often as the Administrative Agent may request, the existence and condition of the books and records of the Loan Parties and to review their compliance with the terms and conditions of this Agreement and the other Loan Documents, subject to contractual confidentiality requirements. Without in any way limiting the foregoing, the Loan Parties agree to cooperate and to cause their Subsidiaries to cooperate in all respects with the Administrative Agent and its representatives and consultants in connection with any and all inspections, examinations and other actions taken by the Administrative Agent or any of its representatives or consultants pursuant to this Section 5.04. The Loan Parties hereby agree to promptly pay, upon demand by the Administrative Agent (or the applicable Lender, if appropriate), any and all reasonable fees and expenses incurred by the Administrative Agent or, during the continuance of any Default or Event of Default, any Lender, in connection with any inspection, examination or review permitted by the terms of this Section 5.04 (including without limitation the fees of third party appraisers, accountants, attorneys and consultants); provided, however, that so long as no Default or Event of Default is continuing, the Borrower shall only be obligated to pay for one (1) visit to or inspection of the Borrower’s corporate headquarters and each Mortgaged Property per each twelve (12)-month period following the Effective Date.
5.05.Further Assurances.
a.Upon request by the Administrative Agent, promptly execute and deliver any and all other and further agreements and instruments and take such further action as may be reasonably requested by the Administrative Agent to (i) cure any defect in the execution and delivery of any Loan Document or more fully to describe particular aspects of the Loan Parties’ or any of their Subsidiaries’ agreements set forth in the Loan Documents or so intended to be, (ii) to carry out the provisions and purposes of this Agreement and the other Loan Documents, and (iii) grant, preserve, protect and perfect the Liens created or intended to be created by the Collateral Documents in the Collateral with the priority contemplated by the Intercreditor Agreement. Each applicable Loan Party shall, subject to any applicable timeframes set forth in Sections 5.01 and Section 5.21, promptly cause a perfected security interest or pledge (with the priority required by the Intercreditor Agreement) to be granted to the Administrative Agent, for the ratable benefit of the Secured Parties, in 65% (or such greater percentage that, due to a change in applicable law after the date hereof, (x) could not reasonably be expected to cause the undistributed earnings of such Foreign Subsidiary existing on the Effective Date as determined for U.S. federal income tax purposes to be treated as a deemed dividend to such Subsidiary’s U.S. parent and (y) could not reasonably be expected to cause any adverse tax consequences) of the Equity Interests of any first-tier CFC or CFC Holding Company, together with such related certificates, legal opinions and documents as the Administrative Agent may reasonably require, each in Proper Form. Upon written request by the Administrative Agent, each Loan Party shall promptly furnish the Administrative Agent with a then current listing of all assumed names that any Loan Party is then utilizing in conducting their respective businesses. Promptly furnish the Administrative Agent with notice of any transfer of Intellectual Property to another Loan Party and promptly execute and deliver any and all other and further agreements and instruments as may be reasonably requested by the Administrative Agent in connection therewith.
b.If any Loan Party acquires any fee interest in any Real Property Asset after the Effective Date that has a fair market value of more than $5,000,000 (any such non-excluded Real Property Asset being an “Additional Mortgaged Property”), such Loan Party shall deliver to the Administrative Agent within one hundred twenty (120) days after the date of such acquisition or the date of such election, as applicable (as such date may be extended by the Administrative Agent in its discretion), such documents and other deliverables, which documents shall be similar to the documents and deliverables required pursuant to Schedule 5.21, in each case as the Administrative Agent shall reasonably request. Without limiting the generality of the foregoing, such documents shall include, in each case, any documents reasonably requested by the Administrative Agent on behalf of any Lender that is a regulated financial institution or any affiliate of such a Lender (each, a “Regulated Lender Entity”) to the extent such documents are requested in writing to the Administrative Agent by such Regulated Lender Entity and required for compliance by such Regulated Lender Entity with applicable law with respect to flood insurance diligence, documentation and coverage under the Flood Disaster Protection Act of 1973, as amended. Chase has adopted internal policies and procedures that address requirements placed on federally regulated lenders under the Flood Laws. Chase, as administrative agent or collateral agent on a syndicated facility, will post on the applicable electronic platform (or otherwise distribute to each Lender in the syndicate) documents that it receives in connection with the Flood Laws. However, Chase reminds each Lender and Participant in the facility that, pursuant to the Flood Laws, each federally regulated Lender (whether acting as a Lender or Participant in the facility) is responsible for assuring its own compliance with the flood insurance requirements.
5.06.Books and Records. Maintain financial records and books in accordance with accepted financial practice and GAAP, it being understood that the German Loan Parties are subject to German GAAP except in connection with the preparation of the Borrower’s Consolidated financial statements.

5.07.Insurance.
a.Maintain the insurance required by this Section 5.07 at all times by financially sound and reputable insurers (or, to the extent consistent with prudent business practice, a program of self-insurance approved by the Administrative Agent, such approval not to be unreasonably withheld); provided, that, to the extent any real property is included in the Collateral, the applicable Loan Party shall maintain flood insurance on such real property as required by the Flood Laws or as otherwise satisfactory to all Lenders.
b.Maintain insurance, to such extent, on such of its Properties and against such liabilities, casualties, risks and contingencies, including fire and other risks insured against by extended coverage, employee liability and business interruption, at least as is customary with companies similarly situated and in the same or similar businesses, and subject to deductibles that are no greater than are customary with such companies, provided, however, that such insurance shall insure the Property of the Loan Parties and each of their Subsidiaries against all risk of physical damage, including without limitation, loss by fire, explosion, theft, fraud and such other casualties as may be reasonably satisfactory to the Administrative Agent, but in no event at any time in an amount less than the replacement value of the Collateral; provided, further, that from and after the permanent cessation of operations at any of their facilities (whether or not they are Mortgaged Properties) in accordance with Section 5.01, the Loan Parties will not be required to maintain property insurance with respect to the fixed assets comprising such facility unless such insurance is required by law, as reasonably determined by the Borrower.
c.Maintain in full force and effect worker’s compensation coverage and public liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with its operations and with the use of any Properties owned, occupied or controlled by any Loan Party or any of their Subsidiaries, in such amounts as the Administrative Agent shall reasonably deem necessary.
d.Maintain such other insurance as may be required by applicable law and furnish to the Administrative Agent, upon written request, full information as to the insurance carried.
e.All insurance covering Property subject to a Lien in favor of the Administrative Agent for the benefit of the Secured Parties granted pursuant to the Collateral Documents shall provide that, in the case of each separate loss, the full amount of insurance proceeds shall be payable to the Administrative Agent or the ABL Administrative Agent (as their interests may appear), subject to the Intercreditor Agreement, and all liability insurance maintained by the Loan Parties shall name the Administrative Agent as additional insured. All such property and liability insurance shall further provide for at least thirty (30) days’ (ten (10) days’ with respect to cancellation for non-payment of premium or at the request of the insured) prior written notice to the Administrative Agent of the cancellation or substantial modification thereof. If any Loan Party fails to maintain such insurance, the Administrative Agent may arrange for such insurance, but at the Borrower’s expense and without any responsibility on the Administrative Agent’s part for obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent shall have the sole right, in the name of the Lenders, any Loan Party and its Subsidiaries, to file claims under any insurance policies, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies. The Loan Parties shall deliver certificates evidencing renewal of the insurance required hereunder and evidence that the premiums have been paid before termination of any insurance policies required hereunder. Upon request, the Borrower shall deliver certificates evidencing the insurance required hereunder and copies of the underlying policies as they are available.
5.08.ERISA. At all times with respect to each Domestic Subsidiary: (i) make contributions to each Plan in a timely manner and in an amount sufficient to comply with the minimum funding standards requirements of ERISA; (ii) immediately upon acquiring knowledge of (A) any ERISA Event in connection with any Plan or (B) any Prohibited Transaction in connection with any Plan, that could reasonably be expected to result in the imposition of material damages or a material excise tax on any Loan Party or any Subsidiary thereof, furnish the Administrative Agent a statement executed by a Responsible Officer of such Loan Party or Subsidiary setting forth the details thereof and the action which such Loan Party or Subsidiary proposes to take with respect thereto within thirty (30) days and, when known, any action taken by the IRS or Department of Labor with respect thereto; (iii) notify the Administrative Agent promptly (but in any event within thirty (30) days) upon receipt by any Loan Party or any Subsidiary thereof of any notice of the institution of any proceedings or other actions which could reasonably be expected to result in the termination of any Plan by the PBGC and furnish the Administrative Agent with copies of such notice; (iv) pay when due, or within any applicable grace period allowed by the PBGC, all required premium payments to the PBGC; (v) furnish the Administrative Agent with copies of the annual IRS report for each Plan filed with the Department of Labor not later than ten (10) days after the Administrative Agent requests such report; (vi) furnish the Administrative Agent with copies of any request for waiver of the funding standards or extension of the amortization periods required by Sections 302 and 304 of ERISA or Sections 412 and 431 of the Code promptly within thirty (30) days after the request is submitted to the Secretary of the Treasury, the Department of Labor or the IRS, as the case may be; and (vii) pay when due all installment contributions required under Section 303 of ERISA or Section 430 of the Code or within ten (10) days of a failure to make any such required contributions when due furnish the Administrative Agent with written notice of such failure.
5.09.Use of Proceeds. Subject to the terms and conditions contained herein, use the proceeds of the Initial Term Loans (a) to finance the Effective Date Refinancing; (b) to repay certain borrowings under the ABL Credit Agreement, (c) to pay fees and expenses in connection with the Transactions; and (d) for general corporate purposes of the Group Members; provided, that no proceeds of any Loan shall be used (x) for any purpose which would constitute a violation of Regulation U, Regulation T or Regulation X or any successor regulation of any thereof or of any other rule, statute or regulation governing margin stock from time to time and (y) for any other purpose which would cause such Loan to be a “purpose credit” within the meaning of Regulation U. The proceeds of any Incremental Term Loans shall be used for general corporate purposes (including Acquisitions and other Investments permitted by this Agreement) and other uses not prohibited by this Agreement. Following this transaction, no more than twenty-five percent (25%) (or such lesser percentage as may be established from time to time under Regulation U or any successor statute) of the assets of the Group Members, subject to any restriction on sale or pledge, will consist of, or be represented by margin stock. The Borrower will not request any Borrowing, and the Borrower shall not use, and shall ensure that its Subsidiaries and its or their respective directors, officers, employees and agents acting for them in connection with the Transactions shall not use, the proceeds of any Borrowing (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country in violation of any Requirements of Law, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto. The Group Members do not covenant and agree to the restrictions applicable to requesting any Borrowing and/or use of proceeds contained in this Section 5.09 so far as those relate to economic or financial sanctions or trade embargos imposed, administered or enforced from time to time by any Governmental Authority, including the U.S. government, including those administered by OFAC or the U.S. Department of State and/or any other agency of the U.S. government, or any of the foregoing administered by any international organization, if and to the extent the application would expose any of the Group Members to any infringement of or liability under EU Regulation (EC) 2271/96, as amended by Council Regulation (EC) No. 807/2003 of 14 April 2003, or section 7 of the German Foreign Trade Regulation (Außenwirtschaftsverordnung), as amended from time to time, or any similar anti-boycott statute, it being understood that the foregoing limitation does not otherwise affect or impair any covenant or agreement made by any of the Group Members in favor of any Credit Party or any rights of such other Credit Parties.

5.10.Additional Guarantors; Joinder Agreements. Promptly inform the Administrative Agent of the creation or Acquisition of any Subsidiary of any Loan Party after the Effective Date and, subject to applicable Requirements of Law so long as such guarantee or action would not give rise to a material adverse tax, financial assistance or other local law consequence, within thirty (30) days (or sixty (60) days in the case of clause (b) below or 120 days in the case of clause (d) below) (in each case as such date may be extended by the Administrative Agent in its discretion), cause:
a.each such Subsidiary that is a Domestic Subsidiary to become a Guarantor by execution and delivery to the Administrative Agent of a Joinder Agreement;
b.[reserved];
c.a first priority perfected security interest to be granted by a Loan Party to the Administrative Agent, for the ratable benefit of the Secured Parties, with respect to the Obligations, in (i) all of the Equity Interests of such Subsidiary owned by the Loan Parties if such newly acquired or created Subsidiary is a Domestic Subsidiary or is treated, for U.S. federal tax purposes, as an entity that is disregarded as an entity separate from its owner within the meaning of Treas. Reg. § 301.7701-1 and (ii) 65% (or such greater percentage that, due to a change in applicable law after the date hereof, (x) could not reasonably be expected to cause the undistributed earnings of such Subsidiary as determined for U.S. federal income tax purposes to be treated as a deemed dividend to such Subsidiary’s U.S. parent and (y) could not reasonably be expected to cause any material adverse tax consequences) of the Equity Interests of any first-tier CFC or CFC Holding Company, in each case, together with such related certificates, legal opinions and documents as the Administrative Agent may reasonably require, each in Proper Form;
d.each such Domestic Subsidiary or Loan Party, as applicable, to grant to the Administrative Agent, for the ratable benefit of the Secured Parties, a security interest (subject only to Liens permitted under Section 6.02) subject to the Intercreditor Agreement, in all Real Property Assets owned at any time by such Subsidiary or such Loan Party (subject to similar exceptions as set forth in the Collateral Documents); and such Domestic Subsidiary or such Loan Party, as applicable, shall deliver to the Administrative Agent within one hundred twenty (120) days after the date of such acquisition or the date of such election, as applicable (as such date may be extended by the Administrative Agent in its discretion), such documents and other deliverables, which documents shall be similar to the documents and deliverables required pursuant to Schedule 5.21, in each case as the Administrative Agent shall reasonably request;
e.each such Domestic Subsidiary or Loan Party, as applicable, to grant to the Administrative Agent, for the ratable benefit of the Secured Parties, a security interest (subject only to Liens permitted under Section 6.02) subject to the Intercreditor Agreement, in all accounts, inventory, equipment, furniture, fixtures, chattel paper, documents, instruments, general intangibles and other tangible and intangible personal Property and Intellectual Property owned at any time by such Subsidiary or such Loan Party (other than Excluded Assets) and all products and proceeds thereof (subject to similar exceptions as set forth in the Collateral Documents);
f.each such Domestic Subsidiary to deliver to the Administrative Agent such other Joinder Agreements, guaranties, contribution and set-off agreements, security agreements, pledge agreements and other Loan Documents and such related certificates, Uniform Commercial Code, other customary lien search reports, legal opinions and other documents (including Organizational Documents) as the Administrative Agent may reasonably require, each in form and substance reasonably satisfactory to the Administrative Agent;
provided, however, that for the avoidance of doubt, no Foreign Subsidiary shall be required to become a Guarantor or grant any Liens hereunder. To the extent reasonably feasible, all of the foregoing requirements shall be effected by the execution and delivery of a Joinder Agreement.
g.Notwithstanding the foregoing, the parties hereto acknowledge and agree that (i) in circumstances where the Administrative Agent reasonably determines that the cost or effort of obtaining or perfecting a security interest in any asset that constitutes Collateral (or, so long as the ABL Obligations Payment Date has not occurred, any Collateral other than ABL Priority Collateral) is excessive in relation to the benefit afforded to the Secured Parties thereby, the Administrative Agent may exclude such

Collateral from the creation and perfection requirements set forth in this Agreement and the other Loan Documents, (ii) so long as the ABL Obligations Payment Date has not occurred, in circumstances where the ABL Administrative Agent determines that the cost or effort of obtaining or perfecting a security interest in any asset that constitutes ABL Priority Collateral is excessive in relation to the benefit afforded to the benefit afforded to the Secured Parties (as defined in the ABL Credit Agreement) thereby and the ABL Administrative Agent excludes such asset from the creation and perfection requirements set forth in the ABL Loan Documents, the Administrative Agent shall exclude such asset from the respective creation and perfection requirements set forth in Loan Documents, (iii) the Administrative Agent may grant extensions of time for the creation or perfection of Liens in particular Property (including extensions of time beyond the Effective Date) where it determines that such creation or perfection cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required by this Agreement or any other Loan Document and (iv) no Loan Party shall be required to take any actions outside of the United States to create or perfect local law security in any Collateral (other than with respect to certain applicable Equity Interests in Foreign Subsidiaries owned directly by Loan Parties in a scope consistent with local law pledges of Equity Interests in first tier-Foreign Subsidiaries under the ABL Loan Documents).
5.11.Notice of Events. Notify the Administrative Agent within two (2) Business Days after any Responsible Officer of any Loan Party or any of its Subsidiaries acquires knowledge of the occurrence of, or if any Loan Party or any of its Subsidiaries causes or intends to cause, as the case may be, any of the following: (a) the institution of any lawsuit, administrative proceeding or investigation affecting any Loan Party or any of its Subsidiaries, including without limitation any examination or audit by the IRS, the adverse determination under which could reasonably be expected to be material; (b) any development or change in the business or affairs of any Loan Party or any of its Subsidiaries which has had or which is likely to have, in the reasonable judgment of any Responsible Officer of the applicable Loan Parties, a Material Adverse Effect; (c) or Event of Default or Default, together with a reasonably detailed statement by a Responsible Officer on behalf of the Borrower of the steps being taken to cure the effect of such Event of Default or Default; (d) the occurrence of a default or event of default by any Loan Party under any agreement or series of related agreements to which it is a party, which default or event of default could reasonably be expected to have a Material Adverse Effect; (e) any written notice of any violation by any Loan Party of any Environmental Laws, or investigation of any Loan Party or any of its Subsidiaries in connection with any actual or alleged violation of any Requirements of Law imposed by the Environmental Protection Agency, the Occupational Safety Hazard Administration or any other Governmental Authority, in each case which has resulted or is likely to result, in the reasonable judgment of any Responsible Officer of the applicable Loan Parties, in any Environmental Liability in excess of $5,000,000; (f) any significant change in the accuracy of any material representations and warranties of the Loan Parties in this Agreement or any other Loan Document, (g) [reserved] and (h) any change in the information provided in the Beneficial Ownership Certification delivered to the Administrative Agent or any Lender that would result in a change to the list of beneficial owners identified in such certification.
5.12.Environmental Matters. Without limiting the generality of Section 5.01(c) hereof, (a) comply in all material respects with all material limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in any applicable Requirement of Environmental Law, or Environmental Permit; (b) obtain and maintain in effect all Environmental Permits necessary to the conduct of its business, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) keep its Property free of any Environmental Claims or Environmental Liabilities that could reasonably be expected to have a Material Adverse Effect. In the event that any Loan Party or any of its Subsidiaries receives any such written demand or claim from any Person with respect to any such Environmental Liabilities, the Loan Parties agree to promptly take action and thereafter diligently pursue the same to completion in a manner necessary to cause the applicable Environmental Liabilities to be remediated as soon as reasonably possible in accordance with all applicable Requirements of Environmental Law. EACH OF THE LOAN

PARTIES HEREBY INDEMNIFIES AND AGREES TO HOLD THE ADMINISTRATIVE AGENT AND THE LENDERS HARMLESS FROM AND AGAINST ANY AND ALL LIABILITY, LOSS, DAMAGE, SUIT, ACTION OR PROCEEDING ARISING OUT OF THEIR RESPECTIVE BUSINESSES OR THE BUSINESSES OF ANY OF THE OTHER LOAN PARTIES OR ANY SUBSIDIARIES OF ANY OF THEM, PERTAINING TO ANY ENVIRONMENTAL LIABILITIES, INCLUDING WITHOUT LIMITATION, CLAIMS OF ANY GOVERNMENTAL AUTHORITY OR ANY OTHER PERSON ARISING UNDER ANY REQUIREMENT OF ENVIRONMENTAL LAW OR UNDER TORT, CONTRACT OR COMMON LAW; PROVIDED, THAT THE FOREGOING INDEMNITY SHALL NOT APPLY TO THE EXTENT, BUT ONLY TO THE EXTENT, THE APPLICABLE LIABILITY, LOSS, DAMAGE, SUIT, ACTION OR PROCEEDING IS DETERMINED BY A FINAL JUDICIAL DECISION TO HAVE BEEN CAUSED BY THE WILLFUL MISCONDUCT, BAD FAITH OR GROSS NEGLIGENCE OF THE PARTY SEEKING INDEMNIFICATION.
5.13.End of Fiscal Year. Cause each of its fiscal years and the fiscal years of each of its Subsidiaries to end on December 31st of the applicable year.
5.14.Pay Obligations and Perform Other Covenants. Make full and timely payment of the Obligations, whether now existing or hereafter arising, as and when due and payable, duly comply, and cause each of its applicable Subsidiaries to duly comply, with all of the terms and covenants contained in this Agreement and in each of the other Loan Documents at all times and places and in the manner set forth therein, and except for the filing of continuation and renewal statements and the making of other filings by the Administrative Agent as secured party or assignee, at all times take all actions necessary to maintain the Liens and security interests provided for under or pursuant to this Agreement and the Collateral Documents as valid perfected first priority Liens on the Collateral intended to be covered thereby (subject only to other Liens expressly permitted by Section 6.02 hereof, and to the terms of the Intercreditor Agreement) and supply all information to the Administrative Agent necessary for such maintenance.
5.15.[Reserved].
5.16.[Reserved].
5.17.Material Agreements. The Loan Parties shall deliver or cause to be delivered to the Administrative Agent copies of all tax sharing agreements and all material employment agreements, management fee agreements, loan agreements, notes and other documentation evidencing any Indebtedness of the Borrower or any Subsidiary not delivered or provided prior to the Effective Date.
5.18.[Reserved].
5.19.Maintenance of Ratings. Use commercially reasonable efforts to obtain and maintain (i) a public corporate family rating of the Borrower and a rating of the Facilities, in each case from Moody’s, and (ii) a public corporate credit rating of the Borrower and a rating of the Facilities, in each case from S&P (it being understood and agreed that “commercially reasonable efforts” shall in any event include the payment by the Borrower of customary rating agency fees and cooperation with information and data requests by Moody’s and S&P in connection with their ratings process), it being agreed that there is no obligation to maintain any particular ratings at any time.
5.20.[Reserved].
5.21.Post Closing Deliveries. The Loan Parties shall, and shall cause their Subsidiaries to, complete each of the actions described on Schedule 5.21 by no later than the date set forth in such schedule with respect to such action or such later date as the Administrative Agent may agree. Further, in the event that Neenah HK owns any material assets other than the NP International Note and payments received thereon, the Borrower shall cause the Hong Kong Share Charge to be delivered to the Administrative Agent not later than sixty (60) days after the date on which Neenah HK acquires such assets (or such later date agreed to by the Administrative Agent in its sole discretion).

ArticleVI
Negative Covenants

The Borrower covenants and agrees with the Administrative Agent and the Lenders that prior to the termination of this Agreement, the Borrower will not, and will not permit any of its Subsidiaries to do any of the following:
6.01.Indebtedness. Create, incur, suffer or permit to exist, or assume or guarantee, directly or indirectly, or become or remain liable with respect to any Indebtedness, whether direct, indirect, absolute, contingent, or otherwise, except the following:
a.(i) Indebtedness of any Loan Party under the Loan Documents (including Indebtedness in respect of any Incremental Term Facility and any Refinancing Term Loans) and any Refinancing Indebtedness in respect of the Term Loans (any such Refinancing Indebtedness, the “Term Loan Refinancing Indebtedness”); provided that (1) such Term Loan Refinancing Indebtedness, if secured, is secured only by the Collateral on a pari passu or junior basis with the Obligations under this Agreement (provided that the Term Loan Refinancing Indebtedness shall not consist of syndicated term loans that are secured on a pari passu basis with the Obligations under this Agreement), (2) no Person, other than a Loan Party, shall be an obligor or guarantor with respect to any Term Loan Refinancing Indebtedness, (3) the terms of any such Term Loan Refinancing Indebtedness (excluding pricing, fees, rate floors and optional prepayment or redemption terms) either (x) reflect market terms at the time of issuance thereof or (y) taken as a whole, are not materially more restrictive than those applicable to the Indebtedness being refinanced (other than any covenants or other provisions applicable only to periods after the Latest Maturity Date (as in effect on the date of incurrence of such Term Loan Refinancing Indebtedness))), (4) such Term Loan Refinancing Indebtedness shall share ratably or less than ratably with (or, if junior in right of payment or as to security, on a junior basis with respect to) any prepayments or repayments of the Initial Term Loans (and Incremental Term Loans, if applicable) and (5) such Term Loan Refinancing Indebtedness, if secured, shall be subject to intercreditor arrangements reasonably satisfactory to the Administrative Agent and (ii) Indebtedness (which, if incurred by a Domestic Subsidiary, such Domestic Subsidiary shall be a Loan Party hereunder) under the ABL Loan Documents; provided, that the aggregate principal amount of ABL Loans (including unreimbursed draws under letters of credit issued thereunder and undrawn letters of credit outstanding thereunder) do not exceed the Permitted ABL Amount, and any Refinancing Indebtedness in respect thereof;
b.Indebtedness secured by Liens permitted to Section 6.02 and not incurred under any other provision of Section 6.01, so long as the aggregate principal amount of such Indebtedness at any time outstanding does not exceed $10,000,000;
c.(i) purchase money Indebtedness (including the amount of any Capital Lease Obligations required to be capitalized and included as a liability on the Consolidated balance sheet of the Loan Parties and their Subsidiaries incurred to finance Capital Expenditures) including under conditional sales agreements and other title retention arrangements but excluding purchase money Indebtedness incurred in respect of inventory; provided that the aggregate amount of such purchase money Indebtedness incurred during any fiscal year of the Group Members shall not exceed $15,000,000, and (ii) Indebtedness incurred by any German ABL Loan Party pursuant to a government-subsidized loan, Capital Lease Obligation or other financing arrangement with respect to the acquisition or financing of Equipment to be owned by such German ABL Loan Party and/or improvements to existing Equipment owned by any German ABL Loan Party (the “Specified German Equipment Indebtedness”), so long as the aggregate principal amount of the Specified German Equipment Indebtedness and any Indebtedness incurred pursuant to Section 6.01(n) does not exceed $35,000,000 outstanding at any time;

d.other liabilities existing on the date of this Agreement and set forth on Schedule 6.01 attached hereto, with no renewals, extensions, modifications or increases thereof being permitted, unless the same constitutes Refinancing Indebtedness;
e.current accounts payable and unsecured current liabilities (including current accrued expenses), not the result of borrowings, to vendors, suppliers, landlords, lessors and persons providing services, for expenditures on ordinary trade terms for goods and services normally required by the Loan Parties or any of their Subsidiaries in the ordinary course of business;
f.(i) Indebtedness in connection with any Inter-Company Loans, (ii) any other Indebtedness of any Loan Party to any other Loan Party and (iii) to the extent constituting an Investment permitted pursuant to Section 6.07, any other Indebtedness of any Group Member to any other Group Member that is not prohibited hereunder, provided, that, no such Indebtedness of a Loan Party to another Loan Party may be cancelled, compromised or otherwise discounted in any respect without the written consent of the Administrative Agent;
g.to the extent constituting an Investment permitted pursuant to Section 6.07, Contingent Obligations of a Group Member with respect to Indebtedness of another Group Member that is permitted hereunder;
h.current and deferred Taxes (to the extent permitted by Section 6.02(e) hereof);
i.(a) customary and prudent Swap Agreement obligations entered into in the ordinary course of business for the sole purpose of protecting the Loan Parties and their Subsidiaries against fluctuations in interest rates, currency exchange rates, commodity (including pulp) prices and similar risks, so long as such Swap Agreement obligations are not speculative in nature and are incurred in the normal course of business and consistent with industry practices and (b) “Banking Services” (as such term is defined in the ABL Credit Agreement) or similar services entered into in the ordinary course of business;
j.Refinancing Indebtedness, to the extent the same relates to any Indebtedness permitted by Section 6.01(c) and Section 6.01(d) hereof;
k.Indebtedness incurred in connection with the financing of environmental remediation or Capital Expenditures made to acquire, develop, construct, install, equip or replace existing Equipment, in each case only to the extent (i) such Equipment is primarily intended to establish, maintain or improve the compliance by such Group Member with applicable Environmental Law (including, as is necessary to maintain certain licenses or permits held by the Group Members and required in the conduct of their businesses), (ii) such Indebtedness does not exceed $30,000,000 in the aggregate at any time outstanding, (iii) such Indebtedness (A) is loaned by or guaranteed by a Governmental Authority or government-sponsored entity and is interest-free or at a below-market interest rate, (B) is subject to customary intercreditor arrangements acceptable to the Administrative Agent in its sole discretion, and (C) is secured only by Liens permitted by Section 6.02(l);
l.unsecured letters of credit issued by any third party for the account of any Group Member, provided that at no time shall the sum of the LC Exposure (as defined in the ABL Credit Agreement) plus the outstanding face amount of all letters of credit issued pursuant to this Section 6.01(l) plus the drawn and unreimbursed amount of such letters of credit exceed the maximum aggregate LC Exposure permitted under the ABL Credit Agreement;
m.[reserved];
n.Indebtedness hereafter owing by any Group Member under any lease or leases of new Equipment entered into after the Effective Date; provided that (i) the maximum aggregate principal amount of such Indebtedness and the principal amount of any Specified German Equipment Indebtedness incurred under Section 6.01(c)(ii) may not exceed $35,000,000 outstanding at any time and (ii) even if Indebtedness incurred pursuant to this clause (n) would be classified as purchase money Indebtedness, Capital Lease Obligations or other funded Indebtedness, the aggregate principal amount of such Indebtedness incurred pursuant to this Section 6.01(n) then outstanding shall be excluded from Funded Indebtedness and Secured Funded Indebtedness for purposes of calculating the Secured Leverage Ratio and Total Leverage Ratio at any time;

o.Indebtedness now or hereafter owing by the German ABL Loan Parties in connection with the IKB Loan and the IKB Loan (RTO), which shall be secured by one or both of a Meltblown machine or a regenerative thermal oxidizer, and certain supporting Equipment relating thereto;
p.other Indebtedness in an aggregate amount not to exceed at any one time outstanding the greater of (x) $50,000,000 and (y) 7.50% of Tangible Assets as of the date of incurrence;
q.any Indebtedness incurred with respect to the Specified Factoring Arrangements;
r.upon prior written notice to Administrative Agent, Indebtedness incurred with respect to factoring arrangements (other than the Specified Factoring Arrangements) entered into in the ordinary course of business in an amount not to exceed $5,000,000 in the aggregate at any time outstanding;
s.(i) Permitted Ratio Indebtedness so long as, at the time of incurrence of such Permitted Ratio Indebtedness, the Total Leverage Ratio, calculated on a pro forma basis as of the date of incurrence thereof (but excluding from Unrestricted Cash in making such pro forma calculation the Net Cash Proceeds of such Indebtedness), is not in excess of 5.00 to 1.00; provided that (x) immediately prior to and immediately after giving effect to the incurrence of any Permitted Ratio Indebtedness under this Section 6.01(s), no Default or Event of Default shall have occurred and be continuing and (y) the aggregate principal amount of Permitted Ratio Indebtedness of Subsidiaries that are not Loan Parties outstanding under this Section 6.01(s) shall not exceed the greater of (x) $40,000,000 and (y) 5.5% of Tangible Assets (as of the date of incurrence of Indebtedness pursuant to this Section 6.01(s)) and (ii) any Refinancing Indebtedness in respect thereof; and
t.Incremental Equivalent Debt and Refinancing Indebtedness in respect thereof; provided that (i) immediately prior to and immediately after giving effect to the incurrence of any such Indebtedness under this Section 6.01(t), no Default or Event of Default shall have occurred and be continuing and (ii) the aggregate amount of Incremental Term Loan Commitments established pursuant to Section 2.24 on any date, together with the aggregate principal amount of Incremental Equivalent Debt incurred under this Section 6.01(t) on such date, shall not exceed an amount equal to (x) the Base Incremental Amount in effect on such date, plus (y) the Voluntary Prepayment Amount in effect on such date, plus (z) an additional amount subject to the Maximum Incremental Amount as of such date.
The Loan Parties, the Administrative Agent and the Lenders agree that, notwithstanding anything contained in Section 6.01(f) or in any other provision contained in this Agreement which may appear to be to the contrary, any and all Indebtedness of any Loan Party to a Non-Loan Party permitted by Section 6.01(f) hereof (together with any and all Liens from time to time securing the same as permitted by Section 6.02 hereof) is hereby made and at all times hereafter shall be inferior and subordinate in all respects to the Secured Obligations from time to time owing to the Administrative Agent or any Secured Party pursuant hereto and to any Lien against any Collateral from time to time now or hereafter securing any of such Secured Obligations pursuant to the terms hereof and the Collateral Documents. Additionally, the Loan Parties, the Administrative Agent and the Lenders agree that, notwithstanding anything contained in any provision of this Agreement, any and all contractual, statutory or constitutional Liens which may now or hereafter held by any Loan Party against any Property of any other Loan Party or any of their Subsidiaries as a result of any intercompany lease or sublease by such Loan Party to such other Loan Party or Subsidiary of any real Property owned or leased by the lessor or sublessor Loan Party are, and at all times hereafter shall be, inferior and subordinate in all respects to any Lien now or hereafter held by the Administrative Agent, for the ratable benefit of the Secured Parties, against any Collateral as security for any of the Secured Obligations pursuant to the terms hereof and the Collateral Documents. The Loan Parties agree to execute and deliver on their own behalf, and to cause to be executed and delivered by and on behalf of their Subsidiaries, any and all subordination agreements, in form and content reasonably acceptable to the Administrative Agent, which the Administrative Agent may hereafter require to further evidence the subordination of the Indebtedness permitted by Section 6.01(f) above, the Liens permitted by Section 6.02 and any such contractual, statutory or constitutional landlord’s Liens held by any Loan Party.
6.02.Liens. Create or suffer to exist any Lien upon any of its Property (including without limitation, real property assets and personal property assets, including Equity Interests in its Subsidiaries)

now owned or hereafter acquired, or acquire any Property upon any conditional sale or other title retention device or arrangement or any purchase money security agreement; provided, however, that the Group Members may create or suffer to exist:
a.Liens in effect on the date of this Agreement and which are described on Schedule 6.02 attached hereto, provided, that the Property covered thereby does not increase in scope and such Liens may not be renewed and extended (other than continuation filings or similar filings to maintain the effectiveness of any such Lien), unless such renewal and extension is with respect to Refinancing Indebtedness permitted by Section 6.01(j) above;
b.(i) Liens against the Collateral securing Indebtedness permitted under Section 6.01(a)(i), (ii) Liens on cash granted in favor of any lender under the ABL Credit Agreement or the Issuing Banks (as defined in the ABL Credit Agreement) created as a result of any requirement to provide cash collateral pursuant to the ABL Credit Agreement (or any equivalent provisions under any Refinancing Indebtedness in respect thereof) and (iii) subject to the Intercreditor Agreement, Liens (which, in the case of Liens that secure U.S. obligations, shall be on the Collateral unless otherwise agreed by the Administrative Agent in its discretion) created pursuant to the ABL Collateral Documents (or any ABL Security Documents (as defined in the Intercreditor Agreement)) or any Refinancing Indebtedness in respect thereof;
c.Liens incurred and pledges and deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance, old-age pensions and other social security benefits (not including any lien described in Section 430(k) of the Code); with respect to Subsidiaries (other than ABL Non-Loan Parties) organized in Germany this shall include security created or subsisting in order to comply with the requirements of Section 8a of the German Partial Retirement Act (Altersteilzeitgesetz) and of Section 7e of the German Social Security Code IV (Sozialgesetzbuch IV), and the pledge to former or current managing directors of insurance claims covering a shortfall in the relevant persons’ pension entitlements insured by the German Borrower B;
d.Liens imposed by law, such as carriers’, warehousemen’s, mechanics’, materialmen’s, processors’ and vendors’ liens and other similar liens, incurred in good faith in the ordinary course of business and securing obligations which are incurred in the ordinary course of business and are not overdue for a period of more than thirty (30) days or which are being contested in good faith by appropriate, diligently pursued proceedings as to which the Loan Parties or any of their Subsidiaries, as the case may be, shall, to the extent required by GAAP, consistently applied, have set aside on its books adequate reserves;
e.Liens securing the payment of Taxes that are not delinquent, are permitted by Section 5.02 hereof, or are being diligently contested in good faith by appropriate proceedings and as to which adequate reserves have been established in accordance with GAAP;
f.zoning restrictions, easements, licenses, reservations, provisions, covenants, conditions, waivers, restrictions on the use of property or minor irregularities of title (and with respect to leasehold interests, mortgages, obligations, liens and other encumbrances incurred, created, assumed or permitted to exist and arising by, through or under a landlord or owner of the leased property, with or without consent of the lessee) which do not in the aggregate materially detract from the value of its property or assets or materially impair the use thereof in the operation of its business;
g.Liens securing the performance of bids, tenders, leases, contracts (other than for the repayment of borrowed money), statutory obligations, surety, customs and appeal bonds and other obligations of like nature, incurred as an incident to and in the ordinary course of business, including without limitation security given in the ordinary course of business to a public utility, a municipality, or a governmental or other public authority where required by such utility, municipality or governmental or public authority in connection with the operations of any Group Member, in each case in an amount not to exceed $5,000,000;
h.purchase money or other Liens securing the Indebtedness permitted by Section 6.01(c) above, provided, as a result of the creation of any such Lien, (i) no Default or Event of Default shall have occurred, (ii) the principal amount of such Lien does not exceed 100% of the purchase price of the asset acquired with such permitted Indebtedness plus accrued interest on such Indebtedness plus protective advances made by the holder of such permitted Indebtedness, and (iii) such Lien shall not apply to any other Property other than the asset acquired with such purchase money Indebtedness or Specified German Equipment Indebtedness, as applicable;
i.Liens in favor of any Loan Party (or between Non-Loan Parties) securing any Indebtedness permitted pursuant to Section 6.01(f) hereof;
j.Liens arising from judgments, orders, or other awards not constituting an Event of Default;
k.Liens upon Property (i) acquired by the Group Members after the Effective Date, (ii) purchased in whole or in substantial part (in no event less than 75% of the aggregate purchase price) with proceeds of Indebtedness permitted pursuant to Section 6.01(k) hereof, which Liens secure only such Indebtedness, and (iii) which Property, in the reasonable discretion of the Administrative Agent, can be readily removed from the facility on which it is located at a commercially reasonable cost and without any damage (other than de minimis damage) or impairment (other than de minimis impairment) of the use, functionality or value of such facility;
l.all rights reserved to or vested in any Governmental Authority by the terms of any lease, franchise, grant or permit held by any Group Member or by any statutory provision to terminate any such lease, license, franchise, grant or permit or to require annual or periodic payments as a condition of the continuation thereof, or to distrain against or to obtain a Lien on any Property of any Group Member in the event of failure to make such annual or other periodic payments;
m.Liens upon cash or Permitted Investment Securities in an amount not to exceed $10,000,000 at any time to secure obligations of any Group Members under any Swap Agreement not constituting Swap Agreement Obligations (as that term is defined in the ABL Credit Agreement);
n.rights of tenants, subtenants, licensees or other parties in possession, if any, but only (i) as tenants or licensees or otherwise to the extent of their possessory rights or interests and (ii) so long as such rights do not, in the aggregate, materially detract from the value of the Properties of the Group Members or materially impair the use thereof in the operation of the business of the Group Members;
o.with respect to any lease of any leasehold property entered into in accordance with the terms hereof, the rights of the landlord to such leased property and the terms and conditions contained in the corresponding lease, but in the case of a Loan Party only so long as such Loan Party is current with respect to payment of all rent and other amounts due to such landlord under such lease;
p.any encumbrance for which adequate title insurance is provided against losses that may be suffered by the Administrative Agent and the Lenders, which insurance is reasonably acceptable to the Administrative Agent;
q.(i) any Lien arising under the general terms and conditions of banks or Sparkassen (Allgemeine Geschäftsbedingungen der Banken oder Sparkassen) with whom any German ABL Loan Party maintains a banking relationship in the ordinary course of business and (ii) Liens of a collecting bank arising in the ordinary course of business under Section 4-208 of the UCC in effect in the relevant jurisdiction covering only the items being collected upon;
r.Liens securing Indebtedness permitted under Section 6.01(o)
s.[reserved];
t.other Liens securing obligations not to exceed at any one time outstanding the greater of (x) $50,000,000 and (y) 7.50% of Tangible Assets at such time;
u.Liens securing Indebtedness permitted under Section 6.01(n);
v.Liens on cash proceeds or cash equivalents arising from the deposit of funds in escrow or in trust with the trustee for the Senior Notes to provide for the payment of the redemption price of the Senior Notes in connection with the Effective Date Refinancing;
w.Liens on the Collateral securing (i) Indebtedness permitted under Section 6.01(s) (to the extent such Indebtedness is secured) on a junior basis with the Liens on the Collateral securing the Obligations and (ii) any Refinancing Indebtedness in respect thereof; provided that the Liens on the Collateral securing such Indebtedness or Refinancing Indebtedness shall be subject to an intercreditor agreement in form and substance reasonably satisfactory to the Administrative Agent; and

x.Liens on the Collateral securing (i) Incremental Equivalent Debt permitted under Section 6.01(t) on a pari passu or junior basis with the Liens on the Collateral securing the Obligations and (ii) any Refinancing Indebtedness in respect thereof; provided that the Liens on the Collateral securing such Incremental Equivalent Debt or Refinancing Indebtedness shall be subject to an intercreditor agreement in form and substance reasonably satisfactory to the Administrative Agent;
provided, however, notwithstanding anything contained above in this Section 6.02 to the contrary, (i) if any of the permitted Liens are of the type that are being contested in good faith by appropriate proceedings as to the Loan Parties, the Indebtedness giving rise to such contested Lien(s) must be immediately paid upon commencement of any foreclosure process or proceeding with respect to such Lien(s) unless the same shall be effectively stayed or a surety bond or title insurance with respect thereto (which is reasonably satisfactory in all respects to the Administrative Agent), is posted; and (ii) in no event will the Loan Parties create or suffer to exist any Lien upon any Equity Interests of their existing or future Subsidiaries or upon any Equity Interests of NP International HoldCo, NP International, or FinCo (other than Liens in favor of the Administrative Agent as security for the Secured Obligations pursuant to the ABL Collateral Documents or the ABL Security Documents (as defined in the Intercreditor Agreement) and any Indebtedness permitted by Section 6.01 that is permitted to be secured by the Collateral on a pari passu or junior basis).
6.03.Contingent Liabilities. Create, incur, suffer or permit to exist, directly or indirectly, any Contingent Obligations, other than:
a.the Obligations of each Guarantor to the Administrative Agent and the Lenders under the terms of any Guaranty;
b.any Contingent Obligations of the Loan Parties under any Swap Agreement obligations permitted by Section 6.01(i) above;
c.excluding the guarantees permitted under Section 6.03(d), the guarantees by the Group Members of any obligations of any other Group Members that are not prohibited by this Agreement or of any Indebtedness of any other Group Member if such Indebtedness so guaranteed is permitted under the terms of Section 6.01 above; provided, that, at all times any such guaranty by a Loan Party of obligations of a Non-Loan Party is in effect, the maximum amount of such guaranteed Indebtedness shall be deemed to be an Investment in a Non-Loan Party on the date such guaranty is entered into, and any such Investment must be permitted under Section 6.07 hereof (whether through one or a combination of the clauses thereof so long as such amounts aggregate to such maximum amount);
d.any guarantees by the Group Members of the obligations of any other Group Member under the ABL Loan Documents (or documentation governing any Refinancing Indebtedness in respect thereof) to the extent such ABL Loan Documents (or documents governing any such Refinancing Indebtedness) are permitted by Section 6.01(a)(ii); and
e.any guarantee by the Borrower of NP International’s obligations under the NP International Lease, if such guarantee is required by the landlord under the NP International Lease.
6.04.Mergers, Consolidations and Dispositions and Acquisitions of Assets. In any single transaction or series of related transactions, directly or indirectly:
a.wind up its affairs, liquidate or dissolve;
b.be a party to any merger or consolidation;
c.sell, convey, lease, transfer or otherwise dispose of all or any portion of the Property (except for (A) the sale of inventory in the ordinary course of business, (B) the sale of receivables pursuant to the Specified Factoring Arrangements or Section 6.01(r) of this Agreement and (C) the utilization of cash for a purpose not prohibited by this Agreement or the other Loan Documents) of any Group Member, or agree to take any such action;
d.sell, assign, pledge, transfer or otherwise dispose of, or in any way part with control of, any Equity Interests of any of its Subsidiaries or any Indebtedness or obligations of any character of any of its Subsidiaries, or permit any such Subsidiary to do so with respect to any Equity Interests of any other subsidiary or any Indebtedness or obligations of any character of any Group Member, or permit any of its Subsidiaries to dissolve or liquidate, or to issue any additional Equity Interests other than to the Loan Parties or, in the case of Equity Interests in a Non-Loan Party, any Wholly Owned Subsidiary of any Loan Party;
e.take any board of director or shareholder action with a view toward dissolution, liquidation or termination;
f.purchase or otherwise acquire, directly or indirectly, in a single transaction or a series of related transactions, all or a substantial portion of the assets of any Person or any Equity Interests in any Person; or
g.consummate a Division as the Dividing Person, without the prior written consent of Administrative Agent. Without limiting the foregoing, if any Loan Party that is a limited liability company consummates a Division (with or without the prior consent of Administrative Agent as required above), each Division Successor shall be required to comply with the obligations set forth in Section 5.10 and the other further assurances obligations set forth in the Loan Documents and become a Loan Party under this Agreement and the other Loan Documents;
provided, however that notwithstanding the foregoing, any of the following described actions may be undertaken, so long as no Default or Event of Default then exists or would exist immediately after giving effect to the applicable event:
1.any Subsidiary of any Loan Party may merge or consolidate with any Loan Party or any other Subsidiary of any Loan Party, provided, that if one or more of the entities so merging or consolidating was (i) the Borrower, the Borrower shall be the surviving entity and (ii) another Loan Party, if the surviving entity is not yet a Loan Party, such surviving entity must be a Wholly-Owned Domestic Subsidiary and such surviving entity shall simultaneously with such merger, execute and deliver to the Administrative Agent a Joinder Agreement with respect to this Agreement, together with all requested Collateral Documents, as required at such time by the Administrative Agent, appropriately completed in Proper Form;
2.any of the Loan Parties or their Subsidiaries may sell, lease, transfer or otherwise dispose of any of its assets to a Loan Party or any other Wholly-Owned Subsidiary of the Borrower, provided, that if (i) the entity selling, leasing, transferring or otherwise disposing of its assets is a Loan Party, and if the entity to whom the sale, lease, transfer or other disposition was made is not a Loan Party, such entity must be a Wholly-Owned Domestic Subsidiary and such entity shall simultaneously with such lease, transfer or disposition, execute and deliver to the Administrative Agent a Joinder Agreement, together with all requested Collateral Documents, as required at such time by the Administrative Agent, appropriately completed in Proper Form;
3.any Subsidiary may be dissolved or liquidated, so long as such dissolution or liquidation results in all assets of such Subsidiary being owned by a Loan Party or a Wholly-Owned Subsidiary; provided, that if (i) the entity dissolving or liquidating is a Loan Party, and if the entity to whom all assets of such dissolving or liquidating entity are transferred is not yet a Loan Party, such entity must be a Wholly-Owned Domestic Subsidiary and such entity shall simultaneously with such transfer execute and deliver to the Administrative Agent a Joinder Agreement, together with all requested Collateral Documents, as required at such time by the Administrative Agent, appropriately completed in Proper Form;
4.(A) any of the Group Members may (i) sell, exchange or otherwise dispose of Permitted Investment Securities in the ordinary course of business; (ii) terminate, surrender or sublease a lease of real Property in the ordinary course of business; (iii) sell or otherwise dispose of equipment and fixtures that are obsolete, worn out or no longer needed in the business of the Group Members; (iv) sell, exchange, lease, transfer or otherwise dispose of (in each case for reasonably equivalent value) real Property having a fair market value not to exceed the sum of (1) $5,000,000 for all such transactions in the aggregate in any calendar year plus (2) the excess (if any) of $5,000,000 over the amount of Dispositions pursuant to this clause (A) (iv) consummated in the immediately preceding calendar year; and (v) sell or otherwise dispose of, for fair and adequate consideration any other equipment and fixtures having a fair market value not to exceed the sum of (1) $1,000,000 for all such transactions in the aggregate in any calendar year plus (2) the excess (if any) of $1,000,000 over the amount of Dispositions pursuant to this clause (A) (v) consummated in the immediately preceding calendar year;; and (B) any Non-Loan Parties that are not directly or indirectly wholly-owned by the Borrower may issue Qualified Equity Interests from time to time to holders of minority interests in its Equity Interests, provided that after giving effect to such issuance, such Non-Loan Party will remain majority owned directly or indirectly by the Borrower;
5.(i) to the extent any Collateral is sold or otherwise permanently disposed of as permitted by this Section 6.04, such Collateral shall be sold or otherwise disposed of free and clear of the Liens of the Collateral Documents and the Administrative Agent shall take such actions, including executing and filing appropriate releases, as are appropriate in connection therewith, and no approval of any of Lenders shall be required therefor, and (ii) to the extent any Collateral is leased as permitted by this Section 6.04, the Borrower or the applicable Loan Party may request that the Administrative Agent enter into a subordination, non-disturbance and attornment agreement in form and substance acceptable to the related lessee and to the Administrative Agent, as applicable (and no approval of any of the Lenders shall be required therefor) and the Administrative Agent may require the delivery of Collateral Documents, including without limitation, a collateral assignment of lease, in form and substance reasonably acceptable to it;
6.the Group Members may purchase or otherwise acquire all or a substantial portion of the assets of one or more Persons, or any Equity Interests in any Person; provided, that, in each case, (i) such transaction or series of transactions is not otherwise prohibited hereunder (giving effect to the provisions of Section 1.07, in the case of any Limited Conditionality Transaction), (ii) the Group Members shall be in compliance with Section 6.05 after giving effect to such acquisition, (iii) immediately before and immediately after giving effect to such purchase or acquisition, no Default or Event of Default shall have occurred and be continuing, (iv) any such newly acquired assets or Person shall be subject to Section 5.05 and Section 5.10, unless the provisions of clause (v) of this paragraph apply, and (v) in respect of acquisitions of Persons that are not required to become Guarantors pursuant to Section 5.10, or acquisitions of any such assets that are not, upon acquisition thereof, owned by Loan Parties or by Persons required to become Guarantors pursuant to Section 5.10 (whether such Investment is consummated with cash or equity, as with such Investment as valued in good faith by the Borrower), the aggregate consideration paid to make such acquisitions after the Effective Date shall not exceed at any time outstanding, together with (but without duplication) the amount of post-Effective Date Investments made by Loan Parties in Non-Loan Parties and then outstanding pursuant to Section 6.07(e), the greater of (x) $50,000,000 and (y) 7.50% of Tangible Assets (as of the date of consummation of such purchase or other acquisition)); and
7.other Dispositions of assets (including Equity Interests); provided that (i) it shall be for fair market value (determined as if such Disposition was consummated on an arm’s-length basis), (ii) at least 75% of the total consideration for any such Disposition by the Borrower and its Subsidiaries shall be in the form of cash or Permitted Investment

Securities, and (iii) no Event of Default then exists or would result from such Disposition (except if such Disposition is made pursuant to an agreement entered into at a time when no Event of Default exists).
6.05.Nature of Business. Materially change the nature of its business or enter into any business which is substantially different from the business in which it is engaged as of the Effective Date, except for entry into related businesses that do not in the aggregate substantially change the overall composition of the Loan Parties’ and their Subsidiaries’ respective businesses.
6.06.Transactions with Related Parties. Except for any Permitted Affiliate Transactions and other transactions specifically permitted by Section 6.04 or Section 6.07, enter into any other transaction, contract, license or agreement of any kind with any Affiliate, officer or director of any Loan Party or any of their Subsidiaries, unless such transaction, contract or agreement is made upon terms and conditions not less favorable to such Person than those which could have been obtained from wholly independent and unrelated third parties.
6.07.Investments, Loans. Make, directly or indirectly, any Investment in or loan or advance to any Person, or make any commitment to make such loan, advance or Investment, except:
a.Guaranty obligations of any Group Member in respect of Indebtedness or other obligations of the Borrower or any Subsidiary (including any such Guarantee obligations arising as a result of any such Person being a joint and several co-applicant with respect to any letter of credit or letter of guaranty); provided that (i) (A) a Non-Loan Party shall not Guaranty any Indebtedness for borrowed money of any Loan Party and (B) any Guaranty obligations in respect of Subordinated Indebtedness shall be subordinated to the Obligations on terms no less favorable to the Lenders than those of the Subordinated Indebtedness and (ii) no Guaranty obligations of any Loan Party of Indebtedness (excluding, for the avoidance of doubt, Guaranty obligations in respect of obligations not constituting Indebtedness) of any Non-Loan Party shall be permitted pursuant to this Section 6.07(a) unless such Investment in such Non-Loan Party is otherwise permitted pursuant to another exception to this Section 6.07;
b.Permitted Investment Securities;
c.loans otherwise permitted by the provisions of Section 6.01(f)(i) and (ii) above;
d.loans to employees of any Loan Party made in the ordinary course of business, so long as the aggregate amount of all such loans outstanding at any time does not exceed $750,000;
e.loans or advances to, or Investments in, any Group Member; provided the aggregate amount of loans or advances to or Investments in any Non-Loan Parties made by Loan Parties after the Effective Date and outstanding at any time shall not exceed, together with the outstanding amount of acquisitions of Non-Loan Parties or assets acquired by Non-Loan Parties after the Effective Date pursuant to Section 6.04(g)(6), the greater of $50,000,000 and 7.50% of Tangible Assets (as of the date of making such loan, advance or Investment);
f.loans or capital contributions to (i) Neenah Menasha Water and Power Company in an aggregate amount not to exceed the sum of (x) $1,000,000 for dam repairs and (y) $500,000 for any purpose, in each case in any twelve (12)-month period, and (ii) Neenah Canada in an aggregate amount not to exceed $2,500,000 in any twelve (12)-month period;
g.Inter-Company Loans;
h.Investments in NP International HoldCo made prior to December 31, 2006 in order to finance the 2006 Acquisition of Neenah Germany;
i.other loans, advances or Investments in FinCo, NP International and NP International HoldCo in an aggregate amount not to exceed €250,000 at any time outstanding;
j.any expenses, including, without limitation, insurance and workers compensation expenses, reasonably incurred by the Borrower in the ordinary course of business on a “blanket” or “umbrella” basis for benefit of the Group Members;
k.any letter of credit issued pursuant to Section 2.06 of the ABL Credit Agreement, to the extent it may directly or indirectly benefit any Group Member;

l.any guarantee by the Borrower of NP International’s obligations under the NP International Lease, if such guarantee is required by the landlord under the NP International Lease;
m.Acquisitions permitted pursuant to Section 6.04;
n.Investments in the Group Members as of the Effective Date;
o.the Investments by German Borrower B in AIM Nonwovens, including future Investments (if any) in connection with acquiring additional Equity Interests in such company so long as the total Investment by German Borrower B with respect thereto does not exceed $10,000,000;
p.any Investments made from time to time by German Borrower B in Neenah Gessner Unterstützungskasse GmbH, consistent with past practice, to fulfill pension plan obligations of German Borrower B to former employees that have been historically funded through Neenah Gessner Unterstützungskasse GmbH and payments to Neenah Gessner Unterstützungskasse GmbH according to the benefit plans dated December 22, 1997 and September 21, 2005 so long as the total Investment by German Borrower B with respect thereto does not exceed €200,000 in the aggregate for any fiscal year;
q.loans, advances or Investments in the Specified Dutch Entities in an aggregate amount not to exceed €10,000,000 at any time outstanding;
r.so long as no Event of Default shall have occurred and be continuing or would result therefrom, other Investments, if, at the time of such Investment, the Total Leverage Ratio, calculated on a pro forma basis, is not in excess of 3.00 to 1.00;
s.Investments by the Borrower or any of its Subsidiaries in an aggregate amount, taken together with all other outstanding Investments made pursuant to this Section 6.07(s), not to exceed at any one time outstanding, the greater of (i) $75,000,000 and (ii) 10% of Tangible Assets (as of the date of the making of such Investment);
t.so long as no Event of Default has occurred and is continuing or would result therefrom, Investments in an aggregate amount not to exceed the Available Amount at such time; and
u.Guaranty obligations under the ABL Loan Documents (or any documentation governing any Refinancing Indebtedness in respect thereof) to the extent such ABL Loan Documents (or documents governing such Refinancing Indebtedness) are permitted by Section 6.01(a)(ii).
6.08.ERISA Compliance.
a.At any time engage in any Prohibited Transaction with respect to a Plan which could reasonably be expected to result in a material liability; or permit any Plan to be terminated in a manner which could result in the imposition of a Lien on any Property of any Loan Party or any of their Subsidiaries pursuant to ERISA.
b.Engage in any transaction in connection with which any Loan Party or any Subsidiary thereof would or could reasonably be expected to be subject to either a material civil penalty assessed pursuant to the provisions of Section 502 of ERISA or a material tax imposed under the provisions of Section 4975 of the Code.
c.Terminate any Plan in a “distress termination” under Section 4041 of ERISA, or take any other action which could reasonably be expected to result in a material liability of any Loan Party or any Subsidiary thereof to the PBGC.
d.Fail to make payment when due of all amounts which, under the provisions of any Plan, any Loan Party or any Subsidiary thereof is required to pay as contributions thereto, or, with respect to any Plan, fail to satisfy the minimum funding standard (as described in Section 302 of ERISA and Section 412 of the Code), whether or not waived, with respect thereto.
e.Adopt an amendment to any Plan restricted by Section 436 of the Code.
6.09.Trade Credit Extensions. Extend credit to customers other than normal and prudent extensions of trade credit for goods and services in the ordinary course of business.
6.10.Change in Accounting Method. Make or permit any change in accounting method or financial reporting practices except as may be required by GAAP or, with respect to Foreign Subsidiaries, the foreign equivalent (as applicable), in each case as in effect from time to time.

6.11.Redemption, Dividends, Equity Interests Issuance, Distributions and Payments. At any time:
a.redeem (whether as a result of mandatory or optional redemption obligations or rights), purchase, retire or otherwise acquire, directly or indirectly, any Equity Interests or any warrants or other similar instruments issued by any Loan Party or any Subsidiary thereof, except Stock Repurchases, so long as (i) no Default or Event of Default exists on the trade date for the applicable Stock Repurchase, or would result from such purchase, (ii) the aggregate amount of such Stock Repurchases does not exceed the amount of Cash Dividends that could otherwise be made pursuant to Sections 6.11(b)(iv), (b)(v), (b)(vi) and (b)(vii) (it being understood any such Stock Repurchases made in reliance on any such exception shall reduce amounts otherwise available for dividends and distributions under such exception) and (iii) such Stock Repurchase has been duly authorized by the Borrower’s board of directors;
b.declare or pay, directly or indirectly, any dividend or distribution, except (i) dividends and distributions paid by a Subsidiary to its equity holders ratably (or on a more favorable basis to the Loan Parties) based on the equity ownership thereof, and any dissolution and distributions of profits, profit reserves or capital reserves by German Borrower A to its limited partner, NP International, (ii) non-cash dividends paid to the holders of any Equity Interests of the Borrower in the form of additional Equity Interests of the Borrower, (iii) EAV Distributions so long as such EAV Distribution is validly payable pursuant to the applicable German EAV, (iv) Cash Dividends to the holders of any Equity Interests of the Borrower, so long as (A) no Default or Event of Default exists on the date that the applicable Cash Dividend is declared or paid, or would result from the payment thereof, (B) the amount of such Cash Dividends paid during any fiscal quarter does not exceed $8,750,000 in the aggregate and (C) such Cash Dividend is legally declared and payable, (v) Cash Dividends to the holders of any Equity Interests of the Borrower, so long as (A) no Default or Event of Default exists on the date that the applicable Cash Dividend is declared or paid, or would result from the payment thereof, (B) the Total Leverage Ratio, calculated on a pro forma basis, is not in excess of 2.50 to 1.00 and (C) such Cash Dividend is legally declared and payable, (vi) Cash Dividends to the holders of any Equity Interests of the Borrower, so long as, (A) no Default or Event of Default exists on the date that the applicable Cash Dividend is declared or paid, or would result from the payment thereof, (B) the amount of such Cash Dividends are less than or equal to the Available Amount on such date, (C) the Total Leverage Ratio, calculated on a pro forma basis, is not in excess of 3.50 to 1.00 and (D) such Cash Dividend is legally declared and payable and (vii)Cash Dividends to the holders of any Equity Interests of the Borrower, so long as (A) no Default or Event of Default exists on the date that the applicable Cash Dividend is declared or paid, or would result from the payment thereof, (B) the sum of the amount of such Cash Dividends paid pursuant to this clause (vii) plus the amount of redemptions made pursuant to Section 6.11(e)(iii), plus the amount of payments or distributions made pursuant to Section 6.11(h)(iii) is less than or equal to the greater of $65,000,000 and 9.00% of Tangible Assets (as of the date of making such Cash Dividend) and (C) such Cash Dividend is legally declared and payable;
c.make any other distribution of any Property, cash, securities or a combination thereof, with respect to (whether by reduction of capital or otherwise) any of its Equity Interests except as permitted in Section 6.11(b) above or in connection with the dissolution and liquidation of any Loan Party or any subsidiary of a Loan Party that is not prohibited by this Agreement;
d.set apart any money for a sinking fund or other analogous fund for any dividend or other distribution on its Equity Interests or for any redemption, purchase, retirement, or other acquisition of any of its Equity Interests;
e.redeem (whether as a result of mandatory or optional redemption obligations or rights), purchase, defease or retire for value, or make any principal payment on, any Subordinated Indebtedness, prior to the Maturity Date (other than any non-cash conversion to equity and any principal payments on Indebtedness owed by any Group Member to a Loan Party, or by any Non-Loan Party to another Non-Loan Party permitted under Section 6.01(f)), except (i) as provided in clause (f) below, (ii) so long as (A) no Default or Event of Default exists on the date that the applicable redemption is declared or made, or would result from the making thereof and (B) the Total Leverage Ratio, calculated on a pro forma basis, is not in excess of 2.50 to 1.00, (iii) so long as, (A) no Default or Event of Default exists on the date that the applicable redemption is declared or made, or would result from the making thereof, (B) the amount of such redemption or purchase is less than or equal to the Available Amount on such date and (C) the Total Leverage Ratio, calculated on a pro forma basis, is not in excess of 3.50 to 1.00 and (iv) so long as (A) no Default or Event of Default exists on the date that the applicable redemption is declared or made, or would result from the making thereof and (B) the sum of the amount of such redemption or purchase pursuant to this clause (iv), plus the amount of Cash Dividends made pursuant to Section 6.11(b)(vii), plus the amount of payments or distributions made pursuant to Section 6.11(h)(iii) is less than or equal to the greater of $65,000,000 and 9.00% of Tangible Assets (as of the date of such redemption);
f.make any principal or interest payment on, any Inter-Company Loan contemplated by clause (e) of the definition of Inter-Company Loan, prior to the Maturity Date, unless no Default or Event of Default exists on the date that such payment is made, or would result from such payment;
g.[reserved]; and
h.with respect to Indebtedness incurred under Section 6.01(s) or Section 6.01(t) that, in each case, is unsecured or secured with a junior Lien to the Liens securing the Obligations, make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any such Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Indebtedness, in each case which constitutes a voluntary prepayment, except (i) so long as (A) no Default or Event of Default exists on the date that the applicable payment or distribution is declared or made, or would result from the making thereof and (B) the Total Leverage Ratio, calculated on a pro forma basis, is not in excess of 2.50 to 1.00, (ii) so long as, (A) no Default or Event of Default exists on the date that the applicable payment or distribution is declared or made, or would result from the making thereof, (B) the amount of such payment or distribution is less than or equal to the Available Amount on such date and (C) the Total Leverage Ratio, calculated on a pro forma basis is not in excess of 3.50 to 1.00 and (iii) so long as (A) no Default or Event of Default exists on the date that the applicable payment or distribution is declared or made, or would result from the making thereof and (B) the sum of the amount of such payment or distribution pursuant to this clause (iii) plus the amount of Cash Dividends made pursuant to Section 6.11(b)(vii), plus the amount of redemptions made pursuant to Section 6.11(e)(iv) is less than or equal to the greater of $65,000,000 and 9.00% of Tangible Assets (as of the date of such redemption) .
6.12.[Reserved].
6.13.[Reserved].
6.14.Sale and Lease-Back Transactions. Enter into any arrangement, directly or indirectly, with any Person whereby any Group Member shall sell or transfer any Property, real or personal, which is used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such Property or other Property which such Group Member intends to use for substantially the same purpose or purposes as the Property being sold or transferred, except for the sale of Property, the aggregate value of which does not exceed $5,000,000 during the term of this Agreement, so long as no Default or Event of Default then exists or would exist immediately after giving effect to such sale).
6.15.Change of Name or Place of Business. Permit any Loan Party to change its address, name, identity, type of organization, corporate structure (e.g. by merger, consolidation, change in corporate form or otherwise), jurisdiction of organization, location of its chief executive office or principal place of business or the place it keeps its material books and records, unless the Borrower has (a) notified the Administrative Agent of such change in writing at least ten (10) Business Days before the effective date of such change, (b) taken such action, reasonably satisfactory to the Administrative Agent, to have caused the Liens against all Collateral in favor of the Administrative Agent for the ratable benefit of the Secured Parties to be at all times fully perfected and in full force and effect and (c) delivered such certificates of Governmental Authorities as the Administrative Agent may require substantiating such change.

6.16.Restrictive Agreements. Other than as provided in this Agreement, the ABL Loan Documents and the loan documents governing the Indebtedness permitted pursuant to Sections 6.01(s) or (t), or any documentation governing Refinancing Indebtedness in respect thereof (but, in the case of Indebtedness permitted pursuant to Sections 6.01(s) or (t) or any Refinancing Indebtedness in respect of this Agreement, only to the extent the conditions and restrictions in such documents, taken as a whole, are substantively not materially more restrictive than those restrictions and conditions in this Agreement and the Loan Documents, taken as a whole, , directly or indirectly (a) agree to restrict or condition (i) the payment of any dividends or other distributions to any Loan Party; (ii) the payment of any Indebtedness owed to any Loan Party; (iii) the making of any loans or advances to any Loan Party; or (iv) the transfer of any of its properties or assets to any Loan Party, or (b) cause any Non-Loan Party to agree to restrict or condition the payment of any dividends or other distributions to any Non-Loan Party or to any Loan Party to the extent such condition or restrictions would prohibit the distribution of amounts necessary to pay the interest accruing on the Inter-Company Loans.
6.17.Tax Classification. Elect, without the prior consent of the Administrative Agent, a different classification for United States federal tax purposes than the classification that such Loan Party, or such Subsidiary, as the case may be, had when such Person became a party to this Agreement or any other Loan Document.
6.18.[Reserved].
6.19.Organizational Documents; Tax Sharing Agreements. Modify any Organizational Documents of the Loan Parties in a manner that is adverse to the Lenders; or enter into any tax sharing agreement that is, or modify any tax sharing agreement in a manner that is, adverse to the Lenders.
6.20.ABL Documents. Without the prior written consent of the Administrative Agent, amend or modify the terms of any ABL Loan Document (a) in contravention of the Intercreditor Agreement or (b) the result of which would cause such Indebtedness incurred under the ABL Credit Agreement (or any Refinancing Indebtedness thereof) to not be permitted pursuant to Section 6.01(a)(ii).

ArticleVII
Events of Default

7.01.Events of Default Without Automatic Acceleration. If any of the following events (collectively with the events described in Section 7.02, the “Events of Default”) shall occur and be continuing, then the Administrative Agent may (and, if directed by the Required Lenders, shall), by written notice (or facsimile notice) to the Borrower, take any or all of the following actions at the same or different times: (i) accelerate the Maturity Date and declare the Loans and all other Secured Obligations then outstanding to be, and thereupon the Loans and all other Secured Obligations shall forthwith become, immediately due and payable, without further notice of any kind, notice of intention to accelerate, presentment and demand or protest, or other notice of any kind all of which are hereby expressly waived by each Loan Party and (ii) exercise any and all other rights pursuant to the Loan Documents or available under applicable law:
a.the Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise; or
b.the Borrower shall fail to pay (i) any interest on any Loan or any fee payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of two (2) Business Days or (ii) any other amount (other than an amount referred to in clause (a) or clause (b)(i) of this Section 7.01) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) Business Days; or
c.any Group Member (A) shall fail to pay when due, or within any applicable period of grace, any other Indebtedness (excluding Indebtedness outstanding hereunder) in excess of $10,000,000 in principal amount unless such payment is being contested in good faith (by appropriate proceedings) and adequate reserves have been provided therefor, (B) other than with respect to Indebtedness outstanding under the ABL Credit Agreement, shall default (beyond any applicable grace and curative periods) in any other manner with respect to any other Indebtedness (excluding Indebtedness outstanding hereunder) in excess of $10,000,000 in principal amount if the effect of any such default or event of default shall be to accelerate or to permit the holder of any such other Indebtedness, at its option, to accelerate the maturity of such Indebtedness prior to the stated maturity thereof or (C) with respect to Indebtedness outstanding under the ABL Credit Agreement, shall default (beyond any applicable grace and curative periods) in the observance or performance of any other agreement or condition contained in any ABL Loan Document or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the ABL Administrative Agent or the lenders under the ABL Credit Agreement to cause, with the giving of notice if required, the ABL Loans to become due prior to their stated maturity and/or the ABL Commitments to terminate prior to their stated termination date (provided that, in the case of this clause (C), such default shall not constitute an Event of Default hereunder unless (i) the holders of the ABL Loans cause the ABL Loans to become due prior to their stated maturity and/or the ABL Commitments to terminate prior to their stated termination date or (ii) the ABL Administrative Agent exercises remedies as a result of the express instruction of the Required Lenders (as defined in the ABL Credit Agreement), which remedies are only available to secured creditors under applicable law (and not to creditors generally), (excluding, for the avoidance of doubt, the imposition of control over any deposit account in connection with a Cash Dominion Period (as defined in the ABL Credit Agreement); or
d.any representation or warranty made or deemed made by or on behalf of any Group Member in, or in connection with, this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, shall prove to have been materially incorrect when made or deemed made (or, in the case of any representation or warranty which is already subject to a materiality qualifier, such representation or warranty shall prove to have been incorrect in any respect when made or deemed made); or
e.except as provided in clause (f) and clause (g) below, Default shall occur in the punctual and complete performance or observance of any covenant, condition or agreement to be observed or performed on the part of any Loan Party or any of their Subsidiaries pursuant to the terms of any provision of this Agreement or any other Loan Document, and such Default remains uncured fifteen (15) Business Days after the earlier to occur of (i) the Administrative Agent giving written notice of such Default to the Borrower or (ii) any Responsible Officer of any Loan Party or any of their Subsidiaries acquired actual knowledge of the existence of such Default; or
f.Default shall occur in the punctual and complete performance or observance of any covenant, condition or agreement to be observed or performed on the part of any Loan Party or any of their Subsidiaries pursuant to the terms of Section 5.11 hereof and such Default remains uncured for two (2) Business Days; or
g.Default shall occur in the punctual and complete performance or observance of any covenant, condition or agreement to be observed or performed on the part of any Credit Party or any of their Subsidiaries pursuant to the terms of Section 5.09 or Article VI hereof; or
h.final judgment or judgments (or any decree or decrees for the payment of any fine or any penalty) for the payment of an uninsured money award in excess of $5,000,000 in the aggregate shall be rendered against any Group Member, and the same shall remain undischarged and unpaid for a period of thirty (30) days during which execution shall not be effectively stayed or bonded; or
i.any Loan Party or any of their Subsidiaries shall have concealed, removed, or permitted to be concealed or removed, any part of its Property, with intent to hinder, delay or defraud its creditors or any of them, or made or suffered a transfer of any of its Property which is or could reasonably be expected to be fraudulent under any bankruptcy, fraudulent conveyance or similar law; or
j.any of the following shall occur where such occurrence could reasonably be expected to result in any material liability: (i) an ERISA Event shall have occurred with respect to a Plan; (ii) any other event or condition exists which might, in the opinion of the Administrative Agent, constitute grounds under the provisions of Section 4042 of ERISA for the termination of or the appointment of a trustee to administer any Plan by the PBGC; (iii) any Group Member or any ERISA Affiliate fails to pay the full amount of an installment required under Section 430(j) of the Code; or (iv) any Prohibited Transaction involving any Plan shall have occurred; or
k.this Agreement, any of the Collateral Documents or any other Loan Document, or any material provision thereof, shall for any reason cease to be, or shall be asserted by any Loan Party not to be, a legal, valid and binding obligation of any Loan Party, enforceable in accordance with its terms, or the Lien purported to be created by any of the Collateral Documents shall for any reason cease to be, or be asserted by any Loan Party not to be, a valid, first priority perfected Lien against any material portion of the Collateral (except to the extent otherwise permitted under this Agreement or any of the Collateral Documents or the Intercreditor Agreement); or
l.[reserved]; or
m.[reserved]; or
n.a Change of Control shall occur.
7.02.Events of Default With Automatic Acceleration. In addition, if any of the following events shall occur, then (i) the Loans and all other Secured Obligations then outstanding and payable hereunder shall automatically, without demand, presentment, protest, notice of intent to accelerate, notice of acceleration or other notice to any Person of any kind, all of which are hereby expressly waived by each Loan Party, become immediately due and payable and (ii) all Commitments shall be immediately and automatically terminated:
a.any Loan Party or any of its Subsidiaries shall commence a voluntary proceeding seeking liquidation, reorganization, or other relief with respect to itself or its debts under any bankruptcy, insolvency, or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian, or other similar official of it or a substantial part of its Property or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it or shall make a general assignment for the benefit of creditors or shall generally fail to pay its debts as they become due or shall take any corporate action to authorize any of the foregoing; or
b.an involuntary proceeding shall be commenced against any Loan Party or any of its Subsidiaries seeking liquidation, reorganization, or other relief with respect to it or its debts under any bankruptcy, insolvency, or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian, or other similar official for it or a substantial part of its Property, and such involuntary proceeding shall remain undismissed and unstayed for a period of 60 days; or
c.any involuntary order shall be entered in any proceeding against any Loan Party or any of its Subsidiaries decreeing the dissolution, liquidation or split-up thereof, and such order shall remain in effect for sixty (60) days; or
d.any Loan Party or any of its Subsidiaries shall admit in writing its inability to pay its debts as they become due; or
e.any Loan Party or any of their Subsidiaries shall suffer any writ of attachment or execution or any similar process to be issued or levied against it or any substantial part of its Property which is not released, stayed, bonded or vacated within thirty (30) days after its issue or levy; or
f.any court shall order a meeting of the creditors, or any class of creditors that includes any of the Secured Parties on account of any of the Secured Obligations, of any Loan Party or any of their Subsidiaries, or any Loan Party or any of its Subsidiaries shall request or apply for any such order, or take any corporate action to authorize any such request or application.
g.a Hong Kong Insolvency Event shall occur in respect of Neenah HK.
Upon the occurrence and the continuance of an Event of Default, the Administrative Agent may, and at the request of the Required Lenders shall, exercise any rights and remedies provided to the Administrative Agent under the Loan Documents or at law or equity, including all remedies provided under the UCC. No remedy, right or power conferred upon the Administrative Agent or any Lender is intended to be exclusive of any other remedy, right or power given hereunder or now or hereafter existing at law, in equity, or otherwise, and all such remedies, rights and powers shall be cumulative.
7.03.Application of Proceeds. If an Event of Default shall have occurred and be continuing, the Administrative Agent shall apply all or any part of proceeds constituting Collateral and any proceeds of the guarantee set forth in Article X, in payment of the Obligations in the following order:
a.First, to pay incurred and unpaid fees and expenses of the Administrative Agent under the Loan Documents;
b.Second, to the Administrative Agent, for application by it towards payment of amounts then due and owing and remaining unpaid in respect of the Obligations, pro rata among the Secured Parties according to the amounts of the Obligations then due and owing and remaining unpaid to the Secured Parties;
c.Third, to the Administrative Agent, for application by it towards prepayment of the Obligations, pro rata among the Secured Parties according to the amounts of the Obligations then held by the Secured Parties; and
d.Fourth, any balance remaining after the Obligations shall have been paid in full and the Commitments shall have terminated shall be paid over to the Borrower or to whomsoever may be lawfully entitled to receive the same.

ArticleVIII
The Administrative Agent

8.01.Appointment; Authorization and Action.
a.Each of the Lenders, on behalf of itself and any of its Affiliates that are Secured Parties, hereby irrevocably appoints the Administrative Agent and its successors and assigns as its agent to serve as the administrative agent and the collateral agent under the Loan Documents and authorizes the Administrative Agent to take such actions on its behalf, including execution and amendment of the other Loan Documents (including, without limitation, intercreditor and subordination agreements), and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. In addition, to the extent required under the laws of any jurisdiction other than the U.S., each of the Lenders hereby grants to the Administrative Agent any required powers of attorney to execute any Collateral Document governed by the laws of such jurisdiction on such Lender’s behalf. Without limiting the foregoing, each Lender hereby authorizes the Administrative Agent to execute and deliver, and to perform its obligations under, each of the Loan Documents to which the Administrative Agent is a party, to exercise all rights, powers and remedies that the Administrative Agent may have under such Loan Documents. It is understood and agreed that the use of the term “agent” as used herein or in any other Loan Documents (or any similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.
b.As to any matters not expressly provided for herein and in the other Loan Documents (including enforcement or collection), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, pursuant to the terms in the Loan Documents), and, unless and until revoked in writing, such instructions shall be binding upon each Lender; provided, however, that the Administrative Agent shall not be required to take any action that (i) the Administrative Agent in good faith believes exposes it to liability unless the Administrative Agent receives an indemnification satisfactory to it from the Lenders with respect to such action or (ii) is contrary to this Agreement or any other Loan Document or applicable law, including any action that may be in violation of the automatic stay under any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors; provided further that the Administrative Agent may seek clarification or direction from the Required Lenders prior to the exercise of any such instructed action and may refrain from acting until such clarification or direction has been provided. Nothing in this Agreement shall require the Administrative Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.
c.In performing its functions and duties hereunder and under the other Loan Documents, the Administrative Agent is acting solely on behalf of the Lenders (except in limited circumstances expressly provided for herein relating to the maintenance of the Register), and its duties are entirely mechanical and administrative in nature. Without limiting the generality of the foregoing:
i.the Administrative Agent does not assume and shall not be deemed to have assumed any obligation or duty or any other relationship as the agent, fiduciary or trustee of or for any Lender or Secured Party or holder of any other obligation other than as expressly set forth herein and in the other Loan Documents, regardless of whether a Default or an Event of Default has occurred and is continuing (and it is understood and agreed that the use of the term “agent” (or any similar term) herein or in any other Loan Document with reference to the Administrative Agent is not intended to connote any fiduciary duty or other implied (or express) obligations arising under agency doctrine of any applicable law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties); additionally, each Lender agrees that it will not assert any claim against the Administrative Agent based on an alleged breach of fiduciary duty by the Administrative Agent in connection with this Agreement and the transactions contemplated hereby;
ii.to the extent that English law is applicable to the duties of the Administrative Agent under any of the Loan Documents, Section 1 of the Trustee Act 2000 of the United Kingdom shall not apply to the duties of the Administrative Agent in relation to the trusts constituted by that Loan Document; where there are inconsistencies between the Trustee Act 1925 or the Trustee Act 2000 of the United Kingdom and the provisions of this Agreement or such Loan Document, the provisions of this Agreement shall, to the extent permitted by applicable law, prevail and, in the case of any inconsistency with the Trustee Act 2000 of the United Kingdom, the provisions of this Agreement shall constitute a restriction or exclusion for the purposes of that Act;
iii.where the Administrative Agent is required or deemed to act as a trustee in respect of any Collateral over which a security interest has been created pursuant to a Loan Document expressed to be governed by the laws of any country other than the United States, or is required or deemed to hold any Collateral “on trust” pursuant to the foregoing, the obligations and liabilities of the Administrative Agent to the Secured Parties in its capacity as trustee shall be excluded to the fullest extent permitted by applicable law; and
iv.nothing in this Agreement or any Loan Document shall require the Administrative Agent to account to any Lender for any sum or the profit element of any sum received by the Administrative Agent for its own account;
d.In case of the pendency of any proceeding with respect to any Loan Party under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:
i.to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Secured Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim under Sections 2.12, 2.13, 2.15, 2.17 and 9.03) allowed in such judicial proceeding; and
ii.to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding is hereby authorized by each Lender and each other Secured Party to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders or the other Secured Parties, to pay to the Administrative Agent any amount due to it, in its capacity as the Administrative Agent, under the Loan Documents (including under Section 9.03). Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Secured Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.
The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and, except solely to the extent of the Borrower’s right to consent pursuant to and subject to the conditions set forth in this Article, no Loan Party nor any Subsidiary, or any of their respective Affiliates, shall have any rights as a third party beneficiary under any such provisions. Each Secured Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral and of the Loan Guaranty, to have agreed to the provisions of this Article.
8.02.Rights as a Lender. The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent. The terms “Lenders”, “Required Lenders” and any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity as a Lender or as one of the Required Lenders, as applicable. The Person serving as the Administrative Agent and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust or other business with any Loan Party or any Subsidiary or any Affiliate thereof as if such Person was not acting as the Administrative Agent and without any duty to account therefor to the Lenders.
8.03.Duties and Obligations.
a.The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (i) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing and (ii) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any Subsidiary that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. Neither the Administrative Agent nor any of its Related Parties shall be (1) liable for any action taken or omitted to be taken by it under or in connection with this Agreement or the other Loan Documents (x) with the consent of or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents) or (y) in the absence of its own gross negligence or willful misconduct (such absence to be presumed unless otherwise determined by a court of competent jurisdiction by a final and non-appealable judgment) or (2) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party to perform its obligations hereunder or thereunder. Notwithstanding anything to the contrary in this Agreement, the Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions of this Agreement relating to Disqualified Institutions. Without limiting the generality of the foregoing, the Administrative Agent shall not ý(x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified ýInstitution or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information in accordance with Section 9.12, to any ýDisqualified Institution.ý Each Lender represents and warrants to the parties hereto that at the time it becomes a Lender, it is not a Disqualified Institution.
b.The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof (stating that it is a “notice of default”) is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection with any Loan Document, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default, (iv) the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the creation, perfection or priority of Liens on the Collateral or the existence of the Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the Administrative Agent.
8.04.Reliance. Without limiting the foregoing, the Administrative Agent (a) may treat the payee of any promissory note as its holder until such promissory note has been assigned in accordance with Section 9.04, (b) may rely on the Register to the extent set forth in Section 9.04(b), (c) may consult with legal counsel (including counsel to the Borrower), independent public accountants and other experts selected by it, and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, (d) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations made by or on behalf of any Loan Party in connection with this Agreement or any other Loan Document, (e) in determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender sufficiently in advance of the making of such Loan and (f) shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any notice, consent, certificate or other instrument or writing (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution) or any statement made to it orally or by telephone and believed by it to be genuine and signed (including, for the avoidance of doubt, any Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page) or sent or otherwise authenticated by the proper party or parties (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).
8.05.Actions through Sub-Agents. The Administrative Agent may perform any and all of its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative

Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities pursuant to this Agreement and the other Loan Documents. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agent.
8.06.Resignation. Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower (and with the approval of the Borrower so long as no Default has occurred and is continuing), to appoint a successor. If no successor shall have been so appointed by the Required Lenders (and, so long as no Default has occurred and is continuing, with the approval of the Borrower) and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by its successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, including the assignment and assumption of all rights and obligations with respect to the Parallel Debts by such successor Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor, unless otherwise agreed by the Borrower and such successor. Notwithstanding the foregoing, in the event no successor Administrative Agent shall have been so appointed and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its intent to resign, the retiring Administrative Agent may give notice of the effectiveness of its resignation to the Lenders and the Borrower, whereupon, on the date of effectiveness of such resignation stated in such notice, (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents, provided that, solely for purposes of maintaining any security interest granted to the Administrative Agent under any Collateral Document for the benefit of the Secured Parties, the retiring Administrative Agent shall continue to hold the Parallel Debts and shall continue to be vested with such security interest as collateral agent for the benefit of the Secured Parties and continue to be entitled to the rights set forth in such Collateral Document and Loan Document, and, in the case of any Collateral in the possession of the Administrative Agent, shall continue to hold such Collateral, in each case until such time as a successor Administrative Agent is appointed and accepts such appointment in accordance with this paragraph, including the assignment and assumption of all rights and obligations with respect to the Parallel Debts by such successor Administrative Agent (it being understood and agreed that the retiring Administrative Agent shall have no duty or obligation to take any further action under any Collateral Document, including any action required to maintain the perfection of any such security interest), and (b) the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, provided that (i) all payments required to be made hereunder or under any other Loan Document to the Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person and (ii) all notices and other communications required or contemplated to be given or made to the Administrative Agent shall also directly be given or made to each Lender. Following the effectiveness of the Administrative Agent’s resignation from its capacity as such, the provisions of this Article and Section 9.03, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent and in respect of the matters referred to in the proviso under clause (a) above. Any successor Administrative Agent shall execute a joinder to the Intercreditor Agreement pursuant to which it will become a party to the Intercreditor Agreement as the “Term Loan Representative” (as defined in the Intercreditor Agreement) and will assume all of the rights and obligations of the “Term Loan Representative” (as defined in the Intercreditor Agreement) under the Intercreditor Agreement.
8.07.Non-Reliance. Each Lender acknowledges and agrees that the extensions of credit made hereunder are commercial loans and not investments in a business enterprise or securities. Each Lender further represents that it is engaged in making, acquiring or holding commercial loans in the ordinary course of its business and has, independently and without reliance upon the Administrative Agent, the Lead Arrangers or any other Lender, or any of the Related Parties of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Lead Arrangers or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrower and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document, any related agreement or any document furnished hereunder or thereunder and in deciding whether or to the extent to which it will continue as a Lender or assign or otherwise transfer its rights, interests and obligations hereunder.
8.08.Other Agency Titles. None of the Lenders, if any, identified in this Agreement as a Syndication Agent, Documentation Agent, arranger, or bookrunner shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of such Lenders shall have or be deemed to have a fiduciary relationship with any Lender. Each Lender hereby makes the same acknowledgments with respect to the relevant Lenders in their respective capacities as Syndication Agent, Documentation Agent, arranger or bookrunner, as applicable, as it makes with respect to the Administrative Agent in this Article.
8.09.Not Partners or Co-Venturers; Administrative Agent as Representative of the Secured Parties. (a) The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Administrative Agent) authorized to act for, any other Lender. The Administrative Agent shall have the exclusive right on behalf of the Lenders to enforce the payment of the principal of and interest on any Loan after the date such principal or interest has become due and payable pursuant to the terms of this Agreement.
b.In its capacity, the Administrative Agent is a “representative” of the Secured Parties within the meaning of the term “secured party” as defined in the New York Uniform Commercial Code. Each Lender authorizes the Administrative Agent to enter into each of the Collateral Documents to which it is a party and to take all action contemplated by such documents. Each Lender agrees that no Secured Party (other than the Administrative Agent) shall have the right individually to seek to realize upon the security granted by any Collateral Document, it being understood and agreed that such rights and remedies may be exercised solely by the Administrative Agent for the benefit of the Secured Parties upon the terms of the Collateral Documents. In the event that any Collateral is hereafter pledged by any Person as collateral security for the Secured Obligations, the Administrative Agent is hereby authorized, and hereby granted a power of attorney, to execute and deliver on behalf of the Secured Parties any Loan Documents necessary or appropriate to grant and perfect a Lien on such Collateral in favor of the Administrative Agent on behalf of the Secured Parties.
c.[Reserved].
d. Each Loan Party hereby irrevocably and unconditionally undertakes (and to the extent necessary undertakes in advance) to pay to the Administrative Agent, amounts equal to any amounts owing from time to time by such Loan Party to any Secured Party under this Agreement, any other Loan Document or other relevant document pursuant to any Secured Obligations as and when those amounts are due under any Loan Document or other relevant document (such payment undertakings under this Section 8.09(d) and the obligations and liabilities resulting therefrom being the “Parallel Debt”). Any reference in this clause (d) to the Administrative Agent shall mean JPMorgan Chase Bank, N.A., in its capacity as Administrative Agent with respect to the Dutch Share Charge and the Hong Kong Collateral Agent with respect to the Hong Kong Share Charge.
(i)The Administrative Agent shall have its own independent right to demand payment of the Parallel Debt by the Loan Parties. Each Loan Party and the Administrative Agent acknowledge that the obligations of each Loan Party under this Section 8.09(d) are several, separate and independent from, and shall not in any way limit or affect, the corresponding obligations of each Loan Party to any Secured Party under this Agreement any other Loan Document or other relevant document (the “Corresponding Debt”) nor shall the amount for which each Loan Party is liable under Section 8.09(d) be limited or affected in any way by its Corresponding Debt provided that:
(A)the Parallel Debt shall be decreased to the extent that the Corresponding Debt has been irrevocably paid or discharged (other than, in each case, contingent obligations);
(B)the Corresponding Debt shall be decreased to the extent that the Parallel Debt has been irrevocably paid or discharged;
(C)the amount of the Parallel Debt shall at all times be equal to the amount of the Corresponding Debt;
(D)the Parallel Debt will be payable in the currency or currencies of the Corresponding Debt; and
(E)for the avoidance of doubt the Parallel Debt will become due and payable at the same time when the Corresponding Debt becomes due and payable.
(ii)The security granted under any Dutch Collateral Document and the Hong Kong Share Charge with respect to Parallel Debt is granted to the Administrative Agent in its capacity as sole creditor of the Parallel Debt.
(iii)Without limiting or affecting the Administrative Agent’s rights against any Loan Party (whether under this Agreement or any other Loan Document), each Loan Party acknowledges that:
(A)nothing in this Agreement shall impose any obligation on the Administrative Agent to advance any sum to any Loan Party or otherwise under any Loan Document; and
(B)for the purpose of any vote taken under any Loan Document, the Administrative Agent shall not be regarded as having any participation or commitment other that those which it has in its capacity as a Lender.
(iv)The parties to this Agreement acknowledge and confirm that the parallel debt provisions contained herein shall not be interpreted so as to increase the maximum total amount of the Secured Obligations.
(v)The Parallel Debt shall remain effective in case a third Person should assume or be entitled, partially or in whole, to any rights of any of the Secured Parties under any of the other Loan Documents, be it by virtue of assignment, assumption or otherwise; and
(vi)All monies received or recovered by the Administrative Agent pursuant to this Agreement and all amounts received or recovered by the Administrative Agent from or by the enforcement of any security granted to secure the Parallel Debt shall be applied in accordance with Section 2.17 of this Agreement.
e.[Reserved].
f.[Reserved].
g.The Secured Parties irrevocably authorize the Administrative Agent, at its option and in its discretion, to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien to the extent permitted under the Loan Documents. The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the

Administrative Agent’s Lien thereon or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders or any other Secured Party for any failure to monitor or maintain any portion of the Collateral.
8.10.Flood Laws. Chase has adopted internal policies and procedures that address requirements placed on federally regulated lenders under the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973, the National Flood Insurance Reform Act of 1994, the Biggert-Waters Flood Insurance Act of 2012, and related laws, rules and regulations, as such statutes, laws, rules and regulations may be amended or re-codified from time to time, any substitution therefore and any regulations promulgated thereunder (the “Flood Laws”). Chase, as administrative agent or collateral agent on a syndicated facility, will post on the applicable Platform (or otherwise distribute to each Lender in the syndicate) documents that it receives in connection with the Flood Laws. However, Chase reminds each Lender and Participant in the facility that, pursuant to the Flood Laws, each federally regulated Lender (whether acting as a Lender or Participant in the facility) is responsible for assuring its own compliance with the flood insurance requirements.
8.11.Posting of Communications.
a.Each Loan Party agrees that the Administrative Agent may, but shall not be obligated to, make any Communications available to the Lenders by posting the Communications on the Platform.
b.Although the Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Effective Date, a user ID/password authorization system) and the Platform is secured through a per-deal authorization method whereby each user may access the Platform only on a deal-by-deal basis, each of the Lenders and the Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of any Lender that are added to the Platform, and that there are confidentiality and other risks associated with such distribution. Each of the Lenders and the Borrower hereby approves distribution of the Communications through the Platform and understands and assumes the risks of such distribution.
c.THE PLATFORM AND THE COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE PLATFORM AND THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT, THE LEAD ARRANGERS, ANY DOCUMENTATION AGENT, ANY SYNDICATION AGENT OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET OR THE PLATFORM.
“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent or any Lender by means of electronic communications pursuant to this Section, including through a Platform.
d.Each Lender agrees that notice to it (as provided in the next sentence) specifying that Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees (i) to notify the Administrative Agent in writing (which could be in the form of electronic communication) from time to time of such Lender’s email address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such email address.
e.Each of the Lenders and the Borrower agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Communications on the Platform in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.
f.Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.
8.12.Credit Bidding. The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Secured Obligations (including by accepting some or all of the Collateral in satisfaction of some or all of the Secured Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar laws in any other jurisdictions to which a Loan Party is subject, or (b) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Secured Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid by the Administrative Agent at the direction of the Required Lenders on a ratable basis (with Secured Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the equity interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase). In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles, (ii) each of the Secured Parties’ ratable interests in the Secured Obligations which were credit bid shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (iii) the Administrative Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or equity interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Required Lenders or their permitted assignees under the terms of this Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 9.02 of this Agreement), (iv) the Administrative Agent on behalf of such acquisition vehicle or vehicles shall be authorized to issue to each of the Secured Parties, ratably on account of the relevant Secured Obligations which were credit bid, interests, whether as equity, partnership, limited partnership interests or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle, all without the need for any Secured Party or acquisition vehicle to take any further action, and (v) to the extent that Secured Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Secured Obligations assigned to the acquisition vehicle exceeds the amount of Secured Obligations credit bid by the acquisition vehicle or otherwise), such Secured Obligations shall automatically be reassigned to the Secured Parties pro rata with their original interest in such Secured Obligations and the equity interests and/or debt instruments issued by any acquisition vehicle on account of such Secured Obligations shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action. Notwithstanding that the ratable portion of the Secured Obligations of each Secured Party are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each Secured Party shall execute such documents and provide such information regarding the Secured Party (and/or any designee of the Secured Party which will receive interests in or debt instruments issued by such acquisition vehicle) as the Administrative Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.
8.13.Certain ERISA Matters.
a.Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Lead Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:
i.such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans in connection with the Loans or the Commitments,
ii.the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, and the conditions for exemptive relief thereunder are and will continue to be satisfied in connection therewith,
iii.(A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub‑sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or
iv.such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
b.In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Lead Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that:
i.none of the Administrative Agent, the Lead Arrangers or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any other Loan Document or any documents related to hereto or thereto),
ii.the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21, as amended from time to time) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50,000,000, in each case as described in 29 CFR §2510.3-21(c)(1)(i)(A)-(E),

iii.the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the Secured Obligations),
iv.the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Loans, the Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder, and
v.no fee or other compensation is being paid directly to the Administrative Agent, the Lead Arrangers or any their respective Affiliates for investment advice (as opposed to other services) in connection with the Loans, the Commitments or this Agreement.
c.The Administrative Agent and the Lead Arrangers hereby inform the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans or the Commitments for an amount less than the amount being paid for an interest in the Loans or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.
8.14.Appointment of Hong Kong Collateral Agent as Security Trustee. For purposes of any Liens or Collateral created under the Hong Kong Share Charge and any additional security document governed by the laws of Hong Kong, the following additional provisions shall apply:
a.The Secured Parties hereby irrevocably appoint the Hong Kong Collateral Agent to hold the security interests constituted by the Hong Kong Share Charge as its trustee under and in connection with each Hong Kong Share Charge on the terms and conditions set out in each such Hong Kong Share Charge and the Hong Kong Collateral Agent accepts that appointment.
b.The Hong Kong Collateral Agent, its subsidiaries and associated companies may each retain for its own account and benefit any fee, remuneration and profits paid to it in connection with (i) its activities under the Loan Documents; and (ii) its engagement in any kind of banking or other business with any Loan Party.
c.Nothing in this Agreement constitutes the Hong Kong Collateral Agent as a trustee or fiduciary of, nor shall the Hong Kong Collateral Agent have any duty or responsibility to, any Loan Party.
d.The Hong Kong Collateral Agent shall not have any duties or obligations, implied or otherwise, to any other Person except for those which are expressly specified in the Loan Documents or mandatorily required by applicable law.
e.The Hong Kong Collateral Agent may (whether for the purpose of complying with any law or regulation of any overseas jurisdiction, or for any other reason) appoint (and subsequently remove) any Person to act jointly with the Hong Kong Collateral Agent either as a separate trustee or as a co-trustee on such terms and subject to such conditions as the Hong Kong Collateral Agent thinks fit and with such of the duties, rights, powers and discretions vested in the Hong Kong Collateral Agent by the Hong Kong Share Charge as may be conferred by the instrument of appointment of that Person.
f.Each Secured Party confirms its approval of the Hong Kong Share Charge and authorizes and instructs the Hong Kong Collateral Agent: (i) to execute and deliver the Hong Kong Share Charge; (ii) to exercise the rights, remedies, powers and discretions given to the Hong Kong Collateral Agent (in its capacity as security trustee) under or in connection with each Hong Kong Share Charge together with any other incidental rights, powers and discretions; and (iii) to give any authorizations and confirmations to be given by the Hong Kong Collateral Agent (in its capacity as security trustee) on behalf of the Secured Parties under the Hong Kong Share Charge.
g.The Hong Kong Collateral Agent may accept without inquiry the title (if any) which any Person may have to the Collateral under the Hong Kong Share Charge.
h.Each Secured Party confirms that it does not wish to be registered as a joint proprietor of any security interest constituted by a Hong Kong Share Charge and accordingly authorizes the Hong Kong Collateral Agent to hold such security interest in its sole name as trustee for the Secured Parties.
i.On a disposal of any of the Collateral under the Hong Kong Share Charge which is permitted under the Loan Documents, the Hong Kong Collateral Agent shall (at the cost of the Loan Parties) execute any release of the Hong Kong Share Charge or other claim over that Collateral and issue any certificates of non-crystallization of floating charges (if applicable) that may be required or take any other action that the Hong Kong Collateral Agent considers desirable.
j.The Hong Kong Collateral Agent shall not be liable for:
i.any defect in or failure of the title (if any) which any Person may have to any assets over which security is intended to be created by a Hong Kong Share Charge;
ii.any loss resulting from the investment or deposit at any bank of moneys which it invests or deposits in a manner permitted by a Hong Kong Share Charge;
iii.the exercise of, or the failure to exercise, any right, power or discretion given to it by or in connection with any Loan Document or any other agreement, arrangement or document entered into, or executed in anticipation of, under or in connection with, any Loan Document; or
iv.any shortfall which arises on enforcing a Hong Kong Share Charge.
k.The Hong Kong Collateral Agent shall not be obligated to:
i.obtain any authorization or permit in respect of the Collateral or the Hong Kong Share Charge;
ii.hold in its own possession a Hong Kong Share Charge, title deed or other document relating to the Collateral or Hong Kong Share Charge;
iii.perfect, protect, register, make any filing or give any notice in respect of a Hong Kong Share Charge (or the order of ranking of a Hong Kong Share Charge); or
iv.require any further assurances in relation to Hong Kong Share Charge.
l.In respect of any Hong Kong Share Charge, the Hong Kong Collateral Agent shall not be obligated to: (i) insure, or require any other Person to insure, the Collateral; or (ii) make any enquiry or conduct any investigation into the legality, validity, effectiveness, adequacy or enforceability of any insurance existing over such Collateral.
m.In respect of any Hong Kong Share Charge, the Hong Kong Collateral Agent shall not have any obligation or duty to any Person for any loss suffered as a result of: (i) the lack or inadequacy of any insurance; or (ii) the failure of the Hong Kong Collateral Agent to notify the insurers of any material fact relating to the risk assumed by them, or of any other information of any kind.
n.Any reference in this Agreement to Liens stated to be in favor of the Administrative Agent shall be construed so as to include, where applicable, a reference to Liens granted in favor of the Hong Kong Collateral Agent in such capacity.
8.15.Non-Hong Kong Company. Except as disclosed to the Administrative Agent, no Loan Party incorporated outside Hong Kong is registered as a non-Hong Kong Company within the meaning of Part 16 of the Companies Ordinance (Chapter 622 of the Laws of Hong Kong) except as otherwise specified in writing from time to time by the Borrower to the Administrative Agent

ArticleIX
Miscellaneous

9.01.Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone or Electronic Systems (and subject in each case to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:
i.if to any Loan Party, to the Borrower at:
Neenah, Inc.
3460 Preston Ridge Road, Suite 600
Alpharetta, Georgia 30005
Attention: General Counsel
Facsimile: 678-518-3283
With a copy to:
Bryan Cave Leighton Paisner LLP
One Atlantic Center - Fourteenth Floor
1201 West Peachtree Street, NW
Atlanta, Georgia 30309-3471
Attention: Robert C. Lewinson
Facsimile: 404-420-0623
ii.if to the Administrative Agent, to:
JPMorgan Chase Bank, N.A.
500 Stanton Christiana Road
1/NCC5
Newark, DE 19713
Attention: Elijah Mills, Account Manager
E-mail: elijah.mills@chase.com
with a copy to:
Simpson Thacher & Bartlett LLP
425 Lexington Ave.
New York, New York 10017

Attention: Dan Kay
Facsimile: 212-455-2500
; provided, that any DQ List or any updates thereto on or after the Effective Date must be sent via electronic mail to JPMDQ_Contact@jpmorgan.com to be deemed received by the Administrative Agent.
iii.if to any other Lender, to it at its address or facsimile number set forth in its Administrative Questionnaire.
All such notices and other communications (i) sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received, (ii) sent by facsimile shall be deemed to have been given when sent, provided that if not given during normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day of the recipient, or (iii) delivered through Electronic Systems or Platforms, as applicable, to the extent provided in paragraph (b) below shall be effective as provided in such paragraph.
b.Notices and other communications to the Lenders hereunder may be delivered or furnished by using Electronic Systems or Platforms, as applicable, pursuant to procedures approved by the Administrative Agent; provided that, the foregoing shall not apply to notices pursuant to Article II or to Compliance Certificates delivered pursuant to Section 5.03(c) unless otherwise agreed by the Administrative Agent. Each of the Administrative Agent and the Borrower (on behalf of the Loan Parties) may, in its discretion, agree to accept notices and other communications to it hereunder by Electronic Systems or Platforms, as applicable, pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise proscribes, all such notices and other communications (i) sent to an e mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, e mail or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day of the recipient.
c.Any party hereto may change its address, facsimile number or e mail address for notices and other communications hereunder by notice to the other parties hereto.
9.02.Waivers; Amendments. (a) No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such a right or power, or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.

b.Except as provided in Section 2.26 and Section 2.27, and subject to Section 2.16 and Section 9.02(f) below, neither this Agreement nor any other Loan Document nor any other provision hereof or thereof may be waived, amended or modified except (x) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or (y) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are party thereto with the consent of the Required Lenders; provided that, no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce or forgive the principal amount of any Loan or reduce the rate of interest thereon, or reduce or forgive any interest or fees payable hereunder, without the written consent of each Lender directly affected thereby; provided that, the default interest rate specified in Section 2.14(c) may be postponed, delayed, reduced, waived or modified with the consent of the Required Lenders, (iii) postpone any scheduled date of payment of the principal amount of any Loan, or any date for the payment of any interest, fees or other Obligations payable hereunder, or reduce the amount of, waive or excuse any such payment, without the written consent of each Lender directly affected thereby); provided that any Lender, upon the request of the Borrower, may extend the final maturity date of its Loans without the consent of any other Lender in accordance with Section 2.27, (iv) change Section 2.17(a), (b), (c) or Section 7.03 in a manner that would alter the manner in which payments are shared, without the written consent of each Lender directly affected thereby, (v) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender, (vi) release all or substantially all of the Guarantors from their obligations under the Loan Guaranty (except as otherwise permitted herein or in the other Loan Documents, including with respect to a sale, disposition or dissolution of a Guarantor permitted herein), without the written consent of each Lender or (vii) except as provided in clause (c) of this Section or in any Collateral Document, release all or substantially all of the Collateral, without the written consent of each Lender; provided further that, no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent. The Administrative Agent may also amend the Commitment Schedule to reflect assignments entered into pursuant to Section 9.04. Any amendment, waiver or other modification of this Agreement or any other Loan Document that by its terms affects the rights or duties under this Agreement of the Lenders of one or more classes (but not the Lenders of any other class), may be effected by an agreement or agreements in writing entered into by the Borrower and the requisite percentage in interest of each affected class of Lenders that would be required to consent thereto under this Section if such class of Lenders were the only class of Lenders hereunder at the time.
c.The Lenders hereby irrevocably authorize the Administrative Agent, at its option and in its sole discretion, to release and the Administrative Agent shall, at the Borrower’s request release (and/or, in connection with clauses (ii) through (iv) and (vii), subordinate) any Liens granted to the Administrative Agent by the Loan Parties on any Collateral (i) upon the termination of the Commitments, payment and satisfaction in full in cash of all Secured Obligations (other than Unliquidated Obligations), and the cash collateralization (which may include issuance of a back-up letter of credit covering all Unliquidated Obligations in a manner reasonably satisfactory to each affected Lender), in which case the Administrative Agent is also authorized to terminate the Loan Documents and release the Loan Guaranty, (ii) constituting property being sold or disposed of if the Loan Party disposing of such property certifies to the Administrative Agent that the sale or disposition is made in compliance with the terms of this Agreement (and the Administrative Agent may rely conclusively on any such certificate, without further inquiry), and to the extent that the property being sold or disposed of constitutes 100% of the Equity Interests of a Subsidiary, the Administrative Agent is authorized to release any Loan Guaranty or license provided by such Subsidiary, (iii) constituting property leased or licensed to a Loan Party under a lease which has expired or been terminated in a transaction permitted under this Agreement, (iv) as required to effect any sale or other disposition of such Collateral in connection with any exercise of remedies of the Administrative Agent and the Lenders pursuant to Article VII or (v) constituting Excluded Assets. The Lenders agree that any release of Liens as described above may be automatic to the extent provided in the Collateral Documents and, at the request and sole expense of the Loan Parties, the Administrative Agent is hereby authorized to execute and deliver to the Loan Parties all releases or other documents reasonably requested to evidence the release of such Liens. Except as provided in the preceding sentence, the Administrative Agent will not release or subordinate any Liens on Collateral without the prior written authorization of the Required Lenders; provided that, the Administrative Agent may in its discretion, release or subordinate its Liens on Collateral valued in the aggregate not in excess of $2,000,000 during any calendar year without the prior written authorization of the Required Lenders (it being agreed that the Administrative Agent may rely conclusively on one or more certificates of the Borrower as to the value of any Collateral to be so released, without further inquiry). Notwithstanding the foregoing, rights of the Administrative Agent to provide releases, upon any sale or other disposition by any Loan Party (other than to any other Loan Party) of any Collateral in a transaction permitted under this Agreement, the security interests in such Collateral created by this Agreement and other Loan Documents shall be automatically released. Any such release or subordination shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released or subordinated) upon (or obligations of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral. Any execution and delivery by the Administrative Agent of documents in connection with any such release or subordination shall be without recourse to or warranty by the Administrative Agent. The provisions of this paragraph (c) are subject to the terms and provisions of Section 9.22.
d.If, in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender” or “each Lender affected thereby,” the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but has not been obtained being referred to herein as a “Non-Consenting Lender”), then the Borrower may elect to replace a Non-Consenting Lender as a Lender party to this Agreement and such Non-Consenting Lender agrees to be replaced, provided that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Borrower and the Administrative Agent shall agree, as of such date, to purchase for cash the Loans and other Obligations due to the Non-Consenting Lender pursuant to an Assignment and Assumption and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date and to comply with the requirements of clause (b) of Section 9.04, and (ii) the Borrower shall pay to such Non-Consenting Lender in same day funds on the day of such replacement (1) all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by the Borrower hereunder to and including the date of termination, including without limitation payments due to such Non-Consenting Lender under Sections 2.17 and Section 2.20, and (2) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 2.21 had the Loans of such Non-Consenting Lender been prepaid on such date rather than sold to the replacement Lender. Each party hereto agrees that an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to a Platform as to which the Administrative Agent and such parties are participants), and the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to and be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender, provided that any such documents shall be without recourse to or warranty by the parties thereto.
e.A Guarantor shall automatically be released from its obligations under the Loan Guaranty, and any Equity Interests of such Guarantor which have been pledged as Collateral shall be released, upon the consummation of any transaction permitted by this Agreement as a result of which such Guarantor ceases to be a Loan Party; provided that, if consent of the Required Lenders is expressly required by this Agreement, the Required Lenders shall have consented to such transaction and the terms of such consent shall not have provided otherwise. In connection with any termination or release pursuant to this Section, the Administrative Agent shall (and is hereby irrevocably authorized by each Lender to) execute and deliver to any Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section shall be without recourse to or warranty by the Administrative Agent. Further, the Administrative Agent may (and is hereby irrevocably authorized by each Lender to), and upon the request of the Borrower shall, release any Guarantor from its obligations under the Loan Guaranty and release its Liens on any Equity Interests of such Guarantor which have been pledged as Collateral if such Guarantor is no longer required to be a Guarantor. At such time as the principal and interest on the Loans, the fees, expenses and other amounts payable under the Loan Documents and the other Secured Obligations (other than the Unliquidated Obligations, and other Obligations expressly stated to survive such payment and termination) shall have been paid in full, the Commitments shall have been terminated, the Loan Guaranty and all obligations (other than those expressly stated to survive such termination) of each Loan Party thereunder shall automatically terminate, all without delivery of any instrument or performance of any act by any Person.
f.Notwithstanding anything to the contrary herein the Administrative Agent may, with the consent of the Borrower only, amend, modify or supplement this Agreement or any of the other Loan Documents to cure any ambiguity, omission, mistake, defect or inconsistency.
9.03.Expenses; Indemnity; Damage Waiver. (a) The Loan Parties shall, jointly and severally, pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (which, in the case of counsel, shall be limited to the reasonable out-of-pocket fees, charges and disbursements of one primary U.S. counsel and one additional local counsel in each other jurisdiction in which the Real Property Assets constituting Collateral or other Collateral (including, without limitation, the Equity Interests of any non-Domestic Subsidiary) are located, in each case, for the Administrative Agent, and shall in any event exclude allocated costs of in-house counsel and paralegals) in connection with the syndication and distribution (including, without limitation, via the internet or through any Electronic System or Platform) of the credit facilities provided for herein, the preparation and administration of the Loan Documents or any amendments, modifications or waivers of the provisions of the Loan Documents (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all reasonable out-of-pocket expenses incurred by the Administrative Agent or any Lender (which, in the case of counsel, shall be limited to the reasonable out-of-pocket fees, charges and disbursements of one primary U.S. counsel and one additional local counsel in each other jurisdiction in which the Real Property Assets constituting Collateral or other Collateral (including, without limitation, the Equity Interests of any non-Domestic Subsidiary) are located, in each case, for the Administrative Agent, and one additional counsel for all the Lenders (taken as a whole), and shall in any event exclude allocated costs of in-house counsel and paralegals), in connection with the enforcement, collection or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans. Expenses being reimbursed by the Loan Parties under this Section include, without limiting the generality of the foregoing, fees, costs and expenses incurred in connection with:
i.background checks regarding senior management and/or key investors, as deemed necessary or appropriate in the sole discretion of the Administrative Agent;
ii.Other Taxes, fees and other charges for (A) lien and title searches and title insurance and (B) recording the Mortgages, filing financing statements and continuations, and other actions to perfect, protect, and continue the Administrative Agent’s Liens;
iii.sums paid or incurred to take any action required of any Loan Party under the Loan Documents that such Loan Party fails to pay or take; and

iv.forwarding loan proceeds, collecting checks and other items of payment, and establishing and maintaining the accounts and lock boxes, and costs and expenses of preserving and protecting the Collateral.
b.The Loan Parties shall, jointly and severally indemnify the Administrative Agent, the Lead Arrangers, each Syndication Agent, the Documentation Agent and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, incremental taxes, liabilities and related expenses for any Indemnitee (including the reasonable out-of-pocket fees, charges and disbursements of one primary U.S. counsel and one additional local counsel in each other jurisdiction, in each case, as selected by the Administrative Agent and for all Indemnitees and, in light of actual or perceived conflicts of interest or the availability of different claims or defenses, one additional counsel for each similarly affected group of Indemnitees (taken as a whole) and, if necessary, one additional local counsel in each relevant jurisdiction for such affected group of Indemnitees), incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of the Loan Documents or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or the use of proceeds therefrom, (iii) any actual or alleged presence or Release of Hazardous Substances on or from any property owned or operated by a Loan Party or its Subsidiary, or any Environmental Liability related in any way to a Loan Party or its Subsidiary, (iv) the failure of a Loan Party to deliver to the Administrative Agent the required receipts or other required documentary evidence with respect to a payment made by a Loan Party for Taxes pursuant to Section 2.19, or (v) any actual or prospective claim, litigation, investigation, arbitration or proceeding relating to any of the foregoing, whether or not such claim, litigation, investigation, arbitration or proceeding is brought by any Loan Party or their respective equity holders, Affiliates, creditors or any other third Person and whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that, such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, penalties, liabilities or related expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or its Related Parties. This Section 9.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses or damages arising from any non-Tax claim.
c.Each Lender severally agrees to pay any amount required to be paid by any Loan Party under paragraph (a) or (b) of this Section 9.03 to the Administrative Agent and each of its Related Parties (each, an “Agent Indemnitee”) (to the extent not reimbursed by a Loan Party and without limiting the obligation of any Loan Party to do so), ratably according to their respective Loans held on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with the Loans held immediately prior to such date), from and against any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent Indemnitee in any way relating to or arising out of the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent Indemnitee under or in connection with any of the foregoing; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent Indemnitee in its capacity as such; provided further that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and non-appealable decision of a court of competent jurisdiction to have resulted from such Agent Indemnitee’s gross negligence, bad faith or willful misconduct. The agreements in this Section shall survive the termination of this Agreement and the payment and satisfaction in full in cash of all Secured Obligations (other than Unliquidated Obligations).

d.To the extent permitted by applicable law, no party hereto shall assert, and each such party hereby waives, any claim against any other party hereto (i) for any damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet) or (ii) on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or the use of the proceeds thereof; provided that, nothing in this paragraph (d) shall relieve any Loan Party (or any Lender pursuant to clause (c) above) of any obligation it may have to indemnify an Indemnitee against special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party so long as such damages have been determined pursuant to a final and non-appealable judgment of a court of competent jurisdiction.
e.All amounts due under this Section shall be payable not later than ten (10) days after written demand therefor.
9.04.Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
b.(i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Persons (other than an Ineligible Institution, it being understood that any Disqualified Institution is subject to Section 9.04(f)) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:
A.the Borrower, provided that, the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof, and provided further that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee; and
B.the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund.
ii.Assignments shall be subject to the following additional conditions:
A.except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000, unless each of the Borrower and the Administrative Agent otherwise consent, provided that, no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;
B.each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;
C.the parties to each assignment shall execute and deliver to the Administrative Agent (i) an Assignment and Assumption, or (ii) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to a Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, together with a processing and recordation fee of $3,500 (such fee to be paid by the assignor and/or assignee);
D.[reserved]; and
E.the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower, the other Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.
For the purposes of this Section 9.04(b), the terms “Approved Fund” and “Ineligible Institution” have the following meanings:
“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Ineligible Institution” means (a) a natural person, (b) a Disqualified Institution, provided that the Administrative Agent shall have the right, and the Borrower hereby expressly authorizes the Administrative Agent, to (i) post the list of Disqualified Institutions provided by the Borrower and any updates thereto from time to time (collectively, the “DQ List”) on the Platform, including that portion of the Platform that is designated for “public side” Lenders, as applicable and/or (ii) provide such list and such updates thereto to each Lender requesting the same, (c) a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof; provided that, such holding company, investment vehicle or trust shall not constitute an Ineligible Institution if it (x) has not been established for the primary purpose of acquiring any Loans or Commitments, (y) is managed by a professional advisor, who is not such natural person or a relative thereof, having significant experience in the business of making or purchasing commercial loans, and (z) has assets greater than $25,000,000 and a significant part of its activities consist of making or purchasing commercial loans and similar extensions of credit in the ordinary course of its business or (d) a Loan Party or a Subsidiary or other Affiliate of a Loan Party.
iii.Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.17, 2.18, 2.19, 2.20 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.
iv.The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, the principal amount (and stated interest) of the Loans owing to each Lender pursuant to the terms hereof from time to time, the series and Type thereof and the Interest Period applicable thereto, and the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof (the “Register”). The entries in the Register shall be prima facie evidence of the existence and amounts of the obligations recorded therein and shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary; provided that, the failure of the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
v.Upon its receipt of (x) a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to a Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.02 or Section 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
c.Any Lender may, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) other than an Ineligible Institution in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged; (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.17, 2.18, 2.19 and 2.20 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant shall not be entitled to receive any greater payment under Sections 2.17, 2.18, 2.19 and 2.20, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation or the sale of the participation to such Participant is made with the Borrower’s prior written consent.
Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.22. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender; provided such Participant agrees to be subject to Section 2.17(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement or any other Loan Document (the “Participant Register”); provided that, no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
d.[Reserved].
e.Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
f.(i) No assignment or participation shall be made to any Person that was a Disqualified Institution as of the date (the “Trade Date”) on which the assigning Lender entered into a binding agreement to sell and assign or participate all or a portion of its rights and obligations under this Agreement to such Person (unless the Borrower has consented to such assignment or participation in writing in its sole and absolute discretion, in which case such Person will not be considered a Disqualified Institution for the purpose of such assignment or participation). For the avoidance of doubt, with respect to any assignee that becomes a Disqualified Institution after the applicable Trade Date (including as a result of the delivery of a notice pursuant to, and/or the expiration of the notice period referred to in, the definition of “Disqualified Institution”), (x) such assignee shall not retroactively be disqualified from becoming a Lender and (y) the execution by the Borrower of an Assignment and Assumption with respect to such assignee will not by itself result in such assignee no longer being considered a Disqualified Institution. Any assignment in violation of this clause (f)(i) shall not be void, but the other provisions of this clause (f) shall apply.
ii.If any assignment or participation is made to any Disqualified Institution without the Borrower’s prior written consent in violation of clause (f)(i) above, the Borrower may, at its sole expense and effort, upon notice to the applicable Disqualified Institution and the Administrative Agent, require such Disqualified Institution to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 9.04), all of its interest, rights and obligations under this Agreement to one or more Persons that meet the requirements to be an assignee under Section 9.04(b) (subject to such consents, if any, as may be required thereunder) at the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Institution paid to acquire such interests, rights and obligations, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder.
iii.Notwithstanding anything to the contrary contained in this Agreement, (A) Disqualified Institutions will not (x) have the right to receive information, reports or other materials provided to Lenders by the Borrower, the Administrative Agent or any other Lender (other than any disclosure of the DQ List made in accordance with Section 9.12(f)), (y) attend or participate in meetings attended by the Lenders and the Administrative Agent or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders; it being understood and agreed that the foregoing provisions shall only apply to a Disqualified Institution and not to any assignee of such Disqualified Institution that becomes a Lender so long as such assignee is not a Disqualified Institution and (B) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Institution will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Institutions consented to such matter and (y) for purposes of voting on any plan of reorganization or plan of liquidation pursuant to any Debtor Relief Laws (a “Bankruptcy Plan”), each Disqualified Institution party hereto hereby agrees (1) not to vote on such Bankruptcy Plan, (2) if such Disqualified Institution does vote on such Bankruptcy Plan notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such Bankruptcy Plan in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws) and (3) not to contest any request by any party for a determination by any applicable court of competent jurisdiction effectuating the foregoing clause (2).
g.Any Lender may at any time assign or transfer its Loan to a Purchasing Borrower Party pursuant to Section 2.25.
9.05.Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid. The provisions of Sections 2.17, 2.18, 2.19, 2.20 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, any Lender ceasing to be a Lender pursuant to the last sentence of Section 2.27(b), the expiration or termination of the Commitments or the termination of this Agreement or any other Loan Document or any provision hereof or thereof.
9.06.Counterparts; Integration; Effectiveness; Electronic Execution. (a) This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
b.Delivery of an executed counterpart of a signature page of (x) this Agreement, (y) any other Loan Document and/or (z) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 9.01), certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Loan Document or such Ancillary Document, as applicable. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement, any other Loan Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept any Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of the Borrower or any other Loan Party without further verification thereof and without any obligation to review the appearance or form of any such Electronic signature and (ii) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, the Borrower and each Loan Party hereby (i) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders, the Borrower and the Loan Parties, Electronic Signatures transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Loan Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (ii) the Administrative Agent and each of the Lenders may, at its option, create one or more copies of this Agreement, any other Loan Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (iii) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Loan Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto and (iv) waives any claim against any Lender and any Lender’s Related Parties for any losses, claims (including intraparty claims), demands, damages or liabilities of any kind arising solely from the Administrative Agent’s and/or any Lender’s reliance on or use of Electronic Signatures and/or transmissions by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page, including any losses, claims (including intraparty claims), demands, damages or liabilities of any kind arising as a result of the failure of the Borrower and/or any Loan Party to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.
9.07.Severability. Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
9.08.Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or any such Affiliate to or for the credit or the account of any Loan Party against any of and all the Secured Obligations held by such Lender or its Affiliates, irrespective of whether or not such Lender or their its Affiliates shall have made any demand under the Loan Documents and although such obligations may be contingent or unmatured or are owed to a branch office or Affiliate of such Lender different from the branch office or Affiliate holding such deposit or obligated on such indebtedness. The applicable Lender or such Affiliate shall notify the Borrower and the Administrative Agent of such set-off or application, provided that any failure to give or any delay in giving such notice shall not affect the validity of any such set-off or application under this Section. The rights of each Lender and their its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender or its Affiliates may have.
9.09.Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement and the other Loan Documents (other than those containing a contrary express choice of law provision) shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of New York, but giving effect to federal laws applicable to national banks.
b.Each party to this Agreement hereby irrevocably and unconditionally submits, for itself and its Property, to the exclusive jurisdiction of the courts of the United States for the Southern District of New York located in the Borough of Manhattan (or in the event such courts lack subject matter jurisdiction, to the courts of the State of New York located in the Borough of Manhattan), and appellate courts from any thereof, in any action or proceeding arising out of or relating to any Loan Documents, the transactions relating hereto or thereto, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may (and any such claims, cross-claims or third party claims brought against the Administrative Agent or any of its Related Parties may only) be heard and determined in such United States or New York State court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law; provided, that nothing contained herein or in any other Loan Document will prevent any Lender or the Administrative Agent from bringing any action to enforce any award or judgment or exercise any right under the Collateral Documents or against any Collateral or any other property of any Loan Party in any other forum in which jurisdiction can be established.
c.Each of the Lenders and the Administrative Agent hereby irrevocably and unconditionally agrees that, notwithstanding the governing law provisions of any applicable Loan Document, any claims brought against the Administrative Agent by any Secured Party relating to this Agreement, any other Loan Document, the Collateral or the consummation or administration of the transactions contemplated hereby or thereby shall be construed in accordance with and governed by the law of the State of New York.
d.Each party to this Agreement irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
e.Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
9.10.WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OR OTHER AGENT (INCLUDING ANY ATTORNEY) OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO

HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
9.11.Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
9.12.Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors on a need to know basis (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by any Requirements of Law or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies under this Agreement or any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Loan Parties and their obligations (it being understood and agreed that the DQ List may be disclosed to any such actual or bona fide prospective assignee, Participant or counterparty in reliance on this clause (f)), (g) with the prior written consent of the Borrower, (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent or any Lender on a non-confidential basis from a source other than the Borrower and its Subsidiaries or (j) on a confidential basis to (i) a rating agency in connection with rating the Borrower or its Subsidiaries or the credit facilities provided for herein or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of identification numbers with respect to the credit facilities provided for herein. For the purposes of this Section, “Information” means all information received from the Borrower and its Subsidiaries relating to the Borrower, its Subsidiaries or their respective operations or business, other than any such information that is available to the Administrative Agent or any Lender on a non-confidential basis prior to disclosure by the Borrower and its Subsidiaries and other than information pertaining to this Agreement provided by arrangers to data service providers, including league table providers, that serve the lending industry; provided that, in the case of information received from the Loan Parties after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.12 FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER, AND ITS AFFILIATES, THE OTHER LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.
ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWERS OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN

THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWERS, THE OTHER LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWERS AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.
9.13.Several Obligations; Nonreliance; Violation of Law. The respective obligations of the Lenders hereunder are several and not joint and the failure of any Lender to make any Loan or perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. Each Lender hereby represents that it is not relying on or looking to any margin stock (as defined in Regulation U of the Board) for the repayment of the Borrowings provided for herein. Anything contained in this Agreement to the contrary notwithstanding, none of the Lenders shall be obligated to extend credit to the Borrower in violation of any Requirements of Law.
9.14.USA PATRIOT Act. Each Lender that is subject to the requirements of the USA PATRIOT Act hereby notifies each Loan Party that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the USA PATRIOT Act.
9.15.Disclosure. Each Loan Party and each Lender hereby acknowledges and agrees that the Administrative Agent and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with any of the Loan Parties and their respective Affiliates.
9.16.Appointment for Perfection. Each Lender hereby appoints each other Lender as its agent for the purpose of perfecting Liens, for the benefit of the Administrative Agent and the other Secured Parties, in Collateral which, in accordance with Article 9 of the UCC or any other applicable law can be perfected only by possession or control. Should any Lender (other than the Administrative Agent) obtain possession or control of any such Collateral, such Lender shall notify the Administrative Agent thereof, and, promptly upon the Administrative Agent’s request therefor shall deliver such Collateral to the Administrative Agent or otherwise deal with such Collateral in accordance with the Administrative Agent’s instructions.
9.17.Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the NYFRB Rate to the date of repayment, shall have been received by such Lender.
9.18.No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Loan Party acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that no Credit Party will have any obligations except those obligations expressly set forth herein and in the other Loan Documents and each Credit Party is acting solely in the capacity of an arm’s length contractual counterparty to each Loan Party with respect to the Loan Documents and the transaction contemplated therein and not as a financial advisor or a fiduciary to, or an agent of, any Loan Party or any other person. Each Loan Party agrees that it will not assert any claim against any Credit Party based on an alleged breach of fiduciary duty by such Credit Party in connection with this Agreement and the transactions contemplated hereby. Additionally, each Loan Party acknowledges and agrees that no Credit Party is advising any Loan Party as to any legal, tax, investment, accounting, regulatory or any other matters in any jurisdiction. Each Loan Party shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated hereby, and the Credit Parties shall have no responsibility or liability to any Loan Party with respect thereto. Each Loan Party further acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that each Credit Party, together with its Affiliates, is a full service securities or banking firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, any Credit Party may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, any Loan Party and other companies with which any Loan Party may have commercial or other relationships. With respect to any securities and/or financial instruments so held by any Credit Party or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion. In addition, each Loan Party acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that each Credit Party and its affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which a Loan Party may have conflicting interests regarding the transactions described herein and otherwise. No Credit Party will use confidential information obtained from any Loan Party by virtue of the transactions contemplated by the Loan Documents or its other relationships with such Loan Party in connection with the performance by such Credit Party of services for other companies, and no Credit Party will furnish any such information to other companies. Each Loan Party also acknowledges that no Credit Party has any obligation to use in connection with the transactions contemplated by the Loan Documents, or to furnish to any Loan Party, confidential information obtained from other companies.
9.19.[Reserved].
9.20.Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
a.the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
b.the effects of any Bail-In Action on any such liability, including, if applicable:
i.a reduction in full or in part or cancellation of any such liability;
ii.a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

iii.the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.
9.21.Marketing Consent. The Borrower hereby authorizes Chase and its affiliates (collectively, the “JPMCB Parties”) and the Lenders and their affiliates, at their respective sole expense, but without any prior approval by the Borrower, to publish such tombstones and give such other publicity to this Agreement as each may from time to time determine in its sole discretion. The foregoing authorization shall remain in effect unless and until the Borrower notifies Chase in writing that such authorization is revoked.
9.22.Intercreditor Agreement. The Administrative Agent is hereby authorized to enter into the Intercreditor Agreement and any other intercreditor agreement to the extent contemplated by the terms hereof, and the parties hereto acknowledge that the Intercreditor Agreement and any other such intercreditor agreement is binding upon them. Each Secured Party (a) in addition to its authorization pursuant to Section 9.02(c), consents to the subordination of any Lien on the ABL Priority Collateral securing the Secured Obligations to the extent such Liens are permitted by Section 6.02 and are permitted to be senior to the Liens of the Administrative Agent on such property on the terms set forth in the Intercreditor Agreement, (b) hereby authorizes the Administrative Agent to take all actions to release any Lien on any property to the extent required to be released pursuant to the terms and conditions of the Intercreditor Agreement, (c) hereby agrees that it will be bound by and will take no actions contrary to the provisions of the Intercreditor Agreement or any other intercreditor agreement to the extent contemplated by the terms hereof, (d) hereby authorizes and instructs the Administrative Agent to enter into the Intercreditor Agreement and any other intercreditor agreement to the extent contemplated by the terms hereof and to subject the Liens on the Collateral securing the applicable Secured Obligations to the provisions thereof and (e) without any further consent of the Lenders, hereby authorizes and instructs the Administrative Agent to negotiate, execute and deliver on behalf of the Secured Parties any intercreditor agreement or any amendment (or amendment and restatement) to the Collateral Documents, the Intercreditor Agreement or any other intercreditor agreement contemplated hereunder (including any such amendment (or amendment and restatement) of the Intercreditor Agreement to provide for the incurrence of Indebtedness pursuant to the ABL Credit Agreement and any Refinancing Indebtedness in respect thereof).
This Agreement and the other Loan Documents are subject to the terms and conditions set forth in the Intercreditor Agreement in all respects and, in the event of any conflict between the terms of the Intercreditor Agreement and this Agreement, the terms of the Intercreditor Agreement shall govern. Notwithstanding anything herein to the contrary, the Lien and security interest granted to the Administrative Agent or the ABL Administrative Agent, as applicable, pursuant to any Loan Document and the exercise of any right or remedy in respect of the Collateral by the Administrative Agent or the ABL Administrative Agent, as applicable hereunder, under any other Loan Document, or under the ABL Credit Agreement and any other agreement entered into in connection therewith are subject to the provisions of the Intercreditor Agreement and in the event of any conflict between the terms of the Intercreditor Agreement, this Agreement, any other Loan Document, the ABL Credit Agreement and any other agreement entered into in connection therewith, the terms of the Intercreditor Agreement shall govern and control with respect to the exercise of any such right or remedy or the Loan Parties’ covenants and obligations.

ArticleX
Loan Guaranty

10.01.Guaranty. Each Guarantor hereby agrees that it is jointly and severally liable for, and, as a primary obligor and not merely as surety, absolutely and unconditionally guarantees to the Secured Parties, the prompt payment when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of the Secured Obligations and, subject to the limitations set forth in Section 9.03, all costs and expenses, including, without limitation, all court costs and attorneys’ and paralegals’ fees (excluding allocated costs of in-house counsel and paralegals) and expenses paid or incurred by the Administrative Agent and the Lenders in endeavoring to collect all or any part of the Secured Obligations from, or in prosecuting any action against, the Borrower, any Guarantor or any other guarantor of all or any part of the Secured Obligations (such costs and expenses, together with the Secured Obligations, collectively the “Guaranteed Obligations”. Each Guarantor further agrees that the Guaranteed Obligations may be extended or renewed in whole or in part without notice to or further assent from it, and that it remains bound upon its guarantee notwithstanding any such extension or renewal. All terms of this Loan Guaranty apply to and may be enforced by or on behalf of any domestic or foreign branch or Affiliate of any Lender that extended any portion of the Guaranteed Obligations.
10.02.Guaranty of Payment. This Loan Guaranty is a guaranty of payment and not of collection. Each Guarantor waives any right to require the Administrative Agent or any Lender to sue the Borrower, any Guarantor, any other guarantor of, or any other Person obligated for, all or any part of the Guaranteed Obligations (each, an “Obligated Party”), or otherwise to enforce its payment against any collateral securing all or any part of the Guaranteed Obligations.
10.03.No Discharge or Diminishment of Loan Guaranty.
a.Except as otherwise provided for herein, the obligations of each Guarantor hereunder are unconditional and absolute and not subject to any reduction, limitation, impairment or termination for any reason (other than the payment in full in cash of the Guaranteed Obligations (other than Unliquidated Obligations)), including: (i) any claim of waiver, release, extension, renewal, settlement, surrender, alteration or compromise of any of the Guaranteed Obligations, by operation of law or otherwise; (ii) any change in the corporate existence, structure or ownership of the Borrower or any other Obligated Party liable for any of the Guaranteed Obligations; (iii) any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Obligated Party or their assets or any resulting release or discharge of any obligation of any Obligated Party; or (iv) the existence of any claim, setoff or other rights which any Guarantor may have at any time against any Obligated Party, the Administrative Agent, any Lender or any other Person, whether in connection herewith or in any unrelated transactions.
b.The obligations of each Guarantor hereunder are not subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any of the Guaranteed Obligations or otherwise, or any provision of applicable law or regulation purporting to prohibit payment by any Obligated Party, of the Guaranteed Obligations or any part thereof.
c.Further, the obligations of any Guarantor hereunder are not discharged or impaired or otherwise affected by: (i) the failure of the Administrative Agent or any Lender to assert any claim or demand or to enforce any remedy with respect to all or any part of the Guaranteed Obligations; (ii) any waiver or modification of or supplement to any provision of any agreement relating to the Guaranteed Obligations; (iii) any release, non-perfection or invalidity of any indirect or direct security for the obligations of the Borrower for all or any part of the Guaranteed Obligations or any obligations of any other Obligated Party liable for any of the Guaranteed Obligations; (iv) any action or failure to act by the Administrative Agent or any Lender with respect to any collateral securing any part of the Guaranteed Obligations; or (v) any default, failure or delay, willful or otherwise, in the payment or performance of any of the Guaranteed Obligations, or any other circumstance, act, omission or delay that might in any manner or to any extent vary the risk of such Guarantor or that would otherwise operate as a discharge of any Guarantor as a matter of law or equity (other than the payment in full in cash of the Guaranteed Obligations (other than Unliquidated Obligations)).
10.04.Defenses Waived. To the fullest extent permitted by applicable law, each Guarantor hereby waives any defense based on or arising out of any defense of the Borrower or any other Guarantor or the unenforceability of all or any part of the Guaranteed Obligations from any cause, or the cessation from any cause of the liability of the Borrower, any other Guarantor or any other Obligated Party, other than the payment in full in cash of the Guaranteed Obligations (other than Unliquidated Obligations). Without limiting the generality of the foregoing, each Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and, to the fullest extent permitted by law, any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against any Obligated Party or any other Person. Each Guarantor confirms that it is not a surety under any state law and shall not raise any such law as a defense to its obligations hereunder. The Administrative Agent may, at its election and to the extent permitted under applicable laws, foreclose on any Collateral held by it by one or more judicial or nonjudicial sales, accept an assignment of any such Collateral in lieu of foreclosure or otherwise act or fail to act with respect to any collateral securing all or a part of the Guaranteed Obligations, compromise or adjust any part of the Guaranteed Obligations, make any other accommodation with any Obligated Party or exercise any other right or remedy available to it against any Obligated Party, without affecting or impairing in any way the liability of such Guarantor under this Loan Guaranty except to the extent the Guaranteed Obligations have been fully and indefeasibly paid in cash (other than Unliquidated Obligations). To the fullest extent permitted by applicable law, each Guarantor waives any defense arising out of any such election even though that election may operate, pursuant to applicable law, to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against any Obligated Party or any security.
10.05.Rights of Subrogation. No Guarantor will assert any right, claim or cause of action, including, without limitation, a claim of subrogation, contribution or indemnification that it has against any Obligated Party or any Collateral, until the Loan Parties and the Guarantors have fully performed all their obligations to the Administrative Agent and the Lenders.
10.06.Reinstatement; Stay of Acceleration. If at any time any payment of any portion of the Guaranteed Obligations (including a payment effected through exercise of a right of setoff) is rescinded, or must otherwise be restored or returned upon the insolvency, bankruptcy or reorganization of the Borrower or otherwise (including pursuant to any settlement entered into by a Secured Party in its discretion), each Guarantor’s obligations under this Loan Guaranty with respect to that payment shall be reinstated at such time as though the payment had not been made and whether or not the Administrative Agent and the Lenders are in possession of this Loan Guaranty. If acceleration of the time for payment of any of the Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of the Borrower, all such amounts otherwise subject to acceleration under the terms of any agreement relating to the Guaranteed Obligations shall nonetheless be payable by the Guarantors forthwith on demand by the Administrative Agent.
10.07.Information. Each Guarantor assumes all responsibility for being and keeping itself informed of the Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that each Guarantor assumes and incurs under this Loan Guaranty, and agrees that none of the Administrative Agent or any Lender shall have any duty to advise any Guarantor of information known to it regarding those circumstances or risks.
10.08.Termination. Each of the Lenders may continue to make loans or extend credit to the Borrower based on this Guaranty until five (5) days after it receives written notice of termination from any Guarantor. Notwithstanding receipt of any such notice, each Guarantor will continue to be liable to the Lenders for any Guaranteed Obligations created, assumed or committed to prior to the fifth day after receipt of the notice, and all subsequent renewals, extensions, modifications and amendments with respect to, or substitutions for, all or any part of such Guaranteed Obligations. Nothing in this Section 10.08 shall be deemed to constitute a waiver of, or eliminate, limit, reduce or otherwise impair any rights or remedies the Administrative Agent or any Lender may have in respect of, any Default or Event of Default that may exist under Article VII hereof as a result of any such notice of termination.
10.09.Taxes. Each payment of the Guaranteed Obligations will be made by each Guarantor without withholding for any Taxes, unless such withholding is required by law. If any Guarantor determines, in its sole discretion exercised in good faith, that it is so required to withhold Taxes, then such Guarantor may so withhold and shall timely pay the full amount of withheld Taxes to the relevant Governmental Authority in accordance with applicable law. If such Taxes are Indemnified Taxes, then the amount payable by such Guarantor shall be increased as necessary so that, net of such withholding (including such withholding of Indemnified Taxes applicable to additional amounts payable under this

Section), the Administrative Agent, applicable Lender receives the amount it would have received had no such withholding been made. For purposes of this Section 10.09, the term “Borrower” shall be deemed replaced with “Guarantor” in each place such terms appear under Section 2.19(f).
10.10.Maximum Liability. Notwithstanding any other provision of this Loan Guaranty, the amount guaranteed by each Guarantor hereunder shall be limited to the extent, if any, required so that its obligations hereunder shall not be subject to avoidance under Section 548 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act, Uniform Voidable Transactions Act or similar statute or common law. In determining the limitations, if any, on the amount of any Guarantor’s obligations hereunder pursuant to the preceding sentence, it is the intention of the parties hereto that any rights of subrogation, indemnification or contribution which such Guarantor may have under this Loan Guaranty, any other agreement or applicable law shall be taken into account.
10.11.Contribution.
a.To the extent that any Guarantor shall make a payment under this Loan Guaranty (a “Guarantor Payment”) which, taking into account all other Guarantor Payments then previously or concurrently made by any other Guarantor, exceeds the amount which otherwise would have been paid by or attributable to such Guarantor if each Guarantor had paid the aggregate Guaranteed Obligations satisfied by such Guarantor Payment in the same proportion as such Guarantor’s “Allocable Amount” (as defined below) (as determined immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of each of the Guarantors as determined immediately prior to the making of such Guarantor Payment, then, following payment in full in cash of the Guarantor Payment and the Guaranteed Obligations (other than Unliquidated Obligations that have not yet arisen), and all Commitments have terminated or expired, and this Agreement has terminated, such Guarantor shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Guarantor for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.
b.As of any date of determination, the “Allocable Amount” of any Guarantor shall be equal to the excess of the fair saleable value of the Property of such Guarantor over the total liabilities of such Guarantor (including the maximum amount reasonably expected to become due in respect of contingent liabilities, calculated, without duplication, assuming each other Guarantor that is also liable for such contingent liability pays its ratable share thereof), giving effect to all payments made by other Guarantors as of such date in a manner to maximize the amount of such contributions.
c.This Section 10.11 is intended only to define the relative rights of the Guarantors, and nothing set forth in this Section 10.11 is intended to or shall impair the obligations of the Guarantors, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Loan Guaranty.
d.The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of the Guarantor or Guarantors to which such contribution and indemnification is owing.
e.The rights of the indemnifying Guarantors against other Guarantors under this Section 10.11 shall be exercisable upon the full payment of the Guaranteed Obligations in cash (other than Unliquidated Obligations that have not yet arisen) and the termination or expiry on terms reasonably acceptable to the Administrative Agent of the Commitments hereunder and the termination of this Agreement.
10.12.Liability Cumulative. The liability of each Loan Party as a Guarantor under this Article X is in addition to and shall be cumulative with all liabilities of each Loan Party to the Administrative Agent and the Lenders under this Agreement and the other Loan Documents to which such Loan Party is a party or in respect of any obligations or liabilities of the other Loan Parties, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

ArticleXI
Subordination of Intercompany Indebtedness

11.01.Subordination of Intercompany Indebtedness. Each Loan Party agrees that any and all claims of such Loan Party against any Loan Party (each an “Obligor”) with respect to any “Intercompany Indebtedness” (as hereinafter defined, but excluding trade payables of an Obligor against another Obligor), any endorser, obligor or any other guarantor of all or any part of the Guaranteed Obligations, or against any of its Properties shall be subordinate and subject in right of payment to the prior payment, in full and in cash, of all Guaranteed Obligations; provided that, as long as no Event of Default has occurred and is continuing, such Loan Party may receive payments of principal and interest from any Obligor with respect to Intercompany Indebtedness. Notwithstanding any right of any Loan Party to ask, demand, sue for, take or receive any payment from any Obligor, all rights, liens and security interests of such Loan Party, whether now or hereafter arising and howsoever existing, in any assets of any other Obligor shall be and are subordinated to the rights of the Secured Parties in those assets. No Loan Party shall have any right to possession of any such asset or to foreclose upon any such asset, whether by judicial action or otherwise, unless and until all of the Guaranteed Obligations shall have been fully paid and satisfied (in cash) and all financing arrangements pursuant to any Loan Document have been terminated. If all or any part of the assets of any Obligor, or the proceeds thereof, are subject to any distribution, division or application to the creditors of such Obligor, whether partial or complete, voluntary or involuntary, and whether by reason of liquidation, bankruptcy, administration, arrangement, receivership, assignment for the benefit of creditors or any other action or proceeding, or if the business of any such Obligor is dissolved or if substantially all of the assets of any such Obligor are sold pursuant to any such proceeding, including a Hong Kong Insolvency Event, then, and in any such event (such events being herein referred to as an “Insolvency Event”), any payment or distribution of any kind or character, either in cash, securities or other property, which shall be payable or deliverable upon or with respect to any indebtedness of any Obligor to any Loan Party (“Intercompany Indebtedness”) shall be paid or delivered directly to the Administrative Agent for application on any of the Guaranteed Obligations subject to the provisions of Section 5.19, due or to become due, until such Guaranteed Obligations shall have first been fully paid and satisfied (in cash). Should any payment, distribution, security or instrument or proceeds thereof be received by the applicable Loan Party upon or with respect to the Intercompany Indebtedness after any Insolvency Event and prior to the satisfaction of all of the Guaranteed Obligations and the termination of all financing arrangements pursuant to any Loan Document among the Secured Parties, such Loan Party shall receive and hold the same in trust, as trustee, for the benefit of the Secured Parties and shall forthwith deliver the same to the Administrative Agent, for the benefit of the Secured Parties, in precisely the form received (except for the endorsement or assignment of the Loan Party where necessary), for application to any of the Guaranteed Obligations, due or not due, and, until so delivered, the same shall be held in trust by the Loan Party as the property of the Secured Parties. If any such Loan Party fails to make any such endorsement or assignment to the Administrative Agent, the Administrative Agent or any of its officers or employees is irrevocably authorized to make the same.
[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.
BORROWER:
NEENAH, INC.

GUARANTORS:
NEENAH PAPER MICHIGAN, INC.
NEENAH FILTRATION, LLC
NEENAH TECHNICAL MATERIALS, INC.
NEENAH PAPER FVC, LLC
NEENAH PAPER FR, LLC
NEENAH FMK HOLDINGS, LLC
ASP FIBERMARK, LLC
NEENAH NORTHEAST, LLC
NEENAH FILTRATION APPLETON, LLC
NEENAH COMPOSITES, LLC

By:	/s/ Paul DeSantis
Name:	Paul DeSantis
Title:	Senior Vice President, Chief Financial Officer and Treasurer
NPCC HOLDING COMPANY, LLC

By:	Neenah, Inc., as its sole member

By:	/s/ Paul DeSantis
Name:	Paul DeSantis
Title:	Senior Vice President, Chief Financial Officer and Treasurer

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent and a Lender

By:	/s/ Andrew Rossman
Name:	Andrew Rossman
Title:	Vice President

COMMITMENT SCHEDULE
TO THE
TERM LOAN CREDIT AGREEMENT
Commitments

Lender	Commitment Amount
JPMorgan Chase Bank, N.A.	$200,000,000
Total Commitments:	$200,000,000

EXECUTION VERSION

EXHIBIT A

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any guarantees included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and other rights of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Each such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.    Assignor:        ______________________________

2.	Assignee: ______________________________
[and is an Affiliate/Approved Fund of [identify Lender]1 ]

3.	Borrower: Neenah, Inc. (the “Borrower”)

4.	Administrative Agent: JPMorgan Chase Bank, N.A., as the administrative agent under the Credit Agreement

5.
Credit Agreement:    Term Loan Credit Agreement, dated as of June 30, 2020 (as amended, supplemented or otherwise modified from time to time) among the Borrower and certain Subsidiaries of the Borrower, as Guarantors, the Lenders parties thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.

1Select as applicable.

6.	Assigned Interest:

Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans[3]
$	$	%
$	$	%
$	$	%

Effective Date: _____________ ___, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The Assignee agrees to deliver to the Administrative Agent a completed Administrative Questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower, the other Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including federal and state securities laws.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR:

[NAME OF ASSIGNOR]

By:______________________________
Name:
Title:

ASSIGNEE:

[NAME OF ASSIGNEE]

By:______________________________
Name:
Title:

3 Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

[Consented to and]4 Accepted:

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

By_________________________________
Name:
Title:

[Assignment consented to:]5

[NAME OF RELEVANT PARTY]

By________________________________
Name:
Title:

4 To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
5 To be added only if the consent of the Borrower and/or other parties is required by the terms of the Credit Agreement.

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of any Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document, (iv) any requirements under applicable law for the Assignee to become a lender under the Credit Agreement or to charge interest at the rate set forth therein from time to time or (v) the performance or observance by any Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement and under applicable law that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.03 thereof, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent, the Lead Arrangers or any other Lender and their respective Related Parties, and (v) if it is a Non-U.S. Lender, attached to this Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Lead Arrangers, the Assignor or any other Lender or their respective Related Parties, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) (i) to the Assignor for amounts which have accrued to but excluding the Effective Date and (ii) to the Assignee for interest, fees or other amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.

Acceptance and adoption of the terms of this Assignment and Assumption by the Assignee and the Assignor by Electronic Signature or delivery of an executed counterpart of a signature page of this Assignment and Assumption by any Electronic System shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT B

[Reserved]

EXHIBIT C

FORM OF COMPLIANCE CERTIFICATE

To:	The Lenders parties to the
Credit Agreement described below

Date:	[Insert Date]

This Compliance Certificate (“this Certificate”) is furnished pursuant to that certain Term Loan Credit Agreement, dated as of June 30, 2020 (as amended, modified, renewed or extended from time to time, the “Agreement”) among Neenah, Inc., a Delaware corporation formerly known as Neenah Paper, Inc. (the “Company”), the Company’s Subsidiaries party thereto as Guarantors, the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent for the Lenders. Unless otherwise defined herein, capitalized terms used in this Compliance Certificate have the meanings ascribed thereto in the Agreement.

THE UNDERSIGNED HEREBY CERTIFIES, ON ITS BEHALF AND ON BEHALF OF THE BORROWERS, THAT:

1.    I am the duly elected of the Company and, as such, am a Financial Officer of the Company;

2. I have reviewed the terms of the Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Company and its Subsidiaries during the accounting period covered by the attached financial statements and such financial statements present fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

3.     The examinations described in paragraph 2 did not disclose, except as set forth below, and I have no knowledge of (i) the existence of any condition or event which constitutes a Default or Event of Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate or (ii) any change in GAAP or in the application thereof that has occurred since the date of the audited financial statements referred to in Section 3.04 of the Agreement;

4.    [Schedule 1 attached hereto sets forth Excess Cash Flow of the Borrower on a Consolidated basis for the most recently ended Excess Cash Flow Period.]29

5.    I further certify that, based on the review described in paragraph 2 above, no Loan Party or any of its Subsidiaries has at any time during or at the end of such period, except as (i) specifically described in paragraph (j) below or (ii) permitted by the Credit Agreement, done any of the following:

(a)    Changed its respective address, name, identity, type of organization, corporate structure (e.g., by merger, consolidation, change in corporate form or otherwise), jurisdiction of organization, location of its chief executive office or principal place of business or the place it keeps its material books and records, or established any trade names;
(b)    Permitted any of its Subsidiaries to issue any equity or securities or otherwise change its capital structure;

29 For annual certificates (commencing with the fiscal year ending on or about December 31, 2021).

(c)    Become aware of, obtained knowledge of, or received notification of, the institution of any lawsuit, administrative proceeding or investigation affecting any Loan Party or any of their Subsidiaries, including without limitation any examination or audit by the IRS which individually or in the aggregate have, or could reasonably be expected to have, a Material Adverse Effect;

(d)    Become aware of, obtained knowledge of, or received notification of any breach or violation of any material covenant contained in any instrument or agreement in respect of indebtedness for money borrowed by the Company or any of its Subsidiaries that would permit or result in the acceleration of any Indebtedness that would have a Material Adverse Effect;

(e)    Become aware of, obtained knowledge of, or received notification of any development or change in the business or affairs of any Loan Party or any of its Subsidiaries which has had or which is likely to have a Material Adverse Effect;

(f)    Become aware of, obtained knowledge of, or received notification of the occurrence of a Default or Event of Default by any Loan Party or any of its Subsidiaries under any agreement or series of related agreements to which it is a party, which default or event of default could reasonably be expected to have a Material Adverse Effect;

(g)    Become aware of, obtained knowledge of, or received notification of any material violation in connection with any actual or alleged material violation of any Requirements of Law imposed by the Environmental Protection Agency, the Occupational Safety Hazard Administration or any other Governmental Authority, which has or is likely to have a Material Adverse Effect;

(h)    Become aware of, obtained knowledge of, or received notification of any significant change in the accuracy of any material representations and warranties of any Loan Document;

(i)    Incurred any material loss or destruction of, or substantial damage to, any portion or component of the Collateral with fair market value in excess of $500,000 and no other matters occurred that materially affected the value, enforceability or collectability of any of the Collateral with fair market value in excess of $500,000, unless a notice of such loss, destruction or damage has previously been provided to the Administrative Agent;

(j)    Acquired any Additional Mortgaged Property, unless a notice of such acquisition has previously been provided to the Administrative Agent; and

(k)    [List exceptions, if any, to paragraphs (a) through (j) above.]

Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the (i) nature of the condition or event, the period during which it has existed and the action which the applicable Borrowers have taken, are taking, or propose to take with respect to each such condition or event or (i) the change in GAAP or the application thereof and the effect of such change on the attached financial statements:

The foregoing certifications are made and delivered as of the first date set forth above.

NEENAH, INC.

By:
Name:
Title:

EXHIBIT D

FORM OF JOINDER AGREEMENT

THIS JOINDER AGREEMENT (this “Agreement”), dated as of __________, ____, 20__, is entered into between [Name of New Subsidiary], a _________________ (the “New Subsidiary”) and JPMORGAN CHASE BANK, N.A., in its capacity as administrative agent (the “Administrative Agent”) under that certain Term Loan Credit Agreement dated as of June 30, 2020 (as amended, modified, renewed or extended from time to time, the “Credit Agreement”) among Neenah, Inc., a Delaware corporation formerly known as Neenah Paper, Inc. (the “Company”), the Company’s Subsidiaries party thereto as Guarantors, the Lenders party thereto and the Administrative Agent for the Lenders. All capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Credit Agreement.

The New Subsidiary and the Administrative Agent, for the benefit of the Lenders, hereby agree as follows:

1.    The New Subsidiary hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the New Subsidiary will be deemed to be a Guarantor under the Credit Agreement for all purposes of the Credit Agreement (including under Article X) and shall have all of the obligations of a Guarantor thereunder as if it had executed the Credit Agreement. The New Subsidiary hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Credit Agreement, including without limitation (a) all of the representations and warranties of the Loan Parties set forth in Article III of the Credit Agreement (b) all of the covenants set forth in Articles V and VI of the Credit Agreement, and (c) all of the guaranty obligations set forth in under Article X of the Credit Agreement. Without limiting the generality of the foregoing terms of this paragraph 1, the New Subsidiary, subject to the limitations set forth in Sections 10.10 of the Credit Agreement, hereby guarantees, jointly and severally with the other applicable Guarantors, to the Administrative Agent and the Lenders, as provided in Article X of the Credit Agreement, the prompt payment and performance of the Guaranteed Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise) strictly in accordance with the terms thereof and agrees that if any of the Guaranteed Obligations are not paid or performed in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise), the New Subsidiary will, jointly and severally together with the other applicable Guarantors, promptly pay and perform the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

2.    If required, the New Subsidiary is, simultaneously with the execution of this Agreement, executing and delivering such Collateral Documents (and such other documents and instruments) as requested by the Administrative Agent in accordance with the Credit Agreement.

3.    The address of the New Subsidiary for purposes of Section 9.01 of the Credit Agreement is as follows:

_______________________________
_______________________________
_______________________________

4.    The New Subsidiary hereby waives acceptance by the Administrative Agent and the Lenders of the guaranty by the New Subsidiary upon the execution of this Agreement by the New Subsidiary.

5.    This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. Delivery of a counterpart to this Agreement by Electronic Signature or delivery of an executed counterpart of a signature page of this Agreement by any Electronic System shall be effective as delivery of a manually executed counterpart of this Agreement.

6.    THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the New Subsidiary has caused this Agreement to be duly executed by its authorized officer, and the Administrative Agent, for the benefit of the Lenders, has caused the same to be accepted by its authorized officer, as of the day and year first above written.

[NEW SUBSIDIARY]

By:
Name:
Title:

Acknowledged and accepted:

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

By:
Name:
Title:

EXHIBIT E-1

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Non-U.S. Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Term Loan Credit Agreement dated as of June 30, 2020 (as amended, modified, renewed or extended from time to time, the “Credit Agreement”) among Neenah, Inc., a Delaware corporation formerly known as Neenah Paper, Inc. (the “Company”), the Company’s Subsidiaries party thereto as Guarantors, the Lenders party thereto and JPMorgan Chase Bank, N.A., in its capacity as Administrative Agent for the Lenders.

Pursuant to the provisions of Section 2.19 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any promissory note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the applicable Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]
By:
Name:
Title:
Date: ________, __, 20[ ]

EXHIBIT E-2

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Term Loan Credit Agreement dated as of June 30, 2020 (as amended, modified, renewed or extended from time to time, the “Credit Agreement”) among Neenah, Inc., a Delaware corporation formerly known as Neenah Paper, Inc. (the “Company”), the Company’s Subsidiaries party thereto as Guarantors, the Lenders party thereto and JPMorgan Chase Bank, N.A., in its capacity as Administrative Agent for the Lenders.

Pursuant to the provisions of Section 2.19 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]
By:
Name:
Title:
Date: ________, __, 20[ ]

EXHIBIT E-3

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Term Loan Credit Agreement dated as of June 30, 2020 (as amended, modified, renewed or extended from time to time, the “Credit Agreement”) among Neenah, Inc., a Delaware corporation formerly known as Neenah Paper, Inc. (the “Company”), the Company’s Subsidiaries party thereto as Guarantors, the Lenders party thereto and JPMorgan Chase Bank, N.A., in its capacity as Administrative Agent for the Lenders.

Pursuant to the provisions of Section 2.19 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, from each of such partner's/member's beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]
By:
Name:
Title:
Date: ________, __, 20[ ]

EXHIBIT E-4

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Non-U.S. Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Term Loan Credit Agreement dated as of June 30, 2020 (as amended, modified, renewed or extended from time to time, the “Credit Agreement”) among Neenah, Inc., a Delaware corporation formerly known as Neenah Paper, Inc. (the “Company”), the Company’s Subsidiaries party thereto as Guarantors, the Lenders party thereto and JPMorgan Chase Bank, N.A., in its capacity as Administrative Agent for the Lenders.

Pursuant to the provisions of Section 2.19 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any promissory note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any promissory note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to the Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, from each of such partner's/member's beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]
By:
Name:
Title:
Date: ________, __, 20[ ]

EXHIBIT F

[Reserved]

EXHIBIT G

FORM OF PERFECTION CERTIFICATE

[_____________, 20__]
Reference is hereby made to that certain Term Loan and Restated Credit Agreement, dated as of June 30, 2020 (as amended, modified, restated and supplemented from time to time, the “Credit Agreement”), among Neenah, Inc. (the “Company”), as a borrower, the guarantors party thereto (the “Guarantors”), the lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent. Terms used herein but not defined herein shall have the meanings assigned thereto in the Credit Agreement.
As used herein, the following term shall have the following meaning:
“Loan Parties” shall include the Company and each Guarantors of the Credit Agreement.
The undersigned Loan Parties hereby certify, represent and warrant for the benefit of the Administrative Agent and the Lenders, that as of the date hereof all of the following information provided in this Perfection Certificate is true, complete and correct in all respects:

I.	CURRENT INFORMATION

1.Legal Names, Organizations, Jurisdictions of Organization and Organizational Identification Numbers. The full and exact legal name (as it appears in each respective certificate or articles of incorporation, limited liability membership agreement or similar organizational documents, in each case as amended to date), the type of organization, the jurisdiction of organization (or formation, as applicable), the organizational identification number (not tax i.d. number) of the Loan Parties, and those jurisdictions where the nature of each Loan Party’s business makes it necessary or desirable to be qualified to do business as a foreign corporation are as follows:

Name of Entity	Type of Organization (e.g. corporation, limited liability company, limited partnership)	Jurisdiction of Organization/ Formation	Organizational Identification Number	Jurisdictions of Foreign Qualification

2.
Chief Executive Offices and Mailing Addresses. Set forth below are the chief executive office address and the preferred mailing address (if different than chief executive office or residence) of each Loan Party:

Name of Entity	Address of Chief Executive Office	Mailing Address (if different than CEO)

3.
Changes in Names, Jurisdiction of Organization or Corporate Structure. Except as set forth below, no Loan Party has changed its name, jurisdiction of organization or its corporate structure in any way (e.g. by merger, consolidation, change in corporate form, change in jurisdiction of organization or otherwise) within the past five (5) years:

Entity	Date of Change	Description of Change

4.	Prior Addresses. Except as set forth below, no Loan Party has changed its chief executive office within the past five (5) years:

Entity	Former chief executive office

5.	Acquisitions of Equity Interests or Assets.
Except as set forth below, no Loan Party has acquired the equity interests of another entity within the past five (5) years or any material amount (fair market value of $1,000,000 or more) of assets of another entity outside of the ordinary course of business within the past five (5) years.

Acquiring Entity	Date of Acquisition	Description of Acquisition

II.	INVESTMENT RELATED PROPERTY

1.Securities. Set forth below is a list of all equity interests owned or to be owned by the Loan Parties together with the type of organization which issued such equity interests (e.g., corporation, limited liability company, partnership or trust):

Entity	Issuer	Type of Organization and Jurisdiction of Organization of Issuer	# of Shares Owned	Total Shares Outstanding	% of Interest Pledged	Certificate No. (if uncertificated, please indicate so)	Par Value

2.
Securities Accounts. Set forth below is a list of all equity interests owned or to be owned by the Loan Parties together with the type of organization which issued such equity interests (e.g., corporation, limited liability company, partnership or trust):

3.
Deposit Accounts. Set forth below is a list of all bank accounts (checking, savings, money market or the like) and Special Cash Collateral Accounts in which any Loan Party customarily maintains or will maintain in excess of $10,000:

Entity	Type of Account	Name & Address of Financial Institutions

4.	Instruments. Set forth below is a list of all instruments owed or to be owed to any Loan Party in the principal amount of greater than $10,000:

III.	INTELLECTUAL PROPERTY

1.Set forth below is a list of all copyrights, patents and trademarks and other intellectual property owned or used, or hereafter to be adopted, held or used, by any Loan Party:

A.Copyrights.

B.Patents and other intellectual property.

C.Trademarks.

IV.	INVENTORY AND EQUIPMENT

1.Inventory and Equipment. Set forth below in this Section 1 and in Section 2 are all the locations where any Loan Party currently maintains (or will maintain) any material amount (aggregate fair market value of $250,000 or more) of inventory and equipment (whether or not in the possession of such entity):

Property	Entity	Address- City/State/Zip Code	County	Description of Assets and Value

2.
Warehousemen and bailees. Except as set forth below, no persons (including warehousemen and bailees) other than a Loan Party or its Subsidiaries have or will have possession of any material amount (fair market value of $250,000 or more) of assets of a Loan Party:

Entity	Address/City/ State/Zip Code	County	Description of Assets and Value

V.	REAL ESTATE RELATED UCC COLLATERAL

1.Fixtures. Set forth below are all the locations where any Loan Party owns or leases (or will own or lease) any real property:

VI.SPECIAL DEBTORS

1.Trade Names.

A.Current Names. Set forth below is each trade name or assumed name currently used or to be used by a Loan Party or by which a Loan Party is or will be known or is or will be transacting any business:

Entity	Trade Name

B.Past Names. Set forth below is each trade name or assumed name used by any Loan Party during the past five (5) years or by which such entity has been known or has transacted any business during the past five (5) years other than the names identified in Section I.1., Section 1.3 and Section VI.1. of this Perfection Certificate:

[Signature Pages Follow]

In connection with the Credit Agreement, the Borrower and each other Loan Party each hereby certify that the information set forth herein is true and correct in all material respects as of the date first set forth above.

NEENAH, INC.
NEENAH PAPER MICHIGAN, INC.
NEENAH FILTRATION, LLC
NEENAH TECHNICAL MATERIALS, INC.
NEENAH PAPER FVC, LLC
NEENAH PAPER FR, LLC
NEENAH FMK HOLDINGS, LLC
ASP FIBERMARK, LLC
NEENAH NORTHEAST, LLC
NEENAH FILTRATION APPLETON, LLC
NEENAH COMPOSITES, LLC
By:
Name:
Title:
NPCC HOLDING COMPANY, LLC

By:	Neenah, Inc., as its sole member
By:
Name:
Title:

Schedule 1
to
Perfection Certificate

INTELLECTUAL PROPERTY

Schedule 2
to
Perfection Certificate

REAL PROPERTY LOCATIONS

EXHIBIT H-1

INCREMENTAL TERM LOAN ACTIVATION NOTICE

[_____________, 20__]

To:	JPMorgan Chase Bank, N.A., as Administrative Agent
under the Credit Agreement referred to below

Reference is hereby made to the Term Loan Credit Agreement dated as of June 30, 2020 (as amended, modified, renewed or extended from time to time, the “Credit Agreement”) among Neenah, Inc., a Delaware corporation formerly known as Neenah Paper, Inc. (the “Borrower”), the Company’s Subsidiaries party thereto as Guarantors, the Lenders party thereto and JPMorgan Chase Bank, N.A., in its capacity as Administrative Agent for the Lenders. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Credit Agreement.
This notice is an Incremental Term Loan Activation Notice referred to in the Credit Agreement, and the Borrower and each Lender party hereto hereby notify you that:
1.    Each Lender party hereto agrees to make an Incremental Term Loan in the amount set forth opposite such Lender’s name on the signature pages hereof under the caption “Incremental Term Loan Amount”.

2.    The Incremental Term Loan Effective Date is ___________________.

3.     The aggregate principal amount of Incremental Term Loans contemplated hereby is [$] ____________.

4.     The Incremental Term Loan of each Lender party hereto shall mature in ___ consecutive installments, commencing on __________, 20__, each of which shall be in an amount equal to (i) the percentage equal to the principal amount of such Lender’s Incremental Term Loan made on the Incremental Term Loan Effective Date over the aggregate principal amount of Incremental Term Loans made on the Incremental Term Loan Effective Date multiplied by (ii) the amount set forth below opposite such installment:

Installment                Principal Amount

[Insert installment dates and amounts]

5.     The Incremental Term Loan Maturity Date for the Incremental Term Loans contemplated hereby is _________, 20__, which is no earlier than the Latest Maturity Date (determined immediately prior to incurrence of such Incremental Term Loans).

6.     The Applicable Rate for the Incremental Term Loans contemplated hereby is ___% per annum in the case of Eurodollar Loans and __% per annum in the case of ABR Loans. [INSERT GRID IF APPLICABLE]

7.     The Incremental Term Loans contemplated hereby will be entitled to mandatory prepayments on the same basis as the Initial Term Loans. [PROVIDE ALTERNATE LANGUAGE IF APPLICABLE]

8.    [SPECIFY ANY AMENDMENTS TO THE CREDIT AGREEMENT AND THE OTHER LOAN DOCUMENTS AS MAY BE NECESSARY IN THE OPINION OF THE ADMINISTRATIVE AGENT TO GIVE EFFECT TO THE PROVISIONS OF SECTION 2.24 OF THE CREDIT AGREEMENT.]

9.    The agreement of each Lender party hereto to make an Incremental Term Loan on the Incremental Term Loan Closing Date is subject to the satisfaction of the following conditions precedent:

(a) The Administrative Agent shall have received this notice, executed and delivered by the Borrower and each Lender party hereto, along with such legal opinions, board resolutions, secretary’s certificate, officer’s certificate and other documents as shall be reasonably requested by the Administrative Agent.

(b) Immediately prior to and immediately after giving effect to the making of the Incremental Term Loans contemplated hereby on the Incremental Term Loan Effective Date, [no Default or Event of Default] [no Event of Default under clauses (a) or (b) of Section 7.01 or Section 7.02 of the Credit Agreement]1 shall have occurred and be continuing.

(c) Immediately prior to and immediately after giving effect to the making of the Incremental Term Loans contemplated hereby on the Incremental Term Loan Effective Date, the representations and warranties of the Loan Parties set forth in the Credit Agreement [(giving effect to the provisions of Section 1.07 of the Credit Agreement)]2 shall be true and correct in all material respects with the same effect as though made on and as of the Incremental Term Loan Effective Date (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date, and that any representation or warranty which is subject to any materiality qualifier shall be required to be true and correct in all respects).

[Signature page follows]

1Use the second option for any Incremental Limited Conditionality Term Facility.
2Use this language for any Incremental Limited Conditionality Term Facility.

IN WITNESS WHEREOF, the undersigned has caused this Notice to be executed and delivered by a duly authorized officer on the date first above written.

[NAME OF LENDER]

By:______________________________
Name:
Title:

Incremental Term Loan Amount:
[Insert amount]

EXHIBIT H-2
NEW LENDER SUPPLEMENT
SUPPLEMENT, dated __________________, to the Term Loan Credit Agreement, dated as of June 30, 2020 (as amended, supplemented or modified from time to time, the “Credit Agreement”), among Neenah, Inc., a Delaware corporation (the “Borrower”), the Guarantors from time to time party thereto, the Lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”). Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Credit Agreement.
W I T N E S S E T H:

WHEREAS, the Credit Agreement provides in Section 2.24(b) thereof that any bank, financial institution or other entity may become a party to the Credit Agreement with the consent of the Borrower and the Administrative Agent (which consent shall not be unreasonably withheld) in connection with a transaction described in Section 2.24(a) thereof by executing and delivering to the Borrower and the Administrative Agent a supplement to the Credit Agreement in substantially the form of this Supplement; and
WHEREAS, the undersigned now desires to become a party to the Credit Agreement;
NOW, THEREFORE, the undersigned hereby agrees as follows:
1.The undersigned agrees to be bound by the provisions of the Credit Agreement, and agrees that it shall, on the date this Supplement is accepted by the Borrower and the Administrative Agent, become a Lender for all purposes of the Credit Agreement to the same extent as if originally a party thereto, with an Incremental Term Loan of $____________________.
2.The undersigned (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Supplement and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to become a Lender, (iii) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.03 thereof, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Supplement on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender and (iv) if it is a Non-U.S. Lender, attached to this Supplement is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the undersigned, and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

3.The undersigned’s address for notices for the purposes of the Credit Agreement is as follows:
__________________________________
__________________________________
__________________________________

IN WITNESS WHEREOF, the undersigned has caused this Supplement to be executed and delivered by a duly authorized officer on the date first above written.

[NAME OF LENDER]

By:______________________________
Name:
Title:

Accepted this ____ day of ____________, 20__:

NEENAH, INC.

By:______________________________
Name:
Title:

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

By:______________________________
Name:

.

EXHIBIT I
AUCTION PROCEDURES

This Exhibit I is intended to summarize certain basic terms of the modified Dutch auction procedures pursuant to and in accordance with the terms and conditions of Section 2.25 of the Term Loan Credit Agreement, dated as of June 30, 2020 (as amended, supplemented or otherwise modified as of the date hereof, the “Credit Agreement”), among Neenah, Inc., the Guarantors from time to time party thereto, the Lenders party thereto, and JPMorgan Chase Bank, N.A., as administrative agent (the “Administrative Agent”). This Exhibit I is not intended to be a definitive statement of all of the terms and conditions of a modified Dutch auction, the definitive terms and conditions for which shall be set forth in the applicable offering document. None of the Administrative Agent, the Auction Manager, or any of their Affiliates makes any recommendation pursuant to any offering document as to whether or not any Lender should sell its Term Loans to a Purchasing Borrower Party pursuant to any offering documents, nor shall the decision by the Administrative Agent or the Auction Manager (or any of their Affiliates) in its capacity as a Lender to sell its Term Loans to a Purchasing Borrower Party be deemed to constitute such a recommendation. Each Lender should make its own decision as to whether to sell any of its Term Loans and as to the price to be sought for such Term Loans. In addition, each Lender should consult its own attorney, business advisor or tax advisor as to legal, business, tax and related matters concerning each Auction Purchase Offer and the relevant offering documents. Capitalized terms not otherwise defined in this Exhibit I have the meanings assigned to them in the Credit Agreement.
1.    Notice Procedures. In connection with each Auction Purchase Offer, the applicable Purchasing Borrower Party will provide notification to the Auction Manager (for distribution to the Lenders of the applicable Facility or Facilities of the Facility or Facilities of Term Loans (as determined by such Purchasing Borrower Party in its sole discretion) that will be the subject of such Auction Purchase Offer (each, an “Auction Notice”). Each Auction Notice shall contain (i) the maximum principal amount (calculated on the face amount thereof) of each Facility of Term Loans that the applicable Purchasing Borrower Party offers to purchase in such Auction Purchase Offer (the “Auction Amount”), which shall be no less than $10,000,000 (across all such Facilities); (ii) the range of discounts to par (the “Discount Range”), expressed as a range of prices (in increments of $5) per $1,000, at which such Purchasing Borrower Party would be willing to purchase Term Loans of each applicable Facility in such Auction Purchase Offer; and (iii) the date on which such Auction Purchase Offer will conclude (which date shall not be fewer than three Business Days following the distribution of the Auction Notice to the Lenders of the applicable Facility or Facilities), on which date Return Bids (as defined below) will be due by 1:00 p.m., New York City time (as such date and time may be extended by the Auction Manager, the “Expiration Time”). Such Expiration Time may be extended for a period not exceeding three Business Days upon notice by the Purchasing Borrower Party to the Auction Manager received not less than 24 hours before the original Expiration Time; provided, that only two extensions per offer shall be permitted (unless otherwise approved by the Auction Manager prior to the date of the applicable Auction Purchase Offer). An Auction Purchase Offer shall be regarded as a “failed purchase offer” in the event that either (x) the applicable Purchasing Borrower Party withdraws such Auction Purchase Offer in accordance with the terms hereof or as set forth in Section 2.25(b) of the Credit Agreement or (y) the Expiration Time occurs with no Qualifying Bids (as defined below) having been received. In the event of a failed purchase offer, no Purchasing Borrower Party shall be permitted to deliver a new Auction Notice prior to the date occurring three Business Days after such withdrawal or Expiration Time, as the case may be. Notwithstanding anything to the contrary contained herein, the applicable Purchasing Borrower Party shall not initiate any Auction Purchase Offer by delivering an Auction Notice to the Auction Manager until after the conclusion (whether successful or failed) of the previous Auction Purchase Offer (if any), whether such conclusion occurs by withdrawal of such previous Auction Purchase Offer or the occurrence of the Expiration Time of such previous Auction Purchase Offer.
2.    Reply Procedures. In connection with any Auction Purchase Offer, each Lender of the Term Loans of the applicable Facility or Facilities wishing to participate in such Auction Purchase Offer shall, prior to the Expiration Time, provide the Auction Manager with a notice of participation, in the form included in the applicable offering document (each, a “Return Bid”) which shall specify (i) a discount to par that must be expressed as a price (in increments of $5) per $1,000 in principal amount of Term Loans (the “Reply Price”) of the applicable Facility or Facilities within the Discount Range and (ii) the principal amount of Term Loans of the applicable Facility or Facilities, in an amount not less than $1,000,000 or an integral multiple of $1,000 in excess thereof, that such Lender offers for sale at its Reply Price (the “Reply Amount”). A Lender may submit a Reply Amount that is less than the minimum amount and incremental amount requirements described above only if the Reply Amount comprises the entire amount of the Term Loans of the applicable Facility or Facilities held by such Lender. Lenders may only submit one Return Bid per Facility per Auction Purchase Offer, but each Return Bid may contain up to three component bids, each of which may result in a separate Qualifying Bid and each of which will not be contingent on any other component bid submitted by such Lender resulting in a Qualifying Bid. In addition to the Return Bid, the participating Lender must execute and deliver, to be held in escrow by the Auction Manager, an Assignment and Assumption. No Purchasing Borrower Party will purchase any Term Loans at a price that is outside of the applicable Discount Range, nor will any Return Bids (including any component bids specified therein) submitted at a price that is outside such applicable Discount Range be considered in any calculation of the Applicable Threshold Price (as defined below).
3.    Acceptance Procedures. Based on the Reply Prices and Reply Amounts received by the Auction Manager, the Auction Manager, in consultation with the applicable Purchasing Borrower Party, will calculate the lowest purchase price (the “Applicable Threshold Price”) for such Auction Purchase Offer within the Discount Range for such Auction Purchase Offer that will allow such Purchasing Borrower Party to complete the Auction Purchase Offer by purchasing the full Auction Amount (or such lesser amount of Term Loans for which such Purchasing Borrower Party has received Qualifying Bids). Subject to the conditions contained in the Auction Notice, the applicable Purchasing Borrower Party shall purchase Term Loans of the applicable Facility or Facilities from each Lender whose Return Bid is within the Discount Range and contains a Reply Price that is equal to or less than the Applicable Threshold Price (each, a “Qualifying Bid”). All Term Loans of the applicable Facility included in Qualifying Bids (including multiple component Qualifying Bids contained in a single Return Bid) received at a Reply Price lower than the Applicable Threshold Price will be purchased at such applicable Reply Prices and shall not be subject to proration. Each participating Lender will receive notice of a Qualifying Bid as soon as reasonably practicable but in no case later than five business days from the date of the Expiration Time.
4.    Proration Procedures. All Term Loans offered in Return Bids (or, if applicable, any component bid thereof) constituting Qualifying Bids at the Applicable Threshold Price will be purchased at the Applicable Threshold Price; provided that if the aggregate principal amount of all Term Loans of the applicable Facility or Facilities for which Qualifying Bids have been submitted in any given Auction Purchase Offer at the Applicable Threshold Price would exceed the remaining portion of the Auction Amount (after deducting all Term Loans of the applicable Facility or Facilities to be purchased at prices below the Applicable Threshold Price), the applicable Purchasing Borrower Party shall purchase such Loans ratably based on the relative principal amounts offered by each Lender in an aggregate amount equal to the amount necessary to complete the purchase of the Auction Amount. No Return Bids or any component bid thereof will be accepted above the Applicable Threshold Price.
5.    Notification Procedures. The Auction Manager will calculate the Applicable Threshold Price and post the Applicable Threshold Price and proration factor onto an internet or intranet site (including an IntraLinks, SyndTrak or other electronic workspace) in accordance with the Auction Manager’s standard dissemination practices by 4:00 p.m. New York City time on the Business Day during which the Expiration Time occurs. The Auction Manager will insert the principal amount of Term Loans of the applicable Facility to be assigned and the applicable settlement date into each applicable Assignment and Assumption received in connection with a Qualifying Bid. Upon the request of the submitting Lender, the Auction Manager will promptly return any Assignment and Assumption received in connection with a Return Bid that is not a Qualifying Bid.
6.    Additional Procedures. Once initiated by an Auction Notice, the applicable Purchasing Borrower Party may withdraw an Auction Purchase Offer only if no Qualifying Bid has been received by the Auction Manager at the time of withdrawal. Any Return Bid (including any component bid thereof) delivered to the Auction Manager may not be withdrawn, modified, revoked, terminated or canceled by a Lender. However, an Auction Purchase Offer may become void if the conditions to the purchase set forth in Section 2.25 of the Credit Agreement are not met. The purchase price in respect of each Qualifying Bid for which purchase by such Purchasing Borrower Party is required in accordance with the foregoing provisions shall be paid directly by such Purchasing Borrower Party to the respective assigning Lender on a settlement date as determined jointly by such Purchasing Borrower Party and the Auction Manager (which shall be not later than ten Business Days after the date Return Bids are due). The applicable Purchasing

Borrower Party shall execute each applicable Assignment and Assumption received in connection with a Qualifying Bid. All questions as to the form of documents and eligibility of Term Loans that are the subject of an Auction Purchase Offer will be determined by the Auction Manager, in consultation with the applicable Purchasing Borrower Party, and their determination will be final and binding so long as such determination is not inconsistent with the terms of Section 2.25 of the Credit Agreement or this Exhibit I. The Auction Manager’s interpretation of the terms and conditions of the offering document, in consultation with the applicable Purchasing Borrower Party, will be final and binding so long as such interpretation is not inconsistent with the terms of Section 2.25 of the Credit Agreement or this Exhibit I. None of the Administrative Agent, the Auction Manager or any of their Affiliates assumes any responsibility for the accuracy or completeness of the information concerning the applicable Purchasing Borrower Party, the Loan Parties, or any of their Affiliates (whether contained in an offering document or otherwise) or for any failure to disclose events that may have occurred and may affect the significance or accuracy of such information. This Exhibit I shall not require any Purchasing Borrower Party to initiate any Auction Purchase Offers.

EXHIBIT J
FORM OF BORROWING REQUEST

Date: [_], 2020

JPMorgan Chase Bank, N.A.
500 Stanton Christiana Road, 1/NCC5
Newark, DE 19713
Attention: Elijah Mills, Account Manager

Dear Sir or Madam:

This Borrowing Request is furnished pursuant to Section 2.02 of that certain Term Loan Credit Agreement, to be dated as of June 30, 2020 (together with all amendments, restatements, modifications and supplements hereto and restatements hereof, the “Credit Agreement”), among Neenah, Inc., a Delaware corporation (the “Borrower”), the Guarantors from time to time party thereto, the financial institutions from time to time party thereto as Lenders (individually, a “Lender” and collectively, the “Lenders”), and JPMorgan Chase Bank, N.A., as administrative agent for the Lenders (in such capacity, together with its successors in such capacity, the “Administrative Agent”). Unless otherwise defined herein, capitalized terms used in this Borrowing Request have the meanings ascribed thereto in the Credit Agreement. The Borrower hereby gives you notice pursuant to Section 2.02 of the Credit Agreement of the following request for a Loan (the “Proposed Loan”) under the Credit Agreement:

1.	The Borrower hereby notifies the Administrative Agent of its request to credit the following account for the Proposed Loan:

___________________________________________

2.	Aggregate Amount of the Proposed Loan is: $[200,000,000]

3.	Borrowing Date (which shall be a Business Day) of the Proposed Loan is: [_], 2020.

4.	The Proposed Loan shall be a(n):

ABR Borrowing _____, Eurocurrency Borrowing_____, (mark with x)

5.	The initial Interest Period of the Proposed Loan is (for Eurocurrency Borrowing only): (mark with x)

a.	One Month ______

b.	Two Month ______

c.	Three Month ______

In consideration for permitting the Borrower to request a Eurocurrency Borrowing pursuant to the Credit Agreement prior to the effectiveness thereof, the Borrower hereby agrees that, in the event the Borrower fails to borrow such Eurocurrency Loans on the requested date of borrowing above for any reason (other than the failure by a Lender to make a Loan, but including the failure of the Credit Agreement to become effective), the Borrower shall reimburse each applicable Lender for any loss, cost or expense incurred by it in respect of its Eurocurrency Loans upon its written demand as set forth in Section 2.20 of the Credit Agreement as if the Credit Agreement was in effect with respect to the requested borrowing of Eurocurrency Loans

BORROWER
NEENAH, INC.
BY:

AUTHORIZED APPROVAL (Print Name)	AUTHORIZED SIGNATURE

Schedules to Credit Agreement
Schedule 1.01B    Initial Mortgaged Property and Material Leasehold Property
Schedule 3.06         Disclosed Matters
Schedule 3.09        Taxes
Schedule 3.13        Insurance
Schedule 3.14        Capitalization and Subsidiaries
Schedule 5.21        Post Closing Deliveries
Schedule 6.01        Existing Indebtedness
Schedule 6.02        Existing Liens
Schedule 6.06        Permitted Affiliate Transactions
Schedule 6.13        Specified Factoring Arrangements

SCHEDULE 1.01B
TO THE
CREDIT AGREEMENT
Initial Mortgaged Property

Type and Name of Facility	Owner	Address of Facility
Munising Mill	Neenah Paper Michigan, Inc.	501 E. Munising Avenue Munising, MI 49862-7490
Neenah Mill	Neenah, Inc. (f/k/a Neenah Paper, Inc.)	133-135 North Commercial Street, Neenah, WI 54956
Neenah Distribution Center/ Neenah Customer Service Center	Neenah, Inc. (f/k/a Neenah Paper, Inc.)	1300-1376 Kimberly Drive Neenah, WI 54956
Whiting Mill	Neenah, Inc. (f/k/a Neenah Paper, Inc.)	3243 Whiting Road Stevens Point, WI 54481
Appleton Mill	Neenah Paper FR, LLC	430 East South Island Street Appleton, WI 54915-2215
Ashuelot Park II Mill	Neenah Technical Materials, Inc.	448 Hubbard Avenue Pittsfield, MA 01201
Government Mill	Neenah Technical Materials, Inc.	1080 Dalton Avenue Pittsfield, MA 01201
Quakertown Mill	Neenah Northeast, LLC (f/k/a FiberMark North America, LLC, f/k/a FiberMark North America, Inc.)	45 North 4th Street Quakertown, Pennsylvania 18951
Brownville Mill	Neenah Northeast, LLC (f/k/a FiberMark North America, LLC, f/k/a FiberMark North America, Inc.)	Bridge Street Brownville, New York 13615
Lowville Mill	Neenah Northeast, LLC (f/k/a FiberMark North America, LLC, f/k/a FiberMark North America, Inc.)	5492 Bostwick Street Lowville, NY 13367

Material Leasehold Property
United States Leases

1.
Lease between Chicago and North Western Transportation Company and Kimberly‑Clark Corporation, for strip of railroad land and right of way in property owned by Neenah in WI, dated February 28, 1978 - corporate records document #244C

2.
Water Rights Lease by and between Neenah and Menasha Water Power Company, as Lessor, and Kimberly‑Clark Corporation, dated July 24, 2000, assigned to Neenah, Inc. f/k/a Neenah Paper, Inc. November 30, 2004

3.
Lease Agreement between Crane & Co, Inc. and Ashuelot Park, LLC, dated June 21, 2013, as assigned to Neenah Technical Materials, Inc. by Assignment of Lease between Neenah Technical Materials, Inc. and Crane & Co, Inc., dated May 2, 2014.

4.	Lease by and between HPC Housatonic LLC and its agent Hazen Paper Company, landlord, and Neenah Paper FR, LLC dated August 7, 2017

5.	Lease by and between John C. May and Julie A. May Revocable Trust, landlord, and Neenah, Inc. dated April 1, 2017

6.	Lease by and between Cartamundi East Longmeadow, LLC, landlord, and Neenah, Inc. dated November 29, 2018

7.	Lease by and between WOW Logistics Company, landlord, and Neenah, Inc. dated March 1, 2020

Property Leased from Third Parties by Neenah Northeast, LLC f/k/a FiberMark North America, LLC, f/k/a FiberMark North America, Inc. as Lessee
Leased Property:

Property Name	Address	Lease Title
Warehouse Facility (Bay 8)	Edmund Street, Watertown, New York 13601	Leased on a month to month basis from Robert E. Cleaves, III, as Owner, by Neenah Northeast, LLC f/k/a FiberMark North America, LLC, f/k/a FiberMark North America, Inc.

SCHEDULE 3.06
TO THE
CREDIT AGREEMENT
Disclosed Matters
Environmental Claims:
Claims (United States):
a.     Request for Information from the U.S. Environmental Protection Agency, dated October 27, 1994 (re the Manistique River Harbor Area, related to Munising Mill).
b.     Munising RCRA matter, U.S. Forest Service Landfill in Munising, MI. Active Site, Groundwater Monitoring, Cap Maintenance.
c.     Clean Air Act Matter -- MUNISING -- Notice of Violation for Opacity Monitoring; Reporting and Record keeping issues.
Environmental Claims/Environmental Liabilities: those matters set forth in the following studies and assessments:
a.     InteGreyted International Phase I Environmental Site Assessment and Environmental, Health and Safety Compliance Evaluation - Munising Mill, April 2004;
b.     InteGreyted International Phase I Environmental Site Assessment and Environmental, Health and Safety Compliance Evaluation - Whiting Mill, April 2004;
c.     InteGreyted International Phase I Environmental Site Assessment and Environmental, Health and Safety Compliance Evaluation - Neenah Mill, April 2004;
d.     InteGreyted International Phase I Environmental Site Assessment and Environmental, Health and Safety Compliance Evaluation - Neenah Distribution and Finishing Center, April 2004;
e.    Phase I Environmental Site Assessment - Vicksburg, Michigan, Delta Project No. HS06-018-1.0006, prepared for: Neenah Paper, Inc., 3460 Preston Ridge Road, Suite 600, Alpharetta, Georgia 30005, prepared by: Delta Environmental Consultants, Inc., 3701 Briarpark Drive, Suite 300, Houston, Texas 77042, February 12, 2007;
f.     Phase I Environmental Site Assessment - Kalamazoo Valley Group Landfill, 2042 South 40th Street, Galesburg, Michigan, Delta Project No. HS06-018- 1.0008, prepared for: Neenah Paper, Inc., 3460 Preston Ridge Road, Suite 600, Alpharetta, Georgia 30005, prepared by: Delta Environmental Consultants, Inc., 3701 Briarpark Drive, Suite 300, Houston, Texas 77042, February 12, 2007; and
g.     Phase I Environmental Site Assessment - Appleton Mill, 430 East South Island Street, Appleton, Wisconsin, Delta Project No. HS06-018-1.0002, prepared for: Neenah Paper, Inc., 3460 Preston Ridge Road, Suite 600, Alpharetta, Georgia 30005, prepared by: Delta Environmental Consultants, Inc., 3701 Briarpark Drive, Suite 300, Houston, Texas 77042, February 12, 2007.
h.    Phase I Environmental Site Assessment - Government Mill - 1080 Dalton Avenue, Pittsfield, MA, prepared by Environ International Corp., April 2014

i.    Phase I Environmental Site Assessment - Government Mill - 448 Hubbard Ave., Pittsfield, MA, prepared by Environ International Corp., April 2014
j.    Phase I Environmental Site Assessment - Quakertown Mill - 45 North 4th Street, Quakertown, PA, prepared by Ramboll Environ US Corporation, June 2015
k.    Phase I Environmental Site Assessment - Lowville Mill - 5492 Bostwick Street, Lowville, NY, prepared by Ramboll Environ US Corporation, June 2015
l.    Phase I Environmental Site Assessment - Brownville Mill - 101 Bridge Street, Brownville, NY, prepared by Ramboll Environ US Corporation, June 2015
Notices of Violation:
1.     Vicksburg: Ongoing ground water monitoring at the Sludge Impoundment Area (SIA) in Vicksburg, MI owned by Neenah FR. Vicksburg property monitoring indicated exceedance of Generic GSI criterion for TDS in the May 29, 2009, samples. Previous reports have indicated occasional exceedance of barium concentrations. The MI Department of Environmental Quality is aware that the closure of the site and installation of a landfill cap has reduced impact on ground water and is expected to mitigate any potential deleterious impact on ground water with time. These exceedances are not considered significant in nature.

SCHEDULE 3.09
TO THE
CREDIT AGREEMENT

Taxes

1.
In order to pay the repatriation tax liability in connection with the 2017 reform and IRC Section 965, Neenah, Inc. is taking advantage of the 8-year installment payment schedule to spread out payment of this liability.  The total liability under IRC Section 965 was approximately $3.2M, with approximately $2.0M remaining outstanding as of May 31, 2020.

SCHEDULE 3.13
TO THE
CREDIT AGREEMENT
Insurance
[See attached insurance certificates]

SCHEDULE 3.14
TO THE
CREDIT AGREEMENT
Capitalization and Subsidiaries

Entity	Issuer	Type of Organization and Jurisdiction of Organization of Issuer	# of Shares Owned	Total Shares Outstanding	% of Interest Pledged	Certificate No. (if uncertificated, please indicate so)	Par Value
ASP FiberMark, LLC	Neenah International UK Limited (f/k/a ASP FiberMark UK Limited)	Limited Liability Company - United Kingdom	100%	N/A	65%	N/A	N/A
ASP FiberMark, LLC	Neenah Northeast, LLC (f/k/a FiberMark, North America, LLC, f/k/a FiberMark North America, Inc.	Limited liability company - Delaware	100%	N/A	100%	N/A	N/A
Neenah International UK Limited	Neenah Red Bridge International Limited (f/k/a FiberMark Red Bridge International Limited)	Limited Liability Company - United Kingdom	100%	N/A	0%	N/A	N/A
Neenah Coldenhove Holding B.V. (f/k/a W.A. Sanders Coldenhove Holding B.V	Coldenhove Know How B.V.	Netherlands	100%	N/A	0%	N/A	N/A
Neenah Coldenhove Holding B.V. (f/k/a W.A. Sanders Coldenhove Holding B.V.	Neenah Coldenhove B.V. (f/k/a W. A. Sanders Papierfabriek “Coldenhove” B.V.)	Netherlands	100%	N/A	0%	N/A	N/A
Neenah Filtration, LLC	Neenah Filtration Appleton, LLC	Limited liability company - Delaware	100%	N/A	100%	N/A	N/A
Neenah Filtration, LLC	Neenah Technical Materials, Inc.	Corporation -Massachusetts	1,000	1,000	100%	1	No par value

Neenah FMK Holdings, LLC	ASP FiberMark, LLC	Limited liability company - Delaware	100%	N/A	100%	N/A	N/A
Neenah Germany GmbH (general partner)	Neenah Gessner Grundstücksverwaltungsgesellschaft mbH & Co. KG	Germany	5.1%	N/A	0%	Sole general partnership interest registered in the commercial register	EUR 510
Neenah Germany GmbH (general partner)	Neenah Services GmbH & Co. KG	Germany	0.6%	N/A	0%	Sole general partnership interest registered in the commercial register	EUR 58
Neenah Gessner GmbH	Leiss GmbH & Co. KG	Germany	55.6%	N/A	0%	Sole general partnership interest registered in the commercial register	Capital interests with no. 1 to 5 in an amount of EUR 12,782.30 each (=EUR 63,911.50 overall)
Neenah Gessner GmbH	Neenah Gessner Unterstützungskasse GmbH	Germany	100%	N/A	0%	Uncertificated share no. 1 as per shareholder list	DEM 50,000 (~ EUR 25,564.59)
Neenah Gessner GmbH (limited partner)	Neenah Gessner Grundstücksverwaltungsgesellschaft mbH & Co. KG	Germany	94.9%	N/A	0%	Sole limited partnership interest registered in the commercial register	EUR 9,490
Neenah Global Holdings B.V.	Neenah Coldenhove Holding B.V. (f/k/a W.A. Sanders Coldenhove Holding B.V.	Netherlands	100%	N/A	0%	N/A	N/A
Neenah, Inc. (f/k/a Neenah Paper, Inc.)	Neenah Hong Kong, Ltd.	Hong Kong	100%	N/A	0% Subject to Section 5.21.	2, 3	USD 1,000
Neenah Paper FVC, LLC	Neenah Paper FR, LLC	Limited liability company - Delaware	100%	N/A	100%	N/A	N/A
Neenah, Inc. (f/k/a Neenah Paper, Inc.)	Neenah Composites, LLC	Limited liability company - Delaware	100%	N/A	100%	N/A	N/A

Neenah Paper International Holding Company, LLC	Neenah Paper International, LLC	Limited liability company - Delaware	100%	N/A	0%	N/A	N/A
Neenah Paper International, LLC	Neenah Germany GmbH	Germany	100%	N/A	0%	Uncertificated share no. 1 as per shareholder list	DEM 50,000 (~ EUR 25,564.59)
Neenah Paper International, LLC (limited partner)	Neenah Services GmbH & Co. KG	Germany	99.4%	N/A	0%	Sole limited partnership interest registered in the commercial register	EUR 10,000
Neenah Services GmbH & Co. KG	Neenah Gessner GmbH	Germany	100%	N/A	0%	Uncertificated shares no. 1 and 2 as per shareholder list	EUR 25,000 EUR 100
Neenah, Inc. (f/k/a Neenah Paper, Inc.)	Neenah and Menasha Water Power Company	Corporation - Wisconsin	1761	2109	0%	134	$1.00 per share
Neenah, Inc. (f/k/a Neenah Paper, Inc.)	Neenah Filtration, LLC	Limited liability company - Delaware	100%	N/A	100%	N/A	N/A
Neenah, Inc. (f/k/a Neenah Paper, Inc.)	Neenah FMK Holdings, LLC	Limited liability company - Delaware	100%	N/A	100%	Uncertified membership interest	N/A
Neenah, Inc. (f/k/a Neenah Paper, Inc.)	Neenah Global Holdings, B.V.	Netherlands	100%	N/A	65%	N/A	N/A
Neenah, Inc. (f/k/a Neenah Paper, Inc.)	Neenah Paper International Finance Company B.V.	Netherlands	100%	N/A	65%	N/A	N/A
Neenah, Inc. (f/k/a Neenah Paper, Inc.)	Neenah Paper International Holding Company, LLC	Limited liability company - Delaware	100%	N/A	65%	N/A	N/A
Neenah, Inc. (f/k/a Neenah Paper, Inc.)	Neenah Paper Michigan, Inc.	Corporation - Delaware	100	100	100%	2	$1.00 per share
Neenah, Inc. (f/k/a Neenah Paper, Inc.)	NPCC Holding Company, LLC	Limited liability company - Delaware	100%	N/A	100%	N/A	N/A
Neenah, Inc. (f/k/a) Neenah Paper, Inc.	Neenah Paper FVC, LLC	Limited liability company - Delaware	100%	N/A	100%	N/A	N/A

NPCC Holding Company, LLC	Neenah Paper Company of Canada	Unlimited Liability Company -Nova Scotia, Canada	1001 common	1001	65%	NA	No par value

SCHEDULE 5.21
TO THE
CREDIT AGREEMENT
Post Closing Deliveries

Unless the Administrative Agent shall waive such requirement in its sole discretion:

1.
Dutch Share Charge: Not later than one-hundred twenty (120) days after the Effective Date (or such later date agreed to by the Administrative Agent in its sole discretion), the Borrower shall cause to be delivered to the Administrative Agent the Dutch Share Charge with respect to the direct Subsidiaries of the Borrower that are organized under the laws of the Netherlands, pursuant to the terms and conditions of the Loan Documents, but subject to the limitations contained in the definition of “Excluded Assets”.

2.
Account Control Agreements: Not later than ninety (90) days after the Effective Date (or such later date agreed to by the Administrative Agent in its sole discretion), the Borrower shall cause to be delivered to the Administrative Agent any account control agreements (or amendments to existing account control agreements) required to be delivered pursuant to the Security Agreement.

3.
Insurance Endorsements: Not later than thirty (30) days after the Effective Date (or such later date agreed to by the Administrative Agent in its sole discretion), the Borrower shall deliver to the Administrative Agent insurance certificates evidencing coverage under liability and property insurance policies, together with endorsements, naming the Administrative Agent as additional insured on behalf of the Secured Parties (in the case of liability insurance) or additional loss payee (in the case of property insurance).

4.
Neenah Hong Kong Certificate: Not later than forty-five (45) days after the Effective Date (or such later date agreed to by the Administrative Agent in its sole discretion), the Borrower shall deliver or cause to be delivered to the Administrative Agent the original share certificate No. 2 of Neenah Hong Kong, Limited, together with a stock power executed in blank.

5.
Real Property: Not later than one-hundred twenty (120) days after the Effective Date (or such later date agreed to by the Administrative Agent in its sole discretion), the Borrower shall cause to be delivered to the Administrative Agent:

a.
Mortgages: a Mortgage encumbering each Mortgaged Property in favor of the Collateral Agent, for the benefit of the Secured Parties, duly executed and acknowledged by each Loan Party that is the owner of or holder of any interest in such Mortgaged Property, and otherwise in form for recording in the recording office of each applicable political subdivision where each such Mortgaged Property is situated, together with such certificates, affidavits, questionnaires or returns as shall be required in connection with the recording or filing thereof to create a lien under applicable Requirements of Law, and such financing statements and any other instruments necessary to grant a mortgage lien under the laws of any applicable jurisdiction, all of which shall be in form and substance reasonably satisfactory to Collateral Agent;

b.	Title Insurance Policies: with respect to each Mortgage, (a) a policy of title insurance (or marked up unconditional title insurance commitment having the effect of a policy of title insurance) insuring the Lien of such Mortgage as a valid first mortgage Lien on the Mortgaged Property and fixtures described therein in the amount not less than the fair market value of such Mortgaged Property and fixtures, which policy (or such marked up unconditional title insurance commitment) (each, a "Title Policy") shall (w) be issued by the a nationally recognized title insurance company reasonably satisfactory to the Collateral Agent (the “Title Company”), (x) to the extent necessary, include such reinsurance arrangements (with provisions for direct access, if necessary) as shall be reasonably acceptable to the Collateral Agent, (y) have been supplemented by such endorsements (or where such endorsements are not available, opinions of special counsel, architects or other professionals reasonably acceptable to the Collateral Agent) as shall be reasonably requested by the Collateral Agent (including, but not limited to, endorsements on matters relating to usury, first loss, zoning, doing business, public road access, survey, contiguity, policy authentication, variable rate, environmental lien, subdivision, policy aggregation, mortgage recording tax, street address, separate tax lot, revolving credit, and so-called comprehensive coverage over covenants and restrictions, to the extent applicable and available ), and (z) contain no exceptions to title other than Permitted Liens; (b) evidence reasonably acceptable to the Collateral Agent of payment by Borrower of all Title Policy premiums, search and examination charges, escrow charges and related charges, mortgage recording taxes, fees, charges, costs and expenses required for the recording of the Mortgages and issuance of the Title Policies; and (c) such affidavits, certificates, information (including financial data) and instruments of indemnification (including a so-called "gap" indemnification) as shall be required to induce the Title Company to issue the Title Policies and endorsements;

c.
Surveys: a survey of the applicable Mortgaged Property for which all necessary fees (where applicable) have been paid (a) prepared by a surveyor reasonably acceptable to the Collateral Agent, (b) dated or re-certificated not earlier than three months prior to the date of such delivery or such other date as may be reasonably satisfactory to the Collateral Agent in its sole discretion, (c) for Mortgaged Property situated in the United States, certified to the Administrative Agent, the Collateral Agent and the Title Company, which certification shall be reasonably acceptable to the Collateral Agent and (d) complying with current “Minimum Standard Detail Requirements for ALTA/NSPS Land Title Surveys,” jointly established and adopted by American Land Title Association, and the National Society of Professional Surveyors (except for such deviations as are acceptable to the Collateral Agent) and containing such “Table-A” items reasonably requested by the Collateral Agent provided, however, that a Survey shall not be required to the extent that (x) an existing survey together with an "affidavit of no change" satisfactory to the Title Company is delivered to the Administrative Agent and the Title Company and (y) the Title Company removes the standard survey exception and provides customary survey related endorsements and other coverages in the applicable title insurance policy (including, but not limited to public road access, same as survey, contiguity and so-called comprehensive coverage);

d.
Opinions: Favorable written opinions, addressed to the Collateral Agent and the Secured Parties, of local counsel to the Loan Parties in each jurisdiction (i) where a Mortgaged Property is located and (ii) where the applicable Loan Party granting the Mortgage on said Mortgaged Property is organized or incorporated, as applicable, regarding the due authority, execution, delivery, perfection and enforceability of each such Mortgage, the corporate formation, existence and good standing of the applicable Loan Party, and such other matters as may be reasonably requested by the Administrative Agent, each in form and substance reasonably satisfactory to the Administrative Agent; and

e.
Flood Insurance: (a) "Life-of-Loan" Federal Emergency Management Agency Standard Flood Hazard Determination with respect to each Mortgaged Property; and (b) in the event any such property is located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a Special Flood Hazard Area, (x) a notice about special flood hazard area status and flood disaster assistance, duly executed by the Borrower, (y) evidence of flood insurance with a financially sounds and reputable insurer, naming the Administrative Agent, as mortgagee, in an amount and otherwise in form and substance reasonably satisfactory to the Administrative Agent, and (z) evidence of the payment of premiums in respect thereof in form and substance reasonably satisfactory to the Administrative Agent; and

f.	Such other documents the Collateral Agent may reasonably request, in each case in form and substance reasonably satisfactory to the Collateral Agent.

SCHEDULE 6.01
TO THE
CREDIT AGREEMENT
Existing Indebtedness
1.Standby Letters of Credit in effect as of the date of this agreement and in accordance with the terms of the Credit Facility:

(a)Sentry Insurance A Mutual Company - $75,000 USD

(b)Arrowood Indemnity Company - $20,000 USD

(c)Superintendent of Financial Services of the State of New York as Liquidator of Atlantic Mutual Insurance Company Treasury Department - $140,000 USD

(d)The Travelers Indemnity Company - $225,000 USD.

2.Loan Agreement between Neenah Paper International, LLC and Neenah Hong Kong, Limited (intercompany line of credit note in the face principal amount of US $500,000,000, with $114,943,971.64 principal amount outstanding as of May 31, 2020) as assigned by Neenah, Inc. (“Neenah”) pursuant to an Assignment and Assumption Agreement dated as of April 1, 2020, as previously assigned by Neenah Paper International Holding Company, LLC (“NPI HoldCo”) to Neenah pursuant to an Assignment and Assumption Agreement dated as of April 1, 2020, as previously assigned by Neenah Paper International Finance Company, B.V., a Netherlands private limited liability company (besloten vennotschap met beperkte aansprakelijkheid) to NPI HoldCo pursuant to an Assignment and Assumption Agreement dated as of April 1, 2020.

3.Amended and Restated Promissory Note by and among Neenah Northeast, LLC (f/k/a FiberMark North America, LLC, f/k/a FiberMark North America, Inc., successor by merger to ASP FiberMark Acquisition Co. ) and Neenah International UK Limited (f/k/a ASP FiberMark UK Limited) (intercompany note with $10,000,000 principal amount outstanding as of May 31, 2020).

4.Intercompany Loan between Neenah Services GmbH & Co. KG and Neenah Global Holdings B.V. (intercompany term loan with 33,312,026.54 principal and interest amount outstanding as of May 31, 2020).

5.Intercompany Loan between Neenah Services GmbH & Co. KG and W Neenah Coldenhove Holding B.V. (f/k/a W. A. Sanders Coldenhove Holding B.V.) (intercompany revolving loan with nothing outstanding as of May 31, 2020).

6.Indebtedness under that certain IKB Loan Agreement, dated January 22, 2013, among Neenah Gessner GmbH, as borrower, Neenah Services GmbH & Co. KG, as guarantor, and IKB Deutsche Industriebank AG, as lender, as amended by agreement dated on or before December 15, 2014, in the maximum principal amount of €9,000,000.

7.Indebtedness under that certain Loan Agreement executed among Neenah Gessner GmbH, as borrower, Neenah Services GmbH & Co. KG, as guarantor, if applicable, and IKB Deutsche Industriebank AG or another German financial institution, as lender, on April 27, 2018 and May 7, 2018, in the maximum principal amount of €5,000,000.

SCHEDULE 6.02
TO THE
CREDIT AGREEMENT
Existing Liens

Debtor Name	Secured Party	Filing Jurisdiction	File Number	File Date	Collateral Description

Neenah, Inc.	CSI Leasing, Inc.	Delaware Secretary of State UCC Liens	20144028460	10/7/2014
Equipment, software, and personal property (together with all repairs, accessions, accessories and replacements) leased to Lessee pursuant to Equipment Schedule 4 to Master Lease 300309. Equipment: Four (4) Cisco Aironet 2602E Wireless Access Point with serial #'s FTX1743J0CP, FTX1743J0CQ, FTX1743J0CU, FTX1743J0DB, One (1) Cisco Aironet 3602I Wireless Access Point #FTX1731GHCU.

Neenah, Inc.	U.S. Bank Equipment Finance, a division of U.S. Bank National Association	Delaware Secretary of State UCC Liens	20164536072	07/27/16	Xerox Equipment
Neenah, Inc.	Wisconsin Lift Truck Corp	Delaware Secretary of State UCC Liens	20180925178	02/08/18	2017 Combilit C22000 Equipment
Neenah, Inc.	U.S. Bank Equipment Finance, a division of U.S. Bank National Association	Delaware Secretary of State UCC Liens	20188904068	12/21/18
Various items of Equipment financed by U.S. Bank Equipment Finance, a Division of U.S. Bank National Association, whether now owned or hereafter acquired and including but not limited to, copiers, printers and fax machines as further described on the invoices stored in Secured Party’s collateral files; wherever located; together with all replacements, parts, repairs, additions, accessions and accessories incorporated therein or affixed or attached thereto and any and all proceeds of the foregoing, including, without limitation, insurance recoveries. Any receipt of proceeds of the collateral by another Secured Party violates the rights of Secured Party.

Neenah Global Holdings B.V.	Neenah Services GmbH & Co. KG	The Netherlands	-------	11/28/17
Share Pledge by Neenah Global Holdings B.V. as pledgor of its shares in Neenah Coldenhove Holding B.V. (f/k/a W.A. Sanders Coldenhove Holding B.V.) to secure the intercompany loan between Neenah Services GmbH & Co. KG as lender and Neenah Global Holdings B.V. as borrower (intercompany term loan with 33,312,026.54 principal and interest amount outstanding as of May 31, 2020).

Neenah Coldenhove Holding B.V. (f/k/a W.A. Sanders Coldenhove Holding B.V.)	Neenah Services GmbH & Co. KG	The Netherlands	-------	11/28/17
Several Share Pledges by Neenah Coldenhove Holding B.V. (f/k/a W.A. Sanders Coldenhove Holding B.V.) as pledgor of its shares in (i) Neenah Coldenhove Know How B.V., (ii) Coldenhove B.V. (f/k/a W. A. Sanders Papierfabriek “Coldenhove” B.V.), (iii) Coldenhove Trading B.V. and (iv) Coldenhove Converting B.V. to secure that certain intercompany loan between Neenah Services GmbH & Co. KG as lender and Neenah Coldenhove Holding B.V. (f/k/a W. A. Sanders Coldenhove Holding B.V.) as borrower (intercompany revolving loan with nothing outstanding as of May 31, 2020).

Neenah Global Holdings B.V. / Neenah Coldenhove Holding B.V. (f/k/a W.A. Sanders Coldenhove Holding B.V.)	Neenah Services GmbH & Co. KG	The Netherlands	-------	11/28/17
Dutch omnibus deed of pledge between Neenah Global Holdings B.V. and others as pledgors and Neenah Services GmbH & Co. KG as pledgee, securing the above two intercompany loans (term loan and revolving loan) granted by Neenah Services GmbH & Co. KG as lender to Neenah Global Holdings B.V. and Neenah Coldenhove Holding B.V. (f/k/a W.A. Sanders Coldenhove Holding B.V.) as borrowers

Neenah Coldenhove Holding B.V. (f/k/a W.A. Sanders Coldenhove Holding B.V.)	Neenah Services GmbH & Co. KG	The Netherlands	-------	11/28/17
Dutch mortgage granted by Neenah Coldenhove Holding B.V. (f/k/a W.A. Sanders Coldenhove Holding B.V.) as mortgagor to Neenah Services GmbH & Co KG as mortgagee securing that certain secure that certain intercompany loan between Neenah Services GmbH & Co. KG as lender and Neenah Coldenhove Holding B.V. (f/k/a W. A. Sanders Coldenhove Holding B.V.) as borrower (intercompany revolving loan with nothing outstanding as of May 31, 2020).

Re Neenah Gessner Grundstücksverwaltungsgesellschaft mbH & Co. KG:
Reference is made to the entries in the land register extracts (Grundbuchauszug) of Neenah Gessner Grundstücksverwaltungsgesellschaft mbH & Co. KG.

SCHEDULE 6.06
TO THE
CREDIT AGREEMENT
Permitted Affiliate Transactions

1.
Amended and Restated Promissory Note by and among Neenah Northeast, LLC (f/k/a FiberMark North America, LLC, f/k/a FiberMark North America, Inc., successor by merger to ASP FiberMark Acquisition Co.) and Neenah International UK Limited (f/k/a ASP FiberMark UK Limited) dated December 7, 2015 in an amount not to exceed $15,000,000 with $10,000,000 principal amount outstanding as of May 31, 2020.

2.
Loan Agreement between Neenah Paper International, LLC and Neenah Hong Kong, Limited (intercompany line of credit note in the face principal amount of US $500,000,000, with $114,943,971.64 principal amount outstanding as of May 31, 2020) as assigned by Neenah, Inc. (“Neenah”) pursuant to an Assignment and Assumption Agreement dated as of April 1, 2020, as previously assigned by Neenah Paper International Holding Company, LLC (“NPI HoldCo”) to Neenah pursuant to an Assignment and Assumption Agreement dated as of April 1, 2020, as previously assigned by Neenah Paper International Finance Company, B.V., a Netherlands private limited liability company (besloten vennotschap met beperkte aansprakelijkheid) to NPI HoldCo pursuant to an Assignment and Assumption Agreement dated as of April 1, 2020.

3.
Management Services Agreement between Neenah Paper International, LLC, Neenah, Inc. (f/k/a Neenah Paper, Inc.), Neenah Paper FVC, LLC, Neenah Paper FR, LLC and Neenah Paper Michigan, Inc. dated October 11, 2006, as amended from time to time.

4.
Loan Agreement between Neenah Services GmbH & Co. KG and Neenah Coldenhove Holding BV (f/k/a W.A Sanders Coldenhove Holding B.V.) dated November 1, 2017 in an amount not to exceed €3,000,000 and related collateral documents to secure it.

5.
Loan Agreement between Neenah Services GmbH & Co. KG and Neenah Global Holdings B.V. dated October 25, 2017 in the initial principal amount of €35,500,000 and related collateral documents to secure it.

6.
Intangible Property Transfer Agreement between Neenah Gessner GmbH and Neenah Filtration Appleton, LLC, dated February 1, 2017, regarding the exclusive transfer of certain intangible property relating to the manufacture of automotive filtration and related products in the territory, as amended from time to time.

7.
Intangible Property License Agreement between Neenah Gessner GmbH and Neenah Filtration Appleton, LLC, dated February 1, 2017, regarding the non-exclusive license of certain intangible property relating to the manufacture of automotive filtration and related products in the territory, as amended from time to time.

8.
Agreement on Financial Support, Co-operation and Information Exchange among Neenah Services GmbH & Co. KG, Neenah Gessner GmbH, Neenah Germany GmbH, Neenah, Inc. and Neenah Paper International LLC, dated December 10, 2018, as amended from time to time.

9.
Profit and Loss Pooling Agreement (Ergebnisabführungsvertrag) between Neenah Gessner GmbH as dependent pooling entity and Neenah Services GmbH & Co. KG as dominant entity, dated October 31, 2003, as amended from time to time.

10.
Domination Agreement (Beherrschungsvertrag) between Neenah Gessner GmbH as dependent entity and Neenah Services GmbH & Co. K as dominant entity, dated March 21, 2006, as amended by agreement of December 8, 2009, as amended from time to time.

11.
Domination Agreement (Beherrschungsvertrag) between Neenah Germany GmbH as dependent entity and the German Borrower Representative as dominant entity dated on or about December 12, 2014, as amended from time to time.

12.
Agreement for the benefit of certain employees of Neenah Services GmbH & Co. KG between Neenah Gessner GmbH and Neenah Services GmbH & Co. KG dated November 6, 2018 with regard to various historical tripartite employee addendum agreements (Zusatzvereinbarungen) between Neenah Gessner GmbH, Neenah Services GmbH & Co. KG as well as individual employees of Neenah Gessner GmbH who transferred to Neenah Services GmbH & Co. KG.

13.
Service Agreement between Neenah Paper International, LLC and Neenah Hong Kong Limited, dated April 1, 2019, regarding the provision of certain sales and marketing service by Neenah Hong Kong Limited to Neenah Paper International, LLC, as amended from time to time.

SCHEDULE 6.13
TO THE
CREDIT AGREEMENT
Specified Factoring Arrangements
Neenah Gessner GmbH and its customer Mann + Hummel GmbH (and certain of such customer’s affiliates) (collectively, “Mann + Hummel”) have entered into a factoring arrangement in the ordinary course of business (the “German Factoring Arrangement”) pursuant to which Neenah Gessner GmbH is entitled to and from time to time may sell the receivables of Mann + Hummel to a third party factoring company.
Certain Loan Parties and Mann + Hummel have entered into a factoring arrangement in the ordinary course of business (the “Domestic Factoring Arrangement”) pursuant to which such Loan Parties are entitled to and from time to time may sell receivables of Mann + Hummel to a third party factoring company.